Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263377

PROXY STATEMENT/PROSPECTUS

Comera Life Sciences Holdings, Inc.

41,330,050 Shares of Common Stock

11,041,432 Warrants

On January 31, 2022, Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), CLS Sub Merger 1 Corp., a Delaware corporation and newly formed, wholly-owned subsidiary of Holdco (“Comera Merger Sub”), CLS Sub Merger 2 Corp., a Delaware corporation and newly formed, wholly-owned subsidiary of Holdco (“OTR Merger Sub”), OTR Acquisition Corp., a Delaware corporation (“OTR”) and Comera Life Sciences, Inc., a Delaware corporation (“Comera”), entered into a Business Combination Agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”). If the Business Combination Agreement and the transactions contemplated thereby are adopted and approved by OTR’s stockholders, and the business combination is subsequently completed, (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Comera Merger”) and (ii) OTR Merger Sub will be merged with and into OTR, with OTR surviving such merger as a direct wholly-owned subsidiary of Holdco (the “OTR Merger”) (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).

Upon the closing of the Business Combination (the “Closing”), by virtue of the Comera Merger, all shares of Comera common stock issued and outstanding immediately prior to the Closing (including shares of Comera common stock issued upon conversion of Comera preferred stock immediately prior to the Closing) will be canceled and converted into the right to receive shares of Holdco common stock, all Comera vested in-the-money stock options outstanding will be canceled and converted into the right to receive shares of Holdco common stock and all outstanding Comera unvested stock options and Comera vested out-of-the-money options will be converted into options to purchase shares of Holdco common stock. The aggregate transaction consideration to be paid in the Comera Merger will be a number of shares of Holdco common stock equal to $126 million divided by $10.00. The aggregate transaction consideration will be allocated among the holders of shares of Comera common stock (including Comera common stock issued upon the conversion of Comera preferred stock) and holders of Comera in-the-money stock options.

In addition, at the Closing, Holdco will place 3,150,000 shares of Holdco Common Stock (the “Earn-Out Shares”) into escrow. If, at any time during the period beginning on the Closing Date and expiring at the close of business on the second anniversary of the Closing Date, the volume-weighted average price of Holdco Common Stock is equal to or greater than $12.50 for any 20 trading days within a period of 30 consecutive trading days (the “Earn-Out Trigger”), then within 10 business days following the achievement of the Earn-Out Trigger, the Earn-Out Shares will be released to the holders of Comera Common Stock and holders of Comera Vested In-the-Money Options on a pro rata basis.

In addition, upon the Closing, by virtue of the OTR Merger, all shares of common stock of OTR issued and outstanding immediately prior to the Closing will be converted on a one-to-one basis into the right to receive shares of Holdco common stock and all warrants of OTR outstanding will be converted into warrants to purchase shares of Holdco common stock.

Based on the number of (i) shares of Comera preferred stock outstanding, (ii) shares of Comera common stock outstanding, (iii) outstanding stock options of Comera, (iv) shares of Class A common stock of OTR outstanding and (iv) shares of Class B common stock of OTR outstanding, in each case as of January 31, 2022, the total number of shares of Holdco common stock expected to be issued in the Business Combination is approximately 28,992,017, which includes 3,150,000 Earn-Out Shares. Holders of shares of Comera common stock as of immediately prior to the closing of the Business Combination (including Comera common stock issued upon the conversion of Comera preferred stock) are expected to hold, in the aggregate, approximately 54.3% of the issued and outstanding shares of Holdco’s common stock immediately following the closing of the Business Combination if there are no redemptions of OTR common stock (or 84.9% assuming the maximum amount of redemptions of OTR common stock); OTR public stockholders are expected to hold, in the aggregate, 36.7% of the issued and outstanding shares of Holdco’s common stock (1.0% assuming the maximum amount of redemptions of OTR common stock) and OTR’s sponsor is expected to hold 9.0% of the issued and outstanding shares of Holdco’s common stock (14.1% assuming the maximum amount of redemptions of OTR common stock).

The ownership percentages with respect to Holdco following the Business Combination assume (i) all Comera vested, in-the-money options are exercised prior to Closing, (ii) no exercise of warrants of OTR, (iii) no stockholders of OTR exercise redemption rights in connection with their shares of OTR common stock and (iv) all Earn-Out Shares are earned by the Comera stockholders.

OTR’s units, common stock and warrants are currently listed on the Nasdaq, under the symbols “OTRAU,” “OTRA,” and “OTRAW,” respectively. Holdco intends to apply to list the shares of common stock and warrants of Holdco on Nasdaq under the symbols “CMRA” and “CMRAW”, respectively, upon the closing of the Business Combination. We cannot assure you that the Holdco shares of common stock and warrants will be approved for listing on Nasdaq.

See the section entitled “The Business Combination” on page 115 of this proxy statement/prospectus for further information on the consideration being paid to the stockholders of Comera and OTR in the Business Combination.

OTR is holding a special meeting in lieu of its 2022 annual meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the OTR special meeting of stockholders, which will be held in a virtual format on May 10, 2022, at 2:00 p.m., Eastern time, unless postponed or adjourned to a later date, OTR will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus.

OTR Acquisition Sponsor LLC, the sponsor of OTR, has agreed to vote all of its shares of OTR common stock in favor of the Business Combination Agreement and the Business Combination (together, the “Proposed Transactions”) and the other proposals described in this proxy statement/prospectus.

As described in this proxy statement/prospectus, certain stockholders of Comera entered into a written consent (the “Written Consent”) whereby stockholders holding the requisite number of Comera voting securities necessary to approve the Business Combination approved and adopted the Proposed Transactions. Such approval required the affirmative vote of the holders of at least (i) a majority of the outstanding shares of Comera common stock and Comera preferred stock voting together as a single class, on an as-converted basis and (ii) a majority of the outstanding shares of Comera preferred stock, voting as a separate class. No additional approval or vote from any holders of any class or series of stock of Comera will be necessary to adopt and approve the Business Combination Agreement and the Business Combination.

After careful consideration, the respective OTR and Comera boards of directors have unanimously approved the Business Combination Agreement and the Business Combination, and the board of directors of OTR has approved the other proposals described in this proxy statement/prospectus, and each of the OTR and Comera boards of directors has determined that it is advisable to consummate the Business Combination. The board of directors of OTR recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.

More information about OTR, Comera and the Proposed Transactions is contained in this proxy statement/prospectus. OTR and Comera urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 44 OF THIS PROXY STATEMENT/PROSPECTUS.

This proxy statement/prospectus is dated April 14, 2022 and is first being mailed to the stockholders of OTR on April 15, 2022.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

OTR ACQUISITION CORP.

1395 Brickell Avenue, Suite 800

Miami, Florida 33131

NOTICE OF SPECIAL MEETING IN LIEU OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2022

To the Stockholders of OTR Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2022 annual meeting of stockholders (the “special meeting”) of OTR Acquisition Corp., a Delaware corporation (“OTR,” “we,” “our” or “us”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held in virtual format on May 10, 2022, at 2:00 p.m., Eastern time. The special meeting can be accessed by visiting https://www.cstproxy.com/otracquisition/2022, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 5123410#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication.

You are cordially invited to attend the special meeting, which will be held for the following purposes:

1.

Proposal No. 1 — The “Business Combination Proposal” — to consider and vote on a proposal to approve and adopt the Business Combination Agreement, dated as of January 31, 2022 (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among OTR, Comera Life Sciences Holdings, Inc. (“Holdco”), Comera Life Sciences, Inc. (“Comera”), CLS Sub Merger 1 Corp. (“Comera Merger Sub”) and CLS Sub Merger 2 Corp. (“OTR Merger Sub”), and the transactions contemplated thereby, pursuant to which (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) OTR Merger Sub will be merged with and into OTR, with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”);

2.

Proposal No. 2 — The “Charter Amendment Proposal” — to consider and vote on, on a non-binding advisory basis, three separate governance proposals relating to the following material differences between OTR’s current amended and restated certificate of incorporation and the Amended and Restated Certificate of Incorporation of Holdco:

(a)	Advisory Governance Proposal 2A – to increase the number of authorized shares of common stock from 110,000,000 to 150,000,000; (Proposal No. 2A);

(b)	Advisory Governance Proposal 2B – to change the number of classes of directors from two classes to three classes (Proposal No. 2B); and

(c)	Advisory Governance Proposal 2C – to remove the renouncement of corporate opportunity doctrine (Proposal No. 2C).

3.

Proposal No. 3 — The “Equity Incentive Award Plan Proposal” — to consider and vote on a proposal to approve and adopt the equity incentive award plan established to be effective after the closing of the Business Combination; and

4.

Proposal No. 4 — The “Adjournment Proposal” — to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business

Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call or email our proxy solicitor, Alliance Advisors, LLC, at 833-757-0712 , or OTRA@allianceadvisors.com.

The Charter Amendment Proposal and Equity Incentive Award Plan Proposal are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on, and therefore does not require the approval of, the Business Combination Proposal and Business Combination to be effective.

OTR Acquisition Sponsor LLC, the sponsor of OTR, has agreed to (a) vote all of its shares of OTR common stock in favor of the Business Combination Agreement and Business Combination (together, the “Proposed Transactions”) and the other proposals described in this proxy statement/prospectus; (b) abstain from exercising any redemption rights in connection with the Proposed Transactions and (c) waive the anti-dilution provisions of Section 4.3(b)(ii) of OTR’s amended and restated certificate of incorporation, which contains adjustments to the conversion ratio of the shares of OTR’s Class B common stock into shares of OTR’s Class A common stock on the closing of the Business Combination.

All OTR stockholders are cordially invited to attend the special meeting in virtual format. OTR stockholders may attend, vote and examine the list of OTR stockholders entitled to vote at the special meeting by visiting https://www.cstproxy.com/otracquisition/2022 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the COVID-19 pandemic, the special meeting will be held in virtual meeting format only. You will not be able to attend the special meeting physically. To ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

April 14, 2022	By Order of the Board of Directors, Nicholas J. Singer Chairman and Chief Executive Officer

If you return your signed proxy without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

All holders (the “Public Stockholders”) of shares of OTR common stock issued in OTR’s initial public offering (the “Public Shares”) have the right to redeem their Public Shares for cash in connection with the proposed Business Combination. Public Stockholders are not required to affirmatively vote for or against the Business Combination Proposal, to vote on the Business Combination Proposal at all, or to be holders of record on the record date in order to have their shares redeemed for cash. This means that any Public Stockholder holding Public Shares may exercise redemption rights regardless of whether they are even entitled to vote on the Business Combination Proposal.

To exercise redemption rights, holders must tender their stock to Continental Stock Transfer & Trust Company, OTR’s transfer agent, no later than two (2) business days prior to the special meeting. You may tender your stock by either delivering your stock certificate to the transfer agent or by delivering your shares electronically using the Depository Trust Company’s Deposit Withdrawal at Custodian System. If the Business Combination is not completed, then these shares will not be redeemed for cash. If you hold the shares in street name, you will need to instruct your bank or broker to withdraw the shares from your account in order to exercise your redemption rights.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Holdco (File No. 333-263377) (the “Registration Statement”), constitutes a prospectus of Holdco under Section 5 of the Securities Act, with respect to the shares of Holdco Common Stock and Holdco Warrants to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting in lieu of the 2022 annual meeting of OTR stockholders at which OTR stockholders will be asked to consider and vote on a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.

This document includes trademarks, tradenames and service marks, certain of which belong to Comera and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this document appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that Holdco or Comera will not assert their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. Holdco does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of Holdco by, these other parties.

Unless otherwise specified, in this proxy statement/prospectus, all ownership amounts and percentages with respect to Holdco following the Business Combination assume (i) all Comera vested, in-the-money options are exercised prior to Closing, (ii) no exercise of warrants of OTR, (iii) no stockholders of OTR exercise redemption rights in connection with their shares of OTR common stock and (iv) all Earn-Out Shares are earned by the Comera stockholders.

MARKET AND INDUSTRY DATA

This document contains estimates, projections, and other information concerning Comera’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by Comera’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Comera operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, Comera obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, Comera does not expressly refer to the sources from which this data is derived. In that regard, when Comera refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which Comera paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While Comera has compiled, extracted, and reproduced industry data from these sources, Comera has not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this document. See “Cautionary Note Regarding Forward-Looking Statements.”

FREQUENTLY USED TERMS

In this document:

“Aggregate Transaction Consideration” means (i) a number of shares of Holdco Common Stock equal to the quotient of (a) $126 million less any Leakage since September 30, 2021 divided by (b) $10.00 and (ii) a number of shares of Holdco Common Stock equal to the number of shares of OTR Common Stock issued and outstanding immediately prior to the OTR Merger Effective Time, payable to the OTR Stockholders in connection with the OTR Merger.

“broker non-vote” means shares held in “street name” through a broker or other nominee, for which the beneficial owner has failed to instruct the broker or nominee as to how such shares should be voted and for which the broker or nominee does not have discretionary authority to vote such shares absent such voting instruction.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of January 31, 2022, as it may be amended and/or restated from time to time, by and among OTR, Holdco, Comera Merger Sub, OTR Merger Sub and Comera.

“Change of Control” means (a) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of Holdco and its subsidiaries, taken as a whole; (b) a merger, consolidation or other business combination of Holdco resulting in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of Holdco or the surviving Person outstanding immediately after such combination (for the avoidance of doubt, excluding any Earn-out Shares that may be issued in connection with such transaction(s)); or (c) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting shares of Holdco representing more than fifty percent (50%) of the voting power of the share capital of Holdco entitled to vote for the election of directors of Holdco.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Holdco and its consolidated subsidiaries after giving effect to the Business Combination.

“Comera” means Comera Life Sciences, Inc., a Delaware corporation.

“Comera Board of Directors” means the board of directors of Comera.

“Comera Capital Stock” means Comera Common Stock and Comera Preferred Stock.

“Comera Common Stock” means common stock of Comera, par value $0.001 per share.

“Comera Merger” means the merger pursuant to the terms of the Business Combination Agreement whereby Comera Merger Sub will merge with and into Comera, with Comera surviving such merger as a direct wholly-owned subsidiary of Holdco.

“Comera Merger Sub” means CLS Sub Merger 1 Corp., a Delaware corporation.

“Comera Merger Sub Requisite Approval” means the resolutions of the sole stockholder of Comera Merger Sub approving and adopting the transactions contemplated by the Business Combination Agreement and any other proposals deemed necessary to effect such transactions.

“Comera Merger Surviving Corporation” means Comera as the surviving corporation of the Comera Merger.

“Comera Options” means all outstanding options to purchase shares of Comera Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Comera option plan or otherwise.

“Comera Preferred Stock” means the shares of Comera’s preferred stock, including the Comera Series A-1 Preferred Stock, Comera Series A-2 Preferred Stock, Comera Series A-3 Preferred Stock, Comera Series A-4 Preferred Stock, Comera Series A-5 Preferred Stock, Comera Series A-6 Preferred Stock, Comera Series B-1 Preferred Stock and Comera Series B-2 Preferred Stock

“Comera Series A-1 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series A-1 Preferred Stock.

“Comera Series A-2 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series A-2 Preferred Stock.

“Comera Series A-3 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series A-3 Preferred Stock.

“Comera Series A-4 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series A-4 Preferred Stock.

“Comera Series A-5 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series A-5 Preferred Stock.

“Comera Series A-6 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series A-6 Preferred Stock.

“Comera Series B-1 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series B-1 Preferred Stock.

“Comera Series B-2 Preferred Stock” means preferred stock of Comera, par value $0.001 per share, designated as Series B-2 Preferred Stock.

“Comera Merger Effective Time” means the time at which the Comera Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger.

“Comera Stockholders” means the holders of Comera Capital Stock.

“Comera Unvested Option” means a Comera Option that has not vested immediately prior to the Comera Merger Effective Time.

“Comera Vested In-the-Money Option” means a Comera Option that has vested prior to the Comera Merger Effective Time and has an exercise price per share of Comera Common Stock subject thereto that is less than the value of the Aggregate Transaction Consideration being paid per share of Comera Common Stock.

“Comera Vested Out-of-the-Money Option” means a Comera Option that has vested prior to the Comera Merger Effective Time and has an exercise price per share of Comera Common Stock subject thereto that is equal to or greater than the value of the Aggregate Transaction Consideration being paid per share of Comera Common Stock.

“Consenting Comera Stockholders” means James Sherblom, Phoenix Venture Partners, LP and The Soane Family Trust, the parties who signed the Written Consent.

“DGCL” means the Delaware General Corporation Law.

“Earn-Out Period” means the period beginning on the Closing Date and expiring at the close of business on the second anniversary of the Closing Date.

“Earn-Out Shares” means the 3,150,000 shares of Holdco Common Stock that Holdco shall place into escrow with the Escrow Agent pursuant to the Escrow Agreement.

“Earn-Out Trigger” means when the VWAP of Holdco Common Stock shall be equal to or greater than $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days during the Earn-Out Period.

“Escrow Agent” means a mutually satisfactory escrow agent under the Escrow Agreement, it being agreed that Continental Stock Transfer and Trust Company is satisfactory to all parties to the Business Combination Agreement.

“Escrow Agreement” means an escrow agreement, in form and substance to be mutually agreed upon by the parties to the Business Combination Agreement, to be entered into by OTR, Holdco, Comera and the Escrow Agent, pursuant to which the Earn-Out Shares will be placed into escrow and distributed in accordance with the provisions of the Business Combination Agreement and such Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the shares of OTR Class B Common Stock initially purchased by the Sponsor in a private placement in August 2020, and the shares of OTR Class A Common Stock issuable upon the conversion thereof.

“GAAP” means United States generally accepted accounting principles.

“Holdco” means Comera Life Sciences Holdings, Inc., a Delaware corporation.

“Holdco Board” means the board of directors of Holdco.

“Holdco Bylaws” means the Amended and Restated Bylaws of Holdco attached as Annex C.

“Holdco Charter” means the Amended and Restated Certificate of Incorporation of Holdco attached as Annex B.

“Holdco Common Stock” means Holdco’s common stock, par value $0.0001 per share.

“Holdco Requisite Approval” means the resolutions of the sole stockholder of Holdco approving and adopting the transactions contemplated by the Business Combination Agreement and any other proposals deemed necessary to effect such transactions.

“Holdco Warrants” means the OTR Warrants, as amended at the Closing such that each OTR Warrant becomes a right to acquire one share of Holdco Common Stock on substantially the same terms as were in effect immediately prior to the Closing under the terms of the OTR Warrant Agreement (assumed by Holdco at Closing).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means OTR’s initial public offering of units, consummated on November 19, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Comera Stockholders” means the persons listed on Schedule B to the Business Combination Agreement.

“Leakage” means (a) any dividend or distribution (whether in cash or in kind) declared, paid, made, agreed or obligated to be made by Comera to or for the benefit of the Comera Stockholders or any affiliate of the Comera Stockholders, (b) any management, service or other charges or fees (including out of ordinary course directors’ fees and any monitoring fees) paid by Comera to, on behalf of, or for the benefit of any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, (c) any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by Comera or any amount payable on the repurchase, repayment, redemption, reduction or cancellation of any share capital, loan capital or other securities of Comera, in each case, to or for the benefit of any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, (d) any waiver, deferral or release by Comera of any amount or obligation owed or due to Comera from any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, (e) any payment of any costs, bonuses or other sums by Comera (excluding salary, bonuses or other benefits paid to any such person in his or her capacity as an officer or employee of Comera in the ordinary course of business and consistent with past practice), on behalf of or for the benefit of any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, (f) any assumption or discharge by Comera of any liability (including in relation to any recharging of costs of any kind) on behalf of or for the benefit of any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, (g) any guarantee, indemnity or security provided by Comera in respect of the obligations or liabilities of any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera (that is not released effective as of Closing), (h) any transfer or disposal of any asset to any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, for consideration which is less than market value, (i) any acquisition of any asset from any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera for consideration which is more than market value, (j) any payment by Comera of any taxes imposed on any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera (other than any taxes for which Comera is primarily liable), or any agreement or obligation of any of Comera to make such payment, or (k) any payment by Comera of any personal expenses of any stockholder(s) of Comera or any affiliate of any stockholder(s) of Comera, other than reimbursement of reasonable and documented out-of-pocket expenses incurred in any such person’s capacity as a director or officer of Comera in the ordinary course of business and consistent with past practice.

“Letter Agreement” means the Letter Agreement to be entered into in connection with the Closing by Holdco and Sponsor.

“Merger Subs” means Comera Merger Sub and OTR Merger Sub.

“Mergers” means the Comera Merger and OTR Merger.

“Nasdaq” means the Nasdaq Stock Market LLC.

“OTR” means OTR Acquisition Corp., a Delaware corporation.

“OTR Class A Common Stock” means OTR’s Class A common stock, par value $0.0001.

“OTR Class B Common Stock” means OTR’s Class B common stock, par value $0.0001.

“OTR Common Stock” means the OTR Class A Common Stock and OTR Class B Common Stock, collectively.

“OTR Merger” means the merger pursuant to the terms of the Business Combination Agreement whereby OTR Merger Sub will merge with and into OTR, with OTR surviving such merger as a direct wholly-owned subsidiary of Holdco.

“OTR Merger Sub” means CLS Sub Merger 2 Corp., a Delaware corporation.

“OTR Merger Sub Requisite Approval” means the resolutions of the sole stockholder of OTR Merger Sub approving and adopting the transactions contemplated by the Business Combination Agreement and any other proposals deemed necessary to effect such transactions.

“OTR Merger Surviving Corporation” means OTR as the surviving corporation of the OTR Merger.

“OTR Unit” means one share of OTR Common Stock and one-half OTR Warrant.

“OTR Warrant Agreement” means the warrant agreement, dated as of November 17, 2020, by and between OTR and Continental Stock Transfer & Trust Company, governing OTR’s outstanding warrants.

“OTR Warrants” means warrants to purchase shares of OTR Class A Common Stock as contemplated under the OTR Warrant Agreement, with each whole warrant exercisable for one share of OTR Class A Common Stock at an exercise price of $11.50 per whole share.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the audited balance sheets of Comera as of December 31, 2021 and 2020, and the related audited statements of operations and comprehensive loss, convertible preferred stock, stockholders’ deficit and members’ equity, and cash flows of Comera for the year then ended, each audited in accordance with the auditing standards of the PCAOB and included elsewhere in this proxy statement/prospectus.

“Private Warrants” means the warrants to purchase shares of OTR Class A Common Stock issued to Sponsor simultaneously with the closing of the IPO.

“prospectus” means this prospectus in which forms a part of the Registration Statement on Form S-4 (Registration No. 333-          ) filed with the SEC, which is also a proxy statement to solicit proxies from OTR Stockholders.

“Public Shares” means shares of OTR Class A Common Stock issued as part of the units sold in the IPO.

“Public Stockholders” means the holders of shares of OTR Class A Common Stock.

“Public Warrants” means the warrants included in the units sold in the IPO, each of which is exercisable for one share of OTR Class A Common Stock, in accordance with its terms.

“Registration Rights and Lock-Up Agreement” means the Registration Rights and Lock-Up Agreement to be entered into in connection with the Closing by OTR, Holdco, certain stockholders of Comera and Sponsor.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“special meeting” means the special meeting in lieu of the 2022 annual meeting of the stockholders of OTR that is the subject of this proxy statement/prospectus.

“Sponsor” means OTR Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of January 31, 2022, by and among OTR, Sponsor, Holdco and Comera.

“Stockholder Support Agreement” means the Stockholder Support Agreement, dated as of January 31, 2022, by and among OTR, Holdco, Comera and the Key Comera Stockholders.

“Trading Day” means any day on which shares of Holdco Common Stock are actually traded on the Trading Market.

“Trading Market” means Nasdaq or such other stock market on which the Holdco Common Stock shall be trading at the time of determination of VWAP.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

“VWAP” means, for each Trading Day, the daily volume-weighted average price for shares of Holdco Common Stock on the Trading Market during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

“Written Consent” means the irrevocable written consent containing the Consenting Comera Stockholders approval of the Business Combination Agreement and Business Combination, dated as of January 31, 2022.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of OTR stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to OTR stockholders. Stockholders are urged to carefully read this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Special Meeting of OTR’s Stockholders and the Related Proposals

Q.	Why am I receiving this proxy statement/prospectus?

A.

OTR has entered into the Business Combination Agreement with Holdco, Comera, Comera Merger Sub and OTR Merger Sub, pursuant to which (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) OTR Merger Sub will be merged with and into OTR, with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Upon the Closing of the Business Combination, all shares of Comera Common Stock issued and outstanding immediately prior to the Closing (including shares of Comera Common Stock issued upon conversion of Comera Preferred Stock immediately prior to the Closing) will be canceled and converted into the right to receive shares of Holdco Common Stock, all Comera Vested In-the-Money Options outstanding will be canceled and converted into the right to receive shares of Holdco Common Stock and all outstanding Comera Unvested Options and Comera Vested Out-of-the-Money Options will be converted into options to purchase shares of Holdco Common Stock. In addition, upon the Closing of the Business Combination, all shares of OTR Common Stock issued and outstanding immediately prior to the Closing will be converted into the right to receive shares of Holdco Common Stock and all OTR Warrants outstanding will be converted into warrants to purchase shares of Holdco Common Stock. See “Summary of the Proxy Statement/Prospectus — Ownership of Holdco After the Closing” for further information.

OTR stockholders are being asked to consider and vote on the Business Combination Proposal to approve the adoption of the Business Combination Agreement and approve the Business Combination, among other proposals.

The OTR Common Stock, OTR Warrants and OTR Units are currently listed on the Nasdaq under the symbols “OTRA,” “OTRAW” and “OTRAU,” respectively. Holdco intends to apply to list the Holdco Common Stock and Holdco Warrants on the Nasdaq under the symbols “CMRA” and “CMRAW,” respectively, upon the Closing.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of OTR with respect to the Holdco Common Stock issuable in connection with the Business Combination.

Q.	What matters will stockholders consider at the special meeting?

A.	At the OTR special meeting of stockholders, OTR will ask its stockholders to vote in favor of the following proposals (the “OTR Proposals”):

•	The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination (Proposal No. 1).

•

The Charter Amendment Proposal — a proposal to consider and vote on, on a non-binding advisory basis, three separate governance proposals relating to the material differences between OTR’s current amended and restated certificate of incorporation and the Amended and Restated Certificate of Incorporation of Holdco (Proposals No. 2A – 2C).

•	The Equity Incentive Award Plan Proposal — a proposal to approve and adopt the equity incentive award plan established to be effective after the Closing of the Business Combination (Proposal No. 3).

•

The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (Proposal No. 4).

Q.	Are any of the proposals conditioned on one another?

A.

The Charter Amendment Proposal and Equity Incentive Award Plan Proposal are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on, and therefore does not require the approval of, the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event if the Business Combination Proposal is not approved, then OTR will not consummate the Business Combination. If OTR does not consummate the Business Combination and fails to complete an initial business combination by May 19, 2022 or obtain the approval of OTR stockholders to extend the deadline for OTR to consummate an initial business combination, then OTR will be required to dissolve and liquidate.

Q.	What will happen upon the consummation of the Business Combination?

A.

On the Closing Date, (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) OTR Merger Sub will be merged with and into OTR, with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco. The Mergers will have the effects specified under Delaware law. The aggregate transaction consideration to be paid to Comera in the Business Combination will be a number of shares of Holdco Common Stock equal to $126 million divided by $10.00. The aggregate transaction consideration will be allocated among the holders of shares of Comera Common Stock (including Comera Common Stock issued upon the conversion of Comera Preferred Stock) and holders of Comera Options. In addition, on the Closing Date, all shares of OTR Common Stock issued and outstanding immediately prior to the Closing will be converted into the right to receive shares of Holdco Common Stock and all OTR Warrants outstanding will be converted into warrants to purchase shares of Holdco Common Stock.

Q.	Why is OTR proposing the Business Combination Proposal?

A.

OTR was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. OTR is not limited to any particular industry or sector.

OTR received $107,085,338 from its IPO (including net proceeds from the partial exercise by the underwriters of their over-allotment option) and sale of the Private Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with OTR’s amended and restated certificate of incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 13,242,017 shares of OTR Common Stock issued and outstanding, consisting of 10,630,179 Public Shares and 2,611,838 Founder Shares. In addition, there currently are 11,041,432 OTR Warrants issued and outstanding, consisting of 5,223,675 Public Warrants and 5,817,757 Private Warrants. Each whole OTR Warrant entitles the holder thereof to purchase one share of OTR Common Stock at a price of $11.50 per share. The OTR Warrants are currently exercisable and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Private Warrants, however, are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.

Q.

How does Comera’s Amended and Restated Certificate of Incorporation materially differ from the Amended and Restated Certificate of Incorporation of Holdco (the “Holdco Charter”) to be adopted in connection with the Business Combination?

A.

Comera’s Amended and Restated Certificate of Incorporation is suitable for a private, unlisted company with a small number of investors, stockholders and stakeholders. The Holdco Charter is intended to provide sufficient flexibility for Holdco to operate as public company listed on Nasdaq and to conduct the Mergers and any financings that may be needed in connection with the Mergers or the execution of Comera’s business plan. Compared to Comera’s Amended and Restated Certificate of Incorporation, the Holdco Charter will:

•	increase the number of authorized shares of common stock from 20 million to 150 million;

•	reduce the number of authorized shares of preferred stock from 14,051,702, to 1 million;

•	create a classified board;

•	remove certain protective provisions and special rights in favor of holders of each series of Comera preferred stock; and

•	add provisions to facilitate the conduct of large stockholder meetings.

See “Comparison of Stockholder Rights.”

Q.	How does OTR’s Amended and Restated Certificate of Incorporation materially differ from the Holdco Charter to be adopted in connection with the Business Combination?

A.

OTR’s amended and restated certificate of incorporation is suitable for a special purpose acquisition company. The Holdco Charter does not include the provisions applicable to special purpose acquisition companies and the material differences from OTR’s amended and restated certificate of incorporation are:

•	to increase the number of authorized shares of Holdco Common Stock to 150 million;

•	to change the number of classes of directors from two classes to three classes; and

•	to remove the provision renouncing the corporate opportunity doctrine;

For more information about these amendments to Holdco’s certificate of incorporation, see the sections entitled “Proposal No. 2 — The Charter Amendment Proposal.”

Q.	Who is Comera?

A.

Comera is a pre-clinical biotechnology company dedicated to promoting a compassionate new era in medicine by applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous to subcutaneous forms. Although Comera’s product candidates are at the pre-clinical stage and none have been approved for commercial sale, Comera’s internal portfolio of proprietary techniques known as the SQore™ platform, is designed to potentially transform essential biologic medicines from intravenous (“IV”) to subcutaneous (“SQ”) forms, optimize current versions of subcutaneous biologics, and produce biosimilar versions of existing subcutaneous products. If successful, this transformation in administration could provide patients using biological products through intravenous infusion, and their families, the freedom of self- injectable care which, Comera believes, would allow them to enjoy both the potential benefits of biologic treatments and the potential of their own lives while simultaneously lowering healthcare costs. See “Information About Comera.”

Q.	What equity stake will current OTR stockholders and Comera Stockholders have in the Combined Company after the Closing?

A.

It is anticipated that, upon the completion of the Business Combination, Holdco will become a new public company, and the former holders of securities of OTR and Comera, and the Sponsor shall all become security holders of Holdco.

The following table sets forth the anticipated ownership of Holdco upon completion of the Business Combination assuming no redemptions, 50% redemptions and 100% redemptions. The ownership percentages reflected in the table are based upon the number of shares of Comera Common Stock and shares of OTR Common Stock issued and outstanding as of January 31, 2022 and are subject to the following additional assumptions:

•	all Comera Vested In-the-Money Options are exercised prior to Closing;

•	no exercise of OTR Warrants; and

•	no issuance of additional securities by Holdco prior to Closing.

For purposes of the table:

No Redemptions: This scenario assumes that no Public Stockholders exercise redemption rights with respect to their OTR Class A Common Stock upon consummation of the Business Combination.

50% Redemptions: This scenario assumes that Public Stockholders holding approximately 5,223,675 shares of OTR Class A Common Stock will exercise their redemption rights upon consummation of the Business Combination.

100% Redemptions: This scenario assumes that Public Stockholders holding approximately 10,447,350 shares of OTR Class A Common Stock will exercise their redemption rights upon consummation of the Business Combination.

No Earn-Out: This scenario assumes the Earn-Out Trigger is not achieved during the Earn-Out Period and the Earn-Out Shares are returned to Holdco for cancellation.

Max Earn-Out: This scenario assumes the Earn-Out Trigger is achieved during the Earn-Out Period and the Earn-Out Shares are all released from escrow.

If any of these assumptions are not correct, these percentages will be different.

	No Redemptions(1)		50% Redemptions(1)		100% Redemptions(1)
	No Earn- Out	Max Earn- Out	No Earn- Out	Max Earn- Out	No Earn- Out	Max Earn- Out
Shares:
OTR Public Stockholders(2)	10,630,179	10,630,179	5,406,504	5,406,504	182,829	182,829
Sponsor	2,611,838	2,611,838	2,611,838	2,611,838	2,611,838	2,611,838
Comera Stockholders	12,600,000	15,750,000	12,600,000	15,750,000	12,600,000	15,750,000

	25,842,017	28,992,017	20,618,342	23,768,342	15,394,667	18,544,667

Ownership Percentage:
OTR Public Stockholders(2)	41.1%	36.7%	26.2%	22.7%	1.2%	1.0%
Sponsor	10.1%	9.0%	12.7%	11.0%	17.0%	14.1%
Comera Stockholders(3)	48.8%	54.3%	61.1%	66.3%	81.8%	84.9%

(1)	Excludes the impact of OTR Warrants and the 2022 Plan.
(2)	182,829 representative shares from the IPO are not subject to redemption.
(3)	Includes 344,375 shares owned by Maxim pursuant to sell-side advisory fee.

Q.	What are the possible sources and the extent of dilution that the Public Stockholders that elect not to redeem their shares will experience in connection with the Business Combination?

A.

After the completion of the Business Combination, Public Stockholders will own a significantly smaller percentage of the combined company than they currently own of OTR. Consequently, Public Stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in OTR.

The following table sets forth the ownership percentages of Holdco upon completion of the Business Combination assuming no redemptions, 50% redemptions and 100% redemptions, including all sources of potential dilution. The ownership percentages reflected in the table are based upon the number of shares of Comera Common Stock and shares of OTR Common Stock issued and outstanding as of January 31, 2022 and are subject to the following additional assumptions:

•	all Comera Options, including the Comera Unvested Options and Comera Vested Out-of-the-Money Options, are exercised and the maximum number of Holdco shares are issued;

•	exercise of all OTR Warrants; and

•	no issuance of additional securities by Holdco prior to Closing.

For purposes of the table:

No Redemptions: This scenario assumes that no Public Stockholders exercise redemption rights with respect to their OTR Class A Common Stock upon consummation of the Business Combination.

50% Redemptions: This scenario assumes that Public Stockholders holding approximately 5,223,675 shares of OTR Class A Common Stock will exercise their redemption rights upon consummation of the Business Combination.

100% Redemptions: This scenario assumes that Public Stockholders holding approximately 10,447,350 shares of OTR Class A Common Stock will exercise their redemption rights upon consummation of the Business Combination.

No Earn-Out: This scenario assumes the Earn-Out Trigger is not achieved during the Earn-Out Period and the Earn-Out Shares are returned to Holdco for cancellation.

Max Earn-Out: This scenario assumes the Earn-Out Trigger is achieved during the Earn-Out Period and the Earn-Out Shares are all released from escrow.

If any of these assumptions are not correct, these percentages will be different.

	No Redemptions		50% Redemptions		100% Redemptions
	No Earn- Out	Max Earn- Out	No Earn- Out	Max Earn- Out	No Earn- Out	Max Earn- Out
Ownership Percentage:
OTR Public Stockholders(1)	27.8%	25.7%	16.4%	15.0%	0.7%	0.6%
Sponsor	6.8%	6.3%	7.9%	7.2%	9.4%	8.5%
Shares Underlying Public Warrants	13.7%	12.6%	15.9%	14.5%	18.8%	16.9%
Shares Underlying Private Warrants	15.2%	14.1%	17.7%	16.1%	21.0%	18.8%
Comera Stockholders(2)	33.0%	38.1%	38.2%	43.6%	45.4%	51.0%
Shares Underlying Comera Unvested Options and Comera Vested Out-of-the-Money Options	3.4%	3.1%	3.9%	3.6%	4.7%	4.2%

(1)	182,829 representative shares from the IPO are not subject to redemption.
(2)	Includes 344,375 shares owned by Maxim pursuant to sell-side advisory fee.

Q.	Who will be the officers and directors of Holdco if the Business Combination is consummated?

A.	Immediately following the consummation of the Business Combination, we expect that the following will be the officers and directors of Holdco:

Name	Position(s)
Executive Officers:
Jeffrey S. Hackman	Chairman, President and Chief Executive Officer
Neal Muni, MD	Executive Vice President and Chief Operating Officer
Dr. Robert Mahoney	Chief Scientific Officer
Michael G. Campbell, CPA	Interim Chief Financial Officer

Class I Directors:
Rev. Dr. Jim Sherblom	Director
Stuart Randle	Director
Barbara Finck, MD	Director

Class II Directors:
Edward Sullivan, CPA	Director
Jeffrey S. Hackman	Chairman, President and Chief Executive Officer
John Yee, MD, MPH	Director

Class III Directors:
Roopom Banerjee, MPP	Director
Kirsten Flowers	Director
William A. Wexler	Director

See “Management of Holdco Following the Business Combination.”

Q.	What conditions must be satisfied to complete the Business Combination?

A.

There are a number of closing conditions in the Business Combination Agreement, including that OTR’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.	What happens if I sell my shares of OTR Common Stock before the special meeting of stockholders?

A.

The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of OTR Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders.

Q.	What vote is required to approve the proposals presented at the special meeting of stockholders?

A.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the then outstanding shares of OTR Common Stock and the Charter Amendment Proposal, Equity Incentive Award Plan Proposal and Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of the then outstanding shares of OTR Common Stock present and entitled to vote at the special meeting and voted in connection with the applicable proposal. Accordingly, an OTR stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders or a broker non-vote or abstention will (i) have the same effect as a vote “against” the Business Combination Proposal and (ii) have no effect on the Charter Amendment Proposal, Equity Incentive Award Plan Proposal or the Adjournment Proposal.

Q.	How do OTR’s initial stockholders intend to vote on the proposals?

A.

The Sponsor is entitled to vote an aggregate of 19.7% of the outstanding shares of OTR Common Stock. The Sponsor and OTR’s directors and officers have agreed to vote any Founder Shares and any Public Shares held by them as of the record date in favor of each of the proposals presented at the special meeting.

Q.	Do Comera’s Stockholders need to approve the Business Combination?

A.

Yes. Contemporaneously with the execution of the Business Combination Agreement, the Consenting Comera Stockholders entered into a written consent, pursuant to which the Consenting Comera Stockholders approved the Business Combination Agreement and Mergers. Collectively, as of December 31, 2021, the Consenting Comera Stockholders held approximately 55.9% of the outstanding shares of Comera Capital Stock. The Consenting Comera Stockholders therefore hold a sufficient number of shares of Comera Capital Stock to approve the Business Combination without the vote of any other Comera stockholder.

Q.	May OTR or OTR’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor and OTR’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for cash in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Comera. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares for cash. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to OTR for use in the Business Combination.

Q.	How many votes do I have at the special meeting of stockholders?

A.

OTR’s stockholders are entitled to one vote at the special meeting for each share of OTR Common Stock held of record as of the record date. As of the close of business on the record date, there were 12,529,627 outstanding shares of OTR Common Stock.

Q.	What interests do OTR’s current officers and directors have in the Business Combination?

A.	OTR’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•	the beneficial ownership of the Sponsor, which is controlled by Nicholas J. Singer, OTR’s Chairman and Chief Executive Officer, of an aggregate of 8,429,595 shares of OTR Common Stock, consisting of:

•

2,611,838 Founder Shares purchased by the Sponsor for an aggregate price of $25,000 (reflecting certain forfeitures to OTR in October and November of 2020 of 7,187,500 Founder Shares originally purchased in August 2020); and

•	5,817,757 shares of OTR Common Stock underlying Private Warrants, purchased by the Sponsor at a price of $1.00 per Private Warrant for an aggregate purchase price of approximately $5.8 million;

all of which shares and warrants would become worthless if OTR does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $26.6 million and $1.5 million, respectively, based on the closing price of OTR Common Stock of $10.19 and the closing price of OTR Warrants of $0.26 on the Nasdaq on March 4, 2022;

•

the economic interests in the Sponsor held by certain of OTR’s officers and directors, which gives them an indirect pecuniary interest in the shares of OTR Common Stock and OTR Warrants held by the Sponsor, and which interests would also become worthless if OTR does not complete a business combination within the applicable time period, including the following:

•

in exchange for serving on OTR’s board of directors, (i) each of Mr. Gray, Mr. Besner and Mr. Rozwadowski received, or was promised to receive following the Closing, an economic interest in the Sponsor equivalent to 10,000 shares of OTR Common Stock and (ii) Mr. Neithardt received economic interest in the Sponsor equivalent to 50,613 shares of OTR Common Stock;

•

in exchange for serving on OTR’s board of directors and as an officer of OTR, (i) Mr. Singer received economic interest in the Sponsor equivalent to 602,347 shares of OTR Common Stock and (ii) Mr. Anderson received economic interest in the Sponsor equivalent to 15,000 shares of OTR Common Stock; and

•

other than Mr. Besner, each member of OTR’s board of directors made investments in the equity of the Sponsor as follows: (i) Mr. Singer, indirectly through certain entities, made an investment of $762,634, which gives Mr. Singer an economic interest in the Sponsor equivalent to an additional 261,172 shares of OTR Common Stock and 762,634 OTR Warrants, (ii) Mr. Anderson, indirectly through certain entities, made an investment of $25,000, which gives Mr. Anderson an economic interest in the Sponsor equivalent to an additional 8,562 shares of OTR Common Stock and 25,000 OTR Warrants, (iii) Mr. Neithardt, indirectly through certain entities, made an investment of $862,633, which gives Mr. Neithardt an economic interest in the Sponsor equivalent to an additional 295,418 shares of OTR Common Stock and 862,633 OTR Warrants, (iv) Mr. Gray made an investment of $100,000, which gives Mr. Gray an economic interest in the Sponsor equivalent to an additional 34,246 shares of OTR Common Stock and 100,000 OTR Warrants, and (v) Mr. Rozwadowski made an investment of $225,000, which gives Mr. Rozwadowski an economic interest in the Sponsor equivalent to an additional 61,875 shares of OTR Common Stock and 225,000 OTR Warrants;

•

the fact that Sponsor paid $25,000 or approximately $0.0096 per share for the Founders Shares (of which it currently holds 2,611,838), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $26.6 million, based on the closing price of OTR Common Stock on March 4, 2022, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if OTR’s public stockholders experience a negative return following the consummation of the Business Combination;

•

the anticipated appointment of William A. Wexler, as a director of the Combined Company following the Closing and his eligibility to participate in Holdco’s director compensation program following the consummation of the Business Combination;

•

the Sponsor or its affiliates or OTR’s officers and directors may make working capital loans to OTR prior to the closing of an initial business combination, up to $2,500,000 of which may be convertible into warrants similar to the Private Warrants at a price of $1.00 per warrant at the option of the lender, which may not be repaid if an initial business combination is not completed; the 2,500,000 warrants would have an aggregate market value of approximately $650,000 based on the last sale price of $0.26 of the OTR Warrants on Nasdaq on March 4, 2022. As of March 4, 2022, there was $100,000 in working capital loans evidenced by a certain unsecured promissory note, dated as of March 1, 2022, by and between OTR and the Sponsor, pursuant to which OTR may borrow up to $500,000 of working capital loans, which note may, at the Sponsor’s discretion, be either (i) repaid or (ii) converted into warrants identical to the Private Warrants at a price of $1.00 per warrant, upon consummation of the Business Combination;

•

the Sponsors, and OTR’s officers and directors or any of their respective affiliates are entitled to reimbursement for all out-of-pocket expenses incurred in connection with activities on OTR’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations (with no cap or ceiling on such reimbursement), but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless an initial business combination is consummated. As of the date hereof, there were no unreimbursed out-of-pocket expenses; and

•	the continued indemnification of current directors and officers of OTR and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence OTR’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. In particular, the existence of the interests described above may incentivize OTR’s officers and directors to complete an initial business combination, even if on terms less favorable to OTR’s stockholders compared to liquidating OTR, because, among other things, if OTR is liquidated without completing an initial business combination, the Founder Shares and Private Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $28.1 million based on the closing price of OTR Common Stock and OTR Warrants on March 4, 2022), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to OTR would not be repaid to the extent such amounts exceed cash held by OTR outside of the Trust Account (which such expenses and loans, as of March 4, 2022, amounted to $100,000). You should also read the section entitled “The Business Combination — Interests of OTR’s Directors and Officers in the Business Combination.”

Q.	Did OTR’s board of directors obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination?

A.

OTR’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. OTR’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. OTR’s board of directors also determined, without seeking a valuation from a financial advisor, that Comera’s fair market value was at least 80% of OTR’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of OTR’s board of directors as described above in valuing Comera’s business and assuming the risk that OTR’s board of directors may not have properly valued such business.

Q.	Are there risks of going public through the Business Combination rather than a traditional underwritten initial public offering?

A.

Yes. The Combined Company intends to apply to list its shares and warrants on Nasdaq, but the Business Combination is different from a traditional underwritten initial public offering. Among other things, there is no independent third-party underwriter selling the shares of the Combined Company’s common stock, and, accordingly, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Comera pursued an underwritten initial public offering. Before entering into the Business Combination Agreement, OTR and Comera performed a due diligence review of each other’s business, operations and disclosure. However, in a typical initial public offering, the underwriters of the offering conduct independent due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. The lack of an independent due diligence review and investigation means that you must rely on the information included in this proxy statement/prospectus. Further, while potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, there are no underwriters of the Holdco common stock that will be issued pursuant to the Business Combination and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to increased risk when compared to investing in a traditional underwritten initial public offering.

Q.	What happens if the Business Combination Proposal is not approved?

A.

If the Business Combination Proposal is not approved and OTR does not consummate a business combination by May 19, 2022, or receive stockholder approval to amend its amended and restated certificate of incorporation to extend the date by which OTR must consummate an initial business combination, OTR will be required to dissolve and liquidate the Trust Account.

Q.	How do the Public Warrants differ from the Private Warrants and what are the related risks to any holders of Public Warrants following the Business Combination?

A.

The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by Holdco so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by Holdco in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Following the Business Combination, Holdco may redeem the Holdco Warrants, other than the Holdco Warrants that were exchanged for Private Warrants (the “Holdco Public Warrants”), prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. Holdco will have the ability to redeem outstanding Holdco Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Holdco Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the holders of the Holdco Public Warrants. Holdco will not redeem the Holdco Public Warrants as described above unless a registration statement under the Securities Act covering the shares of Holdco Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of Holdco Common Stock is available throughout the 30-day redemption period. If and when the Holdco Public Warrants become redeemable by Holdco, if Holdco has elected to require the exercise of Holdco Public Warrants on a cashless basis, Holdco will not redeem the warrants as described above if the issuance of shares of Holdco Common Stock upon exercise of Holdco Public Warrants is not exempt from registration or qualification under applicable state securities laws or Holdco is unable to effect such registration or qualification. Redemption of the outstanding Holdco Public Warrants could force you (i) to exercise your Holdco Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Holdco Public Warrants at the then-current market price when you might otherwise wish to hold your Holdco Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Holdco Public Warrants are called for redemption, is likely to be substantially less than the market value of your Holdco Public Warrants. The closing price for the OTR Class A Common Stock as of March 4, 2022 was $10.19 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Holdco Public Warrants following the Closing.

Holdco may only call the Holdco Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each registered holder pursuant to the terms of the OTR Warrant Agreement (assumed by Holdco at Closing), provided that holders will be able to exercise their Holdco Warrants prior to the time of redemption and, at Holdco’s election, any such exercise may be required to be on a cashless basis.

Q.	Do I have redemption rights?

A.

If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to OTR to pay its taxes, upon the consummation of the Business Combination. The per-share amount OTR will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions OTR will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of the Founder Shares have agreed to waive their redemption rights with respect to their Founder Shares and any shares of OTR Class A Common Stock that they may have acquired during or after the IPO in connection with the completion of OTR’s initial business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. OTR issued to Maxim Partners LLC (“Maxim Partners”), the representative of the underwriters in the IPO, 182,829 shares of OTR Class A Common Stock (the “Maxim Shares”) upon the consummation of the IPO, and Maxim Partners agreed to waive the redemption rights with respect to the Maxim Shares. For illustrative purposes, based on funds in the Trust Account of approximately $107.1 million on December 31, 2021, the estimated per share redemption price would have been approximately $10.25. This is greater than the $10.00 IPO price of OTR’s Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to OTR to pay its taxes (less up to $100,000 of net interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.

Q.	Is there a limit on the number of shares I may redeem?

A.

A Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.	Will how I vote affect my ability to exercise redemption rights?

A.

No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal, Charter Amendment Proposal and the Equity Incentive Award Plan Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.	How do I exercise my redemption rights?

A.

In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on May 6, 2022 (two business days before the special meeting), (i) submit a written request to OTR’s transfer agent that OTR redeem your Public Shares for cash, and (ii) deliver your stock to OTR’s transfer agent physically or electronically through the Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, OTR’s transfer agent, is listed under the question “Who can help answer my questions?” below. OTR requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to OTR’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and OTR’s transfer agent will need to act to facilitate the request. It is OTR’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because OTR does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with OTR’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to OTR’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that OTR’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting OTR’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

We expect that U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders”) who exercise their redemption rights to receive cash from the Trust Account in exchange for their OTR Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the OTR Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A shareholder’s tax basis in its OTR Common Stock generally will equal the cost of such shares. A shareholder who purchased OTR Units will have to allocate the cost between the OTR Common Stock and OTR Warrants comprising the OTR Units based on their relative fair market values at the time of the purchase. However, in certain situations, the cash paid to U.S. holders in the redemption may be treated as dividend income for U.S. federal income tax purposes. For a more complete discussion of the U.S. federal income tax consequences of exercising redemption rights, see the section entitled “Material U.S. Federal Income Tax Considerations.”

Q.	Will holders of shares of OTR Common Stock or Comera Common Stock be taxed on the shares of Holdco Common Stock received in the Business Combination?

A.

The exchange by a U.S. holder of OTR Common Stock or Comera Common Stock for Holdco Common Stock pursuant to the Business Combination, taken together, should qualify as an exchange described in Section 351(a) of the Code. However, the provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond OTR’s or Comera’s control. For example, if more than 20% of the Holdco Common Stock were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. We do not expect that any of the Holdco Common Stock issued in the Business Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business

Combination. Accordingly, a U.S. holder that exchanges its OTR Common Stock or Comera Common Stock in the Business Combination for Holdco Common Stock generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Holdco Common Stock received in the Business Combination by a U.S. holder should be equal to the adjusted tax basis of the OTR Common Stock or Comera Common Stock surrendered in the Business Combination in exchange therefor. The holding period of the Holdco Common Stock should include the holding period of the OTR Common Stock or Comera Common Stock surrendered in the Business Combination in exchange therefor. The U.S. federal income tax consequences of the Business Combination are described in more detail in the section entitled “Material U.S. Federal Income Tax Considerations.”

Q.	If I hold OTR Warrants, what are the U.S. federal income tax consequences of my OTR Warrants converting to Holdco Warrants?

A.

In connection with the Business Combination, each issued and outstanding OTR Warrant will cease to represent a right to acquire one share of OTR Common Stock and will instead represent the right to acquire one share of Holdco Common Stock, at the same exercise price and on the same terms as in effect immediately prior to the OTR Merger Effective Time.

If the OTR Merger qualifies as a “reorganization” under Section 368 of the Code, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders”) of OTR Warrants generally should not recognize any gain or loss upon the conversion of the OTR Warrants to Holdco Warrants; the aggregate tax basis of such U.S. holder’s basis in the Holdco Warrants will be the same as the aggregate tax basis of such U.S. holder’s OTR Warrants immediately before the closing of the Business Combination; and the holding period of such warrants will continue, provided that the OTR Warrants are held as capital assets on the effective date of the closing of the Business Combination. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied and such qualification is not a condition of the Business Combination. There are many requirements that must be satisfied for the OTR Merger to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. However, due to the absence of guidance directly on point as to how certain requirements of Section 368 of the Code apply in the case of a blank check company, the qualification of the OTR Merger as a reorganization is uncertain. For example, to qualify as a reorganization, the OTR Merger must satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. This means that Holdco must either continue OTR’s historical business or use a significant portion of OTR’s historical business assets in a business conducted by Holdco after the OTR Merger. Because OTR is a blank check company, it is unclear as a matter of law whether its historic business is sufficient to satisfy this requirement. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the OTR Merger, some of which are outside the control of OTR. For example, the requirements for reorganization treatment could be affected by the magnitude of OTR Common Stock redemptions that occur in connection with the OTR Merger.

If the OTR Merger does not qualify as a “reorganization” under Section 368 of the Code, a U.S. holder of OTR Warrants could be treated as transferring its OTR Warrants to Holdco in exchange for Holdco Warrants in an exchange governed only by Section 351 of the Code. If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Holdco Warrants treated as received by such holder and the Holdco Common Stock received by such holder, if any, over (y) such holder’s aggregate adjusted tax basis in the OTR Warrants and OTR Common Stock, if any, exchanged therefor) and (ii) the fair market value of the Holdco Warrants received by such holder in such exchange.

Greenberg Traurig, LLP (“Greenberg”) is unable to opine with respect to the OTR Merger’s qualification as a reorganization under Section 368 of the Code. For an additional discussion of the U.S. federal income tax treatment of OTR Warrants in connection with the Business Combination, see the section entitled “Material U.S. Federal Income Tax Consequences — U.S. Holders — The Business Combination.”

Q.	If I hold OTR Warrants, can I exercise redemption rights with respect to my warrants?

A.	No. Holders of OTR Warrants do not have any redemption rights with respect to such warrants.

Q.	If I hold OTR Units, will they continue to trade after the closing?

No. Upon completion of the Business Combination, any outstanding OTR Units will automatically separate into their component parts. No fractional warrants will be issued; however, nor will consideration be paid for any fractional warrant.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.	No. There are no appraisal rights available to holders of shares of OTR Common Stock in connection with the Business Combination.

Q.	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.

If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) OTR stockholders who properly exercise their redemption rights and (ii) expenses incurred by Comera and OTR in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of OTR and Comera following the Business Combination.

Q.	What happens if the Business Combination is not consummated?

A.

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, OTR is unable to complete a business combination by May 19, 2022 or obtain the approval of OTR stockholders to extend the deadline for OTR to consummate an initial business combination prior to that date, OTR’s amended and restated certificate of incorporation provides that OTR will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to OTR but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of OTR’s remaining stockholders and OTR’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — OTR may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.” The Sponsor has waived any right to any liquidation distribution with respect to the Founder Shares.

In the event of liquidation, there will be no distribution with respect to outstanding OTR Warrants. Accordingly, the OTR Warrants will expire worthless.

Q.	When is the Business Combination expected to be completed?

A.

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.	What do I need to do now?

A.

You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.	How do I vote?

A.

If you were a holder of record of OTR Common Stock on April 11, 2022, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person via the virtual meeting platform at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed postage-paid envelope, you are authorizing the individuals named on the proxy card to vote your shares of OTR Common Stock at the special meeting in the manner you indicate. OTR encourages you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m. Eastern Time on May 9, 2022.

Voting at the Special Meeting via the Virtual Meeting Platform. If you attend the special meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares of OTR Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section entitled “The Special Meeting of OTR Stockholders.”

Q.	What will happen if I abstain from voting or fail to vote at the special meeting?

A.

At the special meeting of stockholders, OTR will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote “against” the Business Combination Proposal and will have no effect on the Charter Amendment Proposal, Equity Incentive Award Plan Proposal or Adjournment Proposal. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting will have the same effect as a vote “against” the Business Combination Proposal and have no effect on the Charter Amendment Proposal, Equity Incentive Award Plan Proposal or Adjournment Proposal.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.

Signed and dated proxies received by OTR without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.	Do I need to attend the special meeting of stockholders virtually to vote my shares?

A.

No. You are invited to attend the special meeting virtually to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. OTR encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the special meeting of stockholders virtually, should I return my proxy card instead?

A.

Yes. Whether you plan to attend the special meeting virtually or not, please read and consider the information contained in this proxy statement/prospectus carefully and vote your shares of OTR Common Stock by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the OTR Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will not be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be converted in connection with the proposed Business Combination.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. You may change your vote by sending a later-dated, signed proxy card to OTR’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person virtually. You also may revoke your proxy by sending a notice of revocation to OTR’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the special meeting of stockholders?

A.

A quorum will be present at the special meeting of stockholders if a majority of the OTR Common Stock outstanding and entitled to vote at the meeting is represented in person (which would include presence at a virtual meeting) or by proxy.

As of the record date for the special meeting, 6,621,009 shares of OTR Common Stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person (which would include presence at a virtual meeting) at the special meeting of stockholders. Abstentions will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

OTR will pay the cost of soliciting proxies for the special meeting. OTR has engaged Alliance Advisors, LLC to assist in the solicitation of proxies for the special meeting. OTR has agreed to pay Alliance Advisors, LLC a fee of $27,500. OTR will reimburse Alliance Advisors, LLC for reasonable out-of-pocket expenses and will indemnify Alliance Advisors, LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. OTR also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of OTR Common Stock for their expenses in forwarding soliciting materials to beneficial owners of OTR Common Stock and in obtaining voting instructions from those owners. OTR’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.

If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor, Alliance Advisors, LLC, at:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

(833) 757-0712

Email: OTRA@allianceadvisors.com

You may also contact OTR at:

OTR Acquisition Corp.

1395 Brickell Avenue, Suite 800

Miami, Florida 33131

(305) 697-9600

Attention: Chief Executive Officer

To obtain timely delivery, OTR’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about OTR from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to OTR’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this proxy statement/prospectus carefully and in its entirety, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

OTR

OTR is a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, referred to throughout this proxy statement/prospectus as its initial business combination. OTR may pursue its initial business combination in any business, industry or geographic region.

OTR Common Stock, OTR Warrants and OTR Units, consisting of one share of OTR Common Stock and one-half OTR Warrant, are traded on the Nasdaq under the ticker symbols “OTRA,” “OTRAW” and “OTRAU,” respectively.

The mailing address of OTR’s principal executive office is 1395 Brickell Avenue, Suite 800, Miami, Florida 33131, and its telephone number is (305) 697-9600.

For more information about OTR, see the sections entitled “Information About OTR” and “OTR Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Comera

Comera is a pre-clinical biotechnology company dedicated to promoting a compassionate new era in medicine by applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous to subcutaneous forms. Although Comera’s product candidates are at the pre-clinical stage and none have been approved for commercial sale, Comera’s internal portfolio of proprietary techniques known as the SQore™ platform, is designed to potentially transform essential biologic medicines from intravenous (“IV”) to subcutaneous (“SQ”) forms, optimize current versions of subcutaneous biologics, and produce biosimilar versions of existing subcutaneous products. If successful, this transformation in administration could provide patients using biological products through intravenous infusion, and their families, the freedom of self-injectable care which, Comera believes, would allow them to enjoy both the potential benefits of biologic treatments and the potential of their own lives while simultaneously lowering healthcare costs.

The mailing address of Comera’s principal executive office is 12 Gill Street, Suite 4650, Woburn, Massachusetts 01801.

For more information about Comera, see the sections entitled “Information About Comera” and “Comera Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Holdco

Holdco was incorporated on January 25, 2022 solely for the purpose of effectuating the Business Combination described herein. Holdco is a Delaware corporation. Holdco owns no material assets and does not operate any business.

Prior to the consummation of the Business Combination, the sole stockholder of Holdco is Comera and the sole director of Holdco is Jeffrey S. Hackman.

Holdco intends to apply to list the Holdco Common Stock and Holdco Warrants on the Nasdaq under the symbols “CMRA” and “CMRAW,” respectively, upon the Closing.

The address of Holdco’s principal executive office is 12 Gill Street, Suite 4650, Woburn, Massachusetts 01801.

Comera Merger Sub

Comera Merger Sub is a Delaware corporation and is a direct wholly owned subsidiary of Holdco. Comera Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination.

The address of Comera Merger Sub’s principal executive office is 12 Gill Street, Suite 4650, Woburn, Massachusetts 01801.

OTR Merger Sub

OTR Merger Sub is a Delaware corporation and is a direct wholly owned subsidiary of Holdco. OTR Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination.

The address of OTR Merger Sub’s principal executive office is 12 Gill Street, Suite 4650, Woburn, Massachusetts 01801.

The Business Combination

The Business Combination Agreement

On January 31, 2022, OTR, Holdco, Comera Merger Sub, OTR Merger Sub and Comera entered into the Business Combination Agreement, pursuant to which (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) immediately following the consummation of the Comera Merger, OTR Merger Sub will be merged with and into OTR, with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions and other terms relating to the Mergers and the other transactions contemplated thereby.

The Comera Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Comera Merger Effective Time”). The OTR Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “OTR Merger Effective Time”). The Closing will take place within three business days following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as OTR, Comera and Holdco may mutually agree.

At the Comera Merger Effective Time, by virtue of the Comera Merger and without any action on the part of Comera, Holdco, Comera Merger Sub or the holders of any of the following securities:

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Immediately prior to the Comera Merger Effective Time, each share of Comera Preferred Stock that is issued and outstanding immediately prior to the Comera Merger Effective Time will be converted into an equal number of shares of Comera Common Stock in accordance with the Written Consent and with the terms of Article Fourth, Section (B)(5) of the Comera Certificate of Incorporation (the “Conversion”), and each converted share of Comera Preferred Stock will no longer be outstanding and will cease to exist, such that each holder of Comera Preferred Stock will thereafter cease to have any rights with respect to such Comera Preferred Stock, but will hold Comera Common Stock;

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Following the Conversion, all shares of Comera Common Stock issued and outstanding immediately prior to the Comera Merger Effective Time (excluding dissenting shares) will be canceled and converted into the right to receive the number of shares of Holdco Common Stock and the portion of the Earn-Out Shares, if released from escrow in accordance with the Business Combination Agreement, set forth in the Payment Spreadsheet (as defined below);

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Each Comera Vested In-the-Money Option outstanding immediately prior to the Comera Merger Effective Time will be canceled and converted into the right to receive the number of shares of Holdco Common Stock set forth in the Payment Spreadsheet;

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All shares of Comera Common Stock and Comera Preferred Stock held in the treasury of Comera will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

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Each share of common stock, par value $0.0001 per share, of Comera Merger Sub (the “Comera Merger Sub Common Stock”) issued and outstanding immediately prior to the Comera Merger Effective Time will be converted into and become the right to receive one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of Comera Merger Surviving Corporation; and

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Each Comera Unvested Option and each Comera Vested Out-of-the-Money Option that is outstanding immediately prior to the Comera Merger Effective Time, will be converted into the number of options to purchase shares of Holdco Common Stock (such options, the “Exchanged Options”) in accordance with the Payment Spreadsheet. Except as specifically provided in the Business Combination Agreement, following the Comera Merger Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Comera Option immediately prior to the Comera Merger Effective Time.

At the OTR Merger Effective Time, by virtue of the OTR Merger and without any action on the part of OTR, Holdco, OTR Merger Sub or the holders of any of the following securities:

•	Immediately prior to the OTR Merger Effective Time, all shares of OTR Class B Common Stock will be converted into shares of OTR Class A Common Stock (“OTR Class B Conversion”);

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Immediately prior to the OTR Merger Effective Time, the shares of OTR Class A Common Stock and the OTR Warrants comprising each issued and outstanding OTR Unit immediately prior to the OTR Merger Effective Time will be automatically separated (the “Unit Separation”) and the holder thereof will be deemed to hold one share of OTR Class A Common Stock and one-half of one OTR Warrant, provided that no fractional OTR Warrants will be issued in connection with the Unit Separation such that if a holder of OTR Units would be entitled to receive a fractional OTR Warrant upon the Unit Separation nor any payment in lieu of such fraction, the number of OTR Warrants to be issued to such holder upon the Unit Separation will be rounded down to the nearest whole number of OTR Warrants;

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Following the OTR Class B Conversion and Unit Separation, each share of OTR Class A Common Stock issued and outstanding immediately prior to the OTR Merger Effective Time will automatically be converted into and become the right to receive one (1) share of Holdco Common Stock;

•	All shares of OTR Common Stock held in the treasury of OTR will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto; and

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Each share of common stock, par value $0.0001 per share, of OTR Merger Sub (the “OTR Merger Sub Common Stock”) issued and outstanding immediately prior to the OTR Merger Effective Time will be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of OTR Merger Surviving Corporation.

At the Closing, in addition to the Aggregate Comera Consideration and as part of the overall consideration payable to the holders of Comera Common Stock and holders of Comera Vested In-the-Money Options pursuant to the Business Combination Agreement, Holdco shall place three million one hundred fifty thousand (3,150,000) shares of Holdco Common Stock (the “Earn-Out Shares”) into escrow with the Escrow Agent pursuant to the Escrow Agreement. If, at any time during the period beginning on the Closing Date and expiring at the close of business on the second anniversary of the Closing Date (the “Earn-Out Period”), the VWAP of Holdco Common Stock shall be equal to or greater than $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Earn-Out Trigger”), then within ten (10) Business Days following the achievement of the Earn-Out Trigger, Holdco shall instruct the Escrow Agent to deliver the Earn-Out Shares to the holders of Comera Common Stock and holders of Comera Vested In-the-Money Options, in each case in accordance with the Payment Spreadsheet.

If a Change of Control occurs during the Earn-Out Period that results in the holders of shares of Holdco Common Stock receiving consideration equal to or in excess of $12.50 per share, then, immediately prior to the consummation of such Change of Control, the Earn-Out Trigger, to the extent that it has not been previously satisfied, shall be deemed to be satisfied if (i) the aggregate proceeds paid to, or in the event of an asset sale, available for distribution to, stockholders of Holdco in such Change of Control transaction divided by (ii) (a) the number of outstanding shares of Holdco Common Stock immediately prior to the consummation of such Change of Control transaction plus (b) Earn-Out Shares, is equal to or exceeds $12.50. Upon satisfaction of this test, Holdco shall promptly instruct the Escrow Agent to deliver the Earn-Out Shares to the holders of Comera Common Stock and holders of Comera Vested In-the-Money Options, in each case in accordance with the Payment Spreadsheet.

If the Earn-Out Trigger shall not be achieved during the Earn-Out Period, then, upon expiration of the Earn-Out Period, Holdco shall instruct the Escrow Agent to deliver the Earn-Out Shares to Holdco for cancellation.

The Earn-Out Shares and the Earn-Out Trigger shall be adjusted, and additional shares of Holdco Common Stock shall be delivered to the Escrow Agent as necessary, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Common Stock, occurring on or after the date hereof and prior to the time any such Earn-Out Shares are delivered to the holders of Comera Common Stock and Comera Vested In-the-Money Options.

Not less than five business days prior to the Comera Merger Effective Time, Comera shall deliver to OTR a schedule (the “Payment Spreadsheet”) setting forth (i) the calculation of Aggregate Comera Consideration (as defined below), (ii) the allocation of the Aggregate Comera Consideration and the Earn-Out Shares, if released from escrow in accordance with the Business Combination Agreement, among the holders of Comera Common

Stock and the holders of Comera Vested In-the-Money Options (taking into account, with respect to the holders of Comera Vested In-the-Money Options, the aggregate exercise price of all such Comera Options), (iii) the portion of the Aggregate Comera Consideration payable to each holder of Comera Common Stock and each holder of Comera Vested In-the-Money Options, and (iv) the number of shares of Holdco Common Stock and the Earn-Out Shares, if released from escrow in accordance with the Business Combination Agreement and the Escrow Agreement, that can be purchased under the Exchanged Options. The allocation of the Aggregate Comera Consideration and Earn-Out Shares and the information with respect to the exchange of Comera Options into Exchanged Options set forth in the Payment Spreadsheet shall be binding on all parties and shall be used by Holdco for purposes of issuing the Aggregate Comera Consideration and allocating the Earn-Out Shares, if released from escrow in accordance with the Business Combination Agreement, to the holders of Comera Common Stock and conversion of the Comera Options into the Exchanged Options, absent manifest error. “Aggregate Comera Consideration” means a number of shares of OTR Common Stock equal to the quotient of (A) $126,000,000, less any Leakage since September 30, 2021 divided by (B) $10.00.

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “The Business Combination Agreement.”

Conditions to Closing

Unless waived by the parties, under the Business Combination Agreement, the consummation of the Business Combination is subject to customary and other conditions, including (i) the Business Combination Proposal and the other proposals being considered at the OTR special meeting having been approved and adopted by the requisite affirmative vote of OTR’s stockholders, (ii) the Written Consent having been delivered to OTR, (iii) the absence of any governmental law or order that would prohibit the Business Combination, (iv) OTR having at least $5,000,001 in net tangible assets after giving effect to the exercise of redemption rights by Public Stockholders, (v) all parties to the Registration Rights and Lock-Up Agreement and Letter Agreement having delivered duly executed copies of such agreements, (vi) the representations and warranties of the parties to the Business Combination Agreement being true and correct, subject to the de minimis, materiality and material adverse effect standards contained in the Business Combination Agreement, (vii) material compliance by the parties with their respective covenants, (viii) the receipt of the Comera Merger Sub Requisite Approval by OTR, (ix) the receipt of the OTR Merger Sub Requisite Approval by OTR, (x) the receipt of the Holdco Requisite Approval by OTR, (xi) the registration statement of which this proxy statement/prospectus forms a part having been declared effective and no stop order or other proceedings suspecting its effectiveness having been institute, (xii) the Holdco Common Stock having been approved for listing on Nasdaq, and (xiii) the executed written resignations of certain officers or directors of OTR, effective as of the OTR Merger Effective Time, having been delivered to OTR.

Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ charter or organizational documents, applicable law, or otherwise. The following closing conditions may not be waived: receipt of the requisite stockholder approvals, the absence of any law or order that would prohibit the consummation of the Business Combination and the effectiveness of the registration statement. The foregoing closing conditions are the only closing conditions to the Business Combination that may not be waived. All other closing conditions to the Business Combination may be waived by Comera, OTR or the other parties to the Business Combination Agreement.

For more information, see the section entitled “The Business Combination — Conditions to Closing.”

Termination

The Business Combination Agreement is subject to termination prior to the Comera Merger Effective Time as follows:

•	by mutual written consent of OTR and Comera;

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by OTR or Comera, if the OTR Merger Effective Time will not have occurred prior to May 19, 2022 (the “Outside Date”); provided that if an extension proposal is approved at a relevant OTR stockholders’ meeting, the Outside Date shall be the last day of the extended time period for OTR to consummate a business combination; provided, further, that the Business Combination Agreement may not be terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Mergers on or prior to the Outside Date;

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any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination, including the Mergers;

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any of the Business Combination Proposal or any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination fail to receive the requisite vote for approval at the special meeting or any adjournment thereof;

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by Comera if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of OTR set forth in the Business Combination Agreement, or if any representation or warranty of OTR will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Business Combination — Conditions to Closing — Comera” would not be satisfied (a “Terminating OTR Breach”); provided that Comera has not waived such Terminating OTR Breach and Comera is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating OTR Breach is curable by OTR, Comera may not terminate the Business Combination Agreement due to a Terminating OTR Breach for so long as OTR continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Comera to OTR; or (ii) the OTR board of directors shall have publicly withdrawn, modified or changed, in a manner that is adverse to Comera, its recommendation to its stockholders to approve the Business Combination Proposal or any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination; and

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by OTR if (i) Comera has failed to deliver the Written Consent to OTR within two hours following the execution of the Business Combination Agreement (such Written Consent was delivered to OTR on January 31, 2022); or (ii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Comera, Holdco or the Merger Subs set forth in the Business Combination Agreement, or if any representation or warranty of Comera, Holdco or the Merger Subs has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Business Combination — Conditions to Closing — Comera — OTR” would not be satisfied (“Terminating Comera Breach”); provided, that OTR has not waived such Terminating Comera Breach and OTR is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Comera Breach is curable by Comera, Holdco or the Merger Subs, OTR may not terminate the Business Combination Agreement due to a Terminating Comera Breach for so long as Comera, Holdco or the Merger Subs continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by OTR to Comera;

•	the PCAOB Audited Financials have not been delivered to OTR by Comera on or before February 25, 2022; or

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by Comera if the OTR Board of Directors shall have publicly withdrawn, modified or changed, in a manner that is adverse to Comera, its recommendation to the OTR Stockholders to approve the Business Combination Proposal or any of the proposals being considered at the special meeting.

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

For more information, see the section entitled “The Business Combination Agreement — Termination.”

Certain Agreements Related to the Business Combination Agreement

Stockholder Support Agreement

On January 31, 2022, OTR, Holdco, Comera and the Key Comera Stockholders entered into the Stockholder Support Agreement, pursuant to which the Key Comera Stockholders agreed to vote all of their shares of Comera Common Stock and Comera Preferred Stock in favor of the approval and adoption of the Business Combination Agreement and the Business Combination. Additionally, the Key Comera Stockholders have agreed not to (a) transfer any of their shares of Comera Common Stock and Comera Preferred Stock (or enter into any arrangement with respect thereto), (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement or (c) trade in shares of OTR until the expiration of the redemption rights pursuant to OTR’s amended and restated certificate of incorporation. For more information about the Stockholder Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Stockholder Support Agreement.”

Sponsor Support Agreement

On January 31, 2022, the Sponsor, Comera and OTR entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things to (a) vote all of its shares of OTR Class B Common Stock in favor of the Business Combination Agreement and the Business Combination, (b) abstain from exercising any redemption rights in connection with the Business Combination and (c) waive the anti-dilution provisions of Section 4.3(b)(ii) of OTR’s amended and restated certificate of incorporation, which contains adjustments to the conversion ratio of the shares of OTR Class B Common Stock into shares of OTR Class A Common Stock at Closing.

Registration Rights and Lock-Up Agreement

In connection with the Business Combination, OTR, Holdco, all stockholders of Comera (the “Comera Holders”) and the Sponsor (together with the Comera Holders, the “Holders”) will enter into the Registration Rights and Lock-Up Agreement at Closing.

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Holdco will be obligated to file a registration statement to register the resale of 5,917,757 warrants convertible into shares, and approximately 19,169,698 shares (including 5,917,757 shares issuable upon exercise of the warrants), of Holdco Common Stock held by certain Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, certain Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30 million. The Registration Rights and Lock-Up Agreement will also provide certain Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the Holdco Common Stock held by the Holders to be locked-up until the earlier of (i) one year following the Closing and (ii) the date on which the sale price of the Holdco Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period commencing 150 days after the Closing (the “Lock-Up Period”). Notwithstanding the Lock-Up Period, in the event that $25 million or more remains in the Trust Account, for any Comera Holders owning less than 4% of the outstanding shares of Holdco Common Stock as of immediately after the Closing, with respect to 50% of the shares of Holdco Common Stock owned by such Holder immediately following the Closing, the Lock-Up Period will end on the date that is 180 days after the Closing.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Letter Agreement

In connection with the Closing, Holdco and Sponsor will enter into the Letter Agreement to provide for certain governance matters relating to the Combined Company. The Business Combination Agreement and the form of Letter Agreement attached thereto provide that, among other things, so long as Sponsor’s director nominee remains on the board of directors of the Combined Company, Sponsor will be entitled to designate a representative to attend meetings of the board of directors of the Combined Company in a nonvoting observer capacity.

For more information about the Letter Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Letter Agreement.”

Engagement Letter between Comera and Maxim Group LLC

Pursuant to an amended letter agreement between Comera and Maxim, Comera will pay a success fee to Maxim at the closing of the Business Combination equal to 3.75% of the $118.5 million enterprise value ascribed to Comera for purposes of calculating the number of shares of Holdco Common Stock to be issued to Comera stockholders in the Business Combination. Based on a negotiated enterprise value of $118.5 million enterprise value, Maxim will be entitled to a success fee of $4,443,750, of which $1,000,000 will be paid in cash and $3,443,750 will be paid from shares of Holdco Common Stock issuable to the Comera Stockholders at the closing of the Business Combination. Maxim will also be due a success fee on any consideration the Comera Stockholders receive from the Earn-Out, if and when it is received, payable from any Earn-Out Shares issued to the Comera Stockholders.

Maxim also served as underwriter for OTR’s IPO. In addition to the fees due from Comera under the amended letter agreement, Maxim is entitled to $3.4 million in deferred underwriting commissions from the IPO. The deferred fee will become payable to the underwriters from the amounts held in the OTR Trust Account solely in the event that OTR completes an initial business combination, subject to the terms of the IPO underwriting agreement.

Reasons for the Approval of the Business Combination

After careful consideration, OTR’s board of directors recommends that OTR stockholders vote “FOR” each OTR Proposal being submitted to a vote of the OTR stockholders at the OTR special meeting of stockholders.

For a description of OTR’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section entitled “The Business Combination — OTR’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Ownership of Holdco After the Closing

It is anticipated that, upon the completion of the Business Combination, the ownership of Holdco will be as follows:

•	current Comera Stockholders will own 15,750,000 shares of Holdco Common Stock, representing approximately 54.3% of the total shares outstanding;

•	the Public Stockholders will own 10,630,179 shares of Holdco Common Stock, representing approximately 36.7% of the total shares outstanding; and

•	the Sponsor will own 2,611,838 shares of Holdco Common Stock, representing approximately 9.0% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that there are no redemptions of OTR Common Stock, that Comera does not issue any additional equity securities prior to the Mergers and the Earn-Out Trigger is achieved during the Earn-Out Period and the Earn-Out Shares are all released from escrow to the Comera stockholders. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of OTR Warrants or (ii) shares issuable upon the exercise of outstanding Comera Unvested Options and Comera Vested Out-of-the-Money Options.

Organizational Structure

The following diagram illustrates the transaction structure of the Business Combination and the organizational structure of the parties thereto prior to the Closing.

The following diagram illustrates the organizational structure of Holdco upon consummation of the Business Combination.

Recommendation of the OTR Board of Directors

The OTR board of directors has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of OTR and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the special meeting on the date and at the time and place set forth in this proxy statement/prospectus. The OTR board of directors unanimously recommends that OTR’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Equity Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, if presented. See “The Business Combination — Recommendation of the OTR Board of Directors” and “The Business Combination — OTR’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Recommendation of the Comera Board of Directors

After consideration, the Comera Board of Directors unanimously approved and declared that the Business Combination Agreement and the Business Combination are advisable and in the best interests of Comera and the Comera Stockholders. See the section entitled “The Business Combination – Interests of Comera’s Directors and Executive Officers in the Business Combination” beginning on page 128.

OTR’s Special Meeting of Stockholders

See “Questions and Answers About the Special Meeting of OTR’s Stockholders and the Related Proposals” above and “The Special Meeting of OTR Stockholders” below for information regarding the special meeting.

The Sponsor and OTR’s Directors and Officers Have Financial Interests in the Business Combination

See “Questions and Answers About the Special Meeting of OTR’s Stockholders and the Related Proposals” above for information regarding the Sponsor and OTR’s directors’ and officers’ financial interests in the Business Combination.

Comera’s Directors and Officers Have Financial Interests in the Business Combination

Certain of Comera’s executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Comera’s stockholders. The members of the Comera Board of Directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Business Combination Agreement and recommended that Comera’s stockholders approve the Comera Business Combination Proposal. See “The Business Combination — Interests of Comera’s Directors and Executive Officers in the Business Combination” beginning on page 128.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 40. Such risks include, but are not limited to:

•	Comera does not currently have, and may never have, any products approved for commercial sale and may never become profitable.

•	Comera’s success depends on its ability to respond and adapt to changes in the drug development industry, including payer, medical practice, medical provider and prescriber behavior.

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Even after the Business Combination Comera will require substantial additional funding to finance its operations and, if audited, could face repayment of a portion or all of its loan under the Paycheck Protection Program. If Comera is unable to raise additional capital when needed, Comera could be forced to delay, reduce or terminate certain of its development programs or other operations.

•	Comera has never successfully completed the regulatory approval process for any of its product candidates and it may be unable to do so for any product candidates it acquires or develops.

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Drug development is a lengthy, expensive and uncertain process. The results of preclinical studies and clinical trials are not always predictive of future results. If Comera’s preclinical studies and clinical trials are not sufficient to support regulatory approval of any of its product candidates, Comera may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development of such product candidate.

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Comera’s current or future product candidates may cause adverse or other undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following regulatory approval, if obtained.

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Comera may experience fluctuations in its operating results, which could make its future operating results difficult to predict or cause its operating results to fall below analysts’ and investors’ expectations.

•	Comera’s success depends on broad market acceptance of its products if approved, which Comera may never achieve.

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The COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, may materially and adversely affect Comera’s business and its financial results and could cause a disruption to the development of its product candidates.

•	Comera’s success depends on its ability to retain key members of its management team and on its ability to hire, train, retain and motivate new employees.

•

If Holdco fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent fraud. As a result, stockholders could lose confidence in its financial and other public reporting, which would harm its business and the trading price of Holdco Common Stock.

•

Comera expects to enter into in-license agreements under which it will acquire rights to use, develop, manufacture and/or commercialize certain of its product candidates. If these collaborations are not successful, Comera’s business could be adversely affected.

•

Comera may seek to establish additional collaborations, and, if it is not able to establish them on commercially reasonable terms, or at all, Comera may have to alter its development and commercialization plans.

•	Comera may be required to pay certain milestones and royalties under its license or collaboration agreements with third-party licensors or collaborators.

•

Comera may rely on third parties to conduct its future clinical trials of its product candidates, in the U.S. and other jurisdictions. If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, Comera may not be able to obtain regulatory approval for or commercialize its product candidates and its business could be substantially harmed.

•

Comera contracts with third parties for the manufacture of its product candidates for preclinical development, clinical testing, and expect to continue to do so for commercialization. This reliance on third parties increases the risk that Comera will not have sufficient quantities of its product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair its development or commercialization efforts.

•

The manufacture of biologics is complex and Comera’s third-party manufacturers may encounter difficulties in production. If any of Comera’s third-party manufacturers encounter such difficulties, Comera’s ability to provide a supply of its current product candidates or any future product candidates for clinical trials or its products for patients, if approved, could be delayed or prevented.

•

The third parties upon whom Comera relies for the supply of the active pharmaceutical ingredients and drug product to be used in the preclinical testing and clinical trials for its product candidates are currently its sole source of supply, and the loss of any of these suppliers could significantly harm Comera’s business.

•

If Comera is unable to obtain and maintain patent and other intellectual property protection for its technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad or Comera is delayed in bringing product candidates to market such that those products have a shorter period of patent exclusivity than it expects, its competitors could develop and commercialize technology and drugs similar or identical to Comera’s, and Comera’s ability to successfully commercialize its technology and drugs may be impaired.

•

Intellectual property litigation and administrative patent office patent validity challenges in one or more countries could cause Comera to spend substantial resources and distract its personnel from their normal responsibilities.

•

Comera may seek priority review designation for one or more of its product candidates, but it might not receive such designation, and even if it does, such designation may not lead to a faster regulatory review or approval process.

•

Accelerated approval by the FDA, even if granted for any of Comera’s product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that Comera’s product candidates will receive regulatory approval.

•

Even if Comera receives regulatory approval for any of its product candidates, it will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, Comera’s product candidates, if approved, could be subject to post-market study requirements, marketing and labeling restrictions, and even recall or market withdrawal if unanticipated safety issues are discovered following approval. In addition, Comera may be subject to penalties or other enforcement action if it fails to comply with regulatory requirements.

•

Comera is subject to cybersecurity risks and experienced a diversion of Comera funds through a business email compromise fraud, resulting in a total loss of $726 thousand before Comera became aware of the matter in February 2022, of which $300 thousand was recovered by insurance proceeds.

•	Holdco’s management has limited experience in operating a public company.

•

There may be sales of a substantial amount of Holdco Common Stock after the Business Combination by the current OTR Stockholders and/or Comera Stockholders, and these sales could cause the price of Holdco’s securities to fall.

•	Holdco may fail to realize the strategic and financial benefits currently anticipated from the Business Combination.

•

The ability of Public Stockholders to exercise redemption rights with respect to a large number of their Public Shares could deplete the Trust Account prior to the Business Combination and thereby diminish the amount of working capital of Holdco after the consummation of the Business Combination.

•

OTR’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION OF COMERA

The selected historical statements of operations and cash flow data of Comera for the years ended December 31, 2021 and 2020, and the historical balance sheet data as of December 31, 2021 and 2020 are derived from Comera’s audited financial statements included elsewhere in this proxy statement/prospectus.

Comera’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section entitled “Comera Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Comera financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

	As of and for the year ended December 31, 2021	As of and for the year ended December 31, 2020
Statement of Operations Data:
Revenue	$319,832	$442,919

Cost of revenue	$161,008	$104,407

Total operating expenses	$5,694,452	$2,466,032

Loss from operations	(5,535,628)	(2,127,520)
Other income, net	83,850	2,033

Net loss and comprehensive loss	$(5,451,778)	$(2,125,487)

Net loss per share or unit — basic and diluted	$(1.40)	$(0.19)

Statement of Cash Flow Data:
Net cash used in operating activities	$(3,757,949)	$(1,804,104)
Net cash used in investing activities	(142,013)	(12,366)
Net cash provided by financing activities	10,279,675	1,552,330

Balance Sheet Data:
Total assets	$7,417,814	$545,878
Total liabilities	1,246,608	393,963
Total convertible preferred stock	20,857,453	—
Total stockholders’ (deficit) and members’ equity	(14,686,247)	151,915

SELECTED HISTORICAL FINANCIAL INFORMATION OF OTR

The selected historical statements of operations and cash flows data of OTR for the year ended December 31, 2021 and for the period from July 23, 2020 (inception) to December 31, 2020 and the historical balance sheet data as of December 31, 2021 and 2020 are derived from OTR’s audited financial statements included elsewhere in this proxy statement/prospectus.

OTR’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section entitled “OTR Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the OTR financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

	As of and for the year ended December 31, 2021	As of and for the period from July 23, 2020 (inception) through December 31, 2020
Statement of Operations Data:
Operating costs	$1,054,173	$208,689

Loss from operations	(1,054,173)	(208,689)
Other income (expense)
Interest income earned on marketable securities held in Trust Account	37,679	9,155
Change in fair value of derivative warrant liabilities	5,703,667	(2,771,405)
Offering costs associated with warrants recorded as liabilities	—	(309,851)

Net loss	$4,687,173	$(3,280,790)

Balance Sheet Data:
Total assets	$107,424,290	$108,419,421
Total liabilities	9,092,992	14,775,296
Class A common stock; subject to possible redemption	107,085,338	107,085,338
Total stockholders’ deficit	$(8,754,040)	$(13,441,213)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information for the year ended December 31, 2021 combines the historical statement of operations of OTR and the historical statement of operations of Comera, giving effect to the Business Combination as if it had occurred on January 1, 2021. The selected unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of OTR and Comera, giving effect to the Business Combination as if it had occurred on December 31, 2021. The selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the Combined Company. The pro forma adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using two alternative levels of redemption of shares of OTR Class A Common Stock into cash:

•

Assuming No Redemption: This presentation applies the assumption that no OTR public stockholders exercise redemption rights with respect to their OTR Class A common stock upon consummation of the Business Combination (excluding any earn-out); and

•

Assuming Maximum Redemptions of OTR Class A Common Stock: This presentation assumes that OTR public stockholders holding approximately 10,447,350 shares of OTR Class A common stock will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.25 per share, which is the maximum amount of redemptions that could occur and still ensure that OTR meets its requirement to maintain net tangible assets of at least $5,000,001 (excluding any earn-out).

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemptions)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2021
Total operating expenses	$6,748,625	$6,748,625
Net loss	(802,284)	(802,284)
Net loss per share - basic and diluted	$(0.03)	$(0.05)
Weighted average shares outstanding, basic and diluted	25,842,017	16,408,459

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2021
Total assets	$106,346,715	$9,652,745
Total liabilities	4,332,373	4,332,373
Total stockholders’ equity	$102,014,342	$5,320,372

CAUTIONARY NOTE REGARDING FORWARD-LOOKING

STATEMENTS

Holdco, OTR and Comera believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements for the purposes of federal securities laws. You can identify these statements by forward-looking words such as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “possible,” “potential,” “anticipate,” “contemplate,” “believe,” “estimate,” “plan,” “predict,” “project,” “intends,” and “continue” or similar words, but the absence of these words does not mean that a statement is not forward-looking. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	the parties’ to consummate the Business Combination;

•	the expected benefits of the Business Combination;

•	Holdco’s financial and business performance following the Business Combination, including financial projections and business metrics;

•	changes in Holdco’s strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

•	the implementation, market acceptance and success of Comera’s business models;

•	the impact of health epidemics, including the COVID-19 pandemic, on Comera’s business and industry and the actions Comera may take in response thereto;

•	Comera’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	Comera’s future capital requirements and sources and uses of cash;

•	Comera’s ability to obtain funding for its operations;

•	Comera’s business, expansion plans and opportunities;

•	expected capital expenditures, cost of revenue and other future expenses, and the sources of funds to satisfy the liquidity needs of the Combined Company;

•	the expected U.S. federal income tax impact of the Business Combination; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of Holdco’s securities;

•

the risk that the Business Combination may not be completed by OTR’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by OTR;

•

the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Business Combination Agreement by the stockholders of OTR and Comera and the receipt of certain governmental and regulatory approvals;

•	the lack of a third party valuation in determining whether to pursue the Business Combination;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•	the effect of the announcement or pendency of the Business Combination on Comera’s business relationships, performance, and business generally;

•	risks that the Business Combination disrupts Comera’s current plans and potential difficulties in Comera’s employee retention as a result of the Business Combination;

•	the outcome of any legal proceedings that may be instituted against Comera or against OTR related to the Business Combination Agreement or the Business Combination;

•	Holdco’s ability to satisfy the listing criteria of the Nasdaq and to maintain the listing of its securities on the Nasdaq following the Business Combination;

•	the effect of the COVID-19 pandemic on Comera’s business;

•	the outcome of any legal proceedings that may be instituted against OTR, Comera or Holdco following the announcement of the proposed Business Combination and transactions contemplated thereby;

•	costs related to the Business Combination;

•

the price of Holdco’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Comera plans to operate, variations in performance across competitors, changes in laws and regulations affecting Comera’s business and changes in the combined capital structure;

•	the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•	the risk of downturns and the possibility of rapid change in the highly competitive industry in which Comera operates;

•	the risk that Comera and its current and future collaborators are unable to successfully develop and commercialize Comera’s products or services, or experience significant delays in doing so;

•	the risk that Comera may never achieve or sustain profitability;

•	the risk that Comera will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•	the risk that Holdco experiences difficulties in managing its growth and expanding operations;

•	the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

•	the risk that Comera is unable to secure or protect its intellectual property;

•	general economic conditions; and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the special meeting. Certain of the following risk factors apply to the business and operations of Comera and will also apply to the business and operations of Holdco following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Holdco following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by OTR, Comera and Holdco that later may prove to be incorrect or incomplete. OTR, Comera and Holdco may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair the business or financial condition of Holdco. Unless the context requires otherwise, references to “Comera” in this section are to the business and operations of Comera prior to the Business Combination and the business and operations of Holdco as directly or indirectly affected by Comera by virtue of Holdco’s ownership of the business of Comera following the Business Combination. In addition, you should read and consider the risks associated with the business of OTR because these risks may also affect the Combined Company — these risks can be found in OTR’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, if any, all of which are filed with the SEC. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Risks Related to Comera’s Financial Status, Business Model and Growth Plans

Unless the context otherwise requires, all references in this “Risks Related to Comera’s Financial Status, Business Model and Growth Plans” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

We are a preclinical stage biotechnology company and do not currently have, and may never have, any products approved for commercial sale and have not, and may never, generate revenue from product sales or become profitable.

To become profitable and grow our revenue, we must develop and eventually commercialize a product or products with significant market potential. This will require us to be successful in a range of challenging activities, including establishing our business model and key third-party relationships with payers, completing preclinical studies and clinical trials of our product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing, selling those products for which we may obtain marketing approval and satisfying any post-marketing requirements.

We are a preclinical stage biotechnology company and currently do not have any products approved for commercial sale have not, and may never, generate revenue from product sales or become profitable. We cannot guarantee that we will ever receive necessary regulatory approvals to commercialize any products. Our ability to become profitable depends upon our ability to generate revenue from services and product sales or execute other business arrangements. Our current product candidates are in various early stages of development and we do not expect to generate any revenue from the sale of approved products in the near future. We do not expect to generate significant additional revenue unless and until we obtain regulatory approval of, and begin to sell, one or more of our products, if approved. Our ability to generate revenue depends on a number of factors, including, but not limited to, our ability to:

•	successfully complete internal preclinical validation of our pipeline programs and their respective product candidates;

•	obtain rights from third parties to utilize third party cell lines or to develop these internally;

•	successfully complete our ongoing and planned preclinical and clinical studies for our pipeline programs;

•	timely file and gain acceptance of investigational new drug applications for our programs in order to commence planned clinical trials or future clinical trials;

•	successfully enroll subjects in, and complete, our ongoing and planned clinical trials;

•	obtain data and other development support from our third-party contractors and collaborators;

•

initiate and successfully complete all safety and efficacy studies required to obtain U.S. and foreign regulatory approval for our product candidates, and additional clinical trials or other studies beyond those planned to support the approval and commercialization of our product candidates;

•

successfully demonstrate to the satisfaction of the U.S. Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”), or similar foreign regulatory authorities the safety, efficacy, purity and potency, and acceptable risk to benefit profile of our product candidates or any future product candidates;

•	successfully manage the prevalence, duration and severity of potential side effects or other safety issues experienced with our product candidates, if any;

•	obtain the timely receipt of necessary marketing approvals from the FDA, EMA and similar foreign regulatory authorities;

•	establish commercial manufacturing capabilities or make arrangements with third-party manufacturers for clinical supply and commercial manufacturing;

•	obtain and maintain patent and trade secret protection or regulatory exclusivity for our product candidates;

•	launch commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•	obtain and maintain acceptance of the products, if and when approved, by patients, the medical community and third-party payers;

•	position our product candidates to effectively compete with other therapies;

•	obtain and maintain healthcare coverage and adequate reimbursement for our products;

•	hire additional clinical, regulatory and scientific personnel;

•	enforce and defend intellectual property rights and claims; and

•	maintain a continued acceptable safety profile of our products following approval.

Due to the uncertainties and risks associated with these activities, we are unable to accurately and precisely predict the timing and amount of revenues, or the extent of any losses. We may never succeed in these activities and, even if we succeed in commercializing one or more of our product candidates, we may never generate revenue that is significant enough to achieve profitability on any product candidate. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis and we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates. Our failure in any of the above activities could jeopardize our revenue growth and profitability and could decrease the value of our securities and impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

Our business model is untested and may never be successful or generate sufficient growth to sustain profitability.

We are building a pipeline of innovative new biologic product candidates aimed at transforming essential biologic medicines from intravenous to subcutaneous forms, or to produce improved versions of current subcutaneous biologics. Leveraging our proprietary SQore™ technology platform and excipient library of over

200 compounds — all well-established biological products, most with known toxicology profiles — we intend to continue partnering with biopharmaceutical companies to develop their assets into new or improved subcutaneous formulations while advancing our own novel pipeline programs. Although our products are in the preclinical stage and none are approved for sale, we believe that we are also positioned to be able to develop biosimilar versions of currently approved products. However, each aspect our business model is untested in the biopharmaceutical industry, and any of the assumptions underlying our expectations may be incorrect. There can be no assurance that our assumptions are correct or that, if correct, our strategy will succeed.

Our business model may never be successful or generate sufficient growth to sustain profitability. Our competitors or new market entrants may adopt similar or otherwise more favorable products and strategies, leading to significant price competition and/or reducing or eliminating our competitive advantage, each of which could adversely affect our revenues.

Our business model requires us to scale our pipeline through drug engineering collaborations, in-licensing or otherwise acquiring additional product candidates, and developing such product candidates, which we may be unable to successfully achieve or maintain.

Our business model requires us to scale through the development or acquisition of many additional product candidates, which we may be unable to achieve or maintain. Our business model requires that we continually review, evaluate and consider potential development and acquisitions of additional product candidates. In such evaluations, we will be required to make difficult judgments regarding the potential value of such additional product candidates. We may not be successful in identifying attractive opportunities. Even if we are successful in identifying attractive opportunities, we may not successfully execute development or acquisition of such opportunities on terms acceptable to us. We may also experience increased competition for attractive assets from other pharmaceutical companies, many of which have significantly more resources than we do. We may also experience additional challenges in the acquisition of certain assets, including but not limited to geopolitical considerations when acquiring assets form outside the United States.

Even if we are successful in acquiring additional product candidates, we may not successfully integrate them into our existing operations or derive the anticipated benefits of such acquisitions, which may result in the investment of our capital resources without realizing the expected returns on such investments. Given our limited resources, we may also forego acquisition of product candidates that later prove to have greater commercial potential. Product candidates that we acquire will also be subject to the risks and uncertainties associated with developing product candidates. The time and effort involved in attempting to identify acquisition candidates and consummate acquisitions may also divert the attention of members of our management from the operations of our company.

In addition, we may not be successful in our efforts to identify, engineer, or develop additional product candidates in the future either internally or through our current or future collaboration partners. Research programs to identify new product candidates require substantial technical, financial and human resources. Product candidates that we develop internally through our own efforts or with our partners may be more expensive to discover, develop or manufacture than we expect, which could require us to adjust our pricing model, or de-emphasize internal development efforts in the near or long-term. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including our inability to design such product candidates with the properties that we desire. Potential product candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. We may also be limited in our ability to pursue multiple indications with one product, due to financial or other resource constraints, development issues or regulatory obstacles. Even if we are able to pursue multiple indications, we may not be able to do so as quickly or successfully as our competitors, which may impact our ability to gain market acceptance across multiple indications for any one product. If we are unable to identify suitable additional candidates for development or acquisition, our opportunities to successfully develop and commercialize therapeutic products will be limited.

Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our ability to execute our business strategy, as well as operating results and financial condition.

As of December 31, 2021, we had ten full-time, one part-time and two subcontracted employees. As we continue development of our product candidates, as well as function as a public company, we will need to expand our financial, development, regulatory, manufacturing, commercial and other capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various collaborators, suppliers, and other third parties. Future growth will impose significant added responsibilities on members of our management. Our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to these growth activities, including identifying, recruiting, integrating, maintaining, and motivating additional employees, managing our research and development efforts effectively, including the clinical trials and the FDA’s or comparable foreign regulatory authorities’ review process for our product candidates, while complying with our contractual obligations to contractors and other third parties and improving our operational, financial and management controls, reporting systems and procedures. Our future financial performance and our ability to develop and commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. We may not be able to accomplish these tasks, and our failure to accomplish any of them could prevent us from successfully growing our company or could disrupt our operations.

Our success depends on our ability to respond and adapt to changes in the drug development industry, including payer, medical practice, medical provider and prescriber behavior. We may be unsuccessful in achieving acceptance or changing prescribing or purchasing habits of healthcare system participants.

Our success and future growth largely depend on our ability to increase awareness of our offerings, and on the willingness of healthcare system participants, assuming that our products are approved for sale, to purchase our products — all of which are preclinical and not approved for sale — for the treatment of patients. To effectively market our products, we must educate healthcare system participants about the benefits of our offerings. We cannot assure you that we will be successful in changing prescribing or purchasing habits of healthcare system participants or that we will achieve broad market education or awareness among healthcare system participants. Even if we are able to raise awareness among healthcare system participants, they may be slow in changing their habits and may be hesitant to use our products for a variety of reasons, including but not limited to:

•	lack of experience with our company, products, and concerns that we are relatively new to the industry;

•	perceived health, safety or quality risks associated with the use of new products;

•	competition and negative selling efforts from competitors, including competing offerings and price matching programs;

•

concerns that our product candidates are not as safe or effective as first-to-market medicines, including because clinical development of our product candidates in some cases will have been performed by third parties; and

•	pre-existing or intractable prescribing habits among doctors or guidelines among payers that limit products like ours from gaining market share.

If we are unsuccessful in changing prescribing or purchasing habits of healthcare system participants, our business, financial condition and results of operations would be adversely affected.

We may be unable to continue to attract and retain third-party collaborators, including collaboration partners and licensors, or may fail to do so in an effective manner. Our collaborations with third-party collaborators are also subject to certain risks.

Our success depends in part on our ability to effectively attract third-party collaborators and retain our existing collaborators, across several strategic areas, including acquiring additional product candidates, and conducting research collaborations. We have made significant investments related to attracting, acquiring and retaining third-party collaborators but cannot assure you that our efforts will be effective or that benefits realized from our partnerships with any new third-party collaborators will ultimately exceed the costs incurred in attracting, acquiring or retaining such collaborators. If we are unable to attract or retain third-party collaborators, our business, financial condition and results of operations would be adversely affected.

Our collaborations with third-party business collaborators are also subject to a number of risks, including but not limited to:

•	adverse decisions by a third party regarding the amount and timing of resource expenditures for the development and commercialization of product candidates;

•	possible disagreements as to the timing, nature and extent of development plans, including clinical trials or regulatory approval strategy;

•	delays or non-performance by our collaborators in performance of their contractual obligations, including delivery of data to us;

•	lack of alignment between specifications for products and specifications that have or might be approved by regulatory authorities;

•	the right of a third-party business collaborator to terminate its agreement with us on limited notice upon the occurrence of certain defined events;

•	loss of significant rights if we fail to meet our obligations under a collaboration agreement;

•	withdrawal of support by a third-party business collaborator following change of that collaborator’s corporate strategy or due to competing priorities;

•	changes in key management personnel at a third-party business collaborator that are members of the collaboration’s various operating committees; and

•

possible disagreements with a third-party business collaborator regarding a collaboration agreement or ownership of proprietary rights, including with respect to inventions discovered under the applicable collaboration agreement.

Due to these factors and other possible disagreements with a third-party collaborator, including potential disputes over intellectual property ownership or timely access to clinical data, we may be delayed or prevented from developing, manufacturing or commercializing product candidates or we may become involved in litigation or arbitration, which would be time consuming and expensive.

For additional information regarding the risks that may apply to our relationships with third parties, see the section entitled “— Risks Related to Our Strategic Agreements and Relationships with Third Parties” appearing elsewhere.

We may consider strategic alternatives in order to maximize stockholder value, including financings, strategic alliances, licensing arrangements, acquisitions or the possible sale of our business. We may not be able to identify or consummate any suitable strategic alternatives and any consummated strategic alternatives may have an adverse impact on our product candidates.

We may consider all strategic alternatives that may be available to us to maximize stockholder value, including financings, strategic alliances, licensing arrangements, acquisitions or the possible sale of our business. We currently have no agreements or commitments to engage in any specific strategic transactions, and our exploration of various strategic alternatives may not result in any specific action or transaction. If we do engage in a strategic transaction, our business objectives may change depending upon the nature of the transaction. Furthermore, if we determine to engage in a strategic transaction, we cannot predict the impact that such strategic transaction might have on our operations or the prices of our securities. We also cannot predict the impact on securities prices if we fail to enter into a transaction.

In addition, we face significant competition in seeking appropriate strategic partners, and the negotiation process is expensive and time-consuming. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort, third parties may not view our product candidates as having sufficient potential, or for other reasons. Any delays in entering into a strategic partnership related to our product candidates could delay the development and commercialization of our product candidates, which would harm our business prospects, financial condition and results of operations.

Risks Related to Comera’s Financial Position, Capital Requirements and Limited Operating History

Unless the context otherwise requires, all references in this “Risks Related to Comera’s Financial Position, Capital Requirements and Limited Operating History” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

Even after the Business Combination we will require substantial additional funding to finance our operations. If we are unable to raise additional capital when needed, we could be forced to delay, reduce or terminate certain of our development programs or other operations.

As of December 31, 2021, we had cash and cash equivalents of $6.5 million. We are a preclinical stage biotechnology company and do not currently have any products approved for commercial sale. We believe that we will need to raise substantial additional capital to fund our continuing operations and the development and commercialization of our current product candidates and future product candidates. Our business or operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned. We will need to raise additional capital before we can progress any of our product candidates into a pivotal clinical trial. We expect to finance our subsequent cash needs through public or private equity or debt financings, third-party (including government) funding and marketing and distribution arrangements, as well as other collaborations, strategic alliances and licensing arrangements or any combination of these approaches. In addition, we may need to accelerate the growth of our sales capabilities and distribution beyond what is currently envisioned, and this would require additional capital.

However, we may not be able to secure funding when we need it or on favorable terms and we may not be able to raise sufficient funds to commercialize our current and future product candidates we intend to develop. Our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide, including the trading price of common stock, resulting from the ongoing COVID-19 pandemic. Our future capital requirements will depend on many factors, including:

•	the timing, scope, progress, results and costs of research and development, testing, screening, manufacturing, preclinical development and clinical trials;

•

the outcome, timing and cost of seeking and obtaining regulatory approvals from the FDA and comparable foreign regulatory authorities, including the potential for such authorities to require that we perform field efficacy studies for our product candidates, require more studies than those that we currently expect or change their requirements regarding the data required to support a marketing application;

•

the costs of future commercialization activities, including product manufacturing, marketing, sales, royalties and distribution, for any of our product candidates for which we receive marketing approval;

•

our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	any product liability or other lawsuits related to our products;

•	the expenses needed to attract, hire and retain skilled personnel;

•	the revenue, if any, received from commercial sales, or sales to foreign governments, of our product candidates for which we may receive marketing approval;

•

the costs to establish, maintain, expand, enforce and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with licensing, preparing, filing, prosecuting, defending and enforcing of any patents or other intellectual property rights;

•	the costs of operating as a public company; and

•	the impact of the COVID-19 pandemic, which may exacerbate the magnitude of the factors discussed above.

Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. We cannot be certain that additional funding will be available on acceptable terms, or at all. We have limited committed sources of additional capital and if we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our product candidates or other research and development initiatives. Our license agreements may also be terminated if we are unable to meet the payment obligations or milestones under the agreements. We could be required to seek collaborators for our product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to our product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves.

Our PPP Loan was forgiven, but we may still be subject to audit and any resulting adverse audit findings of non-compliance could result in the repayment of a portion or all of the PPP Loan and may restrict our flexibility in operating our business or otherwise adversely affect our results of operations.

On April 24, 2020, the Company executed a promissory note pursuant to which it received proceeds of $161 thousand under the Paycheck Protection Program (“PPP Loan”) established under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), as amended by the Paycheck Protection Program Flexibility Act of 2020 in response to the COVID-19 pandemic and is administered by the U.S. Small Business Administration (the “SBA”). We received total proceeds of $161,000 from the PPP Loan. Under the terms of the program, the Company could apply for and be granted forgiveness for all or a portion of the loan, with such forgiveness to be determined, subject to limitations, based on the use of the loan proceeds for payment of payroll costs and any payments of mortgage interest, rent and utilities. The Company applied for forgiveness on November 23, 2020. On January 7, 2021, the Company received notice that forgiveness of all amounts due had been approved.

The U.S. Department of the Treasury has announced that it will conduct audits for PPP Loans that exceed $2,000 for a period of six years after forgiveness. Should we be audited or reviewed by the U.S. Department of the Treasury or the SBA, such audit or review could result in the diversion of management’s time and attention and cause us to incur significant costs. If we were to be audited and receive an adverse outcome in such an audit, we could be required to return the full amount of the PPP Loans and may potentially be subject to civil and criminal fines and penalties. If it is subsequently determined that the PPP Loans must be repaid, we may be required to use a substantial portion of our available cash and/or cash flows from operations to pay interest and principal on the PPP Loans, and any future repayment of such loans, would adversely impact our operations and financial results.

Macroeconomic pressures in the markets in which we operate, including, but not limited to, the effect of the COVID-19 pandemic may alter the ways in which we conduct our business operations and manage our financial capacities.

To varying degrees, the ways in which we conduct our business operations and manage our financial capacities are influenced by macroeconomic conditions that affect companies directly involved in or providing services related to the drug and biological product development. For example, real GDP growth, business and investor confidence, the COVID-19 pandemic, inflation, employment levels, oil prices, interest rates, tax rates, availability of consumer and business financing, housing market conditions, foreign currency exchange rate fluctuations, costs for items such as fuel and food and other macroeconomic trends can adversely affect not only our decisions and ability to engage in research and development and clinical trials, but also those of our management, employees, third-party contractors, manufacturers and suppliers, competitors, stockholders and regulatory authorities. In addition, geopolitical issues around the world and how our markets are positioned can also impact the macroeconomic conditions and could have a material adverse impact on our financial results.

Economic uncertainty may adversely affect our access to capital, cost of capital and ability to execute our business plan as scheduled.

Generally, worldwide economic conditions remain uncertain. Access to capital markets is critical to our ability to operate. Traditionally, biotechnology companies have funded their research and development expenditures through raising capital in the equity markets. Declines and uncertainties in these markets in the past have severely restricted raising new capital and have affected companies’ ability to continue to expand or fund existing research and development efforts. We require significant capital for research and development for our product candidates and clinical trials. The general economic and capital market conditions, both in the U.S. and worldwide, have been volatile in the past and at times have adversely affected our access to capital and increased the cost of capital. There is no certainty that the capital and credit markets will be available to raise additional capital on favorable terms. If economic conditions become worse, our future cost of equity or debt capital and access to the capital markets could be adversely affected. In addition, if we are unable to access the capital markets on favorable terms, our ability to execute our business plan as scheduled would be compromised. Moreover, we rely and intend to rely on third-parties, including clinical research organizations, contract manufacturing organizations and other important vendors and consultants. Global economic conditions may result in a disruption or delay in the performance of our third-party contractors and suppliers. If such third-parties are unable to adequately satisfy their contractual commitments to us in a timely manner, our business could be adversely affected.

Our limited operating history and our evolving business make it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We were formed in January 2014. Our limited operating history and our evolving business make it difficult to evaluate and assess the success of our business to date, our future prospects and the risks and challenges that we may encounter. These risks and challenges include our ability to:

•	accurately forecast our revenue and plan our expenses;

•	successfully introduce new products and services;

•	successfully compete with current and future competitors;

•	successfully expand our business in existing markets and enter new markets and geographies;

•	comply with existing and new laws and regulations applicable to our business and the industry in which we operate;

•	anticipate and respond to macroeconomic changes as well as changes in the markets and geographies in which we operate;

•	maintain and enhance the value of our reputation and brand;

•	maintain and expand our relationships with partners and payers;

•	successfully execute on our sales and marketing strategies;

•	hire, integrate and retain talented people at all levels of our organization;

•	expand through future acquisitions and successfully identify and integrate acquired entities;

•	successfully in-license or acquire other products and technologies and the terms of these transactions;

•	pursue viable product candidates across a variety of indications and disease areas;

•	successfully prepare, file, prosecute, maintain, expand, defend and enforce patent claims related to our programs; and

•	effectively manage our growth.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition, results of operations and prospects could be adversely affected. Further, because we have limited historical financial data and our business continues to evolve, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history, operated a more predictable business or operated in a less regulated industry. We have encountered and will continue to encounter multiple risks and uncertainties that are frequently experienced by growing companies with limited operating histories and evolving business that operate in rapidly changing, highly regulated and competitive industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

We will have broad discretion in the use of our capital from the Business Combination and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not enhance the value of our securities. We may expend our resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success. The failure by our management to apply these funds effectively could result in a negative impact on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending their use, we may invest our cash and cash equivalents, including the net proceeds from this offering, in a manner that does not produce income or that loses value. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

Risks Related to the Discovery, Development and Regulatory Approval of Comera’s Product Candidates

Unless the context otherwise requires, all references in this “Risks Related to the Discovery, Development and Regulatory Approval of Comera’s Product Candidates” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

We have never successfully completed the regulatory approval process for any of our product candidates and we may be unable to do so for any product candidates we acquire or develop.

We have not yet demonstrated our ability to successfully complete clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization. Our product candidates are still in preclinical development and may never advance to clinical development. If we are required to conduct additional preclinical studies or clinical trials of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining regulatory approval for our product candidates;

•	not obtain regulatory approval at all;

•	obtain regulatory approval for indications or patient populations that are not as broad as intended or desired;

•	continue to be subject to post-marketing testing requirements; or

•	experience having the product removed from the market after obtaining regulatory approval.

Our failure to complete the regulatory approval process for one or more of our product candidates, or if the results of trials and testing result in delays, limitations, requirements, withholding or withdrawal in connection with the regulatory approval process, our business, financial condition and results of operations would be adversely affected.

Drug development is a lengthy, expensive and uncertain process. The results of preclinical studies and clinical trials are not always predictive of future results. If our preclinical studies and clinical trials are not sufficient to support regulatory approval of any of our product candidates, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development of such product candidate.

Currently, all our product candidates are in preclinical development. It is impossible to predict when or if any of our product candidates will receive regulatory approval. Before obtaining regulatory approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies and then conduct extensive clinical trials to demonstrate the safety, purity and potency of our biological product candidates in humans to the satisfaction of the FDA, EMA or comparable foreign regulatory authorities. Clinical testing is expensive, difficult to design and implement, can take many years to complete and the outcomes are uncertain. A failure of one or more clinical trials can occur at any stage of testing. Our preclinical studies may not be successful, which will limit our ability to execute on our business model effectively.

Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we believe that the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA, EMA or comparable regulatory authorities. The FDA or other regulatory authorities may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or post-approval, or they may object to elements of our clinical development program, requiring their alteration. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval of their product candidates. Furthermore, the outcome of preclinical development testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are not as positive as we expect or if there are safety concerns, our business and results of operations may be adversely affected and we may incur significant additional costs.

In addition, even if the clinical trials are successfully completed, preclinical and clinical data are often susceptible to varying interpretations and analyses, and we cannot guarantee that the FDA, EMA or comparable foreign regulatory authorities will interpret the results as we do, and more clinical trials could be required before we submit our product candidates for approval. To the extent that the results of the clinical trials are not satisfactory to the FDA, EMA or comparable foreign regulatory authorities for support of a marketing application, approval of our product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional clinical trials in support of potential approval of our product candidates.

Any preclinical studies or clinical trials that we may conduct may not demonstrate the safety, efficacy, purity or potency necessary to obtain regulatory approval to market our product candidates. If the results of our ongoing or future preclinical studies and clinical trials are inconclusive with respect to the safety, efficacy, purity or potency of our product candidates, if we do not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with our product candidates, we may be prevented or delayed in obtaining marketing approval for such product candidates. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants. If the results of our ongoing or future clinical trials are inconclusive with respect to the efficacy of our product candidates, if we do not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with our product candidates, we may be delayed in or prevented from obtaining marketing approval.

Additionally, some of the clinical trials we conduct may be open-label in study design and may be conducted at a limited number of clinical sites on a limited number of patients. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. Moreover, patients selected for early clinical trials often include the most severe sufferers and their symptoms may have been bound to improve notwithstanding the new treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. The results from an open-label clinical trial may not be predictive of future clinical trial results when studied in a controlled environment with a placebo or active control.

For additional information regarding the risks that may apply to government regulation of our product candidates and operations, see the section entitled “— Risks Related to Government Regulation.”

Our current or future product candidates may cause adverse or other undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following regulatory approval, if obtained.

Undesirable side effects caused by any of our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, EMA or comparable foreign regulatory authorities. In our planned and future clinical trials of our product candidates, we may observe a more unfavorable safety and tolerability profile than was observed in earlier-stage testing of these candidates.

We may also observe additional safety or tolerability issues with our product candidates in ongoing or future clinical trials. Many compounds that initially showed promise in clinical or earlier-stage testing have later been found to cause undesirable or unexpected side effects that prevent further development of the compound. Results of future clinical trials of our product candidates could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics, despite a favorable tolerability profile observed in earlier-stage testing.

If unacceptable side effects arise in the development of our product candidates, we, the FDA, EMA or comparable foreign regulatory authorities, the institutional review boards (“IRBs”), or independent ethics committees at the institutions in which our trials are conducted, could suspend, limit or terminate our clinical trials, or the independent safety monitoring committee could recommend that we suspend, limit or terminate our trials, or the FDA, EMA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-emergent side effects that are deemed to be drug-related could delay recruitment of clinical trial subjects or may cause subjects that enroll in our clinical trials to discontinue participation in our clinical trials. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. We may need to train medical personnel using our product candidates to understand the side effect profiles for our clinical trials and upon any commercialization of any of our product candidates. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in harm to patients that receive our product candidates. Any of these occurrences may adversely affect our business, financial condition and prospects significantly.

Moreover, clinical trials of our product candidates will likely be conducted in carefully defined sets of patients who have agreed to enter into clinical trials. Consequently, it is possible that our clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects.

We may incur additional costs or experience delays in initiating or completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

We may experience delays in initiating or completing our preclinical studies or clinical trials for various reasons, including as a result of delays in obtaining, or failure to obtain, the FDA’s clearance to initiate clinical trials under future investigational new drug applications (“INDs”). Additionally, we cannot be certain that preclinical studies or clinical trials for our product candidates will not require redesign, will enroll an adequate number of subjects on time, or will be completed on schedule, if at all. We may experience numerous unforeseen events during, or as a result of, preclinical studies and clinical trials that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including the following:

•	we may receive feedback from regulatory authorities that require us to modify the design or implementation of our preclinical studies or clinical trials or to delay or terminate a clinical trial;

•	regulators or IRBs or ethics committees may delay or may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•

we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective clinical research organizations (“CROs”), the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•

preclinical studies or clinical trials of our product candidates may fail to show safety, efficacy, purity or potency, or otherwise produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, or we may decide to abandon product research or development programs;

•	preclinical studies or clinical trials of our product candidates may not produce differentiated or clinically significant results;

•

the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

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our third-party contractors may fail to comply with regulatory requirements, fail to maintain adequate quality controls, be unable to provide us with sufficient product supply to conduct or complete preclinical studies or clinical trials, fail to meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

•

we may elect to, or regulators or IRBs or ethics committees may require us or our investigators to, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants in our clinical trials are being exposed to unacceptable health risks;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;

•	clinical trials of our product candidates may be delayed due to complications associated with the evolving COVID-19 pandemic;

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate;

•

our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs or ethics committees to suspend or terminate the trials, or reports may arise from preclinical or clinical testing of other therapies that raise safety or efficacy concerns about our product candidates;

•	collaborators may conduct clinical trials in ways they view as advantageous to them but that are suboptimal for us;

•	regulators may revise the requirements for approving our product candidates, or such requirements may not be as we anticipate;

•	the FDA may require us to conduct clinical trials comparing our product candidates against the current standard of care in the U.S.; and

•	the FDA may refuse to file a Biologics License Application (“BLA”) or New Drug Application (“NDA”) within 60 days of our submission if it is incomplete or insufficient.

We could encounter delays if a clinical trial is suspended or terminated by us or our partners, by the IRBs of the institutions at which such trials are being conducted, by the Data Safety Monitoring Board, or DSMB, for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination or clinical hold due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, adverse findings upon an inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Further, the FDA may disagree with our clinical trial design or our interpretation of data from clinical trials or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials.

Our product development costs will also increase if we experience delays in testing or regulatory approvals. We do not know whether any of our future clinical trials will begin as planned, or whether any of our current or future clinical trials will need to be restructured or will be completed on schedule, if at all. Significant preclinical study or clinical trial delays, including those caused by the COVID-19 pandemic, also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which would impair our ability to successfully commercialize our product candidates and may significantly harm our business, operating results, financial condition and prospects.

We may investigate our product candidates in combination with other therapies, which exposes us to additional risks.

We may investigate our product candidates in combination with one or more other approved or unapproved therapies to treat medical conditions. Even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or comparable foreign regulatory authorities outside of the United States could revoke approval of the therapy used in combination with our product or that safety, efficacy, manufacturing or supply issues could arise with any of those existing therapies. If the therapies we use in combination with our product candidates are replaced as the standard of care for the indications we choose for any of our product candidates, the FDA or comparable foreign regulatory authorities may require us to conduct additional clinical trials. The occurrence of any of these risks could result in our own products, if approved, being removed from the market or being less successful commercially.

Risks Related to Comera’s Business Operations and Industry

Unless the context otherwise requires, all references in this “Risks Related to Comera’s Business Operations and Industry” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

We may experience fluctuations in our operating results, which could make our future operating results difficult to predict or cause our operating results to fall below analysts’ and investors’ expectations.

Our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:

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the timing and success or failure of clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	our ability to successfully recruit and retain subjects for clinical trials, and any delays caused by difficulties in such efforts;

•	our ability to obtain marketing approval for our product candidates, and the timing and scope of any such approvals we may receive;

•	the timing and cost of, and level of investment in, research and development activities relating to our product candidates, which may change from time to time;

•	the cost of manufacturing our product candidates, which may vary depending on the difficulty of manufacture, quantity of production and the terms of our agreements with manufacturers;

•	our ability to attract, hire and retain qualified personnel;

•	expenditures that we will or may incur to develop additional product candidates;

•	the level of demand for our product candidates should they receive approval, which may vary significantly;

•	the risk/benefit profile, cost and reimbursement policies with respect to our product candidates, if approved, and existing and potential future therapeutics that compete with our product candidates;

•	general market conditions or extraordinary external events, such as recessions or the COVID-19 pandemic;

•	the changing and volatile U.S. and global economic environments; and

•	future accounting pronouncements or changes in our accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our securities could decline substantially. Such price decline could occur even when we have met any previously publicly stated guidance we may provide.

Our success depends on broad market acceptance of our products if approved, which we may never achieve.

Our proposed product candidates may include new versions of existing approved intravenous biological products, with reduced viscosity and other features designed to allow our products to be administered by subcutaneous injection; new improved versions of existing subcutaneous biologics; or biosimilar versions of existing subcutaneous biologics. Thus, the success of our product candidates will depend primarily on our products demonstrating advantages over the existing products in terms of safety, efficacy, convenience, or other factors. If FDA and other regulatory authorities does not approve our products with labeling that allows us to promote such advantages, we may not be able to compete with the existing reference biologic products. Even if our current product candidates and any future product candidates are approved by the appropriate regulatory authorities for marketing and sale with desirable labeling regarding advantages of our products, they still may not gain acceptance among physicians, patients, third-party payers, and others in the medical community. If any product candidates for which we obtain regulatory approval do not gain an adequate level of market acceptance, we may not generate significant revenue and may not grow or maintain profitability. Market acceptance of our current product candidates and any future product candidates by the medical community, patients and third-party payers will depend on a number of factors, some of which are beyond our control. For example, physicians are often reluctant to switch their patients, and patients may be reluctant to switch, from existing therapies even when new and potentially more effective or safer treatments enter the market. Physicians and healthcare providers earn revenue from intravenous infusion procedures and may be reluctant to switch patients to products that allow in-home self-administration. If public perception is influenced by claims that the use of our products is unsafe, our products, once approved, may not be accepted by the general public or the medical community. Future adverse events could also result in greater governmental regulation, stricter labeling requirements and potential regulatory delays in the testing or approvals of our product candidates.

Efforts to educate the medical community and third-party payers on the benefits of our current product candidates and any future product candidates may require significant resources and may not be successful. If our current product candidates or any future product candidates are approved but do not achieve an adequate level of market acceptance, we could be prevented from or significantly delayed in achieving profitability. The degree of market acceptance of any of our current product candidates and any future product candidates will depend on a number of factors, including:

•	our ability to obtain regulatory approval of labeling to support our products’ advantages over competing products with the same active molecule used for the same indication(s);

•	the efficacy of our current product candidates and any future product candidates;

•	the prevalence and severity of adverse events associated with our current product candidates and any future product candidates or those products with which they may be co-administered;

•	the clinical indications for which our product candidates are approved and the approved claims that we may make for the products;

•

limitations or warnings contained in the product’s FDA-approved labeling or those of comparable foreign regulatory authorities, including potential limitations or warnings for our current product candidates and any future product candidates that may be more restrictive than other competitive products;

•

changes in the standard of care for the targeted indications for our current product candidates and any future product candidates, or in applicable clinical practice guidelines, any of which could reduce the marketing impact of any claims that we could make following FDA approval or approval by comparable foreign regulatory authorities, if obtained;

•	the relative convenience and ease of administration of our current product candidates and any future product candidates and any products with which they are co-administered;

•	the cost of treatment compared with the economic and clinical benefit of alternative treatments or therapies;

•	the availability of adequate coverage or reimbursement by third party payers;

•	the price concessions required by third-party payers to obtain coverage;

•	the willingness of patients to pay out-of-pocket in the absence of adequate coverage and reimbursement;

•	the extent and strength of our marketing and distribution of our current product candidates and any future product candidates;

•	the cost, safety, efficacy, and other potential advantages over, and availability of, alternative treatments already used or that may later be approved;

•

distribution and use restrictions imposed by the FDA or comparable foreign regulatory authorities with respect to our current product candidates and any future product candidates or to which we agree as part of a Risk Evaluation and Mitigation Strategy (“REMS”) or voluntary risk management plan;

•	the timing of market introduction of our current product candidates and any future product candidates, as well as competitive products;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the extent and strength of our third-party manufacturer and supplier support;

•	the actions of companies that market any products with which our current product candidates and any future product candidates may be co-administered;

•	the approval of other new products;

•	adverse publicity about our current product candidates and any future product candidates or any products with which they are co-administered, or favorable publicity about competitive products; and

•	potential product liability claims.

We may not be successful in addressing these or other factors that might affect the market acceptance of our product candidates. Failure to achieve widespread market acceptance of our product candidates would materially harm our business, operating results, financial condition and prospects.

We operate in an intensely competitive market that includes companies with greater financial, technical and marketing resources than us.

The development and commercialization of new products in the biopharmaceutical and related industries is highly competitive and characterized by rapidly advancing technologies and a strong emphasis on intellectual property. We face substantial competition from many different sources, including pharmaceutical and biotechnology companies, academic research institutions and governmental agencies and public and private research institutions across various components of our product and service offerings.

Our competitors include divisions of large pharmaceutical companies and biotechnology companies of various sizes. We face competition with respect to our current product candidates and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Any product candidate that we successfully develop and commercialize will compete with currently approved therapies and new therapies that may become available in the future from segments of the pharmaceutical, biotechnology and other related markets. Key product features that would affect our ability to effectively compete with other therapeutics include the efficacy, safety, convenience and cost of our products. We believe principal competitive factors to our business include, among other things, the scalability of our pipeline and business, our innovative technology, and our access to, and ability to raise capital.

Many of the companies that we compete against or which we may compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing approved products than we do. These companies will also be able to efficiently develop and market products in multiple indications or disease areas faster than we can. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our strategy.

Our commercial opportunity could be reduced or eliminated if our competitors engage in more extensive research and development efforts, undertaking more impactful marketing campaigns, adopt more aggressive pricing strategies, which may allow them to increase their market share or generate revenue more effectively than we do. Also, some of our current competitors have, and potential competitors may have, longer operating histories, greater brand recognition, greater global infrastructures, greater resources and technical capabilities, significantly greater financial, marketing and other resources and larger customer bases than we do. In addition, our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient than any products that we may develop. Our competitors may also obtain FDA or other regulatory approval for their products sooner than we may obtain approval for ours and for multiple indications in parallel, which could result in our competitors establishing a strong market position before we are able to enter the market. The key competitive factors affecting the success of all of our product candidates, if approved, are likely to be their efficacy, safety, convenience, price, level of competition, and availability of reimbursement from government and other third-party payers.

From time to time, stockholders, competitors and activist investors may attempt to influence us, which could adversely affect our operations, financial condition and the value of our stock.

Market participants, such as our direct and indirect competitors and activist stockholders, may propose a variety of actions for our company, including seeking to acquire a controlling stake in our company, engaging in proxy solicitations, involving themselves in the governance and strategic direction of our company, or otherwise attempting to effect changes at our company. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases, or sales of assets or the entire company or changes to our business strategy. Such campaigns can be led by stockholders that have interests that are different from the majority of our stockholders and our board, and may not be in the best interests of the company. Responding to proxy contests and other actions by stockholders can be costly and time-consuming, could disrupt our operations and divert the attention of our board of directors and senior management from the pursuit of our business strategies, and otherwise adversely affect our operations, financial condition and the value of our securities.

The COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. The coronavirus pandemic is evolving, and has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The extent to which the coronavirus impacts our operations or those of our third-party partners, including our preclinical studies or clinical trial operations, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The continued spread of COVID-19 globally could adversely impact our preclinical or clinical trial operations, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. For example, similar to other biopharmaceutical companies, we or our collaborators may experience delays in initiating studies, protocol deviations, enrolling clinical trials, or dosing of patients in clinical trials as well as in activating new trial sites. COVID-19 may also affect employees of third-party contract research organizations located in affected geographies that we or our collaborators rely upon to carry out clinical trials. Any negative impact COVID-19 has to patient enrollment or treatment or the execution of our product candidates could cause costly delays to clinical trial activities, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses, and have a material adverse effect on our financial results.

Our employees, agents, contractors, consultants, and vendors as well as our license, research and collaboration partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We cannot provide assurance that our compliance controls, policies, and procedures will in every instance protect us from acts committed by our employees, agents, contractors, consultants, commercial partners, and vendors that would violate the law or regulation of the jurisdictions in which we operate, including, without limitation, healthcare, employment, foreign corrupt practices, environmental, competition, and patient privacy and other privacy laws and regulations. Such improper actions could subject us to civil or criminal investigations and monetary and injunctive penalties, and could adversely impact our ability to conduct business, operating results, and reputation. We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners, and vendors. Misconduct by these parties could include intentional, reckless, and/or negligent conduct that fails to comply with the laws enforced by the FDA and comparable foreign regulatory authorities, fails to provide true, complete and accurate information to the FDA and comparable foreign regulatory authorities, fails to comply with manufacturing standards, fails to comply with healthcare fraud and abuse laws in the United States and similar foreign laws, or fails to report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under these laws will increase significantly, and our costs associated with compliance with these laws are also likely to increase. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws could also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in our preclinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. These laws and regulations may impact, among other things, proposed and future sales, marketing, and education programs. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If our operations are found to be in violation of any of the laws and regulations that may apply to us, we may be subject to the imposition of civil, criminal, and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal and state healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment.

Negative media coverage could adversely affect our business and commitments to self-regulation may subject us to investigations and litigation.

The healthcare industry receives a high degree of media coverage in the United States. Unfavorable publicity regarding, for example, the healthcare industry, litigation or regulatory activity, our offerings and products, medication pricing, pricing structures in place amongst the industry participants, our data privacy or data security practices or our revenue could adversely affect our reputation. Such negative publicity also could have an adverse effect on our ability to attract and retain collaborators, partners, or employees, and result in decreased revenue, which would adversely affect our business, financial condition and results of operation.

In addition, commitments to self-regulation in the healthcare industry may subject us to investigation by government or self-regulatory bodies, government or private litigation, and harm our reputation, brand, business, operating results and financial condition.

Our success depends on our ability to retain key members of our management team and on our ability to hire, train, retain and motivate new employees.

Our success depends on the skills, experience and performance of key members of our senior management team. The individual and collective efforts of these and other members of our senior management team will be important as we continue to develop product candidates, establish strategic partnerships and build out our operations. The loss or incapacity of existing members of our executive management team could adversely affect our operations if we experience difficulties in hiring qualified successors. Our executive officers have signed employment agreements with us, but their service is at-will and may end at any point in time.

Our research and development initiatives and laboratory operations depend on our ability to attract and retain highly skilled scientists, technicians and engineers. We may not be able to attract or retain qualified scientists, clinical personnel, technicians or engineers in the future due to the competition for qualified personnel among life science and technology businesses. We also face competition from universities and public and private research institutions in recruiting and retaining highly qualified scientific personnel. We may have difficulties locating, recruiting or retaining qualified personnel across functions that we deem critical to our success. Recruiting, training and retention difficulties can limit our ability to support our research and development and commercialization efforts. All of our employees are at-will, which means that either we or the employee may terminate their employment at any time.

In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development, regulatory and commercialization strategy. Our consultants and advisors may provide services to other organizations and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. The loss of the services of one or more of our current consultants or advisors might impede the achievement of our research, development, regulatory and commercialization objectives.

Our reliance on third parties heightens the risks we face.

We rely on suppliers, vendors and partners for certain key aspects of our business, including support for information technology systems and certain human resource functions. We do not control these partners, but we depend on them in ways that may be significant to us. If these parties fail to meet our expectations or fulfill their obligations to us, we may fail to receive the expected benefits. In addition, if any of these third parties fails to comply with applicable laws and regulations in the course of its performance of services for us, there is a risk that we may be held responsible for such violations as well. This risk is particularly serious in emerging markets, where corruption is often prevalent and where the third parties that we may come to rely on do not have internal compliance resources comparable to our own. Any such failures by third parties, in emerging markets or elsewhere, could adversely affect our business, reputation, financial condition or results of operations.

We rely on, and intend to continue to rely on third parties to conduct our preclinical testing, research and clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research or testing.

We have been relying on third parties for our preclinical studies, and we expect to continue to rely on third parties, such as CROs, contract manufacturers of clinical supplies, clinical data management organizations, medical institutions and clinical investigators, to conduct our clinical trials and to conduct some aspects of our research and preclinical testing. These third parties may terminate their engagements with us at any time. If these third parties do not successfully carry out their duties, meet expected deadlines or conduct our studies in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If we are required to enter into alternative arrangements, it could delay our product development activities.

Our reliance on third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA and other international regulatory authorities require us to comply with GCP standards for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, available at www.clinicaltrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

We do not yet have effective disclosure controls and procedures, and internal control over financial reporting.

We do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. We have expended, and will be required to continue expending, time and resources to further improve our internal controls over financial reporting, including by expanding our staff. We cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities. We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake.

Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Risks Related to Comera’s Strategic Agreements and Relationships with Third Parties

Unless the context otherwise requires, all references in this “Risks Related to Comera’s Strategic Agreements and Relationships with Third Parties” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

We expect to enter into in-license agreements under which we acquire rights to use, develop, manufacture and/or commercialize product candidates. If these collaborations are not successful, our business could be adversely affected.

In the future, we expect to seek and form strategic alliances, create joint ventures or collaborations, or enter into acquisitions or licensing arrangements with third parties that we believe will complement or augment our existing technologies and product candidates. We may not realize the benefits of any acquisitions, in-licenses or strategic alliances that we enter into. These transactions can entail numerous operational and financial risks, including exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies, incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses, difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business, impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership and the inability to retain key employees of any acquired business. As a result, we may not be able to realize the benefits of such future acquisitions or in-licenses if we are unable to successfully integrate them into our operations and company culture. Following a strategic transaction or license, we may not achieve the revenue or specific net income that justifies such transaction or such other benefits that led us to enter into the arrangement. If we breach our obligations under these agreements, we may be required to pay damages, lose our rights to these programs or both, which would adversely affect our business and prospects.

Any collaborations we enter into may pose several risks, including the following:

•	Collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•	Collaborators may not perform their obligations as expected;

•	The clinical trials conducted as part of these collaborations may not be successful;

•

Collaborators may not pursue development and/or commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding or external factors, such as an acquisition, that divert resources or create competing priorities;

•

Collaborators may delay or provide insufficient funding for development efforts or undertake efforts that create questions of safety and efficacy regarding or related programs, and they may not provide us with the necessary data and support needed to facilitate our planned development and regulatory strategy;

•

Collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•

Product candidates developed in collaboration with us may be viewed by collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the commercialization of our product candidates;

•

Disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development of any programs or product candidates, may cause delays or termination of the research, development, manufacture or commercialization of such programs or product candidates, may lead to additional responsibilities for us with respect to such programs or product candidates or may result in litigation or arbitration, any of which would be time-consuming and expensive;

•

Collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

•	Disputes may arise with respect to the ownership of intellectual property developed pursuant to our collaborations;

•	Collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

•	Collaborations may be terminated and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

If our collaborations do not result in the successful development and commercialization of products, or if one of any future collaborators terminates its agreement with us, we may not receive any milestone or royalty payments under the collaboration. If we do not receive the payments we expect under these agreements, our development of product candidates could be delayed and we may need additional resources to develop our product candidates. All of the risks relating to product development, regulatory approval and commercialization summarized and described in this report also apply to the activities of our collaborators.

In addition, if any collaborator terminates its agreement with us, we may find it more difficult to attract new collaborators and our reputation among the business and financial communities could be adversely affected.

We may seek to establish additional collaborations, and, if we are not able to establish them on commercially reasonable terms, or at all, we may have to alter our development and commercialization plans.

Our product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. The terms of any additional collaborations or other arrangements that we may establish may not be favorable to us.

We may also be restricted under collaboration agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate additional collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

We may be required to pay certain milestones and royalties under our license or collaboration agreements with third-party licensors or collaborators.

Under our future license or collaboration agreements, we may be required to pay milestones, royalties and other payments based on our revenues, including revenues from product sales, and these milestones and royalty payments could adversely affect the overall profitability of any products that we may seek to commercialize. In order to maintain our rights under these agreements, we may need to meet certain specified milestones in the development of our product candidates. Further, our licensors (or their licensors), licensees or other strategic collaborators may dispute the terms, including amounts, that we are required to pay under the respective license or collaboration agreements. If these claims result in a material increase in the amounts that we are required to pay to our licensors or collaborators, or in a claim of breach of the license, our ability to research, develop and obtain approval of product candidates or to commercialize our products could be significantly impaired.

We may rely on third parties to conduct our future clinical trials of our product candidates, in the U.S. and other jurisdictions. If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We do not have the ability to independently conduct clinical trials. We expect to rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct or otherwise support clinical trials for our product candidates. We may also rely on academic and private non-academic institutions to conduct and sponsor clinical trials relating to our product candidates. We will not control the design or conduct of the investigator-sponsored trials, and it is possible that the FDA or non-U.S. regulatory authorities will not view these investigator-sponsored trials as providing adequate support for future clinical trials, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results.

Such arrangements will likely provide us certain information rights with respect to the investigator-sponsored trials, including access to and the ability to use and reference the data, including for our own regulatory filings, resulting from the investigator-sponsored trials. However, we would not have control over the timing and reporting of the data from investigator-sponsored trials, nor would we own the data from the investigator-sponsored trials. If we are unable to confirm or replicate the results from the investigator-sponsored trials or if negative results are obtained, we would likely be further delayed or prevented from advancing further clinical development of our product candidates. Further, if investigators or institutions breach their obligations with respect to the clinical development of our product candidates, or if the data proves to be inadequate compared to the first-hand knowledge we might have gained had the investigator-sponsored trials been sponsored and conducted by us, then our ability to design and conduct any future clinical trials ourselves may be adversely affected.

We, our principal investigators and our CROs are required to comply with regulations, including Good Clinical Practices (“GCPs”), for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces GCP regulations through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If we, our principal investigators or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our future clinical trials will comply with GCPs. In addition, our clinical trials must be conducted with product candidates produced under current Good Manufacturing Practice (“cGMP”) regulations. Our failure or the failure of our principal investigators or CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process, significantly increase our expenditures and could also subject us to enforcement action. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

Many of our current and planned clinical trials are conducted by CROs and we expect CROs will conduct all of our future clinical trials. As a result, many important aspects of our development programs, including their conduct and timing, are outside of our direct control. Our reliance on third parties to conduct future clinical trials also results in less direct control over the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:

•	have staffing difficulties;

•	fail to comply with contractual obligations;

•	experience regulatory compliance issues;

•	undergo changes in priorities or become financially distressed; or

•	form relationships with other entities, some of which may be our competitors.

These factors may adversely affect the willingness or ability of third parties to conduct our clinical trials and may subject us to unexpected cost increases that are beyond our control. If the principal investigators or CROs do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development, regulatory approval and commercialization of our product candidates may be delayed, we may not be able to obtain regulatory approval and commercialize our product candidates or our development program may be materially and irreversibly harmed. If we are unable to rely on clinical data collected by our principal investigators or CROs, we could be required to repeat, extend the duration of, or increase the size of any clinical trials we conduct and this could significantly delay commercialization and require significantly greater expenditures.

If any of our relationships with these third-party principal investigators or CROs terminate, we may not be able to enter into arrangements with alternative CROs. If principal investigators or CROs do not successfully carry out their contractual obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any clinical trials such principal investigators or CROs are associated with may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our product candidates. As a result, we believe that our financial results and the commercial prospects for our product candidates in the subject indication would be harmed, our costs could increase and our ability to generate revenue could be delayed.

We contract with third parties for the manufacture of our product candidates for preclinical development, clinical testing, and expect to continue to do so for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not currently own or operate, nor do we have any plans to establish in the future, any manufacturing facilities or manufacturing personnel. We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for preclinical development and clinical testing, as well as for the commercial manufacture of our products if any of our product candidates receive marketing approval. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

The facilities used by our contract manufacturers to manufacture our product candidates must be inspected by the FDA pursuant to pre-approval inspections that will be conducted after we submit our marketing applications to the FDA. We do not control the manufacturing process of, and will be completely dependent on, our contract manufacturers for compliance with cGMPs in connection with the manufacture of our product candidates. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to pass regulatory inspections and/or maintain regulatory compliance for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority finds deficiencies with or does not approve these facilities for the manufacture of our product candidates or if it finds deficiencies or withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

If any contract manufacturing organization (“CMO”), with whom we contract fails to perform its obligations, we may be forced to enter into an agreement with a different CMO, which we may not be able to do on reasonable terms, if at all. In such scenario, our clinical trials supply could be delayed significantly as we establish alternative supply sources. In some cases, the technical skills required to manufacture our products or product candidates may be unique or proprietary to the original CMO and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change CMOs for any reason, we will be required to verify that the new CMO maintains facilities and procedures that comply with quality standards and with all applicable regulations. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new CMO could negatively affect our ability to develop product candidates or commercialize our products in a timely manner or within budget. Furthermore, a CMO may possess technology related to the manufacture of our product candidate that such CMO owns independently. This would increase our reliance on such CMO or require us to obtain a license from such CMO in order to have another CMO manufacture our product candidates. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials.

Further, our failure, or the failure of our third party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, if approved, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business and supplies of our product candidates.

We may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party;

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Our product candidates and any products that we may develop may compete with other product candidates and approved products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. If our current contract manufacturers cannot perform as agreed, we may be required to replace such manufacturers. We may incur added costs and delays in identifying and qualifying any such replacement.

Our current and anticipated future dependence upon others for the manufacture of our product candidates or products may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

The manufacture of biologics is complex and our third-party manufacturers may encounter difficulties in production. If any of our third-party manufacturers encounter such difficulties, our ability to provide a supply of our current product candidates or any future product candidates for clinical trials or our products for patients, if approved, could be delayed or prevented.

Manufacturing biologics, especially in large quantities, is often complex and may require the use of innovative technologies to handle living cells. Each lot of an approved biologic must undergo thorough testing for identity, strength, quality, purity and potency. Manufacturing biologics requires facilities specifically designed for and validated for this purpose, and sophisticated quality assurance and quality control procedures are necessary. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage. When changes are made to the manufacturing process, we may be required to provide preclinical and clinical data showing the comparable identity, strength, quality, purity or potency of the products before and after such changes. If microbial, viral or other contaminations are discovered at the facilities of our manufacturers, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm our business.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with good manufacturing practices, lot consistency and timely availability of raw materials. Even if we obtain marketing approval for any of our current product candidates or any future product candidates, there is no assurance that our manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential commercial launch of the product or to meet potential future demand. If our manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

The third parties upon whom we rely for the supply of the active pharmaceutical ingredients and drug product to be used the preclinical testing and clinical trials for our product candidates are currently our sole source of supply, and the loss of any of these suppliers could significantly harm our business.

The active pharmaceutical ingredients (“API”) and drug product we may use in all of our product candidates are currently supplied to us from single-source suppliers. Our ability to successfully develop our product candidates, and to ultimately supply our commercial products in quantities sufficient to meet the market demand, depends in part on our ability to obtain the API and drug product for these products in accordance with regulatory requirements and in sufficient quantities for clinical testing and commercialization. We are also unable to predict how changing global economic conditions or potential global health concerns such as the COVID-19 pandemic will affect our third-party suppliers and manufacturers. Any negative impact of such matters on our third-party suppliers and manufacturers may also have an adverse impact on our results of operations or financial condition.

For all of our product candidates, we intend to identify and qualify additional manufacturers to provide such API and drug product prior to submission of an application for approval with the FDA, EMA or other applicable regulatory authority. We are not certain, however, that our single-source suppliers will be able to meet our demand for their products, either because of the nature of our agreements with those suppliers, our limited experience with those suppliers or our relative importance as a customer to those suppliers. It may be difficult for us to assess their ability to timely meet our demand in the future based on past performance. While our suppliers have generally met our demand for their products on a timely basis in the past, they may subordinate our needs in the future to their other customers.

Establishing additional or replacement suppliers for the API and drug product used in our product candidates, if required, may not be accomplished quickly. If we are able to find a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory inspection or approval, which could result in further delay. While we seek to maintain adequate inventory of the API and drug product used in our product candidates, any interruption or delay in the supply of components or materials, or our inability to obtain such API and drug product from alternate sources at acceptable prices in a timely manner could impede, delay, limit or prevent our development efforts, which could harm our business, results of operations, financial condition and prospects.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial revenue, we expect to finance our cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. Our future need for additional funding depends on many factors, including:

•	the scope, progress, results and costs of researching and developing our current product candidates, as well as other additional product candidates we may develop and pursue in the future;

•	the timing of, and the costs involved in, obtaining marketing approvals for our product candidates and any other additional product candidates we may develop and pursue in the future;

•	the number of future product candidates that we may pursue and their development requirements;

•

the costs of commercialization activities for our product candidates, to the extent such costs are not the responsibility of any current or future collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

•	subject to receipt of regulatory approval, revenue, if any, received from commercial sales of our product candidates or any other additional product candidates we may develop and pursue in the future;

•	the extent to which we in-license or acquire rights to other products, product candidates or technologies;

•	our ability to establish collaboration arrangements for the development of our product candidates on favorable terms, if at all;

•	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

•

the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

•	the costs of operating as a public company.

The terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our securities to decline. To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest may be diluted, and the terms of those securities may include liquidation or other preferences that may adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, acquiring, selling or licensing intellectual property rights, and making capital expenditures, declaring dividends or other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to meet certain milestones in connection with debt financing and the failure to achieve such milestones by certain dates may force us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us which could have a material adverse effect on our business, operating results and prospects.

We also could be required to seek funds through arrangements with additional collaborators. If we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or product candidates, grant licenses on terms that may not be favorable to us or grant rights to develop and market our product candidates that we would otherwise prefer to develop and market ourselves, any of which may have a material adverse effect on our business, operating results and prospects.

Risks Related to Comera’s Intellectual Property

Unless the context otherwise requires, all references in this “Risks Related to Comera’s Intellectual Property” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

If we are unable to obtain and maintain patent and other intellectual property protection for our technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad or we are delayed in bringing product candidates to market such that those products have a shorter period of patent exclusivity than we expect, our competitors could develop and commercialize technology and drugs similar or identical to ours, and our ability to successfully commercialize our technology and drugs may be impaired.

Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection in the United States and other countries for our current and future product candidates, as well as for their respective compositions, formulations, methods used to manufacture them, and methods of treatment, in addition to successfully defending these patents against third-party challenges. We seek to protect our proprietary and intellectual property position by, among other methods, filing patent applications in the United States and abroad related to our proprietary technology, inventions, and improvements that are important to the development and implementation of our business. Our ability to stop unauthorized third parties from making, using, selling, offering to sell, or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. The degree of patent protection we require to successfully commercialize our current and future product candidates may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We cannot provide any assurances that any of our patents have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect our current or future product candidates. In addition, if the breadth or strength of protection provided by our patent applications or any patents we may own or in-license is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. For example, in jurisdictions outside the United States, a license may not be enforceable unless all the owners of the intellectual property agree or consent to the license. Accordingly, any actual or purported co-owner of our patent rights could seek monetary or equitable relief requiring us to pay it compensation for, or refrain from, exploiting these patents due to such co-ownership.

Furthermore, patents have a limited lifespan. In the United States, and most other jurisdictions in which we have undertaken patent filings, the natural expiration of a patent is generally 20 years after it is filed, assuming all maintenance fees are paid. Various extensions may be available, on a jurisdiction-by-jurisdiction basis; however, the life of a patent, and thus the protection it affords, is limited. In the United States, depending upon the timing, duration, and specifics of any FDA marketing approval of a product candidate, the patent term of a patent that covers an FDA-approved product may be eligible for limited patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, permits a patent term extension of up to five (5) years beyond the expiration of the patent. While, in the future, if and when our product candidates receive FDA approval, we expect to apply for patent term extensions on patents directed to those candidates, there is no guarantee that the applicable authorities will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. We may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of the relevant patents, or otherwise failing to satisfy applicable requirements. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, patents we may own or in-license may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing drugs similar or identical to our current or future product candidates, including generic versions of such drugs.

Other parties have developed technologies that may be related or competitive to our own, and such parties may have filed or may file patent applications, or may have received or may receive patents, claiming inventions that may overlap or conflict with those claimed in our own patent applications or issued patents, with respect to either the same compounds, methods, formulations or other subject matter, in either case that we may rely upon to dominate our patent position in the market. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until at least 18 months after the earliest priority date of patent filing, or, in some cases, not at all.

Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in patents we may own or in-license patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights cannot be predicted with any certainty.

In addition, the patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Further, with respect to certain pending patent applications covering our current or future product candidates, prosecution has yet to commence. Patent prosecution is a lengthy process, during which the scope of the claims initially submitted for examination by the relevant patent office(s) may be significantly narrowed by the time they issue, if they ever do. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from or to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

Even if we acquire patent protection that we expect should enable us to establish and/or maintain a competitive advantage, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. We may become involved in post-grant proceedings such as opposition, derivation, reexamination, inter partes review, post-grant review, or interference proceedings challenging our patent rights or the patent rights of others from whom we may in the future obtain licenses to such rights, in the U.S. Patent and Trademark Office (the “USPTO”) the European Patent Office (the “EPO”), or in other countries. In addition, we may be subject to a third-party submission to the USPTO, the EPO, or elsewhere, that may reduce the scope or preclude the granting of claims from our pending patent applications. Competitors may allege that they invented the inventions claimed in our issued patents or patent applications prior to us, or may file patent applications before we do. Competitors may also claim that we are infringing their patents and that we therefore cannot practice our technology as claimed under our patents or patent applications. Competitors may also contest our patents by claiming to an administrative patent authority or judge that the invention was not patent-eligible, was not original, was not novel, was obvious, and/or lacked inventive step, and/or that the patent application filing failed to meet relevant requirements relating to description, basis, enablement, and/or support. In litigation, a competitor could claim that our patents, if issued, are not valid or are unenforceable for a number of reasons. If a court or administrative patent authority agrees, we would lose our protection of those challenged patents.

In addition, we may in the future be subject to claims by our former employees or consultants asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although we generally require all of our employees, consultants and advisors and any other third parties who have access to our proprietary know-how, information or technology to assign or grant similar rights to their inventions to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to our intellectual property, nor can we be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy.

An adverse determination in any such submission or proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and drugs, without payment to us, or could limit the duration of the patent protection covering our technology and current and future product candidates. Such challenges may also result in our inability to manufacture or commercialize our current and future product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if they are unchallenged, our issued patents and our pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent patents we may own or in-license by developing similar or alternative technologies or drugs in a non-infringing manner. For example, a third-party may develop a competitive drug that provides benefits similar to one or more of our current or future product candidates but that has a different composition or dosage that falls outside the scope of our patent protection. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our current or future product candidates is not sufficiently broad to impede such competition, our ability to successfully commercialize our current and future product candidates could be negatively affected, which would harm our business, operating results, financial condition and prospects.

Furthermore, even if we are able to issue patents with claims of valuable scope in one or more jurisdictions, we may not be able to secure such claims in all relevant jurisdictions, or in a sufficient number to meaningfully reduce competition. Our competitors may be able to develop and commercialize their products, including products identical to ours, in any jurisdiction in which we are unable to obtain, maintain, or enforce such patent claims.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, deadlines, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we fail to comply with these requirements. We may miss a filing deadline for patent protection on these inventions.

The USPTO and foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after issuance of any patent. In addition, periodic maintenance fees, renewal fees, annuity fees and/or various other government fees are required to be paid periodically. While an inadvertent lapse can, in some cases, be cured by payment of a late fee, or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market with similar or identical products or platforms, which could have a material adverse effect on our business prospects and financial condition.

If our trademarks and trade names for our products or company name are not adequately protected in one or more countries where we intend to market our products, we may delay the launch of product brand names, use different trademarks or tradenames in different countries, or face other potentially adverse consequences to building our product brand recognition.

Our trademarks or trade names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing on other marks. We intend to rely on both registration and common law protection for our trademarks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During the trademark registration process, we may receive Office Actions from the USPTO or from comparable agencies in foreign jurisdictions objecting to the registration of our trademark. Although we would be given an opportunity to respond to those objections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and/or to seek the cancellation of registered trademarks. Opposition or cancellation proceedings may be filed against our trademark applications or registrations, and our trademark applications or registrations may not survive such proceedings. If we are unable to obtain a registered trademark or establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

If we are unable to adequately protect and enforce our trade secrets, our business and competitive position would be harmed.

In addition to the protection afforded by patents we may own or in-license, we seek to rely on trade secret protection, confidentiality agreements, and partnership and license agreements to protect proprietary know-how that may not be patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes or our business processes that involve proprietary know-how, information, or technology that may not be covered by patents. Although we require all of our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, trade secrets can be difficult to protect and we have limited control over the protection of trade secrets used by our collaborators and suppliers. We cannot be certain that we have or will obtain these agreements in all circumstances and we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information.

Moreover, any of these parties might breach the agreements and intentionally or inadvertently disclose our trade secret information and we may not be able to obtain adequate remedies for such breaches. In addition, competitors may otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights and trade secrets to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property and trade secrets to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could adversely affect our business, financial condition, results of operations and future prospects.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. If we choose to go to court to stop a third-party from using any of our trade secrets, we may incur substantial costs. These lawsuits may consume our time and other resources even if we are successful. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third-party, we would have no right to prevent them from using that technology or information to compete with us.

Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual or entity during the course of the party’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties. In the case of employees, the proprietary information and inventions assignment agreements with employees provide that the employees shall assign and transfer, and will assign and transfer, to us the rights, title, and interest in all inventions that (a) relate to our business or that of our affiliates, our customers or suppliers, or any of the products or services being researched, developed or sold by us or our affiliates; (b) result from tasks assigned by us; or (c) result from the use of our premises or personal property. Although we require all of our employees to assign their inventions to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may initiate, become a defendant in, or otherwise become party to lawsuits to protect or enforce our intellectual property rights, which could be expensive, time-consuming, and unsuccessful.

There is considerable patent and other intellectual property litigation in the pharmaceutical and biotechnology industries. We may become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our technology and product candidates, including interference proceedings, post grant review, inter parties review, and derivation proceedings before the USPTO and similar proceedings in foreign jurisdictions such as oppositions before the European Patent Office.

Competitors may infringe any patents we may own or in-license. In addition, any patents we may own or in-license also may become involved in inventorship, priority, validity or unenforceability disputes. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke such parties to assert counterclaims against us alleging that we infringe, misappropriate or otherwise violate their intellectual property. In addition, in a patent infringement proceeding, such parties could counterclaim that the patents we or our licensors have asserted are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may institute such claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter parties review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, in an infringement proceeding, a court may decide that one or more of any patents we may own or in-license is not valid or is unenforceable or that the other party’s use of our technology that may be patented falls under the safe harbor to patent infringement under 35 U.S.C. § 271(e)(1). There is also the risk that, even if the validity of these patents is upheld, the court may refuse to stop the other party from using the technology at issue on the grounds that any patents we may own or in-license do not cover the technology in question or that such third-party’s activities do not infringe our patent applications or any patents we may own or in-license.

Even if we believe that third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of misappropriation, infringement, validity, enforceability, or priority. A court of competent jurisdiction could hold these third-party patents are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any technology or product candidate covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Conversely, an adverse result in any litigation or defense proceedings could put one or more of any patents we may own or in-license at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing.

Post-grant proceedings provoked by third-parties or brought by the USPTO may be necessary to determine the validity or priority of inventions with respect to our patent applications or any patents we may own or in-license. These proceedings are expensive and an unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. In addition to potential USPTO post-grant proceedings, we may become a party to patent opposition proceedings in the EPO, or similar proceedings in other foreign patent offices or courts where our patents may be challenged. The costs of these proceedings could be substantial, and may result in a loss of scope of some claims or a loss of the entire patent. An unfavorable result in a post-grant challenge proceeding may result in the loss of our right to exclude others from practicing one or more of our inventions in the relevant country or jurisdiction, which could have a material adverse effect on our business. Litigation or post-grant proceedings within patent offices may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities.

We may not be able to detect infringement against any patents we may own or in-license. Even if we detect infringement by a third-party of any patents we may own or in-license, we may choose not to pursue litigation against or settlement with the third-party. If we later sue such third-party for patent infringement, the third-party may have certain legal defenses available to it, which otherwise would not be available except for the delay between when the infringement was first detected and when the suit was brought. Such legal defenses may make it impossible for us to enforce any patents we may own or in-license against such third-party.

Intellectual property litigation and administrative patent office patent validity challenges in one or more countries could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

The legal threshold for initiating litigation or contested proceedings is low, so that even lawsuits or proceedings with a low probability of success might be initiated and require significant resources to defend. The risks of being involved in such litigation and proceedings may increase if and as our product candidates near commercialization and as we gain the greater visibility associated with being a public company. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our securities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, patient support or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. As noted above, some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace, including compromising our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development collaborations that would help us commercialize our current or future product candidates, if approved. Any of the foregoing events would harm our business, financial condition, results of operations and prospects.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

We may be unable to obtain patent or other intellectual property protection for our current or future product candidates or our future products, if any, in all jurisdictions throughout the world, and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

We may not be able to pursue patent coverage of our current or future product candidates in all countries. Filing, prosecuting and defending patents on current or future product candidates in all countries throughout the world would be prohibitively expensive, and intellectual property rights in some countries outside the United

States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the United States. These products may compete with our current or future product candidates and in jurisdictions where we do not have any issued patents our patent applications or other intellectual property rights may not be effective or sufficient to prevent them from competing. We will need to decide whether and in which jurisdictions to pursue protection for the various inventions in our portfolio prior to applicable deadlines.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to pharmaceutical products, which could make it difficult for us to stop the infringement of any patents we may own or in-license or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce any rights we may have in our patent applications or any patents we may own or in-license in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put any patents we may own or in-license at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents we may own or license that are relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

If we fail to comply with our obligations in any agreements under which we may license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We may from time to time be party to license, funding and collaboration agreements with third parties to advance our research or allow commercialization of current or future product candidates. Such agreements may impose numerous obligations, such as development, diligence, payment, commercialization, funding, milestone, royalty, sublicensing, insurance, patent prosecution, enforcement and other obligations on us and may require us to meet development timelines, or to exercise commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the licenses. If we fail to comply with such obligations, our counterparties might therefore terminate the license, funding or collaboration agreements or require us to grant them certain rights, thereby removing or limiting our ability to develop and commercialize products and technologies covered by these agreements.

Any termination of these may result in our having to negotiate new or reinstated agreements with less favorable terms, or cause us to lose our rights under those agreements, including our rights to important intellectual property or technology, which could harm our ability to commercialize our current or future product candidates. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Additionally, these and other license agreements may not provide exclusive rights to use the licensed intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and drugs in the future. As a result, we may not be able to prevent competitors from developing and commercializing competitive products and technology in fields of use and territories not included in enforcement, and defense of patents and patent applications directed to the technology that we license from third parties. Therefore, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, and defended in a manner consistent with the best interests of our business. If our licensors fail to prosecute, maintain, enforce, and defend such patents, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our drugs that are the subject of such licensed rights could be adversely affected.

We may need to obtain additional licenses from others to advance our research or allow commercialization of our therapeutic candidates. It is possible that we may be unable to obtain additional licenses at a reasonable cost or on reasonable terms, if at all, or such licenses may be non-exclusive. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all.

If we are unable to obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may be required to expend significant time and resources to redesign our technology, therapeutic candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected technology and therapeutic candidates, which could harm our business, financial condition, results of operations, and prospects significantly.

Our licensors may have relied on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents and patent applications we in-licensed. If other third parties have ownership rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Disputes may also arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe, misappropriate or otherwise violate intellectual property rights of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patent and other rights to third parties under collaborative development relationships;

•

our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our current or future product candidates, and what activities satisfy those diligence obligations;

•	the priority of invention of any patented technology; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our future licensors and us and our partners.

In addition, the agreements under which we may license intellectual property or technology from third parties are likely to be complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we may license prevent or impair our ability to maintain future licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected current or future product candidates, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.

We may be subject to claims that our employees or consultants have wrongfully used or disclosed alleged trade secrets.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees or consultants have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we could lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Any granted patents we may own or in-license covering our product candidates or other valuable technology could be narrowed or found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad, including the USPTO and the EPO. A patent asserted in a judicial court could be found invalid or unenforceable during the enforcement proceeding. Administrative or judicial proceedings challenging the validity of our patents or individual patent claims could take months or years to resolve.

If we or our licensors or strategic partners initiate legal proceedings against a third-party to enforce a patent covering one of our current or future product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third-party can assert invalidity or unenforceability of a patent. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of patentable subject matter, lack of written description, lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, in the process of obtaining the patent during patent prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post grant review and equivalent proceedings in foreign jurisdictions (such as opposition proceedings). Such proceedings could result in revocation or amendment to our patent applications or any patents we may own or in-license in such a way that they no longer cover our current or future product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, any rights we may have from our patent applications or any patents we may own or in-license, allow third parties to commercialize our current or future product candidates or other technologies and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our or our future licensors’ priority of invention or other features of patentability with respect to our patent applications and any patents we may own or in-license. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our current or future product candidates and other technologies. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our future licensing partners and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if we are otherwise unable to adequately protect our rights, we would lose at least part, and perhaps all, of the patent protection on our current or future product candidates. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize or license our technology and current or future product candidates.

Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. If we are unsuccessful in any such proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority or inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the current or future product candidates we may develop. The loss of exclusivity or the narrowing of our patent application claims could limit our ability to stop others from using or commercializing similar or identical technology and products. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition and prospects.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our current or future product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act, or Leahy-Smith Act, signed into law on September 16, 2011, could increase the uncertainties and costs surrounding the prosecution of our owned and potential future in-licensed patent applications and the maintenance, enforcement or defense of our owned and potential future in-licensed issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and enable third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent at USPTO-administered post-grant proceedings, including post-grant review, inter parties review, and derivation proceedings. In addition, the Leahy-Smith Act has transformed the U.S. patent system into a “first inventor to file” system. The first-inventor-to-file provisions, however, only became effective on March 16, 2013. However, the Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for our inventions and increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could harm our business, operating results, financial condition and prospects.

The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents once obtained. Additionally, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact our ability to obtain patent protection for our proprietary technology or our ability to enforce our proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might subject us to infringement claims or adversely affect our ability to develop and market our current or future product candidates.

We cannot guarantee that any of our or our licensors’ patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending patent application in the United States and abroad that is relevant to or necessary for the commercialization of our current or future product candidates in any jurisdiction. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. As mentioned previously, patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our current or future product candidates could have been filed by third parties without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our current or future product candidates or the use of our current or future product candidates. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our current or future product candidates. We may incorrectly determine that our current or future product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our current or future product candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our current or future product candidates.

If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, which may be significant, we may be temporarily or permanently prohibited from commercializing any of our current or future product candidates that are held to be infringing. We might, if possible, also be forced to redesign current or future product candidates so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business and could adversely affect our business, financial condition, results of operations and prospects.

Intellectual property rights do not guarantee commercial success of current or future product candidates or other business activities. Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.

The degree of future protection afforded by our intellectual property rights, whether owned or in-licensed, is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third-party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:

•	patent applications that we own or may in-license may not lead to issued patents;

•	patents, should they issue, that we may own or in-license, may not provide us with any competitive advantages, may be narrowed in scope, or may be challenged and held invalid or unenforceable;

•

others may be able to develop and/or practice technology, including excipients that are similar to the chemical compositions of our current or future product candidates, that is similar to our technology or aspects of our technology but that is not covered by the claims of any patents we may own or in-license, should any patents issue;

•	third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;

•	we, or our licensors or collaborators, might not have been the first to make the inventions covered by a patent application that we own or may in-license;

•	we, or our licensors or collaborators, might not have been the first to file patent applications covering a particular invention;

•	others may independently develop similar or alternative technologies without infringing, misappropriating or otherwise violating our intellectual property rights;

•

our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not be able to obtain and/or maintain necessary licenses on reasonable terms or at all;

•

third parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights, or any rights at all, over that intellectual property;

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third-party may subsequently file a patent covering such trade secrets or know-how;

•	we may not be able to maintain the confidentiality of our trade secrets or other proprietary information;

•	we may not develop or in-license additional proprietary technologies that are patentable; and

•	the patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, financial condition, results of operations and prospects.

Risks Related to Government Regulation

Unless the context otherwise requires, all references in this “Risks Related to Government Regulation” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional nonclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In short, the foreign regulatory approval process involves all of the risks associated with FDA approval. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we may intend to charge for our products will also be subject to approval.

Our product candidates may be subject to government price controls in certain jurisdictions that may affect our revenue.

There has been heightened governmental scrutiny in the United States, China, the European Union, Japan and other jurisdictions of pharmaceutical pricing practices in light of the rising cost of prescription drugs. In the United States, such scrutiny has resulted in several recent Congressional inquiries and proposed and enacted federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, Congressional leadership and the Biden administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly enacted legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Outside of the United States, particularly in the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain coverage and reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed.

We may seek priority review designation for one or more of our product candidates, but we might not receive such designation, and even if we do, such designation may not lead to a faster regulatory review or approval process.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. We may request priority review for some of our product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily result in an expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

Accelerated approval by the FDA, even if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive regulatory approval.

We may seek accelerated approval of our current or future product candidates using the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it treats a serious or life-threatening condition and provides a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”), that is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA requires that a sponsor of a drug or biologic receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. These confirmatory trials must be completed with due diligence. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product, if approved. Even if we do receive accelerated approval, we may not experience a faster development or regulatory review or approval process, and receiving accelerated approval does not provide assurance of ultimate FDA approval.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of our product candidates are approved and we are found to have improperly promoted off-label uses of those products, we may become subject to significant liability under the FDCA, the False Claims Act, or other federal or state laws. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, if approved. In particular, in August 2021 the FDA finalized a rule clarifying its position on the types of evidence it will consider when determining a medical product’s intended use. In the final rule, the FDA declined to narrow its interpretation of evidence of intended use to a firm’s promotional claims and indicated its intent to look broadly at any relevant evidence to establish intended use. While the FDA permits the dissemination of truthful and non-misleading information about an approved product, a manufacturer may not promote a product for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we are found to have promoted such off-label uses, intentionally or unintentionally, we may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees, corporate integrity agreements or permanent injunctions under which specified promotional conduct must be changed or curtailed. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

The FDA, the EMA and other regulatory authorities may implement additional regulations or restrictions on the development and commercialization of our product candidates, and such changes can be difficult to predict.

The FDA, the EMA and regulatory authorities in other countries have each expressed interest in further regulating biotechnology products. Agencies at both the federal and state level in the United States, as well as the U.S. Congressional committees and other governments or governing agencies, have also expressed interest in further regulating the biotechnology industry. Such action may delay or prevent commercialization of some or all of our product candidates. Adverse developments in clinical trials of products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of any of our product candidates. These regulatory review agencies and committees and the new requirements or guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies or trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. As we advance our product candidates, we will be required to consult with these regulatory agencies and comply with applicable requirements and guidelines. If we fail to do so, we may be required to delay or discontinue development of such product candidates. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delays as a result of an increased or lengthier regulatory approval process or further restrictions on the development of our product candidates can be costly and could negatively impact our ability to complete clinical trials and commercialize our current and future product candidates in a timely manner, if at all.

Even if we receive regulatory approval for any of our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to post-market study requirements, marketing and labeling restrictions, and even recall or market withdrawal if unanticipated safety issues are discovered following approval. In addition, we may be subject to penalties or other enforcement action if we fail to comply with regulatory requirements.

If the FDA or a comparable foreign regulatory authority approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, import, export, adverse event reporting, storage, advertising, promotion, monitoring, and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and listing, as well as continued compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval. Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing studies, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product. The FDA may also require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	manufacturing delays and supply disruptions where regulatory inspections identify observations of noncompliance requiring remediation;

•	revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

•	imposition of a REMS which may include distribution or use restrictions;

•	requirements to conduct additional post-market clinical trials to assess the safety of the product;

•	clinical trial holds;

•	fines, warning letters or other regulatory enforcement action;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any regulatory approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

Healthcare legislative reform discourse and potential or enacted measures may have a material adverse impact on our business and results of operations and legislative or political discussions surrounding the desire for and implementation of pricing reforms may adversely impact our business.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the ACA was enacted. Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge repeal or replace the ACA, will impact our business.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

At a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs the U.S. Department of Health and Human Services (“HHS”) to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. On September 25, 2020, the HHS’s Centers for Medicare & Medicaid Services (“CMS”) stated that drugs imported by states under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. If implemented, importation of drugs from Canada may materially and adversely affect the price we receive for any of our product candidates. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates would have been calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. However, on August 6, 2021 CMS announced a proposed rule to rescind the Most Favored Nations rule. Additionally, on December 2, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. On November 30, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. Further, implementation of these changes and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical products and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that it will continue to seek new legislative measures to control drug costs. The effect of these legislative and executive activities on our business model and operations is currently unclear.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We are subject to federal and state laws and regulations related to privacy, data protection, information security and consumer protection across different markets where we conduct our business. Our actual or perceived failure to comply with such obligations could harm our business.

We are subject to laws and regulations related to, among other things, privacy, data protection, information security and consumer protection across different markets were we conduct our business in those markets. Such laws and regulations are constantly evolving and changing and are likely to remain uncertain for the foreseeable future. Our actual or perceived failure to comply with such obligations could have an adverse effect on our business, operating results and financial operations. For example, on June 28, 2018, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers, increases the privacy and security obligations of entities handling certain personal information, requires new disclosures to California individuals and affords such individuals new abilities to opt out of certain sales of personal information, and provides for civil penalties for violations as well as a private right of action for data breaches that is expected to increase data breach litigation. Additionally, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and its implementing regulations, and as amended again by the Modifications to the HIPAA Privacy, Security, Enforcement and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to the HIPAA Rules published in January 2013 (commonly referred to as the “Final HIPAA Omnibus Rule”), imposes certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the Final HIPAA Omnibus Rule. There are European and other foreign law equivalents of each of such laws with similar requirements. Complying with these numerous, complex, and often changing regulations is expensive and difficult, and failure to comply with any privacy laws or data security laws or any security incident or breach involving the misappropriation, loss or other unauthorized processing, use or disclosure of sensitive or confidential patient, consumer or other personal information, whether by us, one of our collaborators or another third party, could adversely affect our business, financial condition, and results of operations, including but not limited to investigation costs, material fines and penalties, compensatory, special, punitive, and statutory damages, litigation, consent orders regarding our privacy and security practices, requirements that we provide notices, credit monitoring services, and/or credit restoration services or other relevant services to impacted individuals, adverse actions against our licenses to do business, reputational damage and injunctive relief.

European data collection is also governed by restrictive regulations governing the use, processing and cross-border transfer of personal information. The collection, use, storage, disclosure, transfer, or other processing of personal data regarding individuals in the European Union (the “EU”), including personal health data, is subject to the EU General Data Protection Regulation (“GDPR”), which imposes strict requirements for processing the personal data of individuals within the European Economic Area (the “EEA”). The GDPR is directly applicable in each EU member state and is extended to the EEA. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR implements more stringent operational requirements than its predecessor legislation. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities. For example, the GDPR applies extraterritorially, requires us to make more detailed disclosures to data subjects, requires disclosure of the legal basis on which we can process personal data, makes it harder for us to obtain valid consent for collecting and processing personal data (including data from clinical trials), requires the appointment of data protection officers when sensitive personal data, such as health data, is processed on a large scale, provides more robust rights for data subjects, introduces mandatory data breach notification through the EU, imposes additional obligations on us when contracting with service providers and requires us to adopt appropriate privacy governance, including policies, procedures, training, and data audit. The GDPR provides that EEA countries may establish their own laws and regulations limiting the processing of personal data, including genetic, biometric, or health data, which could limit our ability to use and share personal data or could cause our costs to increase. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain. For example, in 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union (“CJEU”). The CJEU upheld the adequacy of the Standard Contractual Clauses (“SCCs”), a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. New SCCs were adopted by the European Commission on June 4, 2021, replacing the 2001, 204, and 2010 SCCs that were previously in use. Use of the SCCs must nonetheless now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain.

We cannot assure you that our third-party service providers with access to our or our customers’, suppliers’, trial patients’ and employees’ personally identifiable and other sensitive or confidential information will not breach contractual obligations imposed by us, or that they will not experience data security breaches or attempts thereof, which could have a corresponding effect on our business, including putting us in breach of our obligations under privacy laws and regulations and/or which could in turn adversely affect our business, results of operations, and financial condition. We cannot assure you that our contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, use, storage, and transmission of such information. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our internal computer systems, or those used by our contractors or consultants, may fail or experience security breaches or other unauthorized or improper access.

Despite the implementation of security measures, our internal computer systems, and those of our contract research organizations (“CROs”) and other third parties on which we rely, are vulnerable to privacy and information security incidents, such as data breaches, damage from computer viruses and unauthorized access, malware, natural disasters, fire, terrorism, war and telecommunication, electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased.

In February 2022, we became aware that we had been a victim of a criminal fraud commonly referred to as “business email compromise fraud.” The incident involved impersonation of one of our senior personnel through unauthorized access to his email account which resulted in a diversion of Comera funds to unknown parties and a loss of $136,000 for the year ended December 31, 2021. Subsequent to December 31, 2021, as part of the same incident, an additional $590,000 was diverted, resulting in a total loss of $726,000 before we became aware of the problem. We notified federal law enforcement (FBI) and the relevant bank involved, which are working with us to recover the amount lost. At this time, we expect that our insurance will cover up to $300,000 of the total loss. We have retained TCG Technologies to assist in our cyber investigation and remedial measures. Based on our investigation to date, the incident was financially motivated and impacted a single email account. In response to the incident, we conducted a review of our corporate information technology and email policies and are implementing additional security and training measures, including full penetration test (PEN test) of our network, enacted multi-factor authorization (MFA) protocols, implemented an employee education program, and implementing improvements to current network.

Although we did not experience any interruptions in our operations or material disruption of our development programs or business operations, the incidents have been a distraction to our management and any future incidents could interrupt our operations or materially disrupt our development programs. For example, the loss of clinical trial data from completed, ongoing or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, our ability to commercialize products depends on third parties to conduct clinical trials and manufacture products, and similar events relating to their computer systems could also have a material adverse effect on our business.

Unauthorized disclosure of sensitive or confidential data, including personally identifiable information, whether through a breach of computer systems, systems failure, employee negligence, fraud or misappropriation, or otherwise, or unauthorized access to or through our information systems and networks, whether by our employees or third parties, could result in negative publicity, legal liability and damage to our reputation. Unauthorized disclosure of personally identifiable information could also expose us to sanctions for violations of data privacy laws and regulations around the world. To the extent that any disruption or security breach resulted in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

As we become more dependent on information technologies to conduct our operations, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, may increase in frequency and sophistication. These threats pose a risk to the security of our systems and networks, the confidentiality and the availability and integrity of our data and these risks apply both to us, and to third parties on whose systems we rely for the conduct of our business. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we and our partners may be unable to anticipate these techniques or to implement adequate preventative measures. Further, we do not have any control over the operations of the facilities or technology of our cloud and service providers. Our systems, servers and platforms and those of our service providers may be vulnerable to computer viruses or physical or electronic break-ins that our or their security measures may not detect. Individuals able to circumvent such security measures may misappropriate our confidential or proprietary information, disrupt our operations, damage our computers or otherwise impair our reputation and business. We may need to expend significant resources and make significant capital investment to protect against security breaches or to mitigate the impact of any such breaches. There can be no assurance that we or our third-party providers will be successful in preventing cyber-attacks or successfully mitigating their effects. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our future product candidates could be delayed.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad once we enter a commercialization phase and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Inadequate funding for the FDA, the SEC and other government agencies, including from government shut downs, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel, and accept payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times, and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC, and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Additionally, since March 2020, when foreign and domestic inspections of facilities were largely placed on hold due to the COVID-19 pandemic, the FDA has been working to resume routine surveillance, bioresearch monitoring and pre-approval inspections on a prioritized basis. The FDA has developed a rating system to assist in determining when and where it is safest to conduct prioritized domestic inspections. As of May 2021, certain inspections, such as foreign preapproval, surveillance, and for-cause inspections that are not deemed mission critical, remain temporarily postponed. In April 2021, the FDA issued guidance for industry formally announcing plans to employ remote interactive evaluations, using risk management methods, to meet user fee commitments and goal dates and in May 2021 announced plans to continue progress toward resuming standard operational levels. Should the FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be adequate, the agency has stated that it generally intends to issue a complete response letter or defer action on the application until an inspection can be completed. Additionally, as of March 18, 2021, the FDA noted it is continuing to ensure timely reviews of applications for medical products during the COVID-19 pandemic in line with its user fee performance goals and conducting mission critical domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA quality standards. However, the FDA may not be able to continue its current pace and approval timelines could be extended, including where a pre-approval inspection or an inspection of clinical sites is required and due to the COVID-19 pandemic and travel restrictions the FDA is unable to complete such required inspections during the review period. In 2020 and 2021, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities.

Risks Related to Holdco

Holdco will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

If Holdco completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Holdco is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Holdco will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq. Holdco’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Holdco expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly. The increased costs will increase Holdco’s net loss. For example, these rules and regulations could make it more difficult and more expensive for Holdco to obtain director and officer liability insurance and as a result, Holdco may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Holdco cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Holdco to attract and retain qualified persons to serve on its board of directors or as executive officers.

Holdco’s management has limited experience in operating a public company.

Holdco’s executive officers have limited experience in the management of a publicly traded company. Holdco’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. Holdco may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

There can be no assurance that the Holdco Common Stock that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that Holdco will be able to comply with the continued listing standards of Nasdaq.

Holdco intends to apply for the listing of the Holdco Common Stock and Holdco Warrants on Nasdaq. If Nasdaq denies its application for failure to meet the listing standards or if Holdco subsequently does not satisfy any additional listing standards, Holdco and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that Holdco Common Stock is a “penny stock” which will require brokers trading in the Holdco Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Holdco Common Stock is listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of the Combined Company’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Holdco is not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if the Combined Company was not listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

If the Combined Company fails to maintain effective internal controls over financial reporting, the price of Holdco securities may be adversely affected.

The Combined Company will be required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect the Combined Company’s public disclosures regarding its business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in the Combined Company’s internal controls over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in the Combined Company’s internal controls over financial reporting, or disclosure of management’s assessment of the Combined Company’s internal controls over financial reporting, may have an adverse impact on the price of Holdco securities.

The Combined Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) (“Section 404(a)”) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business, operating results and financial condition.

Holdco is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Combined Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) are significantly more stringent than those required of Comera as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Combined Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective or may result in a finding that there is a material weakness in the Combined Company’s internal controls over financial reporting, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

There may be sales of a substantial amount of Holdco Common Stock after the Business Combination by the current OTR Stockholders and/or Comera Stockholders, and these sales could cause the price of Holdco’s securities to fall.

After the Business Combinations, there will be approximately 28,992,017 shares of Holdco Common Stock outstanding (assuming no Public Stockholders exercise redemption rights with respect to their OTR Class A Common Stock upon consummation of the Business Combination) including 2,611,838 shares of Holdco Common Stock held by the Sponsor and 10,640,103 shares of Holdco Common Stock held by the Comera Stockholders that will be subject to certain lock-up arrangements. Of the issued and outstanding shares of OTR Common Stock that were issued prior to the Business Combination, all will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, and shares subject to lock-up arrangements. Following completion of the Business Combination, and assuming no Public Stockholders exercise redemption rights with respect to their OTR Class A Common Stock upon consummation of the Business Combination, Holdco expects that approximately 45.7% of the outstanding shares of Holdco Common Stock will be held by entities affiliated with Holdco and its executive officers and directors.

After the Business Combination and pursuant to the Registration Rights and Lock-Up Agreement, certain stockholders will be entitled to demand that Holdco registers the resale of 5,917,757 warrants convertible into shares, and approximately 19,169,698 shares (including 5,917,757 shares issuable upon exercise of the warrants), of Holdco Common Stock subject to certain minimum requirements. These stockholders will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Upon effectiveness of any registration statement Holdco files pursuant to the Registration Rights and Lock-Up Agreement, and upon the expiration of the lock-up periods applicable to the parties to the Registration Rights and Lock-Up Agreement, these parties may sell large amounts of Holdco Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the share price of Holdco Common Stock or putting significant downward pressure on the price of Holdco Common Stock.

Sales of substantial amounts of Holdco Common Stock in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of Holdco Common Stock and make it difficult for us to raise funds through securities offerings in the future.

A market for Holdco’s securities may not continue, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of Holdco Common Stock and Holdco Warrants may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Holdco Common Stock and Holdco Warrants following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of Holdco Common Stock and Holdco Warrants after the Business Combination can vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. If its securities are not listed on, or become delisted from, the Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of its securities may be more limited than if it were quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your Holdco securities unless a market can be established or sustained.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding Holdco Common Stock adversely, then the price and trading volume of Holdco Common Stock or Holdco Warrants could decline.

The trading market for Holdco Common Stock and Holdco Warrants will be influenced by the research and reports that industry or securities analysts may publish about the Combined Company, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on OTR or the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, Holdco Common Stock and Holdco Warrant price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Company change their recommendation regarding Holdco Common Stock and Holdco Warrants adversely, or provide more favorable relative recommendations about Holdco’s competitors, the price of Holdco Common Stock and Holdco Warrants would likely decline. If any analyst who may cover OTR were to cease coverage of the Combined Company or fail to regularly publish reports on it, Holdco could lose visibility in the financial markets, which could cause the price or trading volume of Holdco Common Stock or Holdco Warrant to decline.

The JOBS Act permits “emerging growth companies” like Holdco to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

Holdco currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, Holdco takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, Holdco stockholders may not have access to certain information they deem important. Holdco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which Holdco has total annual gross revenue of at least $1.07 billion, or (c) in which Holdco is deemed to be a large accelerated filer, which means the market value of Holdco common equity that is held by non-affiliates equals or exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Holdco has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Holdco cannot predict if investors will find Holdco Common Stock and Holdco Warrants less attractive because it relies on these exemptions. If some investors find Holdco Common Stock or Holdco Warrants less attractive as a result, there may be a less active trading market and share price for Holdco Common Stock or Holdco Warrants may be more volatile. Holdco does not expect to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

Comera’s directors and officers may have interests in the Business Combination different from the interests of Comera’s stockholders.

Executive officers of Comera negotiated the terms of the Business Combination Agreement with their counterparts at OTR, and the Comera Board of Directors has considered the Business Combination and the terms of the Business Combination Agreement and unanimously approved and declared that the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement, upon the terms and conditions set forth in the Business Combination Agreement, are advisable and in the best interest of Comera and its stockholders and recommended that Comera Stockholders approve the Comera Business Combination Proposal. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Comera’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Comera’s stockholders. The Comera Board of Directors was aware of and considered these interests, among other matters, in reaching the determination to unanimously approve the terms of the Business Combination and in recommending to Comera’s stockholders that they vote to approve the Business Combination. For a detailed discussion of the special interests that Comera’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination — Interests of Comera’s Directors and Executive Officers in the Business Combination” beginning on page 128.

Risks Related to OTR and the Business Combination

We may fail to realize the strategic and financial benefits currently anticipated from the Business Combination.

The future success of the Business Combination, including anticipated benefits, depends, in part, on our ability to optimize our operations as a public company. The optimization of our operations following the Business Combination will be a complex, costly and time-consuming process and if we experience difficulties in this process, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on us for an undetermined period. There can be no assurances that we will realize the potential operating efficiencies, synergies and other benefits currently anticipated from the Business Combination.

Some of the factors involved in this are outside of our control, and any one of them could result in delays, increased costs, decreases in the amount of potential revenues, potential cost savings, and diversion of management’s time and energy, which could materially affect our business, financial condition and results of operations.

The requirements of being a public company may strain the Combined Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the proposed business combination may be greater than we anticipate.

As a public company, the Combined Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Nasdaq rules. The requirements of these rules and regulations will impact the Combined Company’s legal, accounting and compliance expenses, make some activities more difficult, time-consuming or costly and place strain on its personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that the Combined Company maintain effective disclosure controls and procedures and internal control over financial reporting. Ensuring that the Combined Company will have adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be re-evaluated frequently. We do not expect that the Combined Company will initially have an internal audit group, and the Combined Company may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Implementing any appropriate changes to the Combined Company’s internal controls may require specific compliance training for the Combined Company’s directors, officers and employees, entail substantial costs, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of the Combined Company’s internal controls and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase the Combined Company’s operating costs and could materially impair its ability to operate its business. Moreover, effective internal controls are necessary for the Combined Company to produce reliable financial reports and are important to help prevent fraud.

In accordance with the Nasdaq rules, unless the Combined Company is eligible for an exemption, it will be required to maintain a majority of independent directors on the board. The various rules and regulations applicable to public companies make it more difficult and more expensive for the Combined Company to maintain directors’ and officers’ liability insurance, and the Combined Company may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If the Combined Company is unable to maintain adequate directors’ and officers’ insurance, its ability to recruit and retain qualified officers and directors will be significantly curtailed.

We expect that the rules and regulations applicable to public companies will result in the Combined Company incurring substantial additional legal and financial compliance costs. These costs will decrease the Combined Company’s net income or increase its net loss and may require it to reduce costs in other areas of its business.

There may be tax consequences of the Business Combination that may adversely affect holders of OTR Common Stock, OTR Warrants, or Comera Common Stock.

Although we expect the exchange of OTR Common Stock and Comera Common Stock for Holdco Common Stock pursuant to the Business Combination to qualify as a tax-free exchange for U.S. federal income tax purposes, the requirements for tax-free treatment are complex and qualification for such treatment could be adversely affected by events or actions that occur following the Business Combination that are beyond OTR’s and Comera’s control. To the extent the Business Combination does not so qualify, it could result in the imposition of substantial taxes on the holders of OTR Common Stock, OTR Warrants, and Comera Common Stock.

The appropriate U.S. federal income tax treatment of the OTR Warrants in connection with the Business Combination is uncertain and depends on whether the OTR Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. It is possible that a U.S. holder of OTR Warrants could be treated as exchanging such OTR Warrants and OTR Common Stock, if any, for “new” Holdco Warrants and Holdco Common Stock, if any, in a transaction that qualifies as a “reorganization” under Section 368 of the Code. Alternatively, it is also possible that a U.S. holder of OTR Warrants could be treated as transferring its OTR Warrants and OTR Common Stock, if any, to Holdco in an exchange governed only by Section 351 of the Code (and not by Section 368 of the Code), in which case such U.S. holder would recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Holdco Warrants treated as received by such holder and the Holdco Common Stock received by such holder, if any, over (y) such holder’s aggregate adjusted tax basis in the OTR Warrants and OTR Common Stock, if any, exchanged therefor) and (ii) the fair market value of the Holdco Warrants received by such holder in such exchange.

There are many requirements that must be satisfied in order for the OTR Merger to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. However, due to the absence of guidance directly on point as to how certain requirements of Section 368 of the Code apply in the case of a blank check company, the qualification of the OTR Merger as a reorganization is uncertain. For example, to qualify as a reorganization, the OTR Merger must satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. This means that Holdco must either continue OTR’s historical business or use a significant portion of OTR’s historical business assets in a business conducted by Holdco after the OTR Merger. Because OTR is a blank check company, it is unclear as a matter of law whether its historic business is sufficient to satisfy this requirement. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the OTR Merger, some of which are outside the control of OTR. For example, the requirements for reorganization treatment could be affected by the magnitude of OTR Common Stock redemptions that occur in connection with the OTR Merger. Accordingly, due to the factual uncertainty and the lack of authority, Greenberg is unable to opine with respect to the OTR Merger’s qualification as a reorganization under Section 368 of the Code.

The requirements for tax-free treatment are discussed in more detail under the section titled “Material U.S. Federal Income Tax Considerations—U.S. Holders—The Business Combination.” If you are a U.S. holder (as defined in Material U.S. Federal Income Tax Considerations—U.S. Holders) exchanging OTR Common Stock or Comera Common Stock in the Business Combination or holding OTR Warrants at the time of the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

Subsequent to the consummation of the Business Combination, the Combined Company may be required to take write-downs or write-offs, or the Combined Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Combined Company’s business, financial condition and results of operations as well as the price of our stock, which could cause you to lose some or all of your investment.

Even though we have conducted extensive due diligence on Comera, we cannot assure you that this diligence identified all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Comera’s and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about our securities or us. Accordingly, any stockholder or warrant holder who chooses to remain a stockholder or warrant holder, respectively, following our initial business combination could suffer a reduction in the value of their securities. Such stockholders and warrant holders are unlikely to have a remedy for such reduction in value.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities or, following the consummation of the business combination, the Combined Company’s securities, may decline.

The market price of our common stock may decline as a result of our Business Combination if we do not achieve the perceived benefits of our Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of our Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of our common stock following the consummation of our Business Combination may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of our common stock following the consummation of our Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

OTR may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

OTR’s Sponsor, executive officers and directors have agreed that OTR must complete its initial business combination within 18 months from the closing of its IPO, or May 19, 2022. OTR may not be able to consummate an initial business combination within such time period. However, OTR’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If OTR is unable to consummate its initial business combination within the required time period, it will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), pro rata to the Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described herein. This redemption of Public Stockholders from the Trust Account shall be effected as required by function of OTR’s amended and restated certificate of incorporation and prior to any voluntary winding up.

For illustrative purposes, based on funds in the Trust Account of approximately $107.1 on September 30, 2021, the estimated per share redemption price would have been approximately $10.25.

OTR’s stockholders cannot be sure of the market value of the Holdco Common Stock to be issued upon completion of the Business Combination.

The holders of OTR Common Stock issued and outstanding immediately prior to the effective time of the Business Combination will receive one share of Holdco Common Stock in exchange for each share of OTR Common Stock held by them, rather than a number of shares with a particular fixed market value. The market value of OTR Common Stock at the time of the Business Combination may vary significantly from its price on the date the Business Combination Agreement was executed or the date of the registration statement of which this prospectus is a part. Because the exchange ratio of the shares will not be adjusted to reflect any changes in the market prices of OTR Common Stock, the market value of the Holdco Common Stock issued in the Business Combination and the OTR Common Stock surrendered in the Business Combination may be higher or lower than the value of these shares on earlier dates. 100% of the consideration to be received by OTR’s stockholders will be Holdco Common Stock. Following consummation of the Business Combination, the market price of Holdco’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•	changes in financial estimates by analysts;

•	announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

•	fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	general economic conditions;

•	changes in market valuation of similar companies;

•	terrorist acts;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	future sales of Holdco Common Stock;

•	regulatory developments in the U.S.;

•	litigation involving Holdco, its subsidiaries or its general industry; and

•	additions or departures of key personnel.

OTR’s board of directors did not obtain a fairness opinion in determining whether to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, OTR’s management conducted significant due diligence on Comera. For a complete discussion of the factors utilized by OTR’s board of directors in approving the business combination, see the section entitled, “The Business Combination — OTR’s Board of Directors’ Reasons for the

Approval of the Business Combination.” OTR’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Comera’s fair market value was at least 80% of our net assets (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, OTR’s board of directors did not obtain a fairness opinion to assist it in its determination. OTR’s board of directors may be incorrect in its assessment of the Business Combination.

We cannot assure you that our diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Comera’s business, including any material omissions or misstatements contained in this proxy statement/prospectus than an investor in an initial public offering.

Before entering into the Business Combination Agreement, OTR and Comera performed a due diligence review of each other’s business, operations and disclosure; however, we cannot assure you that such due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with our respective preliminary risk analyses. Additionally, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Comera pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of the Combined Company’s common stock, you must rely on the information included in this proxy statement/prospectus. The lack of an independent due diligence review and investigation increases the risk of investment in the Combined Company because due diligence may not have uncovered facts that would be important to a potential investor. Further, while potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, there are no underwriters of the Holdco common stock that will be issued pursuant to the Business Combination and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges that could have a significant negative effect on Combined Company’s financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment without certain recourse against any underwriter that might be available in an underwritten public offering.

Unlike some other business combination agreements with blank check companies, the Business Combination Agreement does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for OTR to consummate the Business Combination even if a substantial number of OTR Stockholders redeem.

Since the Business Combination Agreement has no specified maximum redemption threshold, the terms and conditions of the Business Combination is different in this respect from the terms and conditions in the transaction agreements governing some business combinations with blank check companies. As a result, OTR may be able to consummate the Business Combination even though a substantial number of Public Stockholders have redeemed their shares. Redemptions of Public Shares by Public Stockholders will decrease the amount of cash available to Holdco following the Closing.

If OTR Stockholders fail to comply with the procedures for tendering their shares, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order for a Public Stockholder to validly redeem its Public Shares. In the event that an OTR Stockholder fails to comply with these procedures, its shares may not be redeemed.

OTR cannot be certain as to the number of Public Shares that will be redeemed and the potential impact to Public Stockholders who do not elect to redeem their Public Shares.

There is no guarantee that a Public Stockholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put the Public Stockholder in a better future economic position. We can give no assurance as to the price at which a Public Stockholder may be able to sell its Holdco Common Stock in the future following the Closing or its shares of OTR Common Stock following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of Public Shares may cause an increase or decrease in the share price of OTR, and may result in a lower value realized now than a Public Stockholder might realize in the future had the Public Stockholder not redeemed its Public Shares. Similarly, if a Public Stockholder does not redeem its Public Shares, the Public Stockholder will bear the risk of ownership of the Holdco Common Stock after the consummation of any initial business combination, and there can be no assurance that a Public Stockholder can sell its shares in the future for a greater amount than the redemption price for Public Shares. A Public Stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

On March 4, 2022, the closing price per share of OTR Common Stock was $10.19. Public Stockholders should be aware that while we are unable to predict the price per share of Holdco Common Stock following the consummation of the Business Combination (and accordingly we are unable to calculate the potential impact of redemptions on the per share market price of the Holdco Common Stock owned by non-redeeming Public Stockholders), increased levels of redemptions by Public Stockholders may be a result of the price per share of OTR Common Stock falling below the redemption price. We expect that more Public Stockholders may elect to redeem their Public Shares if the share price of the OTR Common Stock is below the redemption price at the time of the Closing, which price would have been approximately $10.19 per share as of March 4, 2022, and we expect that more Public Stockholders may elect not to redeem their Public Shares if the share price of the OTR Common Stock is above the redemption price at the time of the Closing. Each Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to Holdco following the consummation of the Business Combination and (ii) an increase in each Public Stockholder’s pro rata ownership interest in Holdco following the consummation of the Business Combination.

OTR or Comera may waive one or more of the conditions to the Business Combination.

OTR or Comera may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by OTR’s amended and restated certificate of incorporation, the Comera certificate of incorporation and applicable laws. For example, it is a condition to OTR’s obligations to close the Business Combination that certain of Comera’s representations and warranties are true and correct in all respects as of the Closing, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if OTR’s board determines that it is in OTR Stockholders’ best interest to waive any such breach, then OTR’s board of directors may elect to waive that condition and consummate the Business Combination.

Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ organizational documents, applicable law, or otherwise. The following closing conditions may not be waived: receipt of the requisite stockholder approvals, the Registration Statement having been declared effective and the absence of any law or order that would prohibit the consummation of the Business Combinations. The foregoing closing conditions are the only closing conditions to the Business Combinations that may not be waived. All other closing conditions to the Business Combinations may be waived by OTR or Comera. See the section “The Business Combinations Proposal — The Merger Agreement and the Transaction and Combination Agreement — Conditions to the Closing of the Business Combinations; Termination” for further information.

The OTR Warrants are accounted for as liabilities and the changes in value of the OTR Warrants could have a material effect on OTR’s financial results.

On April 12, 2021, the Acting Chief Accountant and Acting Director of the Division of Corporation Finance of the SEC published a statement on the SEC’s website indicating that the terms of the public and private warrants issued by many special purpose acquisition companies may need to be accounted for as liabilities, rather than as equity (the “SEC Warrant Accounting Statement”). As a result of the SEC Warrant Accounting Statement, OTR, along with many other current and former special purpose acquisition companies, concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement and engaged a valuation firm to determine the fair market value of its warrants. Accordingly, OTR reevaluated the accounting treatment of its Public Warrants to purchase 5,223,675 shares of OTR Class A Common Stock and Private Warrants to purchase 5,817,757 shares of OTR Class A Common Stock, and determined to classify all of the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on OTR’s balance sheet as of December 31, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within the OTR Warrants. Accounting Standards Codification 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statements of operations.

OTR’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering OTR’s board of directors’ recommendation that its stockholders vote in favor of the approval of the Business Combination Proposal, OTR’s stockholders should be aware that the Sponsor and certain of OTR’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of OTR’s stockholders. These interests include:

•	the beneficial ownership of the Sponsor, which is controlled by Nicholas J. Singer, OTR’s Chairman and Chief Executive Officer, of an aggregate of 8,429,595 shares of OTR Common Stock, consisting of:

•

2,611,838 Founder Shares purchased by the Sponsor for an aggregate price of $25,000 (reflecting certain forfeitures to OTR in October and November of 2020 of 7,187,500 Founder Shares originally purchased in August 2020); and

•	5,817,757 shares of OTR Common Stock underlying Private Warrants, purchased by the Sponsor at a price of $1.00 per Private Warrant for an aggregate purchase price of approximately $5.8 million;

all of which shares and warrants would become worthless if OTR does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $26.6 million and $1.5 million, respectively, based on the closing price of OTR Common Stock of $10.19 and the closing price of OTR Warrants of $0.26 on the Nasdaq on March 4, 2022;

•

the economic interests in the Sponsor held by certain of OTR’s officers and directors, which gives them an indirect pecuniary interest in the shares of OTR Common Stock and OTR Warrants held by the Sponsor, and which interests would also become worthless if OTR does not complete a business combination within the applicable time period, including the following:

•

in exchange for serving on OTR’s board of directors, (i) each of Mr. Gray, Mr. Besner and Mr. Rozwadowski received, or was promised to receive following the Closing, an economic interest in the Sponsor equivalent to 10,000 shares of OTR Common Stock and (ii) Mr. Neithardt received economic interest in the Sponsor equivalent to 50,613 shares of OTR Common Stock;

•

in exchange for serving on OTR’s board of directors and as an officer of OTR, (i) Mr. Singer received economic interest in the Sponsor equivalent to 602,347 shares of OTR Common Stock and (ii) Mr. Anderson received economic interest in the Sponsor equivalent to 15,000 shares of OTR Common Stock; and

•

other than Mr. Besner, each member of OTR’s board of directors made investments in the equity of the Sponsor as follows: (i) Mr. Singer, indirectly through certain entities, made an investment of $762,634, which gives Mr. Singer an economic interest in the Sponsor equivalent to an additional 261,172 shares of OTR Common Stock and 762,634 OTR Warrants, (ii) Mr. Anderson, indirectly through certain entities, made an investment of $25,000, which gives Mr. Anderson an economic interest in the Sponsor equivalent to an additional 8,562 shares of OTR Common Stock and 25,000 OTR Warrants, (iii) Mr. Neithardt, indirectly through certain entities, made an investment of $862,633, which gives Mr. Neithardt an economic interest in the Sponsor equivalent to an additional 295,418 shares of OTR Common Stock and 862,633 OTR Warrants, (iv) Mr. Gray made an investment of $100,000, which gives Mr. Gray an economic interest in the Sponsor equivalent to an additional 34,246 shares of OTR Common Stock and 100,000 OTR Warrants, and (v) Mr. Rozwadowski made an investment of $225,000, which gives Mr. Rozwadowski an economic interest in the Sponsor equivalent to an additional 61,875 shares of OTR Common Stock and 225,000 OTR Warrants;

•

the fact that Sponsor paid $25,000 or approximately $0.0096 per share for the Founders Shares (of which it currently holds 2,611,838), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $26.6 million, based on the closing price of OTR Common Stock on March 4, 2022, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if OTR’s public stockholders experience a negative return following the consummation of the Business Combination;

•

the anticipated appointment of William A. Wexler, as a director of the Combined Company following the Closing and his eligibility to participate in Holdco’s director compensation program following the consummation of the Business Combination;

•

the Sponsor or its affiliates or OTR’s officers and directors may make working capital loans to OTR prior to the closing of an initial business combination, up to $2,500,000 of which may be convertible into warrants similar to the Private Warrants at a price of $1.00 per warrant at the option of the lender, which may not be repaid if an initial business combination is not completed; the 2,500,000 warrants would have an aggregate market value of approximately $650,000 based on the last sale price of $0.26 of the OTR Warrants on Nasdaq on March 4, 2022. As of March 4, 2022, there was $100,000 in working capital loans evidenced by a certain unsecured promissory note, dated as of March 1, 2022, by and between OTR and the Sponsor, pursuant to which OTR may borrow up to $500,000 of working capital loans, which note may, at the Sponsor’s discretion, be either (i) repaid or (ii) convert into warrants identical to the Private Warrants at a price of $1.00 per warrant, upon consummation of the Business Combination;

•	the Sponsors, and OTR’s officers and directors or any of their respective affiliates are entitled to reimbursement for all out-of-pocket expenses incurred in connection with activities on OTR’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations (with no cap or ceiling on such reimbursement), but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless an initial business combination is consummated. As of the date hereof, there were no unreimbursed out-of-pocket expenses; and

•	the continued indemnification of current directors and officers of OTR and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence OTR’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. In particular, the existence of the interests described above may incentivize OTR’s officers and directors to complete an initial business combination, even if on terms less favorable to OTR’s stockholders compared to liquidating OTR, because, among other things, if OTR is liquidated without completing an initial business combination, the Founder Shares and Private Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $28.1 million based on the closing price of OTR Common Stock and OTR Warrants on March 4, 2022), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to OTR would not be repaid to the extent such amounts exceed cash held by OTR outside of the Trust Account (which such expenses and loans, as of March 4, 2022, amounted to $100,000). You should also read the section entitled “The Business Combination — Interests of OTR’s Directors and Officers in the Business Combination.”

The exercise of discretion by OTR’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of OTR Stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require OTR to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that it is entitled to under those agreements. Such events could arise because of changes in the course of Comera’s business, a request by Comera to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events (including those that would have a material adverse effect on Comera’s business) and would entitle OTR to terminate the Business Combination Agreement. In any of such circumstances, it would be in OTR’s discretion, acting through OTR’s board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for OTR and its securityholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, OTR does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combinations has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the OTR Stockholders, OTR will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.

OTR’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, OTR’s stockholders will own a smaller percentage of Holdco than they currently own of OTR. Upon completion of the Business Combination and assuming the Earn-Out Shares are earned, it is anticipated that OTR’s stockholders, will own approximately 45.7%, of the Holdco Common Stock issued and outstanding immediately after the consummation of the Business Combination. Consequently, OTR’s stockholders, as a group, will have reduced ownership and voting power in Holdco compared to their ownership and voting power in OTR.

OTR’s Sponsor, executive officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the founders, executive officers and directors agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, OTR’s Sponsor, executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with OTR, to vote any shares of OTR Common Stock held by them in favor of the Business Combination. We expect that OTR’s Sponsor, executive officers and directors (and their permitted transferees) will own at least approximately 19.7% of the issued and outstanding shares of OTR Common Stock at the time of any such stockholder vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by the Public Stockholders.

OTR’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Comera, all of whom we expect to stay with the Combined Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

OTR’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Comera. Although we expect key personnel to remain with the Combined Company following the Business Combination, there can be no assurance that they will do so. It is possible that Comera will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Company. Furthermore, following the Closing, certain of the key personnel of Comera may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Company to have to expend time and resources helping them become familiar with such requirements.

There are risks to OTR Stockholders who are not affiliates of the Sponsor of becoming stockholders of Holdco through the Business Combination rather than acquiring securities of Comera directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Holdco Common Stock and Holdco Warrants in connection therewith, investors will not receive the benefit of any outside independent review of OTR’s and Comera’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, OTR Stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although OTR performed a due diligence review and investigation of Comera in connection with the Business Combination, OTR has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in Holdco because it may not have uncovered facts that would be important to a potential investor.

In addition, because Holdco will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of Holdco. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of Holdco than they might if Holdco became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with Holdco as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Holdco’s Common Stock could have an adverse effect on Holdco’s ability to develop a liquid market for Holdco’s Common Stock.

Certain of OTR’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by OTR and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until OTR consummates its initial business combination, it intends to engage in the business of identifying and combining with one or more businesses. The Sponsor and OTR’s officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

OTR’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to OTR and the other entities to which they owe certain fiduciary or contractual duties. OTR’s amended and restated certificate of incorporation provides that it renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as OTR’s director or officer and such opportunity is one OTR is legally and contractually permitted to undertake and would otherwise be reasonable for OTR to pursue, and to the extent the director or officer is permitted to refer that opportunity to OTR without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in OTR’s amended and restated certificate of incorporation, certain candidates would not be able to serve as an officer or director. OTR believes it substantially benefits from having representatives who bring significant, relevant and valuable experience to its management, and, as a result, the inclusion of the “corporate opportunity” waiver in OTR’s amended and restated certificate of incorporation provides it with greater flexibility to attract and retain the officers and directors that it feels are the best candidates.

However, the personal and financial interests of OTR’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause OTR’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for OTR’s initial business combination. Consequently, OTR’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in OTR stockholders’ best interest, which could negatively impact the timing for a business combination. OTR is not aware of any such conflicts of interest and does not believe that any such conflicts of interest impacted OTR’s search for an acquisition target.

The Combined Company may redeem your unexpired Holdco Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Holdco Warrants worthless.

The Combined Company will have the ability to redeem outstanding Holdco Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Holdco Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Combined Company gives notice of redemption. If and when the Holdco Warrants become redeemable by the Combined Company, the Combined Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Holdco Warrants could force you

(i) to exercise your Holdco Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Holdco Warrants at the then-current market price when you might otherwise wish to hold your Holdco Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Holdco Warrants are called for redemption, is likely to be substantially less than the market value of your Holdco Warrants. None of the Private Warrants will be redeemable by the Combined Company so long as they are held by their initial purchasers or their permitted transferees.

We may issue additional shares of Holdco Common Stock or shares of preferred stock under an employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.

The Holdco Charter authorizes the issuance of 150,000,000 shares of common stock, and 1,000,000 shares of preferred stock, in each case, par value $0.0001 per share. We may issue a substantial number of additional shares of Holdco Common Stock or shares of preferred stock under an employee incentive plan upon or after consummation of the Business Combination. The issuance of additional Holdco Common Stock or preferred shares:

•	may significantly dilute the equity interest of investors from the IPO, who will not have preemption rights in respect of such an issuance;

•

may subordinate the rights of holders of shares of Holdco Common Stock if one or more classes of preferred stock are created, and such preferred shares are issued, with rights senior to those afforded to Holdco Common Stock;

•

could cause a change in control if a substantial number of shares of Holdco Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our Holdco Common Stock and/or Holdco Warrants.

The Holdco Charter will contain anti-takeover provisions that could adversely affect the rights of our stockholders.

The Holdco Charter will contain provisions to limit the ability of others to acquire control of Holdco or cause it to engage in change-of-control transactions, including, among other things:

•

provisions that authorize its board of directors, without action by its stockholders, to issue additional shares of Holdco Common Stock and preferred stock with preferential rights determined by its board of directors;

•

provisions that permit only a majority of its board of directors, the chairperson of the board of directors or the chief executive officer to call stockholder meetings and therefore do not permit stockholders to call special meetings of the stockholders;

•	provisions limiting stockholders’ ability to act by written consent; and

•	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving Holdco’s stockholders of an opportunity to sell their Holdco Common Stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With its staggered board of directors, at least two annual or special meetings of stockholders will generally be required in order to effect a change in a majority of its directors. Holdco’s staggered board of directors can discourage proxy contests for the election of its directors and purchases of substantial blocks of its shares by making it more difficult for a potential acquirer to gain control of its board of directors in a relatively short period of time.

The Holdco Charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Holdco Charter provides that unless Holdco consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Holdco, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or shareholder of Holdco to Holdco or the Holdco shareholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Holdco Charter, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then the United States District Court for the District of Delaware or another court of the State of Delaware). The Holdco Charter also provides that, unless Holdco consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Holdco Charter.

We may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on OTR’s or Comera’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect OTR’s or Comera’s or, if the Business Combination is completed but delayed, the Combined Company’s business, financial position and results of operations. We cannot predict whether any such lawsuits will be filed.

The Combined Company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the Combined Company’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. The Combined Company may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Combined Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Combined Company to significant liabilities.

Because we have no current plans to pay cash dividends on Holdco Common Stock for the foreseeable future, you may not receive any return on investment unless you sell Holdco Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of Holdco’s board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that Holdco’s board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in Holdco Common Stock unless you sell Holdco Common Stock for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information.”

General Risk Factors

Comera’s business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events, global pandemics and interruptions by man-made problems, such as terrorism or war. Material disruptions of Comera’s business or information systems resulting from these events could adversely affect its operating results.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the ongoing COVID-19 pandemic, could have an adverse effect on Comera’s business and operating results. The ongoing COVID-19 pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for Comera’s products, its ability to achieve or maintain profitability and its ability to raise additional capital in the future. In addition, natural disasters, acts of terrorism or war could cause disruptions in Comera’s remaining manufacturing operations, Comera’s or its customers’ or channel partners’ businesses, Comera’s suppliers’ or the economy as a whole. Comera also relies on information technology systems to communicate among its workforce and with third parties. Any disruption to Comera’s communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect its business. Comera does not have a formal disaster recovery plan or policy in place and does not currently require that its suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede its suppliers’ ability to timely deliver product components, or the deployment of its products, Comera’s business, operating results and financial condition would be adversely affected.

Interruption or failure of Comera’s information technology and communications systems could impact Comera’s ability to effectively provide its products and services.

Comera plans to include services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of Comera’s services depend on the continued operation of information technology and communications systems. Comera’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm Comera’s systems. Comera utilizes reputable third-party service providers or vendors for all of its data other than its source code, and these providers could also be vulnerable to harms similar to those that could damage Comera’s systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of Comera’s systems will not be fully redundant, and Comera’s disaster recovery planning cannot account for all eventualities. Any problems with Comera’s third-party cloud hosting providers could result in lengthy interruptions in Comera’s business. In addition, Comera’s services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in Comera’s business or the failure of its systems.

Comera is subject to cybersecurity risks to operational systems, security systems, infrastructure, and customer data processed by Comera or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Comera from effectively operating its business.

Comera is at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by Comera or its third-party vendors or suppliers; facility security systems, owned by Comera or its third-party vendors or suppliers; in-product technology owned by Comera or its third-party vendors or suppliers; or customer or driver data that Comera processes or its third-party vendors or suppliers process on its behalf. Such cyber incidents could materially disrupt operational systems; result in loss of funds, intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; or jeopardize the security of Comera’s facilities. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception.

In February 2022, we became aware that we had been a victim of a criminal fraud commonly referred to as “business email compromise fraud.” The incident involved impersonation of one of our senior personnel through unauthorized access to his email account which resulted in a diversion of Comera funds to unknown parties and a loss of $136,000 for the year ended December 31, 2021. Subsequent to December 31, 2021, as part of the same incident, an additional $590,000 was diverted, resulting in a total loss of $726,000, before we became aware of the problem. We notified federal law enforcement (FBI) and the relevant bank involved, which are working with us to recover the amount lost. At this time, we expect that our insurance will cover up to $300,000 of the total loss. We have retained TCG Technologies to assist in our cyber investigation and remedial measures. Based on our investigation to date, the incident was financially motivated and impacted a single email account. In response to the incident, we conducted a review of our corporate information technology and email policies and are implementing additional security and training measures, including full penetration test (PEN test) of our network, enacted multi-factor authorization (MFA) protocols, implemented an employee education program, and implementing improvements to current network.

The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although Comera maintains information technology measures designed to protect itself against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and Comera cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of Comera’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Comera’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its products, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Comera cannot be sure that the systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Comera does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact Comera’s ability to certify its financial results. Moreover, Comera’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as Comera expects them to, Comera may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm Comera’s reputation, cause Comera to breach its contracts with other parties or subject Comera to regulatory actions or litigation, any of which could materially affect Comera’s business, prospects, financial condition and operating results. In addition, as was the case with the fraud discovered in February 2022, Comera’s insurance coverage for cyber-attacks may not be sufficient to cover all the losses it may experience as a result of a cyber-incident.

The requirements of being a public company may strain Comera’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the proposed transaction may be greater than Comera anticipates.

Comera may incur significant costs associated with its public company corporate governance and reporting requirements. This may divert the attention of Comera’s management from other business concerns, which could have a material adverse effect on its business, financial condition and results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives pro forma effect to the Business Combination as if it was completed on December 31, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the historical financial statements of OTR as of and for the year ended December 31, 2021, and the related notes, included elsewhere in this proxy statement/prospectus;

•	the historical financial statements of Comera as of and for the year ended December 31, 2021, and the related notes, included elsewhere in this proxy statement/prospectus;

•

other information relating to OTR and Comera included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement”, as well as the disclosures contained in the sections titled “OTR Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Comera Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The amended Article 11 became effective on January 1, 2021. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On January 31, 2022, OTR, Holdco, Comera Merger Sub, OTR Merger Sub and Comera entered into a Business Combination Agreement pursuant to which (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) OTR Merger Sub will be merged with and into OTR, with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco.

The unaudited pro forma condensed combined financial information has been prepared using two alternative levels of redemption of shares of OTR Class A Common Stock into cash:

•

Scenario 1 — No redemption: This presentation applies the assumption that no OTR public stockholders exercise redemption rights with respect to their OTR Class A common stock upon consummation of the Business Combination (excluding any earn-out); and

•

Scenario 2 — Maximum redemptions of OTR Class A common stock: This presentation assumes that OTR public stockholders holding approximately 10,447,350 shares of OTR Class A common stock will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.25 per share, which is the maximum amount of redemptions that could occur and still ensure that OTR meets its requirement to maintain net tangible assets of at least $5,000,001 (excluding any earn-out).

As a result of the Business Combination, if none of the redeemable OTR Class A Common Stock is redeemed and none of the Earn-Out Shares are earned, the former stockholders of Comera are expected to own approximately 48.8% of the issued and outstanding shares of Holdco’s common stock immediately following the closing of the Business Combination, OTR public stockholders are expected to hold, in the aggregate, 40.4% of the issued and outstanding shares of Holdco’s common stock, and OTR’s sponsor is expected to hold 10.8% of the issued and outstanding shares of Holdco’s common stock.

As a result of the Business Combination, if the maximum number of shares of OTR Class A Common Stock is redeemed and none of the Earn-Out Shares are earned, after taking into consideration the minimum cash condition, the former stockholders of Comera are expected to own approximately 76.8% of the issued and outstanding shares of Holdco’s common stock immediately following the closing of the Business Combination, OTR public stockholders are expected to hold, in the aggregate, 6.2% of the issued and outstanding shares of Holdco’s common stock, and OTR’s sponsor is expected to hold 17.0% of the issued and outstanding shares of Holdco’s common stock.

In addition, an equity incentive plan (comprised of a to-be determined number of shares of Holdco Common Stock at Closing prior to any redemptions) will be adopted at the Closing initially aimed to be comprised of 10.0% of Holdco’s fully diluted shares outstanding (such 10.0% to be inclusive of the unvested incentive equity awards assumed by OTR at Closing). The equity incentive plan will be in line with other U.S. public companies and will be created for the benefit of Holdco’s management, the Holdco Board and employees. The final impact of the equity incentive plan has not been included in the unaudited pro forma condensed combined financial statement as it cannot be reliably estimated at this stage.

On March 1, 2022, OTR entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan OTR up to an aggregate principal amount of $0.5 million (the “Note”). The Note is non-interest bearing and payable upon the date on which the Company consummates a Business Combination. If OTR does not consummate a Business Combination, OTR may use a portion of any funds held outside the Trust Account to repay the Note; however, no proceeds from the Trust Account may be used for such repayment.

Up to $0.5 million of the Note may be converted into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Warrants. As of March 1, 2022, the outstanding balance under the Note amounted to an aggregate of $0.1 million.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

For the Year Ended December 31, 2021

			Assuming No Redemption			Assuming Maximum Redemptions
	OTR Acquisition Corp.	Comera Life Sciences, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$261,696	$6,510,140	$107,086,513	A	$105,362,960	$(96,693,970)	I	$8,668,990
			(3,395,389)	B
			(5,100,000)	C
Due from related parties	—	286	—		286	—		286
Prepaid expenses and other current assets	76,081	270,648	—		346,729	—		346,729

Total Current Assets	337,777	6,781,074	98,591,124		105,709,975	(96,693,970)		9,016,005
Cash and marketable securities held in trust account	107,086,513	—	(107,086,513)	A	—	—		—
Restricted cash	—	50,000	—		50,000	—		50,000
Property and equipment, net	—	234,167	—		234,167	—		234,167
Right of use asset	—	320,373	—		320,373	—		320,373
Security deposit	—	32,200	—		32,200	—		32,200

TOTAL ASSETS	$107,424,290	$7,417,814	$(8,495,389)		$106,346,715	$(96,693,970)		$9,652,745

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

			Assuming No Redemption			Assuming Maximum Redemptions
	OTR Acquisition Corp.	Comera Life Sciences, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$—	$416,941	$—		$416,941	$—		$416,941
Accrued expenses and other current liabilities	176,887	506,611	—		683,498	—		683,498
Lease liability - current	—	121,552	—		121,552	—		121,552

Total Current Liabilities	176,887	1,045,104	—		1,221,991	—		1,221,991
Deferred underwriting fee payable	3,395,389	—	(3,395,389)	B	—	—		—
Lease liability - noncurrent	—	201,504	—		201,504	—		201,504
Derivative warrant liabilities	5,520,716	—	(2,611,838)	H	2,908,878	—		2,908,878

TOTAL LIABILITIES	9,092,992	1,246,608	(6,007,227)		4,332,373	—		4,332,373

Commitments and contingencies
Class A common stock subject to possible redemption (at approximately $10.25 per share)	107,085,338	—	(107,085,338)	E	—	—		—
Convertible preferred stock	—	20,857,453	(20,857,453)	F	—	—		—
STOCKHOLDERS’ (DEFICIT) EQUITY
Class A common stock ($0.0001 par value)	18	—	262	D	2,585	(943)	I	1,642
			1,045	E
			1,260	F
Class B common stock ($0.0001 par value)	262	—	(262)	D	—	—		—
Common stock ($0.001 par value)	—	400	(400)	F	—	—		—
Additional paid-in capital	—	2,213,178	(5,100,000)	C	118,911,582	(96,693,027)	I	22,218,555
			107,084,293	E
			12,102,273	F
			27,741,516	G
			(27,741,516)	G
			2,611,838	H
Accumulated deficit	(8,754,320)	(16,899,825)	8,754,320	F	(16,899,825)	—		(16,899,825)

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(8,754,040)	(14,686,247)	125,454,629		102,014,342	(96,693,970)		5,320,372

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY	$107,424,290	$7,417,814	$(8,495,389)		$106,346,715	$(96,693,970)		$9,652,745

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2021

			Assuming No Redemption			Assuming Maximum Redemptions
	OTR Acquisition Corp.	Comera Life Sciences, Inc.	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Notes to Pro Forma Adjustments	Pro Forma Combined
Revenue	$—	$319,832	$—		$319,832	$—		$319,832
Cost of revenue	—	161,008	—		161,008	—		161,008

Operating expenses
Research and development	—	1,752,669	—		1,752,669	—		1,752,669
Operating costs	1,054,173	—	—		1,054,173	—		1,054,173
General and administrative	—	3,941,783	—		3,941,783	—		3,941,783

Total operating expenses	1,054,173	5,694,452	—		6,748,625	—		6,748,625

Loss from operations	(1,054,173)	(5,535,628)	—		(6,589,801)	—		(6,589,801)

Other income (expense)
Interest earned on marketable securities held in trust account	37,679	—	(37,679)	aa	—	—		—
Change in fair value of derivative warrant liabilities	5,703,667	—	—		5,703,667	—		5,703,667
Gain on debt extinguishment	—	160,588	—		160,588	—		160,588
Change in fair value of convertible notes	—	(76,738)	—		(76,738)	—		(76,738)

Total other income (expense)	5,741,346	83,850	(37,679)		5,787,517	—		5,787,517

Net income (loss) before income taxes	4,687,173	(5,451,778)	(37,679)		(802,284)	—		(802,284)
Provision for income taxes	—	—	—		—	—		—

Net income (loss)	$4,687,173	$(5,451,778)	$(37,679)		$(802,284)	$—		$(802,284)

Basic and diluted weighted average shares outstanding of redeemable Class A common stock	10,447,350	—		bb	25,842,017		bb	16,408,459

Basic and diluted net income per share, redeemable Class A common stock	$0.35	$—			$(0.03)			$(0.05)

Basic and diluted weighted average shares outstanding of non-redeemable common stock	2,794,667	—			—			—

Basic and diluted net income per share, non-redeemable common stock	$0.35	$—			$—			$—

Weighted-average number of common shares used in computing net loss per share attributable to common stockholders - basic and diluted	—	3,906,889			—			—

Net loss per share attributable to common stockholders - basic and diluted	$—	$(1.40)			$—			$—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Business Combination

On January 31, 2022, OTR, Holdco, Comera Merger Sub, OTR Merger Sub and Comera entered into the Business Combination Agreement, pursuant to which (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) OTR Merger Sub will be merged with and into OTR, with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco.

As a result of the Business Combination Agreement, former stockholders of Comera will receive an aggregate number of shares of OTR common stock equal to $126 million divided by $10.00.

The following summarizes the pro forma shares of the Combined Company’s Class A common stock to be outstanding after giving effect to the Business Combination, for both assuming no redemption scenario and maximum redemption scenario (excluding any earn-out).

	Assuming no redemption		Assuming maximum redemptions
	Shares	%	Shares	%
Comera Stockholders	12,600,000	48.8%	12,600,000	76.8%
OTR Public Stockholders	10,447,350	40.4%	1,013,792	6.2%
OTR Founders	2,794,667	10.8%	2,794,667	17.0%

Total	25,842,017	100.0%	16,408,459	100.0%

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020 (“Article 11”). The historical financial information of OTR and Comera has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination, in accordance with GAAP.

The Business Combination will be accounted for as a reverse recapitalization because Comera has been determined to be the accounting acquirer under FASB ASC Topic 805, Business Combinations. The determination is primarily based on the evaluation of the following facts and circumstances taken into consideration:

•	The pre-Business Combination stockholders of Comera are generally expected to hold majority of voting rights in the Combined Company;

•	The pre-Business Combination stockholders of Comera have the right to appoint the majority of directors to the Combined Company’s Board of Directors;

•	Senior management of Comera comprise the senior management of the Combined Company; and

•	The operations of Comera comprise the only ongoing operations of the Combined Company.

Under the reverse recapitalization model, the Business Combination will be treated as Comera issuing equity for the net assets of OTR, with no goodwill or intangible assets recorded.

In addition, the values will be based on the actual values as of the closing date. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 3 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

A	Cash released from trust

Adjustment to transfer $107.1 million of marketable securities held by OTR in trust and converted into cash resources upon close of the Business Combination. Represents the impact of the Business Combination on the cash balance of the Combined Company.

B	Deferred underwriter fee

Adjustment relates to the payment of deferred underwriting fee of $3.4 million related to the IPO that will be paid upon closing of the Business Combination. This amount will be recognized as a decrease in cash and deferred underwriting fee liability.

C	Transaction costs

Adjustment to decrease cash by $5.1 million and additional paid-in capital. The adjustment relates to direct and incremental transaction costs that will be comprised of legal, D&O tail, accounting, industry diligence and miscellaneous fees.

D	Automatic conversion of OTR Class B common stock into Class A common stock

Adjustment of $262 relates to the conversion of 2,611,838 OTR Class B common stock with a par value of $0.0001 into Class A common stock with a par value of $0.0001 on a one-to-one basis.

E	Reclassification of OTR Class A common stock subject to possible redemption — assuming no redemptions

Assuming no redemption, this adjustment relates to the reclassification of 10,447,350 shares of OTR Class A common stock subject to redemption, with a par value of $0.0001 into 10,447,350 shares of the Combined Company Class A common stock, resulting in an increase in OTR Class A common stock par value not subject to redemption of approximately $1,045 and an increase of additional paid-in capital of $107.1 million.

F	Conversion of Comera’s convertible preferred stock (Series A and Series B) and common stock into OTR Class A common stock

Represents an exchange of convertible preferred stock (Series A and Series B) and common stock in Comera. Under the assuming no redemption scenario, in exchange for their convertible preferred stock and common stock in Comera, Stockholders will receive 12,600,000 shares (includes 344,375 shares to be issued to Comera’s financial advisor) of the Combined Company Class A common stock with a par value of $0.0001 per share. The pro forma adjustment of the reverse recapitalization is as follows:

•	An adjustment to eliminate OTR’s accumulated deficit of approximately $8.75 million.

•

Using an Exchange Ratio of approximately 0.8872 -for-1 the total number of shares of the Combined Company’s common stock to be issued to Comera Stockholders will be 12,600,000 shares. Based on a par value of $0.0001, the adjustment to the Combined Company’s common stock par value balance will be approximately $1,260. The 12,600,000 shares (includes 344,375 shares to be issued to Comera’s financial advisor) to be issued to Comera Stockholders is calculated by applying the exchange ratio to the outstanding common and preferred stock of Comera as of December 31, 2021. As of that date, there were 400,000 and 13,802,758 shares of

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 3 — Transaction Accounting Adjustments—(Continued)

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021  (Continued)

common and preferred stock outstanding, respectively, which will convert into 12,600,000 shares of the Combined Company’s common stock. Refer to the table below.

Comera outstanding common stock	400,000
Number of shares to be issued in connection with Comera preferred stock conversion into common stock	13,802,758

Total Comera common stock before exchange	14,202,758
x: Exchange ratio	0.8872

Total number of shares of Class A Common Stock held by Comera stockholders	12,600,000

G	Earn-out shares

Adjustment reflects the preliminary estimated fair value of the Earn-Out Shares contingently issuable to the eligible Comera Stockholders. The preliminary fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial information. The actual fair value could change materially. Refer to Note 4 for more information.

H	Reclassification of OTR Public Warrants from liability to equity

Adjustment related to the reclassification of the OTR Public Warrants from liability. Reduction of warrant liability balance by $2.6 million, which represents the fair value of the OTR Public Warrants at December 31, 2021, with an offsetting increase to additional paid-in-capital for the same amount.

Upon the closing of the Business Combination, shares underlying the OTR Public Warrants are not redeemable and the Combined Company will have one single class of voting stock, which does not preclude the OTR Public Warrants from being considered indexed to the Combined Company’s equity and allows the OTR Public Warrants to meet the criteria for equity classification per ASC 815-40, Contracts on an Entity’s Own Equity.

The OTR Private Warrants would continue to be classified as liabilities following the Business Combination because their settlement amount differs depending on the identity of the holder.

I	Reclassification of OTR Class A common stock subject to possible redemption — assuming a maximum number of redemptions

To record the maximum number of OTR Class A common stock redemptions, 9,433,558 shares of the OTR Class A common stock subject to redemption will be redeemable at a redemption price of $10.25. The adjustment will reduce cash by $96.7 million, additional paid in capital by $96.7 million, and the Combined Company’s common stock by $943 for the par value of the shares.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

aa Exclusion of interest income

Represents elimination of interest earned on cash and marketable securities held in the trust account.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 3 — Transaction Accounting Adjustments—(Continued)

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021

bb Net loss per share

Represents the net loss attributable to common stockholders per share calculated using the historical weighted average shares of common stock outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares of common stock outstanding for basic and diluted net loss attributable to common stockholders per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The calculation of diluted loss per common stock does not consider the effect of the warrants issued in connection with the IPO since the inclusion of such warrants would be anti-dilutive.

Earn-Out Shares have been excluded from basic and diluted net loss per share calculation since these shares have not been earned or achieved.

	For the Year Ended December 31, 2021
	Assuming No Redemption	Assuming Maximum Redemptions
	$(802,284)	$(802,284)
Weighted average Class A common stock outstanding, basic and diluted	25,842,017	16,408,459
Net loss per share of Class A common stock, basic and diluted	$(0.03)	$(0.05)

Note 4 — Earn-Out Shares

In accordance with the Business Combination Agreement, 3,150,000 shares are contingently issuable to Comera Stockholders upon the occurrence of the Earn-Out Trigger, defined within the Business Combination Agreement as either (i) the date on which the common stock price equals or exceeds $12.50 over at least 20 trading days out of 30 consecutive trading day period or (ii) upon a change of control with aggregate consideration in excess of $12.50 per share, during the two-year period following the close date of the Business Combination. If a Change of Control occurs during the Earn-Out Period that results in the holders of shares of Holdco Common Stock receiving consideration equal to or in excess of $12.50 per share, then, immediately prior to the consummation of such Change of Control, the Earn-Out Trigger, to the extent that it has not been previously satisfied, shall be deemed to be satisfied if (i) the aggregate proceeds paid to, or in the event of an asset sale, available for distribution to, stockholders of Holdco in such Change of Control transaction divided by (ii) (a) the number of outstanding shares of Holdco Common Stock immediately prior to the consummation of such Change of Control transaction plus (b) Earn-Out Shares, is equal to or exceeds $12.50. The Comera Stockholders will be eligible to receive approximately 3,150,000 Earn-Out Shares, respectively, based on the current fully diluted cap table of Comera. The preliminary fair value of the Earn-Out Shares is approximately $8.81 per share. If the Earn-Out Trigger is not achieved for the two-year period following the close date of the Business Combination, the Earn-Out Shares will be cancelled.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 4 — Earn-Out Shares

The contingent obligation to issue Earn-Out Shares to former Comera Stockholders is considered indexed to the Combined Company’s own stock and meets the equity classification under ASC 815, Derivatives and Hedging. The preliminary estimated acquisition-date fair value is approximately $27.7 million.

While the shares are legally issued and placed into escrow, they are not considered outstanding for accounting purposes until resolution of the earn-out contingency.

The preliminary estimated acquisition-date fair value of the Earn-Out Shares was determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a weekly basis over the Earn-Out Period using the most reliable information available. Assumptions used in the valuation were as follows:

December 31, 2021
Fair value of common stock	$10.13
Selected volatility	90%
Risk-free interest	0.73%
Contractual term	2.00

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•	historical per share information of OTR for the year ended December 31, 2021;

•	historical per share information of Comera for the year ended December 31, 2021; and

•	unaudited pro forma per share information of the Combined Company for the year ended December 31, 2021 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•

Scenario 1 — No redemption: This presentation applies the assumption that no OTR public stockholders exercise redemption rights with respect to their OTR Class A common stock upon consummation of the Business Combination (excluding any earn-out); and

•

Scenario 2 — Maximum redemptions of OTR Class A common stock: This presentation assumes that OTR public stockholders holding approximately 10,447,350 shares of OTR Class A common stock will exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.25 per share, which is the maximum amount of redemptions that could occur and still ensure that OTR meet its requirement to maintain net tangible assets of at least $5,000,001 (excluding any earn-out).

The following tables should be read in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of OTR and Comera and the related notes thereto that are included elsewhere in this proxy statement/prospectus. The unaudited OTR and Comera pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income (loss) per share information below does not purport to represent the actual results of operations that would have occurred had the companies been combined during the period presented, nor does it purport to represent the actual results of operations for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of OTR and Comera would have been had the companies been combined during the period presented.

	Historical		Pro forma
	OTR Acquisition Corp.	Comera Life Sciences, Inc.	Assuming No Redemption	Assuming Maximum Redemption
As of and for the Year Ended December 31, 2021
Book value per share (1)			$3.95	$0.32
Book value per share of redeemable Class A common stock(2)	(0.84)
Book value per share of non-redeemable common stock(3)	(3.13)
Book value per share of common stock(4)		(36.72)
Net loss per share, basic and diluted(5)			(0.03)	(0.05)
Net income per share of redeemable Class A common stock, basic and diluted(6)	0.35
Net income per share of non-redeemable common stock, basic and diluted(7)	0.35
Net loss per share or unit attributable to common stockholders or unit holders, basic and diluted(8)		(1.40)
Weighted average shares outstanding - basic and diluted			25,842,017	16,408,459

	Historical		Pro forma
	OTR Acquisition Corp.	Comera Life Sciences, Inc.	Assuming No Redemption	Assuming Maximum Redemption
Weighted average shares outstanding - basic and diluted Class A redeemable common stock	10,447,350
Weighted average shares outstanding - basic and diluted non-redeemable common stock	2,794,667
Weighted average common shares and units used in computing net loss per share or unit attributable to common stockholders or unit holders - basic and diluted		3,906,889

(1)	Book value per share is calculated as total equity divided by pro forma information.
(2)	Book value per share is calculated as total equity divided by OTR Class A redeemable common stock outstanding at December 31, 2021.
(3)	Book value per share is calculated as total equity divided by OTR non-redeemable common stock outstanding at December 31, 2021.
(4)	Book value per share is calculated as total equity divided by Comera common stock outstanding at December 31, 2021.
(5)	Net loss per share is based on the pro forma information.
(6)	Net income per share is based on weighted average number of shares of OTR Class A redeemable common stock outstanding for the year ended December 31, 2021.
(7)	Net income per share is based on weighted average number of shares of OTR non-redeemable common stock outstanding for the year ended December 31, 2021.
(8)	Net loss per share is based on weighted average number of Comera capital units and shares of Comera common stock outstanding for the year ended December 31, 2021.

THE SPECIAL MEETING OF OTR STOCKHOLDERS

The OTR Special Meeting

OTR is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting in lieu of the 2022 annual meeting of stockholders to be held on May 10, 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being mailed on or about April 15, 2022 to all OTR stockholders of record as of April 11, 2022, the record date for the special meeting. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the special meeting will be held via live webcast on May 10, 2022, at 2:00 p.m., Eastern, or such other date, time and place to which such special meeting may be adjourned or postponed. The special meeting can be accessed by visiting https://www.cstproxy.com/otracquisition/2022, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 5123410#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the transfer agent, Continental Stock Transfer & Trust Company, at (917) 262-2373 or by e-mail at proxy@continentalstock.com.

Purpose of the Special Meeting

At the OTR special meeting of stockholders, OTR will ask the OTR stockholders to vote in favor of the following proposals:

•	The Business Combination Proposal — a proposal to approve the adoption of the Business Combination Agreement and the Business Combination (Proposal No. 1).

•

The Charter Amendment Proposal — a proposal to consider and vote on, on a non-binding advisory basis, three separate governance proposals relating to the material differences between OTR’s current amended and restated certificate of incorporation and the Amended and Restated Certificate of Incorporation of Holdco (Proposal Nos. 2A – 2C).

•	The Equity Incentive Award Plan Proposal — a proposal to approve and adopt the equity incentive award plan established to be effective after the Closing of the Business Combination (Proposal No. 3).

•

The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal (Proposal No. 4).

Recommendation of the OTR Board of Directors

OTR’s board of directors believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of OTR and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of OTR’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of OTR’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the beneficial ownership of the Sponsor, which is controlled by Nicholas J. Singer, OTR’s Chairman and Chief Executive Officer, of an aggregate of 8,429,595 shares of OTR Common Stock, consisting of:

•

2,611,838 Founder Shares purchased by the Sponsor for an aggregate price of $25,000 (reflecting certain forfeitures to OTR in October and November of 2020 of 7,187,500 Founder Shares originally purchased in August 2020); and

•	5,817,757 shares of OTR Common Stock underlying Private Warrants, purchased by the Sponsor at a price of $1.00 per Private Warrant for an aggregate purchase price of approximately $5.8 million;

all of which shares and warrants would become worthless if OTR does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $26.6 million and $1.5 million, respectively, based on the closing price of OTR Common Stock of $10.19 and the closing price of OTR Warrants of $0.26 on the Nasdaq on March 4, 2022;

•

the economic interests in the Sponsor held by certain of OTR’s officers and directors, which gives them an indirect pecuniary interest in the shares of OTR Common Stock and OTR Warrants held by the Sponsor, and which interests would also become worthless if OTR does not complete a business combination within the applicable time period, including the following:

•

in exchange for serving on OTR’s board of directors, (i) each of Mr. Gray, Mr. Besner and Mr. Rozwadowski received, or was promised to receive following the Closing, an economic interest in the Sponsor equivalent to 10,000 shares of OTR Common Stock and (ii) Mr. Neithardt received economic interest in the Sponsor equivalent to 50,613 shares of OTR Common Stock;

•

in exchange for serving on OTR’s board of directors and as an officer of OTR, (i) Mr. Singer received economic interest in the Sponsor equivalent to 602,347 shares of OTR Common Stock and (ii) Mr. Anderson received economic interest in the Sponsor equivalent to 15,000 shares of OTR Common Stock; and

•

other than Mr. Besner, each member of OTR’s board of directors made investments in the equity of the Sponsor as follows: (i) Mr. Singer, indirectly through certain entities, made an investment of $762,634, which gives Mr. Singer an economic interest in the Sponsor equivalent to an additional 261,172 shares of OTR Common Stock and 762,634 OTR Warrants, (ii) Mr. Anderson, indirectly through certain entities, made an investment of $25,000, which gives Mr. Anderson an economic interest in the Sponsor equivalent to an additional 8,562 shares of OTR Common Stock and 25,000 OTR Warrants, (iii) Mr. Neithardt, indirectly through certain entities, made an investment of $862,633, which gives Mr. Neithardt an economic interest in the Sponsor equivalent to an additional 295,418 shares of OTR Common Stock and 862,633 OTR Warrants, (iv) Mr. Gray made an investment of $100,000, which gives Mr. Gray an economic interest in the Sponsor equivalent to an additional 34,246 shares of OTR Common Stock and 100,000 OTR Warrants, and (v) Mr. Rozwadowski made an investment of $225,000, which gives Mr. Rozwadowski an economic interest in the Sponsor equivalent to an additional 61,875 shares of OTR Common Stock and 225,000 OTR Warrants;

•

the fact that Sponsor paid $25,000 or approximately $0.0096 per share for the Founders Shares (of which it currently holds 2,611,838), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $26.6 million, based on the closing price of OTR Common Stock on March 4, 2022, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if OTR’s public stockholders experience a negative return following the consummation of the Business Combination;

•

the anticipated appointment of William A. Wexler, as a director of the Combined Company following the Closing and his eligibility to participate in Holdco’s director compensation program following the consummation of the Business Combination;

•

the Sponsor or its affiliates or OTR’s officers and directors may make working capital loans to OTR prior to the closing of an initial business combination, up to $2,500,000 of which may be convertible into warrants similar to the Private Warrants at a price of $1.00 per warrant at the option of the lender, which may not be repaid if an initial business combination is not completed; the 2,500,000 warrants would have an aggregate market value of approximately $650,000 based on the last sale price of $0.26 of the OTR Warrants on Nasdaq on March 4, 2022. As of March 4, 2022, there was $100,000 in working capital loans evidenced by a certain unsecured promissory note, dated as of March 1, 2022, by and between OTR and the Sponsor, pursuant to which OTR may borrow up to $500,000 of working capital loans, which note may, at the Sponsor’s discretion, be either (i) repaid or (ii) convert into warrants identical to the Private Warrants at a price of $1.00 per warrant, upon consummation of the Business Combination;

•

the Sponsors, and OTR’s officers and directors or any of their respective affiliates are entitled to reimbursement for all out-of-pocket expenses incurred in connection with activities on OTR’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations (with no cap or ceiling on such reimbursement), but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless an initial business combination is consummated. As of the date hereof, there were no unreimbursed out-of-pocket expenses; and

•	the continued indemnification of current directors and officers of OTR and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence OTR’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. In particular, the existence of the interests described above may incentivize OTR’s officers and directors to complete an initial business combination, even if on terms less favorable to OTR’s stockholders compared to liquidating OTR, because, among other things, if OTR is liquidated without completing an initial business combination, the Founder Shares and Private Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $28.1 million based on the closing price of OTR Common Stock and OTR Warrants on March 4, 2022), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to OTR would not be repaid to the extent such amounts exceed cash held by OTR outside of the Trust Account (which such expenses and loans, as of March 4, 2022, amounted to $100,000). You should also read the section entitled “The Business Combination — Interests of OTR’s Directors and Officers in the Business Combination.”

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of OTR Common Stock at the close of business on April 11, 2022, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of OTR Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 12,529,627 shares of OTR Common Stock outstanding, of which 2,611,838 are Founder Shares held by the Sponsor.

The Sponsor has agreed to vote all of its Founder Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. The issued and outstanding OTR Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of OTR Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of OTR Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of OTR Common Stock at the special meeting of stockholders:

•

Voting by Mail. You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of OTR Common Stock will be voted as recommended by OTR’s board of directors. OTR encourages you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting.

•

Voting at the Special Meeting via the Virtual Meeting Platform. You can attend the special meeting and vote in person via the virtual meeting platform. The special meeting can be accessed by visiting https://www.cstproxy.com/otracquisition/2022, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 5123410#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication. If your shares of OTR Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the transfer agent.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of OTR Common Stock, you may contact our proxy solicitor at:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

(833) 757-0712

Email: OTRA@allianceadvisors.com

Quorum and Vote Required for the OTR Proposals

A quorum of OTR’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the voting power of the OTR Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the then outstanding shares of OTR Common Stock and the Charter Amendment Proposal, Equity Incentive Award Plan Proposal and Adjournment Proposal require the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of the then outstanding shares of OTR Common Stock present and entitled to vote at the special meeting and voted in connection with the applicable proposal.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. OTR believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions will be counted for purposes of determining the presence of a quorum at the special meeting of OTR stockholders. For purposes of approval, abstentions will have the same effect as a vote “against” the Business Combination Proposal and will have no effect on the Charter Amendment Proposal, Equity Incentive Award Plan Proposal or Adjournment Proposal, if presented. Broker non-votes will have the same effect as a vote “against” the Business Combination Proposal and will have no effect on the remaining proposals.

Revocability of Proxies

If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify OTR’s secretary in writing before the annual meeting that you have revoked your proxy; or

•	you may attend the special meeting virtually and submit a ballot through the virtual meeting platform during the special meeting, as indicated above.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of OTR Common Stock or OTR Warrants in connection with the Business Combination.

Solicitation of Proxies

OTR will pay the cost of soliciting proxies for the special meeting. OTR has engaged Alliance Advisors, LLC to assist in the solicitation of proxies for the special meeting. OTR has agreed to pay Alliance a fee of $27,500. OTR will reimburse Alliance for reasonable out-of-pocket expenses and will indemnify Alliance and its affiliates against certain claims, liabilities, losses, damages and expenses. OTR also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of OTR Common Stock for their expenses in forwarding soliciting materials to beneficial owners of OTR Common Stock and in obtaining voting instructions from those owners. OTR’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the Sponsor beneficially owned an aggregate of approximately 20.8% of the outstanding shares of OTR Common Stock. The Sponsor has agreed to vote all of its Founder Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor has not acquired any Public Shares.

PROPOSALS TO BE CONSIDERED BY OTR’S STOCKHOLDERS

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

OTR is a blank check company that was incorporated in Delaware on July 23, 2020, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization, or other similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and the OTR board of directors. The terms of the Business Combination were the result of extensive arm’s-length negotiations between OTR’s management team, in consultation with its board of directors and financial and legal advisors, the Sponsor, and representatives of Comera, in consultation with Comera’s financial and legal advisors.

Comera’s management team and board of directors, together with its financial and legal advisors, reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, capital markets transactions and possible acquisitions.

The following is a brief description of the background of these negotiations, the Business Combination, and related transactions. The following does not purport to catalogue every conversation among representatives of OTR, Comera and other parties.

On November 19, 2020, OTR consummated its IPO of 10,000,000 OTR Units at an offering price of $10.00 per Unit, with each Unit consisting of one share of OTR Common Stock and one-half of one OTR Warrant, resulting in gross proceeds of $100.0 million (before underwriting discounts and commissions and offering expenses). The underwriters were granted a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 1,500,000 additional Units (the “Over-Allotment Units”) to cover over-allotments, if any, at $10.00 per Unit. On November 19, 2020, the underwriters partially exercised their over-allotment option resulting in the purchase of an additional 447,350 Units. The underwriters waived their right to exercise the remaining over-allotment option on December 21, 2020.

Simultaneously with the closing of the IPO, OTR consummated the private placement of 5,650,000 warrants (each, a “Private Warrant” and collectively, the “Private Warrants”) to the Sponsor, each exercisable to purchase one share of Class A Common Stock at $11.50 per share, at a price of $1.00 per Private Warrant, generating gross proceeds to us of $5.7 million. In connection with the partial exercise of the underwriter’s over-allotment option, our Sponsor purchased an additional 167,757 Private Warrants at a price of $1.00 per Private Warrant, generating additional gross proceeds of $167,757.

Prior to the consummation of the IPO, neither OTR, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with OTR.

OTR’s efforts to identify a prospective target business was not limited to a particular industry or geographic region. OTR’s management considered a variety of factors in evaluating prospective target businesses, including, but not limited to, the following:

•	financial condition and results of operation;

•	growth potential;

•	brand recognition and potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	existing distribution and potential for expansion;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

•	impact of regulation on the business;

•	regulatory environment of the industry;

•	costs associated with effecting the business combination;

•	industry leadership, sustainability of market share and attractiveness of market industries in which a target business participates; and

•	macro competitive dynamics in the industry within which the company competes.

After its IPO, OTR’s officers and directors commenced an active search for prospective businesses or assets to acquire in an initial business combination. Representatives of OTR were contacted by, and representatives of OTR contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. OTR’s officers and directors and their affiliates also brought to OTR’s attention target business candidates.

During that period, OTR’s officers:

•	developed a list of more than 240 potential acquisition candidates;

•	entered into preliminary discussion with approximately 150 of those companies in the period from November 23, 2020, through January 20, 2022;

•	entered into non-disclosure agreements with approximately 60 target companies in the period from December 4, 2020, to January 12, 2022;

•

had in person, telephonic or email discussions with approximately 60 of those companies, of which approximately 30 were actively pursued (including Comera) by engaging in significant due diligence and detailed discussions directly with the senior executives and/or stockholders;

•	submitted indications of interest or letters of intent to 11 acquisition candidates (including Comera); and

•	discussed various targets at OTR’s regularly scheduled board meetings.

Of the approximately 150 potential targets with which OTR engaged in preliminary discussions, approximately 100 were eliminated prior to conducting substantive due diligence due to the potential target companies’ financial profile, growth and profitability metrics, valuation of the target company, industry trends or lack of public company readiness.

Below is a summary of the 10 acquisition candidates (other than Comera) where OTR submitted an indication of interest or a letter of intent to the acquisition candidate:

On December 2, 2020, a representative of Guggenheim Securities, LLC (“Guggenheim”) reached out to OTR to see if OTR might be interested in a potential business combination with a company that develops

AI-powered LiDAR systems for vehicle autonomy and other applications. OTR entered into a non-disclosure agreement with the potential target on December 4, 2020; and on December 7, 2020, OTR’s management team held an initial videoconference with the target’s management team and representatives from Guggenheim to introduce the OTR team to the target and to learn more about the target. After the initial call, OTR conducted further due diligence which included industry research, expert calls, and review of company materials. After several more discussions internally and with Guggenheim and the target, OTR sent target a draft letter of intent on December 17, 2020. OTR, Guggenheim, and the target proceeded to have several more discussions regarding the terms of the proposal. On January 20, 2021, Guggenheim informed OTR of the target’s decision not to proceed with OTR’s proposal due to the parties’ inability to agree upon the valuation of the target.

On January 10, 2021, a representative of Pan American Finance, LLC (“PanAm Finance”) reached out to OTR to see if OTR might be interested in a potential business combination with a company that develops biological agents for various commercial industries. PanAm Finance informed OTR that the potential target was in the early stages of exploring financing options and it likely would not pursue a transaction until late 2021 or early 2022. OTR entered into a non-disclosure agreement with the potential target on February 4, 2021; and on February 4, 2021, OTR’s management team held an initial videoconference with the target’s management team and representatives from PanAm Finance to introduce the OTR team to the target and to learn more about the target. After the initial call, OTR conducted further due diligence, which included industry research, expert calls, and review of company materials. On November 14, 2021, a representative of Nomura Securities International, Inc (“Nomura”) reached out to OTR to inform OTR that PanAm Finance had briefed Nomura on their discussions in February 2021 and that Nomura would be kicking off a formal process with the target to explore a potential business combination transaction with a special purpose acquisition company (a “SPAC”). After several more discussions internally and with Nomura and the target, OTR sent target a draft letter of intent to the target on December 17, 2021. OTR, Nomura, and the target proceeded to have several more discussions regarding the terms of the proposal. On January 7, 2022, the target and OTR made the mutual decision not to proceed with the proposed transaction due to timing of the target’s audited financials.

In February 2021, a representative of Nomura reached out to OTR to see if OTR might be interested in a potential business combination with a company that operates in the “better-for-you” frozen foods segment. OTR entered into a non-disclosure agreement with the target on February 8, 2021; and on February 17, 2021, OTR’s management team held an initial videoconference with the potential target’s management team and representatives from Nomura to introduce the OTR team to the target and to learn more about the target. After the initial call, OTR conducted further due diligence, which included industry research and review of company materials. After several more discussions internally and with Nomura and the target, OTR sent the target a draft letter of intent on April 20, 2021. OTR, Nomura, and the target proceeded to have several more discussions regarding the terms of the proposal. On June 15, 2021, Nomura informed OTR of the target’s intent to pursue a traditional IPO and that it would not be proceeding with OTR’s proposal.

On February 10, 2021, a representative of Farvahar Partners reached out to OTR to see if OTR might be interested in a potential business combination with a digital media company. OTR entered into a non-disclosure agreement with the potential target on February 9, 2021; and on February 10, 2021, OTR’s management team held an initial videoconference with the target’s management team and representatives from Farvahar Partners to introduce the OTR team to the target and to learn more about the target. After the initial call, OTR conducted further due diligence, which included industry research and review of company materials. After several more discussions internally and with Farvahar Partners and the target, OTR sent target a draft letter of intent on March 22, 2021. OTR, Farvahar Partners, and the target proceeded to have several more discussions regarding the terms of the proposal. On May 26, 2021, Farvahar Partners informed OTR of the target’s intent to delay a SPAC transaction until later in the year in order to maximize shareholder value. OTR reached out to the target on July 22, 2021, but discussions regarding a potential transaction did not further materialize.

On March 2, 2021, a representative of Canaccord Genuity Group Inc. (“Canaccord”) reached out to OTR to see if OTR might be interested in a potential business combination with a company that uses advanced machine learning technology and privacy-forward solutions to deliver impactful advertising campaigns for marketers. OTR entered into a non-disclosure agreement with the potential target on March 5, 2021; and on March 18, 2021, OTR’s management team held an initial videoconference with the target’s management team and representatives from Canaccord to introduce the OTR team to the target and to learn more about the target. After the initial call, OTR conducted further due diligence, which included industry research and review of company materials. After several more discussions internally and with Canaccord and the target, OTR sent target a draft letter of intent to the target on March 28, 2021. Shortly thereafter, Canaccord informed OTR of the target’s decision not to proceed with OTR’s proposal due to the parties’ inability to agree upon the valuation of the target.

On March 12, 2021, a representative of RBC Capital Markets (“RBC”) reached out to OTR to see if OTR might be interested in a potential business combination with a company that manufactures athletic protective equipment. OTR entered into a non-disclosure agreement with the potential target on April 16, 2021; and on March 25, 2021, OTR’s management team held an initial videoconference with the target’s management team and representatives from RBC to introduce the OTR team to the target and to learn more about the target. After the initial call, OTR conducted further due diligence, which included industry research and review of company materials. After several more discussions internally and with RBC and the target, OTR sent target a draft letter of intent to the target on July 12, 2021. OTR, RBC, and the target proceeded to have several more discussions regarding the terms of the proposal. On August 6, 2021, RBC and OTR mutually agreed not to proceed with the proposal due to the inability to agree upon the valuation of the target.

On September 7, 2021, a representative of Mirabaud Securities Limited (“Mirabaud”) reached out to OTR to see if OTR might be interested in a potential business combination with a company that manufactures and supplies wind towers, offshore structures, and large castings in Europe. OTR entered into a non-disclosure agreement with the potential target on October 8, 2021; and on October 13, 2021, OTR’s management team held an initial videoconference with the target’s management team and representatives from Mirabaud to introduce the OTR team to the target and to learn more about the target. After the initial call, OTR conducted further due diligence, which included industry research, expert calls, and review of company materials. After several more discussions internally and with Mirabaud and the target, OTR sent the target a draft letter of intent on October 28, 2021. OTR, Mirabaud, and the target proceeded to have several more discussions regarding the terms of the proposal. On November 3, 2021, OTR informed Mirabaud of its decision to withdraw its proposal as the two parties were unable to agree to terms around exclusivity.

On September 14, 2021, a representative of Guggenheim reached out to OTR to see if OTR might be interested in a potential business combination with a company that designs and markets small modular reactors. OTR entered into a non-disclosure agreement with the potential target on September 20, 2021; and on September 21, 2021, OTR’s management team held an initial videoconference with the target’s management team and representatives from Guggenheim to introduce the OTR team to the target and to learn more about the target. After the initial call, OTR conducted further due diligence, which included industry research, expert calls, and review of company materials. After several more discussions internally and with Guggenheim and the target, OTR sent the target a draft letter of intent on September 28, 2021. OTR, Guggenheim, and the target proceeded to have several more discussions regarding the terms of the proposal. In November 2021, Guggenheim informed OTR of the target’s decision not to proceed with OTR’s proposal and that it would instead be partnering with a different SPAC .

On September 17, 2021, a representative of Stifel Financial Corp. (“Stifel”) reached out to OTR to see if OTR might be interested in a potential business combination with a company that provides experiential family entertainment. OTR entered into a non-disclosure agreement with the potential target on September 23, 2021; and on November 16, 2021, OTR received company materials and conducted due diligence, which included industry research, expert calls, and review of company materials. After several more discussions internally and with Stifel and the target, OTR sent the target a draft letter of intent on November 23, 2021. OTR, Stifel, and the target proceeded to have several more discussions regarding the terms of the proposal. On December 13, 2021, Stifel informed OTR of the target’s decision not to proceed with OTR’s proposal and instead decided to delay a transaction for 9 months to grow its business further.

On September 23, 2021, a representative of BNP Paribas SA (“BNP”), reached out to OTR to see if OTR might be interested in a potential business combination with a company that designs and markets rapid DNA technology. OTR entered into a non-disclosure agreement with the potential target on October 26, 2021; and on October 26, 2021, OTR’s management team held an initial videoconference with the target’s management team and representatives from BNP to introduce the OTR team to the target and to learn more about the target. After the initial call, OTR conducted further due diligence, which included industry research, expert calls, and review of company materials. After several more discussions internally and with BNP and the target, OTR sent the target a draft letter of intent on November 18, 2021. OTR, BNP, and the target then proceeded to have several more discussions regarding the terms of the proposal. OTR then made the decision not to proceed with the transaction due to timing of the target’s audited financials.

The potential targets that OTR actively pursued covered a variety of industries, including: Consumer; Energy; Power and Utilities; Entertainment; Financial Technology and Specialty Finance; Green and Renewables; Industrials and Manufacturing; Infrastructure; Transportation and Logistics; Business Services; Technology and Telecommunications; Media and Advertising; and Metals and Mining. OTR’s due diligence on potential targets included review of each business’s management, stockholders, business model, valuation, balance sheet and historical and projected financials, in each case to the extent made available, among other due diligence workstreams. The decision to pursue a business combination with Comera over other potential targets included, but was not limited to, one or more of the following reasons:

•

a difference in valuation expectations between OTR and the senior executives or stockholders of the other potential targets, particularly in competitive processes where the potential target chose to pursue other bids;

•	the decision by the potential targets to pursue alternative strategic transactions or to postpone their review of strategic alternatives;

•

the maturity of the business of the potential target companies, the companies’ financial performance and other factors identified during OTR’s due diligence review and the presence of other potential business combination opportunities that more closely met OTR’s criteria and guidelines, including Comera;

•

the level of engagement by, and advanced negotiations and discussions with, Comera as compared to other potential targets where engagement was more limited and negotiations and discussions did not progress as rapidly or productively; and

•

OTR’s and its board’s belief, based on their preliminary evaluation and the terms of the non-binding letter of intent, that Comera was the most attractive potential business combination target that met its key criteria in a target.

OTR decided to pursue a combination with Comera because it determined that Comera represented a compelling opportunity, particularly due to the Company’s proprietary technology platform, strategic partnerships, and large addressable market. Comera also underwent a leadership transformation in 2021 and realigned its business model to focus on higher value opportunities, which we also found compelling.

In early 2021, the Chairman of OTR received an email from Charles Cherington, a stockholder of Comera, regarding his possible interest in participating in a transaction with Comera either through OTR or independent from OTR through another investment vehicle owned by him.

On May 17, 2021, Comera executed a confidentiality agreement with OTR and an entity affiliated with the Chairman of OTR, at which time Comera provided both entities with a management presentation.

On June 6, 2021, the Chairman of OTR had a telephonic meeting with the Executive Chairman of Comera to discuss his possible interest in participating in a private placement by Comera through an investment vehicle independent from OTR.

On June 24, 2021, the Chairman of OTR told Comera that neither his separate entity nor OTR would participate in a transaction with Comera at that time in light of other potential opportunities he and OTR were evaluating and Comera’s then existing business plan and management team. The opportunity was not presented to the Comera board of directors at that time.

On December 3, 2021, the Chairman of OTR had a telephonic meeting with Comera’s financial advisor, Maxim Group LLC (“Maxim”), on which Maxim raised the possibility of Comera as a potential acquisition candidate for OTR, noting that Comera recently had several high-quality executives join its leadership team and had also made commercial progress with its partnerships. Specifically, Maxim explained that, following the change in Comera’s management team in September 2021, Comera had solidified the direction of its pipeline and therefore conversations with potential partners were more focused and were progressing more quickly.

When the Comera opportunity was presented to OTR’s board of directors, it was aware, and considered, that Maxim, as Comera’s financial advisor, would receive a success fee from Comera if the Business Combination was consummated in addition to the deferred underwriting fees it would receive from OTR for its role as an IPO underwriter. OTR had in fact confirmed its understanding of, and consented to, Maxim’s conflict of interest as it did not deem it to be material.

During the first week of December 2021, Comera began working on a draft letter of intent and term sheet for the transaction. Thereafter, throughout the month of December 2021, members of OTR’s management held internal meetings to discuss their assessment of Comera, the terms of a potential transaction and their estimates of Comera’s enterprise value, including factors such as the value of comparable companies in Comera’s industry and the strength of Comera’s growth prospects.

On December 5, 2021, the Chairman of OTR had a telephonic meeting with Charles Cherington regarding a possible transaction between OTR and Comera. Later that day, the Executive Chairman of Comera provided an overview of Comera’s team to the Chairman of OTR, and the two exchanged email correspondence to set up a meeting for December 8, 2021. Due to the COVID-19 pandemic and shelter in place orders, all meetings and calls were held by videoconference.

Following this correspondence and prior to the management meeting on December 8, 2021, OTR’s management held a meeting to discuss its current pipeline of acquisition candidates, including Comera. At this meeting, the Chairman of OTR summarized conversations regarding Comera that he had conducted in prior days.

On December 8, 2021, Comera held a meeting with representatives of OTR at which Comera gave a presentation regarding its current and planned business and its views regarding a potential business combination transaction.

On December 12, 2021, the Chairman of OTR met with Charles Cherington and David Soane, another stockholder of Comera, to discuss Comera as a potential acquisition candidate for OTR.

On December 13, 2021, representatives of Comera held a management presentation meeting with representatives of OTR. During the meeting, the parties discussed Comera’s business, the general terms of a potential transaction and certain potential competitive advantages related to Comera’s product offerings. Later that day, representatives of OTR discussed management’s favorable assessment of Comera in comparison to other acquisition candidates, the submission of an initial non-binding letter of intent and related deal terms, including valuation parameters and comparable companies, and market conditions. The parties agreed that Comera satisfied OTR’s investment criteria and guidelines and supported submitting an initial draft letter of intent to Comera.

Based on the discussions and negotiations with other potential targets, Comera emerged as a frontrunner with which to pursue a business combination.

On December 14, 2021, Comera submitted a non-binding letter of intent to OTR. The draft term sheet included with the letter of intent contemplated entering into a business combination between OTR and Comera for aggregate consideration based on a pre-money enterprise value of Comera of $177.5 million and a pre-money equity value of $185 million. OTR considers pre-money enterprise value to be the measure of a company’s total value or the effective cost of buying a company. For this purpose, pre-money enterprise value represents the sum of the Company’s equity value, preferred stock, debt and minority interest less its cash & equivalents. The final negotiated and agreed upon enterprise value for Comera was $118.5 million prior to any earn-out based on an overall analysis of the business and its prospects after negotiations between the parties. Comera is expected to have no preferred stock, minority interest or debt outstanding and was estimated to have approximately $7.5 million of cash at the signing of the Business Combination Agreement. Thus the equity value of Comera came to $126.0 million. The term sheet also included provisions contemplating a post-closing equity incentive plan comprised of 10% of Holdco’s fully diluted shares, a ten-member board of directors (with OTR designating one director), closing conditions, a six-month lock-up for certain Comera Stockholders that would terminate early if certain thresholds are achieved with respect to Holdco’s post-closing stock price, a to-be-specified expense cap for OTR and a mutual exclusivity provision that would restrict both OTR and Comera from soliciting or discussing any alternative transactions.

On December 15, 2021, Comera provided access to a virtual data room containing additional due diligence materials for OTR’s review, including a full financial model.

On December 16, 2021 and December 17, 2021, representatives of OTR had a telephonic conference with representatives of their counsel, Greenberg, to discuss the draft letter of intent. After conducting a comparable companies valuation analysis and based on current market conditions, OTR discussed ascribing a pre-money enterprise valuation $142.5 million to Comera, which was $35 million less than the initial valuation proposed by Comera. We also discussed removing the expense cap and changing the exclusivity language to be more in line with what we had reviewed in the market.

On December 20, 2021, OTR provided comments to the letter of intent and related term sheet to Maxim. The revised version contemplated a pre-money enterprise value of $142.5 million and a pre-money equity value of $150 million (which would include all holders of options, warrants and other equity interests). The revised version also contemplated a post-closing equity incentive plan comprised of 7.5% of Holdco’s fully diluted shares, a seven-member board of directors (with OTR designating two directors), a lock-up for applicable Comera Stockholders that would be the same as that stipulated with respect to the Sponsor’s shares in OTR’s Form S-1 Registration Statement (i.e., one year with early termination if certain thresholds are achieved with respect to Holdco’s post-closing stock price), no OTR expense cap and an exclusivity provision that would restrict OTR from executing any letter of intent or definitive agreement with respect to an alternative transaction, but not from any other solicitations or discussions.

On December 20, 2021, Comera and Maxim provided a revised draft of the letter of intent and related term sheet. The revised version contemplated a pre-money enterprise value of $157.5 million and a pre-money equity value of $165 million (which would include all holders of vested, in-the-money options calculated on a net exercise basis). The revised version also contemplated a post-closing equity incentive plan comprised of 10% of the Holdco’s fully diluted shares, a nine-member board of directors (with OTR designating one director and one non-voting board observer), a lock-up for applicable Comera Stockholders that would be the same as that stipulated with respect to the Sponsor’s shares in OTR’s Form S-1 Registration Statement, except that it would terminate on the six-month anniversary of closing if $25 million or more remains in the Trust Account immediately following the closing, a to-be-specified OTR expense cap and an exclusivity provision that would restrict Comera from executing any letter of intent or definitive agreement with respect to an alternative transaction, but not from any other solicitations or discussions.

On December 21, 2021, representatives of Comera, Maxim, OTR and Greenberg held a telephonic conference to discuss the letter of intent, on which they discussed the proposed pre-money enterprise value and pre-money equity value, need for OTR to preserve its ability to review other transactions during the exclusivity period, but that no similar need existed on Comera’s side (except in relation to potential minority investments and other commercial transactions in the ordinary course of business), Comera’s rationale behind a nine-member board of directors, Comera’s rationale behind its proposed equity incentive plan, the duration of the lock-up for applicable Comera stockholders and Comera’s need for an OTR expense cap in light of the contemplated cash needs of Comera.

On December 22, 2021, Comera and Maxim provided a further revised draft of the letter of intent and related term sheet to OTR and Greenberg. The revised version contemplated a pre-money enterprise value of $150 million and a pre-money equity value of $157.5 million (which would include all holders of vested, in-the-money options calculated on a net exercise basis) and a lock-up for applicable Comera Stockholders that would be the same as that stipulated with respect to the Sponsor’s shares in OTR’s Form S-1 Registration Statement, except that, with respect to any Comera Stockholder that holds less than 4% of the outstanding shares of Holdco immediately following the closing, it would terminate with respect to 50% of the shares held by such stockholder on the six-month anniversary of closing if $25 million or more remains in the Trust Account immediately following the closing, an aggregate OTR expense cap of $2 million and an exclusivity provision that would restrict Comera from soliciting or discussing any transaction involving a special purpose acquisition company or reverse merger or similar transaction.

On December 23, 2021, OTR and Greenberg provided a revised draft of the letter of intent and related term sheet to Comera and Maxim. The revised version contemplated a cap on OTR expenses directly related to legal fees, accounting fees and due diligence costs of $1.5 million and an exclusivity provision that would restrict Comera from soliciting or discussing any alternative transactions.

On December 23, 2021, the letter of intent was executed.

On December 24, 2021, OTR shared the executed letter of intent, term sheet and Comera presentation with its board of directors.

Over the following weeks, OTR received materials in response to its due diligence requests, conducted several conference calls and meetings with Comera management, and engaged advisors to assist in the due-diligence process, including to perform industry, accounting and tax, intellectual property, and other legal analyses.

On January 4, 2022, Greenberg provided a first draft of the Business Combination Agreement to Loeb & Loeb LLP (“Loeb”), the proposed terms of which Loeb began to review with Comera.

Starting the week of January 3, 2022, Comera, OTR, Greenberg, Loeb and Comera’s financial advisor began hosting bi-weekly calls to discuss transaction documentation and status.

On January 5, 2022, OTR’s management and board of directors began conducting scientific due diligence to assess the commercial potential of Comera’s technology, including how it compares with current formulation technology and to identify the potential use-cases where Comera’s technology may be differentiated and competitive. As part of this review, OTR’s management and board of directors retained a third-party advisor to review, among other things, Comera’s strategy documents, scientific presentations showing technical potential of key formulation approaches (with comparative data with current technologies in the market) and Comera’s partnership agreements and service contracts with industry participants. OTR’s management and third-party advisor also interviewed (i) Comera’s subject matter experts to further understand the platform and potential differentiation from existing and/or other developing formulation technologies, (ii) Comera’s intellectual property experts to understand Comera’s intellectual property and its ability to maintain differentiation and (iii) external industry experts in biologics formulation to test the differentiation claims and refine potential use-cases.

On January 9, 2022, OTR shared additional Comera materials with its board of directors.

On January 10, 2022, Loeb provided a revised draft Business Combination Agreement to Greenberg, the terms of which Greenberg discussed with OTR. Greenberg and Loeb then discussed their respective clients’ comments and came to resolution in subsequent drafts circulated by both sets of counsel. These discussions and revised drafts generally addressed, among other things, (i) conversion of the transaction structure from a reverse triangular merger to a “double dummy” structure due to tax considerations, (ii) revising the pre-money equity value of Comera to $126 million and including an earn-out of 3,150,000 shares of Holdco to Comera Stockholders in the event that the daily volume-weighted average price of Holdco Common Stock will be equal to or greater than $12.50 for any 20 trading days within any 30 consecutive trading day period during the two-year period following the closing, (iii) timing of delivery of the Comera Stockholders’ written consent approving the Business Combination and related considerations regarding the Comera board of directors’ fiduciary duties, (iv) the scope of representations and warranties, including appropriate materiality qualifications, dollar thresholds and lookback periods, (v) interim operating covenants, including applicable dollar thresholds, permitted debt incurrence and leakage between signing and closing, and (vi) termination provisions relating to any potential failure to deliver the fiscal year 2021 audited financial statements by February 25, 2022.

On January 10, 2022, OTR held a board meeting and provided its board of directors with an update on the potential Business Combination and Comera.

On January 25, 2022 and January 26, 2022, OTR and Comera discussed and subsequently agreed to reduce the upfront transaction consideration to Comera Stockholders due to market conditions and to instead provide an earnout to Comera Stockholders.

On January 28, 2022, the board of directors of OTR met telephonically to discuss the transaction, including a detailed discussion of the form of the Business Combination Agreement and the related transaction documents and to confirm their understanding of the valuation methodology. The board of directors reviewed the proposed terms of the Business Combination Agreement and other related transaction agreements that had been negotiated with Comera and its representatives. Additionally, the OTR board of directors discussed the findings of the diligence review, including the third-party report it received from its advisor which provided an overview of Comera’s technology platform, including a discussion of SQ versus IV delivery of biologic medicines, a review of Comera’s strategic goals, a review of Comera’s prior research collaborations and an overview of the formulation business as a whole. During the meeting, the OTR board of directors discussed, among other things, (i) the strengths and weaknesses of Comera’s growth strategy, (ii) Comera’s near-term opportunities for partnerships, (iii) the potential positive impact on the valuation of Comera if it were able to secure a licensing agreement with an existing customer or pipeline customer, (iv) the science of Comera’s technology platform and (v) Comera’s management team and how it compared favorably to other management teams at companies at Comera’s stage of growth. The OTR board of directors then discussed other factors including those described below under the caption “— OTR’s Board of Directors’ Reasons for the Approval of the Business Combination.”

On January 30, 2022 OTR held a meeting of its board of directors to discuss further the transaction status and updates since the previous meeting. At the end of the meeting, the Business Combination Agreement and related documents and agreements were unanimously approved by OTR’s board of directors, subject to final negotiations and modifications, and the board determined to recommend the approval of the Business Combination Agreement.

The Business Combination Agreement and related documents and agreements were executed on January 31, 2022. Prior to the market open on January 31, 2022, OTR and Comera issued a joint press release announcing the execution of the Business Combination Agreement and OTR filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the consummation of the Business Combination.

OTR’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “— The Background of the Business Combination” above, OTR’s board of directors, in evaluating the Business Combination, consulted with OTR’s management and accounting and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, OTR’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, OTR’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. OTR’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of OTR’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the OTR board of directors reviewed the results of the due diligence conducted by our management, which included:

•	extensive meetings and calls with Maxim and Comera’s management to understand and analyze Comera’s business and to understand Comera’s final financial models and forecasts;

•	consultation with industry experts regarding competitive landscape, industry outlook, company reputation, business model and scientific validity;

•	consultation with OTR’s legal and accounting advisors;

•	review of Comera’s material contracts and financial, tax, legal, accounting, environmental, and intellectual property due diligence

•	review of Comera’s financial statements;

•	research on comparable public companies; and

•	research on comparable transactions.

In approving the combination, OTR’s board of directors did not obtain a fairness opinion. The officers and directors of OTR have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled them to make the necessary analyses and determinations regarding the Business Combination.

OTR’s management also considered a comparable company analysis to assess the potential value that the public markets would likely ascribe to Comera, and this analysis was discussed with OTR’s board. These companies were selected by OTR as publicly traded companies having businesses that were considered, in certain respects, to be similar to the combined company’s business.

OTR looked at several categories of potentially comparable companies, including biotech companies that engage in pharmaceutical partnerships to reformulate their products, and companies that engage in biosimilar and biobetter product development. Specifically, the companies we evaluated included Arecor Therapeutics plc, Arsia Therapeutics, Inc. (now a subsidiary of Eagle Pharmaceuticals, Inc.), Adocia SA, Eagle Pharmaceuticals, Inc., Rani Therapeutics Holdings, Inc., Outlook Therapeutics, Inc., and Halozyme Therapeutics, Inc. Due to Comera’s strong management team and growth potential, we believe that it should trade in line to a premium to the average size of the partnership / formulation companies with the ability to trade up to the average size of the biosimilar / biobetter companies, as it executes on its business plan. As detailed in the table below, this criterion is met at the agreed upon pre-money enterprise value of $118.5 million. We also looked at the valuation on a post-money basis under two separate redemption scenarios, which we viewed as best- and worst-case scenarios. This is also outlined in the table below:

	Comparable Companies[1]
($ in Millions)	Total Market Capitalization	Total Enterprise Value
Partnership / Formulation Companies
Arecor Therapeutics plc (AIM:AREC)	$140.9	$111.4
Arsia Therapeutics (Private)[2]	n.a.	78.0
Adocia SA (ENXTPA:ADOC)	58.5	66.9

Peer Group Average	$99.7	$85.5
Halozyme Therapeutics, Inc. (NasdaqGS:HALO)	$4,552.5	$4,615.7
Biosimilar / Biobetter Companies
Eagle Pharmaceuticals, Inc. (NasdaqGM:EGRX)	$585.8	$517.8
Rani Therapeutics Holdings, Inc. (NasdaqGM:RANI)	456.1	406.7
Outlook Therapeutics, Inc. (NasdaqCM:OTLK)	307.3	304.7

Peer Group Average	$449.7	$409.7

Total Peer Group Average	$309.7	$247.6

Comera Life Sciences
Pre-Transaction	$126.0	$118.5
(% Discount to Peer Group)	59.3%	52.1%
Post-Transaction (95% Redemption Rate)	$157.4	$152.1
Post-Transaction (% Discount to Peer Group)	49.2%	38.6%
Post-Transaction (0% Redemption Rate)	$258.4	$151.3
Post-Transaction (% Discount to Peer Group)	16.6%	38.9%

1.	Stock price as of 1/26/22.
2.

Arsia Therapeutics, Inc. was acquired by Eagle Pharmaceuticals, Inc. on November 11, 2016. The $78.0 million total enterprise value ascribed to Arsia Therapeutics, Inc. reflects the purchase price at the time of acquisition.

Although none of the selected companies reviewed in this analysis were directly comparable to Comera, the companies had one or more similar operating and financial characteristics as Comera and therefore OTR believes that the selected companies provide a solid basis to evaluate the proposed valuation of Comera. The companies were selected because they (i) engage in biosimilar and biobetter product development, (ii) develop technology platforms for the delivery of biologics or (iii) engage in pharmaceutical partnerships to reformulate their products. The selected companies generally had product candidates or partnerships that were farther along in their development or had initiated a clinical trial process whereas Comera is preclinical. While OTR looked for preclinical public companies to include in its analysis, OTR did not identify any preclinical public companies that (i) had similar products, technology platforms, or partnerships and (ii) were publicly traded with readily available financial or other information to include. Some of the selected companies had more product candidates and partnerships and are significantly more advanced than Comera. Additionally, while a few of the selected companies were commercial stage companies, OTR considered these companies because of their similarities to the business, industry, commercial partnerships and technology platform to Comera. Given Comera’s unique technology platform and business strategy, and the limited number of directly comparable public companies, OTR believed that it was important to consider both quantitative and qualitative information in its analysis of Comera versus comparable companies. With respect to quantitative information, OTR reviewed the selected companies’ total market capitalization and total enterprise value in its analysis. Additionally, with respect to qualitative information, OTR reviewed the operational, business and/or financial characteristics of Comera and the selected companies to provide a context in which to consider the results of the quantitative analysis. In its review of qualitative information, Comera’s technology platform, new management team, focus on development, product candidates, licensing and partnership opportunities, and general market size were key qualitative factors. OTR’s board considered this analysis and viewed Comera to be favorable compared to such other companies.

OTR’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•	Large and Growing Market Opportunity. OTR’s management and board of directors considered Comera’s current and projected market opportunity, including the expected growth in the biologics market;

•

Complementary and Experienced Management Teams. OTR’s management and board of directors believe that the complementary business, industry and investing experience of OTR’s board members and Comera’s management team will help to accelerate the growth for the Combined Company. In addition, Comera has a strong management team with a successful track record of drug development and life sciences operating experience, which is expected to remain with the Combined Company to seek to execute Comera’s strategic and growth goals;

•

Comera’s Business Model. OTR’s board of directors and management considered the Company’s proprietary excipient technology platform, large addressable market, multiple pharmaceutical partnerships, proprietary product pipeline, and intellectual property portfolio which the board of directors believes can provide strong growth prospects for the Combined Company;

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Financial Condition. OTR’s board of directors also considered factors such as Comera’s outlook, financial plan and capital structure, as well as valuations and trading of biosimilar and bioformulation publicly traded companies;

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Due Diligence. OTR’s management conducted due diligence examinations of Comera and discussions with Comera’s management and OTR’s financial and legal advisors concerning OTR’s due diligence examination of Comera;

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Other Alternatives. OTR’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to OTR, that the proposed Business Combination represent the best available business combination opportunity for OTR based upon the process utilized to evaluate and assess other potential combination targets, and OTR’s board of directors’ belief that such process has not presented a better available alternative; and

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between OTR and Comera.

In the course of its deliberations, OTR’s board of directors considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

•	Comera does not currently have any products approved for commercial sale and may not be able to execute on its business plan or achieve or sustain profitability.

•

The potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

•	The Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the Closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

•

Competition in the biotech industry is intense and, as a result, Comera may fail to develop new products and identify and develop new collaboration partners, which may negatively impact Comera’s operations, its ability to generate revenue, achieve profitability, and its growth prospects.

•

Economic downturns and political and market conditions beyond Comera’s control, including a reduction in healthcare spending, changes in regulations applicable to the healthcare industry, and potential economic effects of COVID-19, could adversely affect its business, financial condition, results of operations and prospects.

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OTR’s public stockholders will experience dilution as a consequence of, among other transactions, the issuance of Holdco Common Stock as consideration in the Business Combination, and having a minority share position may reduce the influence that OTR’s current stockholders have on the management of Holdco.

•

Comera may be subject to litigation in the operation of its business and Comera’s insurance may not provide adequate levels of coverage against any claims. An adverse outcome in one or more legal proceedings or inadequate insurance coverage could adversely affect Comera’s business.

•

The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain Comera’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than Comera anticipates.

•

OTR’s board of directors did not obtain an opinion from any independent investment banking or accounting firm that the consideration OTR would pay to acquire Comera is fair to OTR or its stockholders from a financial point of view. In addition, OTR’s board of directors considered the limits of the due diligence performed by OTR’s management and outside advisors and the inherent risk that even a thorough review may not uncover all potential risks of the business. Accordingly, OTR’s board of directors may be incorrect in its assessment of the Business Combination.

•

OTR’s public stockholders may be less protected as investors from any material issues with respect to Comera’s business than an investor in an initial public offering because the scope of due diligence may be different than would typically be conducted in the event Comera pursued an underwritten initial public offering.

•	The risk factors associated with Comera’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

After considering the foregoing potentially negative and potentially positive reasons, OTR’s board of directors concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons. The OTR board of directors recognized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing discussion.

The above discussion of the material factors considered by OTR’s board of directors sets forth the principal factors it considered but is not intended to be exhaustive.

Interests of OTR’s Directors and Officers in the Business Combination

When you consider the recommendation of OTR’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of OTR’s directors and officers have interests in the

Business Combination that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

•	the beneficial ownership of the Sponsor, which is controlled by Nicholas J. Singer, OTR’s Chairman and Chief Executive Officer, of an aggregate of 8,429,595 shares of OTR Common Stock, consisting of:

•

2,611,838 Founder Shares purchased by the Sponsor for an aggregate price of $25,000 (reflecting certain forfeitures to OTR in October and November of 2020 of 7,187,500 Founder Shares originally purchased in August 2020); and

•	5,817,757 shares of OTR Common Stock underlying Private Warrants, purchased by the Sponsor at a price of $1.00 per Private Warrant for an aggregate purchase price of approximately $5.8 million;

all of which shares and warrants would become worthless if OTR does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $26.6 million and $1.5 million, respectively, based on the closing price of OTR Common Stock of $10.19 and the closing price of OTR Warrants of $0.26 on the Nasdaq on March 4, 2022;

•

the economic interests in the Sponsor held by certain of OTR’s officers and directors, which gives them an indirect pecuniary interest in the shares of OTR Common Stock and OTR Warrants held by the Sponsor, and which interests would also become worthless if OTR does not complete a business combination within the applicable time period, including the following:

•

in exchange for serving on OTR’s board of directors, (i) each of Mr. Gray, Mr. Besner and Mr. Rozwadowski received, or was promised to receive following the Closing, an economic interest in the Sponsor equivalent to 10,000 shares of OTR Common Stock and (ii) Mr. Neithardt received economic interest in the Sponsor equivalent to 50,613 shares of OTR Common Stock;

•

in exchange for serving on OTR’s board of directors and as an officer of OTR, (i) Mr. Singer received economic interest in the Sponsor equivalent to 602,347 shares of OTR Common Stock and (ii) Mr. Anderson received economic interest in the Sponsor equivalent to 15,000 shares of OTR Common Stock; and

•

other than Mr. Besner, each member of OTR’s board of directors made investments in the equity of the Sponsor as follows: (i) Mr. Singer, indirectly through certain entities, made an investment of $762,634, which gives Mr. Singer an economic interest in the Sponsor equivalent to an additional 261,172 shares of OTR Common Stock and 762,634 OTR Warrants, (ii) Mr. Anderson, indirectly through certain entities, made an investment of $25,000, which gives Mr. Anderson an economic interest in the Sponsor equivalent to an additional 8,562 shares of OTR Common Stock and 25,000 OTR Warrants, (iii) Mr. Neithardt, indirectly through certain entities, made an investment of $862,633, which gives Mr. Neithardt an economic interest in the Sponsor equivalent to an additional 295,418 shares of OTR Common Stock and 862,633 OTR Warrants, (iv) Mr. Gray made an investment of $100,000, which gives Mr. Gray an economic interest in the Sponsor equivalent to an additional 34,246 shares of OTR Common Stock and 100,000 OTR Warrants, and (v) Mr. Rozwadowski made an investment of $225,000, which gives Mr. Rozwadowski an economic interest in the Sponsor equivalent to an additional 61,875 shares of OTR Common Stock and 225,000 OTR Warrants;

•

the fact that Sponsor paid $25,000 or approximately $0.0096 per share for the Founders Shares (of which it currently holds 2,611,838), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $26.6 million, based on the closing price of OTR Common Stock on

March 4, 2022, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if OTR’s public stockholders experience a negative return following the consummation of the Business Combination;

•

the anticipated appointment of William A. Wexler, as a director of the Combined Company following the Closing and his eligibility to participate in Holdco’s director compensation program following the consummation of the Business Combination;

•

the Sponsor or its affiliates or OTR’s officers and directors may make working capital loans to OTR prior to the closing of an initial business combination, up to $2,500,000 of which may be convertible into warrants similar to the Private Warrants at a price of $1.00 per warrant at the option of the lender, which may not be repaid if an initial business combination is not completed; the 2,500,000 warrants would have an aggregate market value of approximately $650,000 based on the last sale price of $0.26 of the OTR Warrants on Nasdaq on March 4, 2022. As of March 4, 2022, there was $100,000 in working capital loans evidenced by a certain unsecured promissory note, dated as of March 1, 2022, by and between OTR and the Sponsor, pursuant to which OTR may borrow up to $500,000 of working capital loans, which note may, at the Sponsor’s discretion, be either (i) repaid or (ii) converted into warrants identical to the Private Warrants at a price of $1.00 per warrant, upon consummation of the Business Combination;

•

the Sponsors, and OTR’s officers and directors or any of their respective affiliates are entitled to reimbursement for all out-of-pocket expenses incurred in connection with activities on OTR’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations (with no cap or ceiling on such reimbursement), but will not receive reimbursement for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless an initial business combination is consummated. As of the date hereof, there were no unreimbursed out-of-pocket expenses; and

•	the continued indemnification of current directors and officers of OTR and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence OTR’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. In particular, the existence of the interests described above may incentivize OTR’s officers and directors to complete an initial business combination, even if on terms less favorable to OTR’s stockholders compared to liquidating OTR, because, among other things, if OTR is liquidated without completing an initial business combination, the Founder Shares and Private Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $28.1 million based on the closing price of OTR Common Stock and OTR Warrants on March 4, 2022), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to OTR would not be repaid to the extent such amounts exceed cash held by OTR outside of the Trust Account (which such expenses and loans, as of March 4, 2022, amounted to $100,000). You should also read the section entitled “The Business Combination — Interests of OTR’s Directors and Officers in the Business Combination.”

Interests of Comera’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the Comera Board of Directors with respect to the unanimous approval of the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement by resolutions of the Comera Board of Directors, the stockholders of Comera should be aware that certain members of the board of directors and executive officers of Comera have interests in the Business Combination that may be different from, or in addition to, your interests as a stockholder. The Comera Board of Directors was aware of such interests during its deliberations on the merits of the Business Combination and in deciding to recommend that Comera’s stockholders submit written consents in favor of the Comera Business Combination Proposal. In particular:

•

Comera’s directors and executive officers are expected to become directors and/or executive officers of Holdco upon the closing of the Business Combination. Holdco intends to continue their compensation either through Comera or by replacing their Comera compensation with substantially the same arrangements at the Holdco level. See “Executive Officer And Director Compensation Of Comera” Specifically, the following individuals who are currently executive officers of Comera are expected to become executive officers of Holdco upon the closing of the Business Combination, serving in the offices set forth opposite their names below.

Name	Position(s)
Executive Officers:
Jeffrey S. Hackman	Chairman, President and Chief Executive Officer
Neal Muni, MD	Executive Vice President and Chief Operating Officer
Dr. Robert Mahoney	Chief Scientific Officer
Kevin P. Kavanaugh, CPA	Vice President, Secretary and Chief Financial Officer

•

In addition, the following individuals who are currently members of the Comera Board of Directors are expected to become members of the Holdco Board upon the closing of the Business Combination: Rev. Dr. Jim Sherblom, Stuart Randle, Barbara Finck, MD, Edward Sullivan, CPA, Jeffrey S. Hackman, John Yee, MD, MPH, Roopom Banerjee, MPP, and Kirsten Flowers.

•

Certain of Comera’s executive officers as of the date of the Business Combination Agreement hold Comera options. Each Comera option, once vested, currently provides for the purchase of one share of Comera Common Stock at an exercise price equal to the fair market value of Comera Common Stock on the date of grant, as determined by the Comera Board of Directors. The Comera options held by Comera’s named executive officers are described in “Executive Officer and Director Compensation of Comera.” All Comera Vested In-the-Money Options outstanding immediately prior to the Comera Merger Effective Time, including those held by Comera’s named executive officers, will be canceled and converted into the right to receive the number of shares of Holdco Common Stock set forth in the Payment Spreadsheet. Each Comera Unvested Option and each Comera Vested Out-of-the-Money Option that is outstanding immediately prior to the Comera Merger Effective Time, including those held by Comera’s named executive officers, will be converted into the number of options to purchase shares of Holdco Common Stock (such options, the “Exchanged Options”) in accordance with the Payment Spreadsheet. Except as specifically provided in the Business Combination Agreement, following the Comera Merger Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Comera Option immediately prior to the Comera Merger Effective Time. The treatment of Comera options in connection with the Business Combination is described in further detail in “The Business Combination Agreement — Conversion of Securities,” which description is incorporated by reference herein. The holding of such Comera options by the named executive officers serving with Comera as of December 31, 2021 (including vesting within 60 days of December 31, 2021) is set forth in the table below. Assuming the conversion of the Comera options held by Comera’s named executive officers as of December 31, 2021 and the exercise of all of the vested and unvested the converted options, Mr. Hackman, Mr. Muni, and Mr. Mahoney would hold approximately 360,000, 270,000, and 172,485 shares, respectively, of Holdco Common Stock.

	Comera Options
Name	Exercisable	Unexercisable
Jeffrey Hackman	—	360,000
Neal Muni, MD	—	270,000
Robert Mahoney, PhD	137,863	34,622

Accounting Treatment of the Business Combination

The Business Combinations will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with GAAP. Under this method of accounting, OTR will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combinations will be treated as the equivalent of Holdco issuing stock for the net assets of OTR, accompanied by a recapitalization. The net assets of OTR will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combinations will be those of Comera.

THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about OTR, Comera, Holdco or the Merger Subs. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that (i) OTR, (ii) Comera and (iii) Holdco and the Merger Subs have made to each other as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Holdco, OTR, Comera and the Merger Subs do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Holdco, OTR or Comera, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Holdco, OTR, Comera and the Merger Subs and are modified by the disclosure schedules.

General; Structure of the Business Combination

On January 31, 2022, OTR, Holdco, Comera Merger Sub, OTR Merger Sub and Comera entered into the Business Combination Agreement, pursuant to which (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) immediately following the Comera Merger, OTR Merger Sub will be merged with and into OTR, with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions and other terms relating to the Mergers and the other transactions contemplated thereby.

The Comera Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Comera Merger Effective Time”). The OTR Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “OTR Merger Effective Time”). The Closing will take place within three business days following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as OTR, Comera and Holdco may mutually agree.

In addition:

•

Concurrently with the execution of the Business Combination Agreement, OTR, Holdco, Comera and the Key Comera Stockholders entered into the Stockholder Support Agreement, pursuant to which such stockholders agreed, among other things, to vote their shares of Comera Common Stock and Comera

Preferred Stock, in favor of the Business Combination Agreement and the Business Combination. See “Certain Agreements Related to the Business Combination — Stockholder Support Agreement”;

•

Concurrently with the execution and delivery of the Business Combination Agreement, Sponsor, Comera and OTR entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things, to (a) vote all of its shares of OTR Class B Common Stock in favor of the Business Combination Agreement and the Business Combination, (b) abstain from exercising any redemption rights in connection with the Business Combination and (c) waive the anti-dilution provisions of Section 4.3(b)(ii) of OTR’s amended and restated certificate of incorporation, which contains adjustments to the conversion ratio of the shares of OTR Class B Common Stock into shares of OTR Class A Common Stock at Closing; and

•

In connection with the Closing, Holdco, the Key Comera Stockholders and the Sponsor will enter into the Registration Rights and Lock-Up Agreement. See “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Conversion of Securities

At the Comera Merger Effective Time, by virtue of the Comera Merger and without any action on the part of Comera, Holdco, Comera Merger Sub or the holders of any of the following securities:

•

Immediately prior to the Comera Merger Effective Time, each share of Comera Preferred Stock that is issued and outstanding immediately prior to the Comera Merger Effective Time will be converted into an equal number of shares of Comera Common Stock in accordance with the Written Consent and with the terms of Article Fourth, Section (B)(5) of the Comera Certificate of Incorporation (the “Conversion”), and each converted share of Comera Preferred Stock will no longer be outstanding and will cease to exist, such that each holder of Comera Preferred Stock will thereafter cease to have any rights with respect to such Comera Preferred Stock, but will hold Comera Common Stock;

•

Following the Conversion, all shares of Comera Common Stock issued and outstanding immediately prior to the Comera Merger Effective Time (excluding dissenting shares) will be canceled and converted into the right to receive the number of shares of Holdco Common Stock and the portion of the Earn-Out Shares, if released from escrow in accordance with the Business Combination Agreement, set forth in the Payment Spreadsheet (as defined below);

•

Each Comera Vested In-the-Money Option outstanding immediately prior to the Comera Merger Effective Time will be canceled and converted into the right to receive the number of shares of Holdco Common Stock set forth in the Payment Spreadsheet;

•

All shares of Comera Common Stock and Comera Preferred Stock held in the treasury of Comera will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•

Each share of common stock, par value $0.0001 per share, of Comera Merger Sub (the “Comera Merger Sub Common Stock”) issued and outstanding immediately prior to the Comera Merger Effective Time will be converted into and become the right to receive one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of Comera Merger Surviving Corporation; and

•

Each Comera Unvested Option and each Comera Vested Out-of-the-Money Option that is outstanding immediately prior to the Comera Merger Effective Time, will be converted into the number of options to purchase shares of Holdco Common Stock (such options, the “Exchanged Options”) in accordance with the Payment Spreadsheet. Except as specifically provided in the Business Combination Agreement, following the Comera Merger Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Comera Option immediately prior to the Comera Merger Effective Time.

At the OTR Merger Effective Time, by virtue of the OTR Merger and without any action on the part of OTR, Holdco, OTR Merger Sub or the holders of any of the following securities:

•	Immediately prior to the OTR Merger Effective Time, all shares of OTR Class B Common Stock will be converted into shares of OTR Class A Common Stock (“OTR Class B Conversion”);

•

Immediately prior to the OTR Merger Effective Time, the shares of OTR Class A Common Stock and the OTR Warrants comprising each issued and outstanding OTR Unit immediately prior to the OTR Merger Effective Time will be automatically separated (the “Unit Separation”) and the holder thereof will be deemed to hold one share of OTR Class A Common Stock and one-half of one OTR Warrant, provided that no fractional OTR Warrants will be issued in connection with the Unit Separation such that if a holder of OTR Units would be entitled to receive a fractional OTR Warrant upon the Unit Separation nor any payment in lieu of such fraction, the number of OTR Warrants to be issued to such holder upon the Unit Separation will be rounded down to the nearest whole number of OTR Warrants;

•

Following the OTR Class B Conversion and Unit Separation, each share of OTR Class A Common Stock issued and outstanding immediately prior to the OTR Merger Effective Time will automatically be converted into and become the right to receive one (1) share of Holdco Common Stock;

•	All shares of OTR Common Stock held in the treasury of OTR will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto; and

•

Each share of OTR Merger Sub Common Stock issued and outstanding immediately prior to the OTR Merger Effective Time will be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of OTR Merger Surviving Corporation.

At the Closing, in addition to the Aggregate Comera Consideration and as part of the overall consideration payable to the holders of Comera Common Stock and holders of Comera Vested In-the-Money Options pursuant to the Business Combination Agreement, Holdco shall place the Earn-Out Shares into escrow with the Escrow Agent pursuant to the Escrow Agreement. If, at any time during Earn-Out Period, the Earn-Out Trigger is satisfied, then within ten (10) Business Days following the achievement of the Earn-Out Trigger, Holdco shall instruct the Escrow Agent to deliver the Earn-Out Shares to the holders of Comera Common Stock and holders of Comera Vested In-the-Money Options, in each case in accordance with the Payment Spreadsheet.

If a Change of Control occurs during the Earn-Out Period that results in the holders of shares of Holdco Common Stock receiving consideration equal to or in excess of $12.50 per share, then, immediately prior to the consummation of such Change of Control, the Earn-Out Trigger, to the extent that it has not been previously satisfied, shall be deemed to be satisfied if (i) the aggregate proceeds paid to, or in the event of an asset sale, available for distribution to, stockholders of Holdco in such Change of Control transaction divided by (ii) (a) the number of outstanding shares of Holdco Common Stock immediately prior to the consummation of such Change of Control transaction plus (b) Earn-Out Shares, is equal to or exceeds $12.50. Upon satisfaction of this Earn-Out Trigger, Holdco shall promptly instruct the Escrow Agent to deliver the Earn-Out Shares to the holders of Comera Common Stock and holders of Comera Vested In-the-Money Options, in each case in accordance with the Payment Spreadsheet.

If the Earn-Out Trigger shall not be achieved during the Earn-Out Period, then, upon expiration of the Earn-Out Period, Holdco shall instruct the Escrow Agent to deliver the Earn-Out Shares to Holdco for cancellation.

The Earn-Out Shares and the Earn-Out Trigger shall be adjusted, and additional shares of Holdco Common Stock shall be delivered to the Escrow Agent as necessary, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Common Stock, occurring on or after the date hereof and prior to the time any such Earn-Out Shares are delivered to the holders of Comera Common Stock and Comera Vested In-the-Money Options.

Not less than five business days prior to the Comera Merger Effective Time, Comera shall deliver to OTR the “Payment Spreadsheet” setting forth (i) the calculation of Aggregate Comera Consideration (as defined below), (ii) the allocation of the Aggregate Comera Consideration and the Earn-Out Shares, if released from escrow in accordance with the Business Combination Agreement, among the holders of Comera Common Stock and the holders of Comera Vested In-the-Money Options (taking into account, with respect to the holders of Comera Vested In-the-Money Options, the aggregate exercise price of all such Comera Options), (iii) the portion of the Aggregate Comera Consideration and the Earn-Out Shares, if released from escrow in accordance with the Business Combination Agreement, payable to each holder of Comera Common Stock and each holder of Comera Vested In-the-Money Options, and (iv) the number of shares of Holdco Common Stock that can be purchased under the Exchanged Options. The allocation of the Aggregate Comera Consideration and the Earn-Out Shares and the information with respect to the exchange of Comera Options into Exchanged Options set forth in the Payment Spreadsheet shall be binding on all parties and shall be used by Holdco for purposes of issuing the Aggregate Comera Consideration and allocating the Earn-Out Shares, if released from escrow in accordance with the Business Combination Agreement, to the holders of Comera Common Stock and conversion of the Comera Options into the Exchanged Options, absent manifest error. “Aggregate Comera Consideration” means a number of shares of OTR Common Stock equal to the quotient of (A) $126,000,000 less any Leakage since September 30, 2021 divided by (B) $10.00.

Closing

Unless the Business Combination Agreement is earlier terminated, the Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of Holdco, Comera, OTR and the Merger Subs relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects are modified by the disclosure schedules and expire at the OTR Merger Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The representations and warranties made by Comera to OTR relate to a number of matters, including the following:

•	organization and qualification to do business, subsidiaries;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;

•	permits and compliance;

•	regulatory matters;

•	financial statements;

•	absence of changes or events;

•	absence of litigation;

•	employee benefit plans;

•	labor and employment matters;

•	real property and title to assets;

•	intellectual property;

•	taxes;

•	environmental matters;

•	material contracts;

•	insurance;

•	approval of the board and the stockholders;

•	certain business practices;

•	interested party transactions;

•	Exchange Act; and

•	brokers.

The representations and warranties made by OTR to Comera relate to a number of matters, including the following:

•	corporate organization;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;

•	compliance;

•	proper filing of documents with the SEC, financial statements and compliance with Sarbanes-Oxley Act;

•	absence of certain changes or events;

•	absence of litigation;

•	approval of the board and the stockholders;

•	brokers;

•	the Trust Account;

•	employees;

•	taxes;

•	the listing of OTR Common Stock, OTR Warrants and OTR Units; and

•	investigation and reliance;

•	certain business practices; and

•	Investment Company Act.

The representations and warranties made by Holdco and the Merger Subs to OTR relate to a number of matters, including the following:

•	corporate organization;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;

•	compliance;

•	approval of the board and the stockholders;

•	no prior operations of Holdco or the Merger Subs;

•	brokers;

•	information to be included in a registration statement; and

•	taxes.

Conduct of Business Pending the Merger

Comera has agreed that, prior to the OTR Merger Effective Time or termination of the Business Combination Agreement, it will conduct its business in the ordinary course of business and in a manner consistent with past practice. Comera has also agreed to use its commercially reasonable efforts to preserve substantially intact its current business organization, keep available the services of its current officers, key employees and consultants, and preserve the existing relationships with Comera customers, suppliers and other significant business relations.

In addition to the general covenants above, Comera has agreed that prior to the OTR Merger Effective Time or termination of the Business Combination, subject to specified exceptions, it will not, directly or indirectly, without the written consent of OTR (which may not be unreasonably conditioned, withheld or delayed):

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•	form or create any subsidiaries;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of Comera, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Comera; provided that none of the following shall require the consent of OTR: (i) the exercise or settlement of any outstanding Comera Options as of the date of the Business Combination Agreement, (ii) the grants of Comera Options, or (iii) the issuance of Comera Common Stock in connection with the conversion of the Comera Preferred Stock; or (b) any material assets of Comera;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

•

acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or incur any indebtedness for borrowed money in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

•

(a) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Comera as of the date of the Business Combination Agreement, other than increases in base compensation of and grants of bonuses to employees in the ordinary course of business, (b) enter into any new, or materially amend any existing service agreement or severance or termination agreement with any current or former director, officer, employee or consultant whose compensation would exceed, on an annualized basis, $200,000, (c) except as required under the terms of any plan disclosed in the disclosure schedules to the Business Combination Agreement, accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits, including any Comera Options, amend the period of exercisability of Comera Options or reprice Comera Options granted or authorize cash payments in exchange for any Comera Options granted, in each case with respect to any current or former director, officer, employee or consultant or (d) hire or otherwise enter into any new employment, consulting or similar arrangement with any person or terminate any current or former director, officer, employee or consultant whose compensation would exceed, on an annualized basis, $200,000;

•	other than as required by law or pursuant to the terms of an existing agreement disclosed to OTR, grant any severance or termination pay to, any director or officer of Comera;

•

adopt, amend and/or terminate any material employee benefit plan except as may be required by applicable law, is necessary in order to consummate the Business Combination, or annual health and welfare program renewals;

•

except in the ordinary course of business, make any material tax election, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

•

materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Comera’s material rights thereunder, in each case in a manner that is adverse to Comera, except in the ordinary course of business, or waive, delay the exercise of, release or assign any material rights claims thereunder;

•

transfer or exclusively license to any person Comera intellectual property or enter into grants to transfer or license to any person any future patent rights, other than in the ordinary course of business consistent with past practices;

•

intentionally permit any material item of Comera intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Comera intellectual property;

•	except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods or practices;

•	make capital expenditures in excess of previously budgeted amounts;

•

take, agree to take, or fail to take, any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment (as defined in the Business Combination Agreement); or

•	enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

OTR has agreed that, prior to the OTR Merger Effective Time or termination of the Business Combination Agreement, it will conduct its respective businesses in the ordinary course of business consistent with past practice. In addition, OTR has agreed that prior to the OTR Merger Effective Time or termination of the Business Combination Agreement, subject to specified exceptions, they will not, without the written consent of Comera (which may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change the organizational documents of OTR (other than in connection with an extension of the business combination deadline, if any), or form any subsidiary of OTR;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the OTR organizational documents;

•

reclassify, combine, split, subdivide, redeem, or purchase or otherwise acquire, directly or indirectly, any of the OTR Common Stock or OTR Warrants except for redemptions from the Trust Account that are required pursuant to the OTR organizational documents;

•

issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock or other securities of OTR, or (b) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of OTR, except for a private placement or placements of shares of OTR Class A Common Stock pursuant to customary subscription agreements with investors, to be consummated substantially simultaneously at Closing, in which no shares of OTR Class A Common Stock are sold to investors at a price of less than $10.00 per share (a “Qualifying Private Placement”);

•

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of OTR, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (i) in the ordinary course of business consistent with past practice (ii) for working capital loans from the Sponsor to OTR in the aggregate amount of up to $2,500,000 and convertible into OTR Warrants at a price of $1.00 per OTR Warrant, in accordance with the OTR Warrant Agreement (assumed by Holdco at Closing) and the prospectus filed in connection with the IPO;

•

make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

•

make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of OTR;

•	amend the Trust Agreement or any other agreement related to the Trust Account;

•

subject to specified exceptions disclosed to Comera, enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of OTR, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of OTR or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing;

•

take, agree to take, or fail to take, any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment (as defined in the Business Combination Agreement); or

•	enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Comera has agreed that, if required to avoid the imposition of Taxes (as defined in the Business Combination Agreement) under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payments or benefits in connection with the Business Combination, Comera will (a) no later than two (2) Business Days prior to soliciting approval from the Comera Stockholders, as set forth in clause (b) below, obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) who may receive any payments or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) so that all remaining payments and/or benefits, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) solicit with respect to each individual who provides a duly executed 280G Waiver, approval of the Comera Stockholders (in a manner satisfying the requirements of Section 280G(b)(5)(A)(ii) and Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, in particular, Treasury Regulation Section 1.280G-1, Q/A- 7) of the rights of any such “disqualified individual” to receive the Waived 280G Benefits. As promptly as practicable prior to soliciting 280G Waivers from the “disqualified individuals,” Comera shall provide drafts of such waivers and disclosure materials to OTR for its review and approval (which approval will not be unreasonably withheld, conditioned or delayed). If any of the Waived 280G Benefits fail to be approved by the Comera Stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing Date, Comera shall deliver to OTR evidence reasonably acceptable to OTR that a vote of the Comera Stockholders was solicited in accordance with the foregoing and that either (i) the requisite number of votes of the Comera Stockholders was obtained with respect to any Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, any Waived 280G Benefits shall not be made or provided.

Additional Agreements

Proxy Statement; Registration Statement

As promptly as practicable, after the date of the Business Combination Agreement and receipt of the PCAOB Audited Financials, (a) OTR and Comera agreed to prepare and Holdco agreed to file with the SEC this proxy statement/prospectus to be sent to the Comera Stockholders and OTR’s stockholders relating to (i) with respect to Comera’s stockholders, the action taken by certain Comera Stockholders pursuant to the Written Consent and (ii) with respect to OTR’s stockholders, the special meeting of OTR’s stockholders to be held to consider approval and adoption of the Business Combination Proposal and any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination and (b) OTR and Comera agreed to prepare, and Holdco agreed to file with the SEC, the Registration Statement, in which this proxy statement/prospectus will be included as a prospectus, in connection with the registration under the Securities Act of (x) shares of Holdco Common Stock to be issued to Comera’s stockholders that did not execute the Written Consent, (y) the shares of Holdco Common Stock to be issued to OTR’s stockholders and issuable upon exercise of the Holdco Warrants and (z) the Holdco Warrants to be issued to the holders of OTR Warrants pursuant to the Business Combination Agreement.

OTR Stockholders’ Meetings; Comera’s Stockholder’s Written Consent

OTR has agreed to call and hold the special meeting as promptly as practicable after the date on which the Registration Statement becomes effective (no later than 30 days after the date on which this proxy statement/prospectus is mailed to the stockholders of OTR). OTR has agreed, through the OTR board of directors, to recommend to its stockholders that they approve the OTR Proposals contained in this proxy statement/prospectus and shall include the recommendation of the OTR board of directors in this proxy statement/prospectus.

Comera has agreed to solicit the Written Consent and deliver such Written Consent to OTR within two hours following the execution and delivery of the Business Combination Agreement (such Written Consent was delivered to OTR on January 31, 2022).

Exclusivity

OTR has agreed that until the OTR Merger Effective Time or prior termination of the Business Combination Agreement, OTR shall not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Comera, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction other than with Comera, its stockholders and its affiliates and representatives. OTR has agreed to, and to cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Business Combination Agreement with respect to, or which is reasonably likely to give rise to or result in, such a business combination transaction.

Stock Exchange Listing

Holdco, OTR and Comera will use their reasonable best efforts to cause the shares of Holdco Common Stock and Holdco Warrants to be issued in connection with the Business Combination to be approved for listing on the Nasdaq at Closing.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	Comera and OTR providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	Certain employee benefit matters, including the establishment of an equity incentive award plan to be effective after the Closing;

•	Director and officer indemnification;

•	Prompt notification of certain matters;

•	Holdco, OTR, Comera and the Merger Subs using reasonable best efforts to consummate the Business Combination;

•	Public announcements relating the Business Combination;

•	Agreements relating to the intended tax treatment of the Business Combination;

•	The delivery by Comera of the PCAOB Audited Financials prior to February 25, 2022; and

•	OTR making disbursements from the Trust Account.

Conditions to Closing

Mutual

The obligations of Holdco, Comera, OTR and the Merger Subs to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)	The Written Consent shall have been delivered to OTR (such Written Consent was delivered to OTR on January 31, 2022);

(b)

The Business Combination Proposal and any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination shall have been approved and adopted by the requisite affirmative vote of OTR’s stockholders in accordance with this proxy statement/prospectus, the DGCL, the OTR organizational documents and the rules and regulations of the Nasdaq;

(c)

No governmental authority shall have been enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;

(d)

The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement have been initiated or be threatened by the SEC and not withdrawn;

(e)	Upon Closing, after giving effect to the redemption rights, OTR shall have net tangible assets of at least $5,000,001; and

(f)

The Holdco Common Stock comprising the Aggregate Transaction Consideration to be issued pursuant to this Agreement and any Holdco Common Stock to be issued in connection with a Qualifying Private Placement, if applicable, shall have been approved for listing on Nasdaq.

OTR

The obligations of OTR to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)

The representations and warranties of Comera contained in the sections of the Business Combination Agreement titled (i) Organization and Qualification; Subsidiaries, (ii) Authority Relative to this Agreement, (iii) Absence of Certain Changes or Events and (iv) Brokers in the Business Combination Agreement shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of Comera contained in the section titled Capitalization in the Business Combination Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of Comera contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect (as defined in the Business Combination Agreement);

(b)

The representations and warranties of Holdco and the Merger Subs contained in the sections of the Business Combination Agreement titled (i) Corporate Organization, (ii) Authority Relative to this Agreement and (iii) Brokers shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of Comera contained in the section titled Capitalization in the Business Combination Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Comera contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, would not be materially adverse to Holdco or the Merger Subs.

(c)

Each of Comera, Holdco and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the OTR Merger Effective Time;

(d)	Comera, Holdco and the Merger Subs shall have delivered to OTR a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

(e)	No Company Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

(f)	All Comera Stockholders and Holdco shall have delivered, or caused to be delivered, to OTR copies of the Registration Rights and Lock-Up Agreement duly executed by all Comera Stockholders and Holdco;

(g)

On or prior to the Closing, Comera shall have delivered to OTR a properly executed certification that shares of Comera Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by OTR with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(h)	Comera shall have delivered to OTR the Payment Spreadsheet;

(i)	Comera shall have delivered a copy of the Letter Agreement duly executed by Holdco;

(j)	The Comera Merger Sub Requisite Approval shall have been obtained and delivered to OTR;

(k)	The OTR Merger Sub Requisite Approval shall have been obtained and delivered to OTR;

(l)	The Holdco Requisite Approval shall have been obtained and delivered to OTR; and

(m)	All liability and obligations of Comera under each of Comera’s stockholders rights agreements shall have been terminated and released.

Comera, Holdco and the Merger Subs

The obligations of Comera, Holdco and the Merger Subs to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)

The representations and warranties of OTR and Merger Sub contained in the sections of the Business Combination Agreement titled (i) Corporate Organization (ii) Authority Relative to this Agreement, (iii) Absence of Certain Changes or Events, and (iv) Brokers in the Business Combination Agreement

shall each be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date. The representations and warranties of OTR contained in the section titled Capitalization in the Business Combination Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of OTR contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “OTR Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a OTR Material Adverse Effect (as defined in the Business Combination Agreement);

(b)

OTR has performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the OTR Merger Effective Time;

(c)	OTR has delivered to Comera a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

(d)	No OTR Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

(e)	Sponsor shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by Sponsor;

(f)	The officers and directors of OTR not listed on Exhibit D of the Business Combination Agreement shall have executed written resignations effective as of the OTR Merger Effective Time; and

(g)	OTR shall have delivered a copy of the Letter Agreement duly executed by the Sponsor.

Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ charter or organizational documents, applicable law, or otherwise. The following closing conditions may not be waived: receipt of the requisite stockholder approvals, the absence of any law or order that would prohibit the consummation of the Business Combination and the effectiveness of the registration statement. The foregoing closing conditions are the only closing conditions to the Business Combination that may not be waived. All other closing conditions to the Business Combination may be waived by Comera, OTR or the other parties to the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Comera Merger Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the Comera Stockholders or OTR Stockholders, respectively, as follows:

(a)	By mutual written consent of OTR and Comera;

(b)

by OTR or Comera, if the OTR Merger Effective Time will not have occurred prior to May 19, 2022 (the “Outside Date”); provided that if an extension proposal is approved at a relevant OTR stockholders’ meeting, the Outside Date shall be the last day of the extended time period for OTR to consummate a business combination; provided, further, that the Business Combination Agreement may not be terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Mergers on or prior to the Outside Date;

(c)

any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination, including the Mergers;

(d)

any of the Business Combination Proposal or any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination fail to receive the requisite vote for approval at the special meeting or any adjournment thereof;

(c)

by Comera if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of OTR set forth in the Business Combination Agreement, or if any representation or warranty of OTR will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Business Combination — Conditions to Closing — Comera” would not be satisfied (a “Terminating OTR Breach”); provided that Comera has not waived such Terminating OTR Breach and Comera is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating OTR Breach is curable by OTR, Comera may not terminate the Business Combination Agreement due to a Terminating OTR Breach for so long as OTR continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Comera to OTR; or (ii) the OTR board of directors shall have publicly withdrawn, modified or changed, in a manner that is adverse to Comera, its recommendation to its stockholders to approve the Business Combination Proposal or any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination;

(d)

by OTR if (i) Comera has failed to deliver the Written Consent to OTR within two hours following the execution of the Business Combination Agreement (such Written Consent was delivered to OTR on January 31, 2022); or (ii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Comera, Holdco or the Merger Subs set forth in the Business Combination Agreement, or if any representation or warranty of Comera, Holdco or the Merger Subs has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “The Business Combination — Conditions to Closing — Comera — OTR” would not be satisfied (“Terminating Comera Breach”); provided, that OTR has not waived such Terminating Comera Breach and OTR is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Comera Breach is curable by Comera, Holdco or the Merger Subs, OTR may not terminate the Business Combination Agreement due to a Terminating Comera Breach for so long as Comera, Holdco or the Merger Subs continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by OTR to Comera;

(e)	the PCAOB Audited Financials have not been delivered to OTR by Comera on or before February 25, 2022; or

(f)

by Comera if the OTR Board of Directors shall have publicly withdrawn, modified or changed, in a manner that is adverse to Comera, its recommendation to the OTR Stockholders to approve the Business Combination Proposal or any of the proposals being considered at the special meeting.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted if the holders of a majority of the shares of OTR Common Stock outstanding vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, broker non-votes and abstentions will have the same effect as a vote “against” the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement.

Recommendation of the Board

OTR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Stockholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, on January 31, 2022, OTR, Holdco, Comera and the Key Comera Stockholders entered into the Stockholder Support Agreement, pursuant to which the Key Comera Stockholders agreed to vote all of their shares of Comera Common Stock and Comera Preferred Stock in favor of the approval and adoption of the Business Combination. Additionally, the Key Comera Stockholders have agreed not to (a) transfer any of their shares of Comera Common Stock and Comera Preferred Stock (or enter into any arrangement with respect thereto), (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement, or (c) trade in shares of OTR until the expiration of the redemption rights pursuant to OTR’s amended and restated certificate of incorporation. Collectively, as of January 31, 2022, the Key Comera Stockholders held approximately 69.0% of the outstanding shares of Comera Capital Stock. The Key Comera Stockholders therefore hold a sufficient number of shares of Comera Capital Stock to approve the Business Combination without the vote of any other Comera stockholder.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, on January 31, 2022, the Sponsor, Comera and OTR entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things to (a) vote all of its shares of OTR Class B Common Stock in favor of the Business Combination Agreement and the Business Combination, (b) abstain from exercising any redemption rights in connection with the Business Combination and (c) waive the anti-dilution provisions of Section 4.3(b)(ii) of OTR’s amended and restated certificate of incorporation, which contains adjustments to the conversion ratio of the shares of OTR Class B Common Stock into shares of OTR Class A Common Stock at Closing.

Registration Rights and Lock-Up Agreement

In connection with the Business Combination, OTR, Holdco and the Holders will enter into the Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Holdco will be obligated to file a registration statement to register the resale of 5,917,757 warrants convertible into shares, and approximately 19,169,698 shares (including 5,917,757 shares issuable upon exercise of the warrants), of Holdco Common Stock held by certain Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, certain Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30 million. The Registration Rights and Lock-Up Agreement will also provide certain Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the Holdco Common Stock held by the Holders to be locked-up until the Lock-Up Period expires. Notwithstanding the Lock-Up Period, in the event that $25 million or more remains in the Trust Account, for any Comera Holders owning less than 4% of the outstanding shares of Holdco Common Stock as of immediately after the Closing, with respect to 50% of the shares of Holdco Common Stock owned by such Holder immediately following the Closing, the Lock-Up Period will end on the date that is 180 days after the Closing.

Letter Agreement

In connection with the Closing, Holdco and Sponsor will enter into the Letter Agreement to provide for certain governance matters relating to the Combined Company. The Business Combination Agreement and the form of Letter Agreement attached thereto provide that, among other things, so long as Sponsor’s director nominee remains on the board of directors of the Combined Company, Sponsor will be entitled to designate a representative to attend meetings of the board of directors of the Combined Company in a nonvoting observer capacity.

Engagement Letter between Comera and Maxim Group LLC

Pursuant to an amended letter agreement between Comera and Maxim, Comera will pay a success fee to Maxim at the closing of the Business Combination equal to 3.75% of the $118.5 million enterprise value ascribed to Comera for purposes of calculating the number of shares of Holdco Common Stock to be issued to Comera stockholders in the Business Combination. Based on a negotiated enterprise value of $118.5 million enterprise value, Maxim will be entitled to a success fee of $4,443,750, of which $1,000,000 will be paid in cash and $3,443,750 will be paid from shares of Holdco Common Stock issuable to the Comera Stockholders at the closing of the Business Combination. Maxim will also be due a success fee on any consideration the Comera Stockholders receive from the Earn-Out, if and when it is received, payable from any Earn-Out Shares issued to the Comera Stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1, the statements of law and legal conclusions set forth below as applicable to the beneficial owners of OTR Common Stock and OTR Warrants (collectively, “OTR securities”) and, following the Business Combination, to the beneficial owners of Holdco Common Stock and Holdco Warrants (collectively, “Holdco securities”) that exchanged their OTR securities therefore represent the opinion of Greenberg.

This section describes the material U.S. federal income tax considerations for (i) holders of OTR Common Stock electing to have their OTR Common Stock redeemed for cash if the Business Combination is completed, (ii) holders of OTR Common Stock and Comera Common Stock who exchange their OTR Common Stock or Comera Common Stock, as the case may be, for Holdco Common Stock pursuant to the Business Combination, (iii) holders of OTR Warrants who exchange their OTR Warrants for Holdco Warrants pursuant to the Business Combination, and (iv) of the ownership and disposition of Holdco securities acquired pursuant to the Business Combination. This discussion applies only to OTR securities, Comera Common Stock, and Holdco securities held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•	brokers, dealers and other investors that do not own their OTR securities, Comera Common Stock or Holdco securities as capital assets;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•	U.S. expatriates or former long-term residents of the United States;

•	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the OTR Common Stock, Comera Common Stock, or Holdco Common Stock (except as specifically addressed herein)

•	partnerships or other pass-through entities for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities;

•

persons holding OTR securities, Comera Common Stock or Holdco securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•

persons required to accelerate the recognition of any item of gross income with respect to OTR securities or Holdco securities, Comera Common Stock as a result of such income being recognized on an applicable financial statement;

•	persons whose functional currency is not the U.S. dollar;

•	persons that received OTR securities, Comera Common Stock or Holdco securities as compensation for services; or

•	controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of OTR securities, Comera Common Stock or Holdco Common Stock or warrants. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF OTR SECURITIES OR COMERA COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of OTR securities, Comera Common Stock or Holdco securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Redemption of OTR Common Stock

In the event that a U.S. holder of OTR Common Stock exercises such holder’s right to have such holder’s OTR Common Stock redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of OTR Common Stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all of shares of OTR Common Stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in OTR or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of OTR Common Stock that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include common stock that could be acquired pursuant to the exercise of the public warrants. In order to meet the substantially disproportionate test, the percentage of OTR’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of OTR Common Stock must, among other requirements, be less than 80% of the percentage of OTR’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the shares of OTR Common Stock actually and constructively owned by the U.S. holder are redeemed or all the shares of OTR Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the OTR Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in OTR. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in OTR will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of OTR Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of OTR Common Stock generally will equal the cost of such shares. A U.S. holder that purchased OTR Units would have been required to allocate the cost between the shares of OTR Common Stock and the warrants comprising the OTR Units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s OTR Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the OTR Common Stock. Special rules apply to dividends received by U.S. holders that are taxable corporations, as more fully described below in the section titled “Ownership of Holdco Common Stock and Warrants—Distributions on Holdco Common Stock.” After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed OTR Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

The Business Combination

Subject to the discussion below of OTR Warrants, the exchange by a U.S. holder of OTR Common Stock or Comera Common Stock for Holdco Common Stock pursuant to the Business Combination, taken together, should qualify as an exchange described in Section 351(a) of the Code. However, the provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond OTR’s or Comera’s control. For example, if more than 20% of the Holdco Common Stock were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. We do not expect that any of the Holdco Common Stock issued in the Business Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination. Accordingly, a U.S. holder that exchanges its OTR Common Stock or Comera Common Stock in the Business Combination for Holdco Common Stock generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Holdco Common Stock received in the Business Combination by a U.S. holder should be equal to the adjusted tax basis of the OTR Common Stock or Comera Common Stock surrendered in the Business Combination in exchange therefor. The holding period of the Holdco Common Stock should include the holding period of the OTR Common Stock or Comera Common Stock surrendered in the Business Combination in exchange therefor.

The appropriate U.S. federal income tax treatment of OTR Warrants in connection with the OTR Merger is uncertain because, as described below, it is unclear whether the OTR Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. It is possible that a U.S. holder of OTR Warrants could be treated as transferring its OTR Warrants and shares of OTR Common Stock to Holdco in exchange for Holdco Warrants and Holdco Common Stock in an exchange governed only by section 351 of the Code (and not by section 368 of the Code). If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Holdco Warrants treated as received by such holder and the Holdco Common Stock received by such holder over (y) such holder’s aggregate adjusted tax basis in the OTR Warrants and OTR Common Stock treated as having been exchanged therefor) and (ii) the fair market value of the Holdco Warrants treated as having been received by such holder in such exchange. Alternatively, if the deemed transfer of OTR Warrants also qualifies as part of a “reorganization” within the meaning of section 368 of the Code, a U.S. holder of OTR Warrants generally should not recognize any gain or loss on any such deemed transfer of OTR Warrants, and such U.S. holder’s basis in the Holdco Warrants deemed received should be equal to the U.S. holder’s basis in its OTR Warrants deemed transferred. However, there are many requirements that must be satisfied in order for the OTR Merger to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. However, due to the absence of guidance directly on point as to how certain requirements of Section 368 of the Code apply in the case of a blank check company, the qualification of the OTR Merger as a reorganization is uncertain. For example, to qualify as a reorganization, the OTR Merger must satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. This means that Holdco must either continue OTR’s historical business or use a significant portion of OTR’s historical business assets in a business conducted by Holdco after the OTR Merger. Because OTR is a blank check company, it is unclear whether its historic business is sufficient to satisfy this requirement. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the OTR Merger, some of which are outside the control of OTR. For example, the requirements for reorganization treatment could be affected by the magnitude of OTR Common Stock redemptions that occur in connection with the OTR Merger. Accordingly, due to the factual uncertainty and the lack of authority, Greenberg is unable to opine with respect to the OTR Merger’s qualification as a reorganization under Section 368 of the Code.

U.S. holders of OTR Warrants are urged to consult with their tax advisors regarding the treatment of their OTR Warrants in connection with the OTR Merger.

Ownership of Holdco Common Stock and Warrants

Distributions on Holdco Common Stock

The gross amount of any distribution on Holdco Common Stock that is made out of Holdco’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income on the date such distribution is actually or constructively received. To the extent that the amount of the distribution exceeds Holdco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Holdco Common Stock, and thereafter as capital gain recognized on a sale or exchange as described under “Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Common Stock and Holdco Warrants,” below.

Dividends paid by Holdco to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid by Holdco to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. A U.S. holder’s holding period in its Holdco Common Stock should include such U.S. holder’s holding period in its OTR Common Stock or Comera Common Stock exchanged therefor. It is unclear whether the redemption rights with respect to the OTR Common Stock may affect a U.S. holder’s holding period in its OTR Common Stock prior to the Business Combination and thus affect such U.S. holder’s holding period in its Holdco Common Stock received upon the Business Combination. If the holding period requirements are not satisfied at the time Holdco pays a dividend, then a corporation will not qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders would be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Common Stock and Holdco Warrants

A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Holdco Common Stock or Holdco Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. holder on a taxable disposition of Holdco Common Stock or Holdco Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Holdco Common Stock or Holdco Warrants generally will be treated as U.S. source gain or loss.

Exercise or Lapse of a Holdco Warrant

Except as discussed below with respect to the cashless exercise of a Holdco Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a Holdco Common Stock on the exercise of a Holdco Warrant for cash. A U.S. holder’s tax basis in Holdco Common Stock received upon exercise of the Holdco Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the OTR Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for the Holdco Common Stock received upon exercise of the Holdco Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Holdco Warrant and will not include the period during which the U.S. holder held the Holdco Warrant. If a Holdco Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Holdco Warrant.

The tax consequences of a cashless exercise of a Holdco Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the Holdco Common Stock received would equal the holder’s basis in the Holdco Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Holdco Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Holdco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Holdco Common Stock would include the holding period of the Holdco Warrants exercised therefor.

It is also possible that a cashless exercise of a Holdco Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Holdco Warrants treated as surrendered to pay the exercise price of the Holdco Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Holdco Common Stock that would have been received with respect to the surrendered warrants in a regular exercise of the Holdco Warrants and (ii) the sum of the U.S. holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the Holdco Common Stock received would equal the U.S. holder’s tax basis in the

Holdco Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the Holdco Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Holdco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Holdco Warrants.

Possible Constructive Distributions

The terms of each Holdco Warrant provide for an adjustment to the number of Holdco Common Stock for which the Holdco Warrant may be exercised or to the exercise price of the Holdco Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Holdco Warrant would, however, be treated as receiving a constructive distribution from Holdco if, for example, the adjustment increases the holder’s proportionate interest in Holdco’s assets or earnings and profits (e.g., through an increase in the number of shares of Holdco Common Stock that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Holdco Common Stock which is taxable to the U.S. holders of such shares as described under “— Distributions on Holdco Common Stock” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from Holdco equal to the fair market value of such increased interest.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of OTR securities, Comera Common Stock or Holdco Common Stock or warrants that is not a U.S. holder, including:

•	a nonresident alien individual, other than certain former citizens and residents of the United States;

•	a foreign corporation; or

•	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of OTR securities, Comera Common Stock or Holdco securities.

Redemption of OTR Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s OTR Common Stock pursuant to the redemption provisions described herein generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Class A common stock, as described above under “U.S. Holders — Redemption of OTR Common Stock,” and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Ownership of Holdco Common Stock and Warrants — Distributions on Holdco Common Stock” and “Non-U.S. Holders — Ownership of Holdco Common Stock and Warrants — Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Common Stock and Holdco Warrants,” as applicable.

The Business Combination

The characterization for U.S. federal income tax purposes of the Business Combination to a Non-U.S. holder generally will correspond to the U.S. federal income tax characterization of the Business Combination to a U.S. holder, as described above under “U.S. Holders — The Business Combination,” and, to the extent that the Business Combination results in a taxable event, the U.S. federal income tax consequences of the Business Combination to a Non-U.S. holder will be as described below under “Non-U.S. Holders — Ownership of Holdco Common Stock and Warrants — Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Common Stock and Holdco Warrants.”

Ownership of Holdco Common Stock and Warrants

Distributions on Holdco Common Stock

In general, any distributions made by Holdco to a Non-U.S. holder of Holdco Common Stock, to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, Holdco will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Holdco Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of its Holdco Common Stock, which will be treated as described under “Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Common Stock and Holdco Warrants” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Common Stock and Holdco Warrants

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of Holdco securities, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

Holdco is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Holdco Common Stock, and, in the case where Holdco Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of all outstanding Holdco Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the Holdco Common Stock. It is intended that the Holdco Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of Holdco securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Holdco securities from such Non-U.S. holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. It is not expected that Holdco will be treated as a U.S. real property holding corporation.

Exercise or Lapse of a Holdco Warrant

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Holdco Warrant, or the lapse of a Holdco Warrant held by a Non-U.S. holder will correspond to the U.S. federal income tax treatment of a U.S. holder, as described under “U.S. Holders — Exercise or Lapse of a Holdco Warrant” above, although to the extent a cashless exercise of a warrant results in a taxable exchange, the consequences would be similar to those described above in “Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Common Stock and Holdco Warrants.”

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of OTR Common Stock, dividends received by U.S. holders of Holdco Common Stock, and the proceeds received on the disposition of Holdco Common Stock effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to OTR Common Stock and Holdco Common Stock and proceeds from the sale, exchange, redemption or other disposition of Holdco Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their OTR securities or their Holdco securities, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Holdco Common Stock and proceeds from the sale of other disposition of Holdco Common Stock received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

OTR’s stockholders are also being asked to vote on three separate proposals with respect to certain governance provisions in the Holdco Charter (the “Governance Proposals”), which are separately being presented in order to give OTR stockholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, OTR and Comera intend that the Holdco Charter in the form set forth in Annex B will take effect at the Closing of the Business Combination, assuming approval of the Business Combination Proposal. In the judgment of the OTR board of directors, these provisions are necessary to adequately address the needs of Holdco.

This proposal is separated into sub-proposals submitted to OTR’s stockholders to vote upon those material aspects of the charter that do not appear in, or are different from, OTR’s current amended and restated certificate of incorporation.

The following is a summary of the material differences between the OTR’s amended and restated certificate of incorporation and the Holdco Charter, each of which would be effected by the filing of the Holdco Charter: (i) to increase the number of authorized shares of Holdco Common Stock from 110,000,000 to 150,000,000, (ii) to change the number of classes of directors from two classes to three classes and (iii) to remove the provision renouncing the corporate opportunity doctrine.

The tables below set forth a summary of the material differences between OTR’s amended and restated certificate of incorporation and the Holdco Charter. These summaries are qualified by reference to the complete text of the Holdco Charter. Each of these proposed changes were negotiated as part of the Business Combination. The Holdco Charter, as will be in effect upon the Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

Proposal No. 2A – Authorized Capital Stock

The Holdco Charter would authorize capital stock of Holdco, which will be greater in number than the authorized capital stock of OTR. OTR’s board of directors believes that the greater number of authorized shares of capital stock is important and desirable for Holdco (i) to have sufficient shares to issue in the Business Combination, (ii) to have available for issuance a number of authorized shares of common stock sufficient to support Holdco’s growth and (iii) to provide flexibility for future corporate needs, including as part of financing for future growth acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

	OTR’s amended and restated certificate of incorporation	Holdco Charter
Capitalization	The total number of authorized shares of all classes of capital stock is 111,000,000 shares, consisting of (a) 100,000,000 shares of Class A common stock, par value $0.0001 per share, (b) 10,000,000 shares of Class B common stock and (c) 1,000,000 shares of preferred stock.	The total number of authorized shares of all classes of capital stock to 151,000,000 shares, consisting of (a) 150,000,000 shares of common stock, par value $0.0001 per share and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

Proposal No. 2B – Classified Board of Directors

The Holdco Charter would divide the Holdco board into three classes, with three directors being elected in each year and each class serving a three-year term, while OTR’s amended and restated certificate of incorporation provides that the board is divided into two classes, OTR’s board of directors believes that a classified board divided into three classes, rather than two classes, will enhance the likelihood of continuity and stability in the composition of Holdco’s board of directors, avoid costly takeover battles, reduce Holdco’s vulnerability to a hostile change of control and enhance the ability of Holdco to maximize stockholder value in connection with any unsolicited offer to acquire Holdco or change a majority of its board of directors.

	OTR’s amended and restated certificate of incorporation	Holdco Charter
Classified Board	The OTR board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to OTR’s first annual meeting of stockholders) serving a two-year term.	The Holdco board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors initially appointed as Class I and Class II directors) serving a two-year term.

Proposal No. 2C – Remove Renouncement of Corporate Opportunities

The Holdco Charter would remove the provision in OTR’s amended and restated certificate of incorporation renouncing the corporate opportunity doctrine. OTR’s board of directors believes that the removal of the corporate opportunity doctrine provisions ensures that directors, officers and controlling stockholders may not to take advantage of opportunities beneficial to Holdco for themselves without first disclosing the opportunity to the Holdco board of directors and giving the Holdco board of directors the opportunity to pursue or decline the opportunity on behalf of Holdco.

	OTR’s amended and restated certificate of incorporation	Holdco Charter
Removal of Renouncement of Corporate Opportunity Doctrine	Under OTR’s amended and restated certificate of incorporation, the doctrine of corporate opportunity does not apply with respect to OTR or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have.	None.

Vote Required for Approval

Approval of each of the Governance Proposals requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of OTR Common Stock present and entitled to vote at the special meeting voted in connection with the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Governance Proposals.

As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on Holdco, OTR, Comera or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Holdco, OTR and Comera intend that the Holdco Charter, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Closing of the Business Combination.

A copy of the Holdco Charter, as will be in effect assuming approval of the Business Combination Proposal, upon Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

Recommendation of the Board

OTR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL NO. 3 — THE EQUITY INCENTIVE AWARD PLAN PROPOSAL

Overview

At the OTR special meeting of stockholders, OTR’s stockholders will be asked to approve the Comera Life Sciences, Inc. 2022 Incentive Award Plan (the “2022 Plan”). On March 23, 2022, the Holdco board of directors approved the 2022 Plan, subject to stockholder approval. The 2022 Plan will become effective, if at all, upon the Closing of the Business Combination, subject to consummation of the Business Combination and subject to stockholder approval. If the 2022 Plan is not approved by OTR’s stockholders, or if the Business Combination Agreement is terminated prior to the consummation of the Business Combination, the 2022 Plan will not become effective.

Comera currently maintains the Comera Life Sciences, Inc. 2021 Stock Option and Grant Plan (the “Comera Plan”) and OTR does not maintain any incentive plans. In connection with the Business Combination, OTR will assume the Comera Plan and all awards outstanding under the Comera Plan. If the 2022 Plan becomes effective, OTR will not grant any future awards under the Comera Plan, but all awards under the Comera Plan that are outstanding as of the effectiveness of the 2022 Plan will continue to be governed by the terms, conditions and procedures set forth in the Comera Plan and any applicable award agreement, as those terms may be equitably adjusted in connection with the Business Combination, as described in this proxy statement/prospectus under the heading “The Business Combination Agreement — Conversion of Securities”.

The 2022 Plan is described in more detail below. The form of the 2022 Plan is attached as Annex E to this proxy statement/prospectus.

Vote Required for the Approval

The Equity Incentive Award Plan Proposal will be approved and adopted if the holders of a majority of the shares of OTR Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and voted thereon at the special meeting vote “FOR” the Equity Incentive Award Plan Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, broker non-votes and abstentions will have no effect on the vote.

The 2022 Plan

The 2022 Plan allows Holdco to make equity and equity-based incentive awards, as well as cash awards, to employees, directors and consultants. The Holdco Board anticipates that providing such persons with a direct stake in Holdco will assure a closer alignment of the interests of such individuals with those of Holdco and its stockholders, thereby stimulating their efforts on Holdco’s behalf and strengthening their desire to remain with Holdco. The purposes of the 2022 Plan will be to attract and retain personnel for positions with Holdco or any subsidiary of Holdco; to provide additional incentive to employees, directors, and consultants; and to promote the success of Holdco’s business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, dividend equivalent rights, and cash awards as the administrator of the 2022 Plan may determine.

Key Plan Provisions

•	The 2022 Plan will continue until the tenth anniversary of the effective date of the 2022 Plan unless earlier terminated by the Holdco Board or Holdco’s compensation committee.

•

The 2022 Plan provides for the grant of stock options, both incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, dividend equivalent rights, and cash awards.

•

A number of shares of Holdco Common Stock will be authorized for issuance pursuant to awards under the 2022 Plan equal to ten percent of the number of shares of Holdco Common Stock on a fully diluted basis at the closing of the business combination.

•

The 2022 Plan provides for an automatic share reserve increase feature, whereby the share reserve will be increased automatically on the first day of each fiscal year beginning with the 2024 fiscal year, in an amount equal to 4% of the total number of shares of Holdco Common Stock outstanding on the last day of the immediately preceding fiscal year, or a lesser number of shares as determined by the administrator. The automatic share reserve feature will cease immediately after the increase on the first day of the 2032 fiscal year.

•	The 2022 Plan will be administered by the Holdco Board or, if designated by the Holdco Board, the compensation committee of the Holdco Board.

Summary of the 2022 Plan

This section summarizes certain principal features of the 2022 Plan. The summary is qualified in its entirety by reference to the complete text of the 2022 Plan, the form of which is attached as Annex E to this proxy statement/prospectus.

Eligibility

As of December 31, 2021 (after giving effect to the consummation of the Business Combination), approximately 18 individuals would be eligible to participate in the 2022 Plan, which includes approximately 8 non-employee directors, 4 officers and 6 employees who are not officers. In addition, our consultants are also generally eligible to participate in the 2022 Plan.

No awards have been previously granted under the 2022 Plan and no awards have been granted that are contingent on stockholder approval of the 2022 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2022 Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

No awards may be granted under the 2022 Plan after the date that is ten years from the effective date of the plan, and awards of incentive stock options may not be granted after the date that is ten years from the date the 2022 Plan is approved by the Holdco Board. No awards under the 2022 Plan have been made prior to the date hereof.

Authorized Shares

Holdco will initially reserve ten percent of the number of shares of Holdco Common Stock on a fully diluted basis at the closing of the business combination for issuance under the 2022 Plan (the “Initial Limit”), and shares subject to the Rollover Options will count against this limit. The 2022 Plan provides that the number of shares of Holdco Common Stock reserved and available for issuance under the 2022 Plan will automatically increase each January 1, beginning on January 1, 2023 and on each January 1 thereafter, by 4% of the outstanding number of shares of Holdco Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in Holdco’s capitalization. The maximum aggregate number of shares of Holdco Common Stock that may be issued upon exercise of incentive stock options under the 2022 Plan may not exceed the Initial Limit cumulatively increased on January 1, 2023 and on each January 1 thereafter by the lesser of the Annual Increase or a number of shares of Holdco Common Stock equal to twice the Initial Limit. Shares underlying any awards under the 2022 Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by Holdco prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2022 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares may be issued as incentive stock options. In addition, to the extent consistent with the requirements of Section 422 of the Code, awards granted or stock issued upon assumption of, or in substitution or exchange for, awards previously granted by an entity that Holdco acquires or merges with or into, shall not reduce the shares available for issuance under the 2022 Plan , nor will the shares underlying such awards be added back to the shares available for issuance under the 2022 Plan in the event of any forfeiture, cancelation, reacquisition, expiration, termination, cash settlement or non-issuance of such shares.

The 2022 Plan contains a limitation whereby the value of all awards under the 2022 Plan and all other cash compensation paid by Holdco to any non-employee director may not exceed $750,000 in any calendar year, except that the limit will be $1,000,000 for the first calendar year a non-employee director is initially appointed to the Holdco Board. The foregoing limitation will be calculated without regard to amounts paid to any non-employee director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as a non-employee director. The Holdco Board may make exceptions to this limit for a non-executive chair of the Holdco Board with the approval of a majority of the disinterested directors.

The 2022 Plan also requires that all awards under the plan be granted with a vesting schedule or restriction period of at least one year, except that awards for shares equal to an aggregate amount of up to five percent of the shares authorized for issuance under the 2022 Plan may be granted without meeting this requirement.

Plan Administration

The 2022 Plan will be administered by the compensation committee of the Holdco Board, the Holdco Board or another board committee pursuant to the terms of the 2022 Plan. The plan administrator, which initially will be the compensation committee of the Holdco Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2022 Plan. The 2022 Plan prohibits the plan administrator, without the approval of Holdco’s stockholders, from repricing any stock options or stock appreciation rights. The plan administrator’s determinations under the 2022 Plan need not be uniform. The plan administrator may delegate to one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines. Persons eligible to participate in the 2022 Plan will be the directors, officers, employees and consultants of Holdco and its affiliates as selected from time to time by the plan administrator in its discretion.

The 2022 Plan requires the plan administrator to make appropriate adjustments to the number of shares of Holdco Common Stock that are subject to the 2022 Plan, to certain limits in the 2022 Plan , and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Stock Options

The 2022 Plan permits the granting of both options to purchase shares of Holdco Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2022 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Holdco and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2022 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of Holdco Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value on the date of grant. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the 2022 Plan. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of an option, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of Holdco Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. The exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price.

Stock Appreciation Rights

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to receive shares of Holdco Common Stock, or cash to the extent provided for in an award agreement, equal to the value of the appreciation in Holdco Common Stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of Holdco Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the 2022 Plan. The plan administrator will determine at what time or times each stock appreciation right may be exercised.

Restricted Stock, Restricted Stock Units, Unrestricted Stock, Dividend Equivalent Rights

The plan administrator may award restricted shares of Holdco Common Stock and restricted stock units subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment through a specified vesting period. The plan administrator may also grant shares of Holdco Common Stock that are free from any restrictions under the 2022 Plan. Unrestricted stock may be granted or sold to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would have been paid if the recipient had held a specified number of shares of Holdco Common Stock.

Cash Awards

The plan administrator may grant cash-based awards under the 2022 Plan to participants, subject to such vesting and other terms and conditions as the plan administrator may determine.

Payments by Participants

Participants in the 2022 Plan are responsible for the payment of any federal, state, local or foreign taxes that Holdco or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of Holdco or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of Holdco Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of Holdco or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to Holdco or its subsidiaries in an amount that would satisfy the withholding amount due.

Non-Transferability of Awards

The 2022 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of nonstatutory stock options by option holders by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, Holdco intends to file with the SEC a registration statement on Form S-8 covering the shares of Holdco Common Stock issuable under the 2022 Plan.

Merger or Change in Control

The 2022 Plan provides that upon the effectiveness of a “change in control transaction,” as defined in the 2022 Plan, an acquirer or successor entity (or parent thereof) may assume, continue or substitute for the outstanding awards under the 2022 Plan. To the extent that awards granted under the 2022 Plan are not assumed, continued or substituted by the successor entity, all awards granted under the 2022 Plan shall terminate and, in such case, the plan administrator in its discretion may take one or more of the following actions with respect to outstanding awards at any time prior to the closing: (i) provide for the acceleration of any time period relating to the exercise or payment of the award; (ii) provide for payment to the holder of the award of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the award had the award been exercised or paid upon the change in control transaction in exchange for cancellation of the award; (iii) adjust the terms of the award in a manner determined by the plan administrator to reflect the change in control transaction or (iv) make such other provision as the plan administrator may consider equitable to the holders of awards and in the best interests of Holdco.

Amendment or Termination

The plan administrator may establish subplans and modify exercise procedures and other terms and procedures in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

All awards will be subject to any Holdco clawback policy as set forth in such clawback policy or the applicable award agreement.

The Holdco Board may amend or discontinue the 2022 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2022 Plan will require the approval of Holdco’s stockholders.

Summary of Material U.S. Federal Income Tax Considerations

The following is only a summary of the principal United States federal income tax consequences of certain transactions under the 2022 Plan. The summary does not discuss all federal tax consequences under the 2022 Plan , nor does it discuss the tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

Incentive Stock Options

No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Holdco Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of option exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither Holdco nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The excess of the fair market value of shares received upon exercise of an incentive stock option over the option exercise price will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Holdco Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above, referred to as a disqualifying disposition, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares of Holdco Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Holdco Common Stock) over the option exercise price, and (ii) Holdco or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Holdco Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Nonstatutory Stock Options

No income is generally realized by the optionee at the time a nonstatutory option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of Holdco Common Stock on the date of exercise, and either Holdco or its subsidiaries will receive a tax deduction for the same amount, and (ii) at disposition of the shares, any gain or loss in value after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Holdco Common Stock have been held. A capital gain or loss will generally be long-term if the participant held the shares for more than 12 months after the option exercise date, or short-term if the participant held the shares for 12 months or less. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Holdco Common Stock.

All Other Awards

For all other awards under the 2022 Plan, either Holdco or its subsidiaries generally will be entitled to a tax deduction in connection with such awards in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.

The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either Holdco or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A of the Code

Certain types of awards under the 2022 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2022 Plan and awards granted under the 2022 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.

PROPOSAL NO. 4 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow OTR’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to OTR’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to convert an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied. In no event will OTR’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under OTR’s amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by OTR’s stockholders, OTR’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to convert an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of OTR Common Stock present and entitled to vote at the special meeting voted in connection with the Adjournment Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, broker non-votes and abstentions will have no effect on the vote.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

OTR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT COMERA

Unless the context otherwise requires, all references in this “Information About Comera” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

Overview

Comera Life Sciences, Inc. is a preclinical stage life sciences company dedicated to promoting a compassionate new era in medicine. We apply a deep knowledge of formulation science and proprietary technology to optimize biologic medicines. Our internal portfolio of proprietary techniques known as our SQore™ platform, is designed to potentially:

•	transform essential biologic medicines from intravenous (“IV”) to subcutaneous (“SQ”) forms;

•	optimize current versions of subcutaneous biologics;

•	and produce biosimilar versions of existing subcutaneous products.

We aim to develop these potentialities in order to transform administration from IV to SQ and thereby provide patients using biological products through intravenous infusion, and their families, with the freedom of self-injectable care which, we believe, would allow them to enjoy both the potential benefits of biologic treatments and the potential of their own lives while simultaneously lowering healthcare costs and increasing patient compliance.

The SQore™ platform, which is the foundation of our work, is supported by an extensive patent portfolio and encompasses years of knowledge and development from our team of scientists, including industry-leading experts in polymer engineering and interfacial dynamics (the way that different molecules interact) who are inventors on dozens of patents and have published widely-cited research in their fields. We believe that our combined polymer and small molecule capability will allow us to leverage a mechanistic understanding of protein-protein and protein-solvent interactions to identify suitable excipients for specific formulations, that allows the active, therapeutic ingredient to enter the body and arrive with sufficient potency.

We aim to achieve our mission by developing our own portfolio of therapeutic product candidates and by collaborating with pharmaceutical and biotechnology companies to transform their biologic medicines into enhanced SQ formulations.

Since our founding in 2014, we primarily engaged in early-stage, preclinical studies, commissioned on a fee-for-services basis by larger pharmaceutical companies and have not yet developed any products approved for marketing. Our studies for larger companies were generally early-stage investigations, often amounting to proof-of-concept work, aimed at moving existing formulations from IV infusion to SQ delivery via injection.

In 2021, we brought on a new leadership team and carried out a transition of our business model. We shifted away from simple “fee for services” formulation work and focused our efforts on engaging with higher-value-add partners in integrated, collaborative projects to develop formulations for their key products. We are currently working with multiple companies under research and development service agreements. These agreements typically have a term of less than 12 months and provide for an initial payment by the company of a fee to Comera for the evaluation by Comera of its proprietary technology for viscosity reduction with the other company’s proprietary biotherapeutic agent. The agreements set forth the detailed research plans and the related timeline for completion of the research. The agreements provide that each party retains ownership of its technology throughout the process. Upon completion of the project, the parties may negotiate in good faith the terms of a license agreement. If the parties do not successfully negotiate a license, each party retains ownership of its technology and neither party may use the joint invention. Because these research and development service agreements may result in the future negotiation and execution of licensing agreements, we believe these projects provide far greater opportunities for generating revenue. When we meet our partners’ defined project criteria for the formulations, we will seek a license agreement to receive license fees, milestone payments, and longer-term and more stable royalty revenue on commercial assets that are vital to our partners.

On January 7, 2022, we changed our name from ReForm Biologics, Inc. to Comera Life Sciences, Inc. This change marks our development into a revenue-generating, commercially-focused business with the potential to derive future revenue from multiple existing and future partnering opportunities.

The Market

According to BCC Research, LLC, the global market for biologic therapeutic drugs (or biotherapeutics), which are drugs produced from living organisms, was approximately $286 billion in 2020, and is estimated to grow to approximately $422 billion in 2025, representing an 8.1% CAGR over the next five years. Global market growth is attributed to the ongoing rising prevalence of chronic and acute diseases as well as general aging of the population. Therapeutic proteins, including monoclonal antibodies, accounted for 66% of the overall biologic market and is anticipated to grow at the highest rate. North America held the highest market share in 2020, at 34.8% and is expected to grow at an 5.6% CAGR over the next 5 years, with the Asia-Pacific region anticipated to grow at the highest rate over the next 5 years, with a CAGR of 10.3%.

The rapid expansion of biotherapeutics is largely driven by monoclonal antibodies, or mAbs. The high target specificity of mAbs, their overall low toxicity and immunogenicity, or ability to “prime” the immune system to respond, compared to conventional pharmacotherapies make mAbs helpful in treating life threatening cancers as well as inflammatory, cardiovascular, respiratory, ophthalmic and infectious diseases. mAbs have a low potency when compared to more traditional therapeutic drugs and so are typically administrated in high doses, up to several hundred milligrams, via slow intravenous infusion, generally by inserting a needle into the patient’s vein in the arm and adding the mAbs to a saline solution that slowly feeds through the needle and into the patient’s blood stream. This time-consuming “IV drip” process typically requires medical supervision that increases the burden on the health care system and negatively impacts the patient’s quality of life, especially those with limited mobility and with conditions needing long-term treatment. Our technology is designed to enable many IV mAbs to move to SQ injection through the use of excipients (specialized formulation ingredients) that reduce the high viscosity associated with SQ injections.

Industry Challenges

There has been little technology advancement for therapeutic protein product formulation in the industry over the past decade. Currently there are three major problems that Comera’s technologies and formulations are designed to address:

Problem 1: High concentrations and high formulation viscosity. Conventional IV delivery of biologics is accomplished by administering a dilute solution of the drug, typically in 100-1000 mL of saline solution. By contrast, the SQ delivery route requires a much lower injection volume such as 1-2 mL, so the same amount of drug must be highly concentrated in a small volume of liquid to be delivered by SQ injection. Highly concentrated solutions of protein biologics become viscous, meaning that products tend to be thick and therefore cannot be delivered by a syringe except with large volumes administered with large bore needles at high force. This becomes very uncomfortable or even painful for patients. Certain excipients can be added to modify the drug formulation to enable high concentration while maintaining viscosity low enough for SQ administration. IV infusion can take over several hours, while SQ injection by syringe can be completed in seconds and can be self-administered in a home setting, thereby making it more desirable to patients. SQ administration of biologics can improve patient compliance, thereby improving disease control, and saving on healthcare costs.

Problem 2: Protein aggregation and formulation instability. Biotherapeutic proteins have limited stability in solution and especially in highly concentrated solutions, and this can cause aggregation, forming soluble and insoluble clumps, or aggregates, that can exist as visible or subvisible particles. Protein aggregation can be caused by thermal stress, mechanical agitation, freeze/thaw cycles, or other stress factors. These aggregates can cause immunological and other adverse reactions in patients receiving the biotherapeutic agent. A surfactant, a substance that reduces interfacial tension, can be added to reduce the tendency for the proteins to form aggregates. However, the most common surfactants used consist of polysorbates which contain a labile ester bond that can either thermally or enzymatically break down in solution. Ester bond cleavage yields byproducts of a water-soluble sorbitol derivative and a water-insoluble fatty acid salt. The fatty acid salts can aggregate into particles and adsorb to proteins and surfaces. In short, polysorbates are known to break down, aggregate, attach to proteins and surfaces, and cause the product to degrade during storage. Replacing polysorbates with a more stable surfactant would reduce aggregation, thus improving to patient care. Comera has developed new, patented surfactant replacement compounds that it believes can be used as an alternative to polysorbates, offering a new approach that avoids the problems associated with these materials. In our laboratory testing, the new surfactant replacement compounds have shown the ability to prevent antibody aggregation upon exposure to shear stress; moreover, the surfactant replacement has been shown to avoid oxidation and aggregation of the therapeutic antibodies upon storage of formulations at 4, 25, or 40°C temperatures. This oxidation and aggregation is evident when polysorbates are used. This work has been presented at an industry conference and validated at the internal R&D group of one of the largest multinational chemical companies. In addition to the surfactants, Comera has developed new thermal stabilizers that it believes can be used to protect protein formulations from thermal degradation in storage conditions, and this can reduce the dependency on cold-chain storage and handling requirements of the finished drug products. In our laboratory testing, the new thermal stabilizers have been shown to reduce formation of antibody aggregates upon storage of antibodies at accelerated stress conditions of 40°C.

Problem 3: Viscosity and instability in manufacturing. After fermentation, biotherapeutic proteins are purified and isolated during a series of steps termed downstream processing. The final protein product can then be isolated. Adverse conditions during downstream processing, such as mechanical shear, pH swings, high concentration, and temperature, can cause protein denaturing, aggregation, and particle formation as they are being purified and isolated. This results in a reduced amount of purified protein passing the filtration process, increases the time required, increases costs, and shear instability, and decreases purification yield. The SQore™ platform technology is expected to benefit manufacturing and purification steps by reducing viscosity, enabling higher product recovery, reducing aggregation, and improving filtration efficiency.

The following diagram illustrates these three major problems:

Our new surfactant replacements and thermal stabilizers have not yet been used in clinically-approved products, but, we believe, validate our technology platform and well-position us to develop viable product candidates.

Our Technology Platform

Comera has developed, and continues work on, an internal portfolio of proprietary techniques that we call the SQore™ platform. Our SQore™ platform, supported by an extensive patent portfolio and encompassing years of development and experience, is designed to enable the conversion of IV biologics to SQ versions. The SQore™ platform includes proprietary structural calculations combined with analytical measurements to guide the selection of excipients for a given protein. Comera has customized, high-throughput analytical screening methods for the selection and optimization of excipients in a formulation. We have developed a library of over 200 excipients that are well established chemical structures, most with known toxicology profiles so that data to support regulatory requirements may be more readily assembled. The library is based on structure-mechanism of action and includes a number of proprietary assays, including an assay for excipient-protein unfolding inhibition. Currently we are developing a proprietary database on our excipient library to mine the data for the selection of the best excipient for each specific biologic protein.

Our library of over 200 excipients has been created, validated by our proprietary testing methods, and filed for intellectual property protection. Comera’s patent portfolio includes 6 issued U.S. patents, plus patents in Canada, Japan, and China with over 35 other pending applications. We believe our technology meets the current needs of the biotherapeutics industry: a wider range of excipient options to make medications with lower viscosity and greater stability that can be produced more efficiently and without conventional surfactants. This also allows for a greater range of product performance through different concentrations and dosing regimens.

Wider excipient options: Excipients are functional ingredients that are added to pharmaceutical formulations to improve their physical properties, stability, or safety. Our team of experienced scientists includes industry-leading experts in colloid science, polymer engineering, and interfacial dynamics, who are inventors on dozens of patents and have published widely-cited research in their fields. We believe that our technology, our team, our solid grounding in traditional protein chemistry and the resulting polymer and small molecule capability allows us to run structural calculations to identify a suitable excipient to deliver each specific biologic formulation subcutaneously. We believe Comera’s excipient capability addresses the market need for a wider range of options as formulators have been using the same short list of excipients for decades while the number of therapeutics has expanded dramatically in that period. Moreover, extant excipients were originally selected for traditional small-molecule therapeutics. Today’s biologics are comprised of larger molecules that result in higher solution viscosity unless a new excipient can be identified. The Comera technology is optimized for these larger molecules and the high concentrations needed for SQ injections. The Comera excipients are not new chemical entities. Instead, we select compounds that have a known safety profile. Our team focuses on deploying the latest formulation methods and has experience working on the formulations of dozens of protein therapeutics.

In contrast, some competitor approaches use combinations of amino acids as excipients, and these are generally less effective at managing viscosity, limiting protein aggregation, and holding manufacturing costs down. Some competitor patents describe the use of new chemical entities that would require new GMP manufacturing plus extensive regulatory and safety studies. By comparison, Comera’s excipient library offers numerous options that have not previously been considered. We believe that we have industry-leading expertise in biolayer interferometry which can be used to assess protein-excipient interactions in small sample volumes. The SQoreTM excipient data are protected by our IP portfolio and can only be accessed through licenses granted by Comera.

Lower Viscosity: Comera’s viscosity reduction technologies are being developed to significantly lower the viscosity of highly concentrated drug products. Highly viscous products tend to be thick and therefore cannot be delivered by a syringe. Instead, they must often be administered by intravenous infusion. By lowering the viscosity, Comera hopes to open up potential new dosing protocols for these biologics, including a shift from intravenous infusion to SQ injection by syringe, and improvements on existing subcutaneous biologics. Our viscosity-reducing excipients have been tested on a wide range of antibodies including most of the top selling mAb drugs. Comera has partnered with over 10 top-tier pharma companies on high concentration formulations of antibodies. The viscosity reductions were confirmed by each of the pharma partners by testing validation samples. Between partnerships and internal studies, Comera has utilized the SQore™ platform to investigate improved formulations of biologics from 16 of the top 20 pharma companies, based on 2020 revenues. Comera has state-of-the-art analytical equipment that can characterize the protein formulations of excipient candidates, plus scientists who are experts in biophysical characterization.

Caffeine is the first excipient that we have employed extensively for viscosity reduction of therapeutic antibodies. Protected by US Pats. No 10,478,498, 9,605,051, and 9,867,881 along with issued patents in Canada, Japan, and China, plus a portfolio of other patent applications filed world-wide, our method of using caffeine in this way has significantly reduced viscosity for highly concentrated formulations for antibodies. We have performed over 20 viscosity reduction projects internally and with our partners, and have achieved a greater than 95% success rate at reducing viscosity of protein formulations at concentrations ranging from 125-275 mg/mL. In comparison, excipients such as arginine and NaCl, which are typically used in the industry for viscosity reduction, had marginal or no impact on reducing viscosity of some of the mAbs tested. In addition, we have identified the mechanism of action as to how caffeine and other excipients reduce viscosity.

The following chart shows the viscosity and diffusivity, respectively, of a partner’s mAb formulation at increasing levels of concentration. In the concentration versus viscosity chart, the mAb formulation can be made at high concentrations (200 – 240 mg/mL) while maintaining a relatively low viscosity using caffeine as an excipient. Without the caffeine excipient, the viscosity is much higher at the 200 – 240 mg/mL concentration range. A comparison of arginine (green star symbol) shows that caffeine produces lower viscosity than arginine in this formulation. In the protein concentration versus diffusivity chart, the slope of the line is defined as kD, a protein interaction parameter. The formulation without caffeine has a kD value of 12.1 mL/g which indicates repulsive protein-protein interactions. With caffeine, the formulation has a kD value of 22.5 mL/g, indicating stronger repulsive protein-protein interaction forces. In general, changing a kD value from negative (attractive) to positive (repulsive), or from a low positive value to a higher positive value, can indicate less tendency to form viscous solutions.

Viscosity Reduction of Pharma Partner Antibody with Caffeine

For viscosity reduction, we believe based on our research described below, that use of caffeine is safe in humans at use levels of about 15-30 mg caffeine for a 1-2 mL subcutaneous dose. This amount of caffeine is lower than the amount in a typical cup of coffee or tea. Caffeine currently is used in FDA approved products administered parenterally, as well as orally, with a well-established, known safety and usage profile. Comera filed a Type IV Drug Master File (DMF) for caffeine with the FDA in January 2017. The FDA does not review or “approve” a DMF filing, but the information in the filing is available to the FDA on a confidential basis to support any future drug application we may file. Comera would need to develop substantial additional information to support any such applications.

Our advances in caffeine use prompted our research & development team to publish a peer-reviewed article in the November 2021 edition of the Journal of Pharmaceutical Sciences (volume 110, pages 3594-3604), a peer-reviewed journal for breakthrough drug formulation research. It documents the potential benefits of new excipients like caffeine in reducing the viscosity of concentrated formulations of two marketed antibodies: ipilimumab, marketed as Yervoy® by Bristol Myers Squibb, and infliximab, marketed as Remicade® by Janssen Pharmaceuticals. While the conventional excipients, sodium chloride, or NaCl, and arginine did not reduce infliximab viscosity, caffeine reduced viscosity 77%. Likewise, caffeine reduced ipilimumab viscosity by 45%, 57%, and 78% in three different buffers, all while maintaining industry standard stability requirements. All four of these reductions are sufficient to potentially allow SQ delivery. The paper reported that the in vitro biological activity of both therapeutics using the caffeine excipient was confirmed, showing by BLI-based ELISA method against CTLA-4, no loss of activity for ipilimumab in the presence of caffeine, and showing by a cell-based bioassay at a third-party laboratory that infliximab did not lose anti-TNF activity in the presence of caffeine. Moreover, the attractive protein-protein interactions were shown to have a relationship with viscosity, and the caffeine excipient is shown to reduce these potentially harmful interactions.

Comera has also evaluated its approach to low viscosity excipients through animal testing to assess the viability of SQoreTM platform to deliver by SQ injection vs. IV infusion. The first test series showed no negative effects of the caffeine excipient on Sprague Dawley® rats, upon administration by IV and SQ. A second test series on Sprague Dawley® rats commissioned from WuXi AppTec, conducted in New Jersey, began in December 2021 and results are expected to be available by February 2022. The goals of this second test series are to compare IV to SQ administration, compare caffeine as an excipient to a control excipient, measure absorption, serum concentrations of the mAb to generate a PK profile, and bioavailability over different routes of administration, such as injection in the arm or leg and observe the rats for any signs of positive or negative health effects. Initial indications show no negative effects at the injection site and the rats are gaining weight normally.

The following charts compare the viscosities of infliximab, ipilimumab and adalimumab, using various excipients and at increasing concentrations:

Viscosity Reduction of Therapeutic Antibodies with Caffeine

Enhanced stability: Protected by U.S. Patents No. 10,016,513, 10,279,048, and 10,610,600, Comera has developed two new types of surfactant replacements that are structurally different and displace protein from interfaces to mitigate particle formation. Importantly, unlike polysorbates, none of these surfactant replacements contain unstable ester bonds. The result is a more robust, aqueous, homogeneous protein formulations that are resistant to a variety of stress conditions. These new excipients have added benefits in that they do not form micelles in the same way that conventional polysorbates do, and as a result these new Comera excipients can be added before filtration steps without becoming artificially over-concentrated during processing. This offers new potential to stabilize therapeutic proteins during processing steps, where the conventional polysorbates are incompatible due to their tendency to form micelles and become concentrated during processing. In our laboratory testing, the new surfactant replacement compounds have shown the ability to prevent antibody aggregation upon exposure to shear stress; moreover, the surfactant replacement has been shown to avoid oxidation and aggregation of the therapeutic antibodies upon storage of formulations at 4, 25, or 40°C temperatures. This oxidation and aggregation is evident when polysorbates are used. This work has been presented at an industry conference and validated at the internal R&D group of one of the largest multinational chemical companies.

Improved manufacturing: We have utilized caffeine and other excipients in bench lab scale studies to reduce viscosity. Comera’s surfactant replacement technologies can potentially improve the throughput efficiency and overall yield of downstream processing which may reduce the cost of goods for the drug product.

Comera’s Strategy

Our business model has a two-pronged approach. First, we plan to develop therapeutic formulations by collaborating with biopharmaceutical companies to optimize their products, offering licenses specific to the formulations that we create for them. We believe this combines a lower-risk licensing driven platform technology with a multi-billion dollar biopharmaceutical upside. Second, Comera plans to develop its own proprietary formulations for legacy molecules. We plan to exclusively license these formulations to biopharmaceutical companies and biosimilar companies. Both of these business approaches – the collaborations and the internal pipeline – will potentially benefit from Comera’s SQore™ platform technology to make formulations with optimized viscosity, concentrations and stability.

The key elements of our strategy include:

Drive future revenue from multiple existing and future partnering opportunities

In order to maintain near-term revenue and drive ongoing revenue growth, we intend to continue partnering with biopharmaceutical companies to develop their assets into SQ formulations utilizing our SQore™ platform, with a focus on later-stage commercially licensed or late-stage assets. Possible clinical milestone payments will be used to provide near-term revenue while exclusive licensing agreements with royalties based on the sales of the biopharmaceuticals formulated with Comera’s preclinical stage technology will provide future revenue growth. We have entered into collaborations ranging from proof-of-concept research projects to full-fledged formulations and believe that our collaboration partners are satisfied with the results we deliver.

Advance our own pipeline programs

Comera is developing its own proprietary biologics that leverage our technology to improve existing, approved biologics. To do this we will examine an existing, patented biologic that we license from the patent-holder and attempt to create a patentable biologic of our own that keeps the therapeutic elements of the pre-existing biologic but makes it better by, for example, adding additional therapeutic qualities or eliminating elements that cause negative side effects. We will file IND applications and conduct clinical trials in order to obtain our own approvals of these products. We believe that our SQore™ platform may help us develop our products faster and at lower risk and cost than would be expected for standard new biological product development, because, for example, we will have a precedent for the types of clinical studies that FDA is likely to agree to in support of a BLA for our products. Although our focus will be on developing SQ products, we will not limit our efforts to this area and will consider pursuing product candidates that may deliver other benefits such as shortened infusion times.

We will explore options to license these formulations to leading biopharmaceutical companies or continue to bring these important advancements to market ourselves. We believe this strategy has a significantly higher value potential than our partnering agreements since we will be targeting large existing markets that we identify based upon where the SQore™ platform is likely to give us the greatest boost.

We will carefully evaluate potential in-licensed product candidates based on the following criteria: area of significant unmet medical need; strong scientific rationale and established clinical and regulatory pathways; defined competitive landscape and potential future commercial opportunity; and license exclusivity.

Product Pipeline

In addition to the revenue opportunities provided by using our SQore™ platform to partner with third-party patent-holders, we have several therapeutic product candidates in our product pipeline readying for commercialization when existing third-party therapeutics go off-patent.

We are currently advancing our main product programs: CLS-001, a preclinical stage biobetter for Crohn’s and Ulcerative Colitis disease, and CLS-002, a preclinical stage biobetter for various oncology indications.

CLS – 001 Subcutaneous formulation of a marketed, IV administered monoclonal antibody therapeutic for Crohn’s disease and ulcerative colitis. Comera has initiated development work on CLS-001 and we currently anticipate that we will initiate manufacturing process development work with our development and manufacturing partner in the second quarter of 2022. We anticipate filing our IND for CLS-001 in the first quarter of 2024 and initiating first in human studies by the second quarter of 2024. Based on our analysis, we estimate the peak sales opportunity for CLS-001 to be between $250-$500MM in our base case, with upside potential significantly greater than $500MM depending on future competitive landscape assumptions.

CLS – 002 Subcutaneous formulation of a marketed, IV-administered immuno-oncology targeted monoclonal antibody. Comera is validating our previously-conducted internal formulation development work and intends to initiate manufacturing process development of CLS-002 with our contract manufacturing partner in the third quarter of 2022 with the goal of filing our IND in the third quarter of 2024. Based on our analysis, we estimate the peak sales opportunity for CLS-002 to be between $500-$800MM.

CLS – 003 We are currently finalizing technical, legal and commercial diligence on our next pipeline program to be initiated from a short list of prioritized pipeline candidates. We intend to finalize selection and initiate formulation development work on CLS-003 in the third quarter of 2022.

Manufacturing

Regarding our internal pipeline development and eventual commercialization of our products, the development and manufacturing of biologic drugs is a highly capital-intensive and technologically complex process. As such, we intend to partner with industry-leading contract development and manufacturing (CDMO) organizations for key aspects of our development and commercialization plans, including production of monoclonal antibody proteins and final drug product formulation for our preclinical, clinical study programs and eventually commercial manufacturing, quality release testing, and fill/finish.

Customers

The key customers for our partnering activities include pharmaceutical and biotechnology companies who are either developing or commercializing innovative and/or biosimilar monoclonal antibody drug formulations, most commonly intravenous formulations for which the partner seeks to develop a subcutaneous formulation. Other potential customers include pharmaceutical and biotechnology companies who have existing subcutaneous monoclonal antibody drugs and are seeking to optimize delivery using next-generation transdermal delivery technology (e.g. needleless systems, microneedle delivery). With regard to our internal pipeline, our customers would be the same as traditionally defined for approved drugs. The ultimate users of our commercialized drug products would be patients. However, as is typically defined in the U.S. healthcare market, third party payers, pharmacy benefit managers and/or healthcare institutions are the entities that would pay for our products and with whom we, or a commercial partner on our behalf, would contract to establish rates of reimbursement.

At this time, it is too early in our pipeline product lifecycle to determine the optimal commercialization pathway (e.g. license or sell rights to another pharmaceutical company, partner with third-parties to execute commercialization functions, or commercialize ourselves) and as we approach key milestones in development, we will retain all options and determine what is in the best interest of the company and shareholders to maximize value of our programs.

Our development agreements with pharmaceutical and biotechnology companies include research collaboration agreements, where an evaluation fee is paid to us by our partner to research and evaluate the applicability of our SQore™ platform technology to the partner’s drug. If our technology is successful in the research evaluation phase and the partner desires to incorporate our SQore™ technology in their drug program, licensing terms including any combination of upfront licensing fees, milestone payments, royalty payments would be contemplated.

Competition

We face competition in the area of new formulation and delivery strategies for biologics, including some established companies and some earlier stage biotechnology companies. Excelse Bio, Arecor, and Eagle Biologics use excipient-based approaches to optimize protein formulations, using either amino acids or new compounds. Lindy Biosciences uses a microglassification approach to make a suspension of protein particles in a nonaqueous carrier fluid. Halozyme and Alteogen are companies that market hyaluronidase technology to allow subcutaneous injection of larger volumes than traditional SQ approaches. Rani Therapeutics offers an oral capsule drug delivery system that is pH-activated to inject a formulation into the walls of the intestine. We believe that our SQore™ platform is well-positioned versus other approaches, representing a scientifically-validated, well-characterized excipient technology, including ingredients previously used in humans, allowing for low-volume, easy-to-administer subcutaneous formulations across multiple different mAbs.

Intellectual Property

Comera has developed a strong and differentiated intellectual property position that protects our formulation technology and its potential uses. Currently, we have five issued US patents shown below. We also received notice of allowance for a Japanese patent on caffeine for viscosity reduction and a third patent on our surfactant replacement. A summary of our active intellectual property portfolio is shown below.

Title	U.S. Application Number	U.S. Patent Number	U.S. Granted Claim Type
Viscosity-Reducing Excipient Compounds for Protein Formulations [Foreign counterparts: issued JP6674901B2 and JP6983266B2, issued CA 2951716, issued CN ZL2015800398346; pending in EP, IN, and KR (PCT/US2015/036724)]	14/966,549	9,605,051	formulation
	15/434,379	9,867,881	formulation
	16/284,583	pending	pending
Excipient Compounds for Biopolymer Formulations	15/331,197	10,478,498	formulation
	16/659,046	pending	pending
Excipient Compounds for Biopolymer Formulations	63/280,080	pending provisional	pending
Excipient Compounds for Protein Processing	15/896,374	pending	pending
Excipient Compounds for Protein Formulations	17/011,014	pending	pending
	17/332,521	pending	pending
	17/175,162	pending	pending
	17/471,518	pending	pending
Stabilizing Excipients for Therapeutic Protein Formulations [Foreign counterparts: issued CA 3030422; pending in KR, EP (PCT/US2017/041691)]	15/647,669	10,279,048	formulation
	15/676,168	10,016,513	formulation

U.S. Biopharmaceuticals Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs and biologics. We, along with our vendors, contract research organizations, or CROs, clinical investigators, and contract manufacturing organizations, or CMOs, will be required to comply with the various preclinical, clinical, manufacturing, and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and biologics and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

In the U.S., the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FD&C Act, and biologics under the FD&C Act and the Public Health Service Act, or PHSA, as amended, and their implementing regulations. Both drugs and biologics are also subject to other federal, state and local statutes and regulations. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other regulatory requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, suspension or revocation of approved applications, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

Our product candidates must be approved for therapeutic indications by the FDA before they may be marketed in the U.S. For drug product candidates regulated under the FD&C Act, FDA must approve a New Drug Application, or NDA. For biologic product candidates regulated under the FD&C Act and PHSA, FDA must approve a Biologics License Application, or BLA. The process is similar and generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice, or GLP, requirements;

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completion of the manufacture, under current Good Manufacturing Practices, or cGMP, conditions, of the drug substance and drug product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

•	submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually and when certain changes are made;

•	approval by an institutional review board, or IRB, or independent ethics committee at each clinical trial site before each trial may be initiated;

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performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, good clinical practice, or GCP, requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	preparation and submission to the FDA of an NDA or BLA;

•	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

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satisfactory completion of one or more FDA pre-approval or pre-license inspections of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biological product’s identity, strength, quality and purity;

•	satisfactory completion of FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;

•	payment of user fees for FDA review of the NDA or BLA; and

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FDA review and approval of the NDA or BLA, including, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.

Preclinical studies and clinical trials for drugs and biologics

Before testing any drug or biologic in humans, a product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of product chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulation and requirements, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data, must be submitted to the FDA as part of an IND.

An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes the results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and imposes a full or partial clinical hold. FDA must notify the sponsor of the grounds for the hold and any identified deficiencies must be resolved before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND. A clinical hold can also be imposed at any time after a trial has already begun, thereby halting the trial until the deficiencies articulated by FDA are corrected.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, who generally are physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable compared to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including results for clinical trials other than Phase 1 investigations, must be submitted within specific timeframes for publication on www.ClinicalTrials.gov, a clinical trials database maintained by the National Institutes of Health.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, FDA may nevertheless accept the results of the study in support of an NDA or BLA if the study was well-designed and well-conducted in accordance with GCP requirements, including that the clinical trial was performed by a qualified investigator(s); the data are applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful, and that the trials were conducted in compliance with all applicable U.S. laws and regulations, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials to evaluate therapeutic indications to support NDAs and BLAs for marketing approval are typically conducted in three sequential phases, which may overlap.

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Phase 1 — Phase 1 clinical trials involve initial introduction of the investigational product in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, excretion the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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Phase 2 — Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the drug’s potential efficacy, to determine the optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks.

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Phase 3 — Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling. Generally, two adequate and well-controlled Phase 3 trials are required by the FDA for approval of an NDA or BLA.

In August 2018, the FDA released a draft guidance entitled “Expansion Cohorts: Use in First-In-Human Clinical Trials to Expedite Development of Oncology Drugs and Biologics,” which outlines how drug developers can utilize an adaptive trial design commonly referred to as a seamless trial design in early stages of oncology drug development (i.e., the first-in-human clinical trial) to compress the traditional three phases of trials into one continuous trial called an expansion cohort trial. Information to support the design of individual expansion cohorts are included in IND applications and assessed by FDA. Expansion cohort trials can potentially bring efficiency to drug development and reduce development costs and time.

Post-approval trials, sometimes referred to as Phase 4 clinical trials or post-marketing studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of NDA or BLA approval.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. marketing approval for drugs and biologics

Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. An NDA is a request for approval to market a new drug for one or more specified indications and must contain proof of the drug’s safety and efficacy for the requested indications. A BLA is a request for approval to market a new biologic for one or more specified indications and must contain proof of the biologic’s safety, purity and potency for the requested indications. The marketing application is required to include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug, or the safety, purity and potency of the investigational biologic, to the satisfaction of the FDA. FDA must approve an NDA or BLA before a drug or biologic may be marketed in the United States.

The FDA reviews all submitted NDAs and BLAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA or BLA. The FDA reviews an NDA or BLA to determine, among other things, whether the product is safe and effective for the indications sought and whether the facility in which it is manufactured, processed, packaged or held meets standards, including cGMP requirements, designed to assure and preserve the product’s continued identity, strength, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA or BLA and respond to the applicant, and six months from the filing date of a new molecular entity NDA or BLA for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Further, under PDUFA, as amended, each NDA or BLA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA also may require submission of a Risk Evaluation and Mitigation Strategy, or REMS, if it believes that a risk evaluation and mitigation strategy is necessary to ensure that the benefits of the drug outweigh its risks. A REMS can include use of risk evaluation and mitigation strategies like medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, special monitoring or other risk-minimization tools.

The FDA may refer an application for a novel drug or biologic to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. Before approving an NDA or BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

After evaluating the NDA or BLA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA or BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may require additional clinical or preclinical testing or recommend other actions, such as requests for additional information or clarification, that the applicant might take in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.

Even if the FDA approves a product, depending on the specific risk(s) to be addressed it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Pediatric information and pediatric exclusivity

Under the Pediatric Research Equity Act, or PREA, as amended, certain NDAs and BLAs and certain NDA and BLA supplements must contain data that can be used to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The FD&C Act requires that a sponsor who is planning to submit a marketing application for a product candidate that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. Unless otherwise required by regulation, PREA does not apply to a drug or biologic for an indication for which orphan designation has been granted, except that PREA will apply to an original NDA or BLA for a new active ingredient that is orphan-designated if the drug or biologic is a molecularly targeted cancer product intended for the treatment of an adult cancer and is directed at a molecular target that FDA determines to be substantially relevant to the growth or progression of a pediatric cancer.

A product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

U.S. post-approval requirements for drugs and biologics

Drugs and biologics manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe approved products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, including not only by company employees but also by agents of the company or those speaking on the company’s behalf, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Promotional materials for approved drugs and biologics must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug or biologic, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or BLA or NDA or BLA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA or BLA. For example, the FDA may require post-market testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization. In addition, manufacturers and their subcontractors involved in the manufacture and distribution of approved drugs and biologics are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements on sponsors and their CMOs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third party manufacturers that a sponsor may use. Additionally, manufacturers and other parties involved in the drug supply chain for prescription drug and biological products must also comply with product tracking and tracing requirements and for notifying FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Accordingly, manufacturers must continue to expend time money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with statutory and regulatory requirements may subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual program user fee for any marketed product.

The FDA may withdraw approval of a product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	injunctions or the imposition of civil or criminal penalties;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; and

•	mandated modification of promotional materials and labeling and issuance of corrective information.

United States biosimilars and exclusivity

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, signed into law in 2010, includes a subtitle called the

Biologics Price Competition and Innovation Act, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars in the United States. Biosimilarity, requires, among other things, that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, including that the proposed biosimilar product has the same strength and concentration as the reference biological product. These criteria can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

In contrast to biosimilars, a follow-on version of a previously-approved biological reference product containing alterations to the reference product’s chemical structure, delivery system, or other functional features that provide a clinical benefit over the original reference product (unofficially referred to as a “biobetter”) would not meet the regulatory criteria to be a biosimilar, and the product would be ineligible for approval under the biosimilar pathway of section 42 U.S.C. 351(k).

While the enactment of the BPCIA created an abbreviated pathway for the approval of biosimilar and interchangeable biological products, but not for proposed “biobetter” products, there is still considerable uncertainty with respect to the FDA’s approval process. While applications based on biosimilarity may not be required to duplicate the entirety of preclinical and clinical testing used to establish the underlying safety and effectiveness of the reference product, the FDA may refuse to approve an application if there is insufficient information to show that the active ingredients are the same or to demonstrate that any impurities or differences in active ingredients do not affect the safety, purity or potency of the product. In addition, applications based on biosimilarity will not be approved unless the product is manufactured in facilities designed to assure and preserve the biological product’s safety, purity and potency. Due to the uncertainty surrounding the approval of biosimilar/biobetter products, our product candidates may never result in commercially viable products.

Other regulatory matters

Manufacturing, labeling, packaging, distribution, sales, promotion and other activities of product candidates following product approval or commercialization are also potentially subject to federal and state consumer protection and unfair competition laws, among other requirements to which we may be subject. Additionally, the activities associated with the commercialization of product candidates is subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include the CMS, other divisions of the U.S. Department of Health and Human Services, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including state licensing requirements, extensive recordkeeping, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements may subject firms to legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, relabeling or repackaging, or refusal to allow a firm to enter into supply contracts, including government contracts. Any claim or action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Prohibitions or restrictions on marketing, sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in statutes, regulations, or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling or packaging; (iii) the recall or discontinuation of our products; or (iv) additional recordkeeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Other healthcare laws

Coverage and reimbursement

Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. In the United States and markets in other countries, patients generally rely on these governmental or other payers to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payers is critical to new product acceptance. Our ability to successfully commercialize our product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment.

There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payers tend to follow CMS to a substantial degree. Further, due to the ongoing COVID-19 global pandemic, millions of individuals have lost or may lose employer-based insurance coverage, which may adversely affect our ability to commercialize our products.

Payers determining reimbursement level consider multiple factors, including whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price, or ASP, and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, products launched in the European Union do not follow price structures of the U.S. and generally prices tend to be significantly lower.

Other healthcare laws and compliance requirements

In the United States, our current and future operations are subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, CMS, other divisions of HHS (such as the Office of Inspector General, Office for Civil Rights and the Health Resources and Service Administration), the U.S. Department of Justice, or DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. Our clinical research, sales, marketing, scientific/educational grant programs, collaboration agreements, and partnerships with third-party payers, providers, pharmacy benefit managers, and other entities may be subject to the following laws, each as amended, as applicable:

•

the federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, arrangement or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs; a person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand, and providers, prescribers, purchasers and formulary managers, among others, on the other. The U.S. Department of Health and Human Services, Office of Inspector General, or OIG, heavily scrutinizes relationships between pharmaceutical companies and persons in a position to generate referrals for or the purchasing of their products such as healthcare providers and pharmacy benefit managers;

•

the federal civil and criminal false claims laws and civil monetary penalty laws, including the False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by, Medicare, Medicaid, or other federal healthcare programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing or concealing an obligation to pay money to the federal government. A claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the False Claims Act. Manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. The False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the False Claims Act and to share in any monetary recovery;

•

HIPAA, which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payer (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•

the federal transparency requirements under the Affordable Care Act, or ACA, including the provision commonly referred to as the Physician Payments Sunshine Act, and its implementing regulations, which require applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners;

•	federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs; and

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Further, on November 30, 2020, the OIG, published modifications to the federal Anti-Kickback Statute. The rule removes safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and a manufacturer. These modifications were originally set to take effect on January 1, 2022. However, in response to a lawsuit, the Biden administration delayed the effective date of the November rule until January 1, 2023. Further, implementation of this rule is currently under review by the Biden administration and the rule may be amended or repealed. If the rule is enacted in its current form, we may be required to structure our arrangements with pharmacy benefit managers in a way that ensures compliance with all of the elements of any applicable safe harbors.

Additionally, we are subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payer.

Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payers, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state and require the registration of pharmaceutical sales representatives. State and foreign laws, including for example the European Union General Data Protection Regulation, which became effective May 2018 also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties. Finally, there are state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Healthcare reform

Payers, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars; addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an Executive Order to initiate a special enrollment period from February 15, 2021, through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The Executive Order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge repeal or replace the ACA, will impact our business.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. For example, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Further, in August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs, including aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional action is taken by Congress. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, as well as subsequent legislation, these reductions have been suspended from May 1, 2020 through December 31, 2021 due to the COVID-19 pandemic. Additionally, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. However, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify these executive and administrative actions after January 20, 2021.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs HHS to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates will be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. The MFN Model regulations mandate participation by identified Part B providers and would have applied to all U.S. states and territories for a seven-year period beginning January 1, 2021, and ending December 31, 2027. The MFN is currently subject to ongoing litigation. Further, authorities in Canada have passed rules designed to safeguard the Canadian drug supply from shortages. If implemented, importation of drugs from Canada and the MFN Model may materially and adversely affect the price we receive for any of our product candidates. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that it will continue to seek new legislative measures to control drug costs.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF COMERA

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Comera Common Stock and Comera Preferred Stock, as of December 31, 2021, for (1) each person known by Comera to be the beneficial owner of more than 5% of the outstanding shares of Comera Common Stock and Comera Preferred Stock, (2) each member of the Comera Board of Directors, (3) each of Comera’s named executive officers and (4) all of the members of the Comera Board of Directors and Comera’s executive officers as a group. As of December 31, 2021, Comera had 400,000 shares of Comera Common Stock outstanding, owned by one holder of record, and had 13,802,758 shares of Comera Preferred Stock outstanding, owned by 26 holders of record.

The number of shares and the percentages of beneficial ownership below are based on the number of shares of Comera Common Stock and Comera Preferred Stock issued and outstanding as of December 31, 2021. In computing the number of shares of Comera Common Stock and Comera Preferred Stock beneficially owned by a person and the percentage ownership of such person, Comera deemed to be outstanding all shares of Comera Common Stock and Comera Preferred Stock subject to options held by the person that are currently exercisable or exercisable within 60 days of December 31, 2021. Comera did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.

Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to the shares of common stock and preferred stock owned by such stockholders. Unless otherwise noted, the address of each beneficial owner is c/o Comera Life Sciences, Inc., 12 Gill St #4650, Woburn, MA 01801.

	Common Stock		Preferred Stock		All Capital Stock(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding	Percentage Outstanding
5% Stockholders:
Phoenix Venture Partners LP(2)	167,106	29.47%	4,070,274	29.49%	29.49%
The Soane Family Trust(3)	626,650	61.04%	3,515,099	25.47%	27.93%
Cherington Holdings LLC(4)	400,000	50.00%	1,862,890	13.50%	15.50%

Directors and Named Executive Officers:
Jeffrey S. Hackman	—	—%	—	—%	—%
Neal I. Muni, MD	—	—%	—	—%	—%
Robert Mahoney, Ph.D(5)	137,863	25.63%	—	—%	* %
John Sorvillo(6)	318,088	44.30%	—	—%	2.19%
James Sherblom(7)	423,499	100.00%	—	—%	2.98%
Roopom Banerjee, PhD(8)	7,292	1.79%	—	—%	* %
Barbara Finck, MD(9)	17,499	4.19%	—	—%	* %
John Yee, MD(10)	11,667	2.83%	—	—%	* %
Kirsten Flowers(11)	7,292	1.79%	—	—%	* %
Stuart Randle(12)	7,292	1.79%	42,194	* %	* %
Edward Sullivan, CPA(13)	7,292	1.79%	—	—%	* %
Directors and executive officers as a group (11 persons)(4)	937,784	100.00%	42,194	* %	6.65%

*	Indicates less than 1%
(1)	Each share of Comera Preferred Stock is convertible into one share of Comera Common Stock, subject to adjustments.
(2)

Consists of (a) 167,106 shares of Comera Common Stock subject to options exercisable within 60 days of December 31, 2021 held by Zachariah Jonasson and (b) 3,000,000, 333,333, 91,777, 333,334, 147,834, 29,567, and 134,429 shares of Comera Series A-1 Preferred Stock, Comera Series A-2 Preferred Stock, Comera Series A-3 Preferred Stock, Comera Series A-4 Preferred Stock, Comera Series A-5 Preferred Stock, Comera Series A-6 Preferred Stock and Comera Series B-2 Preferred Stock, respectively, held by Phoenix Venture Partners LP.

(3)

Consists of (a) 626,650 shares of Comera Common Stock subject to options exercisable within 60 days of December 31, 2021 held by David Soane, (b) 3,000,000, 918, 16,667, 89,287, 17,857, 210,971, and 134,429 shares of Comera Series A-1 Preferred Stock, Comera Series A-3 Preferred Stock, Comera Series A-4 Preferred Stock, Comera Series A-5 Preferred Stock, Comera Series A-6 Preferred Stock, Comera Series B-1 Preferred Stock and Comera Series B-2 Preferred Stock, respectively, held by The Soane Family Trust, (c) 22,485 shares of Comera Series A-3 Preferred Stock held by The Alexander V. Soane 2019 Irrevocable Trust, and (d) 22,485 shares of Comera Series A-3 Preferred Stock held by The Nicholas V. Soane Irrevocable Trust.

(4)

Consists of (a) 400,000 shares of Comera Common Stock subject to options exercisable within 60 days of December 31, 2021 and 210,971 shares of Comera Series B-1 Preferred Stock held by Charles Cherington, (b) 933,334, 73,421, 29,477, 147,834, 29,567, and 134,429 shares of Comera Series A-2 Preferred Stock, Comera Series A-3 Preferred Stock, Comera Series A-4 Preferred Stock, Comera Series A-5 Preferred Stock, Comera Series A-6 Preferred Stock and Comera Series B-2 Preferred Stock, respectively, held by Cherington Holdings LLC, (c) 101,286 shares of Comera Series A-4 Preferred Stock held by Ashley S.

Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington, (d) 101,285 shares of Comera Series A-4 Preferred Stock held by Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus B. Cherington, and (e) 101,286 shares of Comera Series A-4 Preferred Stock held by Ashley S. Pettus 2012 Irrevocable Trust FBO Henry S. Cherington.
(5)	Consists of 137,863 shares of Comera Common Stock subject to options exercisable within 60 days of December 31, 2021.
(6)	Consists of 318,088 shares of Comera Common Stock subject to options exercisable within 60 days of December 31, 2021.
(7)	Consists of 400,000 shares of Comera Common Stock and 23,499 shares of Comera Common Stock subject to options exercisable within 60 days of December 31, 2021.
(8)	Consists of 7,292 shares of Comera Common Stock subject to options exercisable within 60 days of December 31, 2021.
(9)	Consists of 17,499 shares of Comera Common Stock subject to options exercisable within 60 days of December 31, 2021.
(10)	Consists of 11,667 shares of Comera Common Stock subject to options exercisable within 60 days of December 31, 2021.
(11)	Consists of 7,292 shares of Comera Common Stock subject to options exercisable within 60 days of December 31, 2021.
(12)

Consists of (a) 7,292 shares of Comera Common Stock subject to options exercisable within 60 days of December 31, 2021 and (b) 42,194 shares of Series B-1 Preferred Stock held by The Stuart A. Randle Trust of 1998.

(13)	Consists of 7,292 shares of Comera Common Stock subject to options exercisable within 60 days of December 31, 2021.
(14)

Consists of 400,000 shares of Comera Common Stock held by all of Comera’s current directors and executive officers as a group, 42,194 shares of Series Comera Series B-1 Preferred Stock, and 495,590 shares of Comera Common Stock subject to options held by all Comera’s directors and named executive officers as a group that are exercisable within 60 days of December 31, 2021.

EXECUTIVE OFFICERS, DIRECTORS AND ADVISORY BOARD OF COMERA

Unless the context otherwise requires, all references in this “Executive Officers, Directors and Advisory Board of Comera” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

Our directors and executive officers and their ages as of January 31, 2022 are listed below, together with the members of our Advisory Board.

Name	Age	Position(s)
Executive Officers:
Jeffrey S. Hackman	62	President, Chief Executive Officer and Director
Neal Muni, MD	48	Executive Vice President and Chief Operating Officer
Dr. Robert Mahoney	57	Chief Scientific Officer and Advisory Board Member
David Soane, Ph.D.	70	Chief Technology Officer and Advisory Board Member
Kevin P. Kavanaugh, CPA	51	Vice President, Secretary and Chief Financial Officer
Directors:
Roopom Banerjee, MPP	45	Director
Barbara Finck MD	74	Director
Kirsten Flowers	47	Director
Zach Jonasson, Ph.D.	49	Director
Virgil Bryan Lawlis, Ph.D.	70	Director
Stuart Randle	62	Director
Rev. Dr. Jim Sherblom	66	Director
Edward Sullivan, CPA	59	Director
John Yee MD, MPH	58	Director
Advisory Board
John Carpenter Ph.D.		Advisory Board Member
Alan Herman, Ph.D.		Advisory Board Member
Andrew Jones, D.Phil.		Advisory Board Member
John M. Sorvillo, Ph.D.		Advisory Board Member

Management

Jeffrey S. Hackman has been our President and Chief Executive Officer since September 2021. Prior to joining Comera, he was President of U.S. Operations from 2019 to 2021 for EUSA Pharma, a global pharmaceutical company focused on cancers and rare diseases. Previously, form 2017 to 2018, Mr. Hackman filled several roles at Aegerion Pharmaceuticals Inc., finishing as action CEO of its parent company, Novelion Therapeutics Inc. (NVLNF). Under his leadership, Novelion reached profitability. He joined Novelion from Shire Inc., where he had been Senior VP and Head of U.S. Internal Medicine / Oncology Franchise from 2016 to 2017. Previously, he established the North American oncology commercial division for Baxalta, following two years leading US commercial operations for Sigma Tau. He has also held senior roles in several other pharmaceutical companies. Mr. Hackman is well qualified to serve as our President and Chief Executive Officer and as a director due to his extensive industry experience in senior management and leadership positions.

Neal Muni, MD our Executive Vice President and Chief Operating Officer, entered these roles in September 2021. From July 2014 to January 2020 he was the CEO of Azurity Pharmaceuticals, a privately-held pharmaceutical company focusing on patients with underserved conditions. Under Dr. Muni’s tenure at Azurity, he led two successful private equity transactions including a company sale, and oversaw the FDA approval and commercial launch of two pipeline drugs in the infectious disease and pediatric cardiology markets, as well as four INDs filings. Dr. Muni’s notable other experience includes over 20 years of ongoing affiliation with the Brigham and Women’s Hospital and Harvard Medical School as Associate Physician and Instructor in Medicine, and his prior appointment to the FDA as a Medical Officer in the Division of Cardiovascular Devices. Dr. Muni is well-qualified to serve as our Executive Vice President and Chief Operating Officer due to his extensive industry and regulatory experience.

Dr. Robert Mahoney serves as a member of our Advisory Board and has been our Chief Scientific Officer since 2021 and our Vice President of Research & Development since 2014. Dr. Mahoney has spent over 25 years leading the development and commercialization of disruptive new products and processes for industries including pharmaceuticals, agrochemicals, oilfield technologies, water treatment, and process treatment. From 2015 to 2017 he served as Vice President of Research & Development at Crop Enhancement Inc. where the nontoxic barrier coating CropCoat® was developed and commercialized as an alternative to pesticides to increase yields in cocoa, coffee, citrus, and other high value crops. Prior to that, he served as Vice President of Research & Development at Soane Energy under David Soane, our Chief Technology Officer and Cofounder, leading to the outlicense and deployment of an innovative self-suspending proppant technology. Prior to joining Dr. Soane at Soane Energy, he was Vice President of Research & Development at Polymer Ventures, Inc. from 1996 to 2009 where he led the design and commercialization of many new specialty polymer products. Previously, Dr. Mahoney was a Senior Research Chemist at Nalco Water, an Ecolab Company (NYSE: ECL) from 1991 to 1996 where he developed new performance additives for water purification and treatment. Dr. Mahoney received his Ph.D. in physical organic chemistry from the University of Colorado at Boulder and has authored over 50 U.S. patents, plus additional publications, and presentations. Dr. Mahoney is well-qualified to serve as our Chief Scientific Officer due to his deep experience in research and development to develop and commercialize new products.

David Soane, Ph.D. is a serial entrepreneur and prolific innovator in the fields of advanced materials, polymer chemistry, and surface science. At Comera, he is a member of our Advisory Board and serves as our Chief Technology Officer and spearheads the company’s creative problem-solving. Dr. Soane has a record of successfully applying nanotechnology and chemical engineering to mature industries. He has founded many successful companies: ACLARA (NASDAQ: ACLA), a manufacturer of diagnostic test products; Nano-Tex, a manufacturer of widely-available textile materials; 2C Optics, an eyeglass lens manufacturer; ZMS, a contact lens manufacturer; ICBM, an advanced building materials company; and Soane Energy, in the oil-and-gas field. Through the Soane family of companies, he is currently incubating a number of other start-ups. Before his commercial ventures, Dr. Soane was a tenured Professor of Chemical Engineering at UC Berkeley from 1983 to 1994, with hundreds of scientific articles and patents to his name. He received his Ph.D. in chemical engineering from The University of California Berkeley. Dr. Soane is well-qualified to serve as our Chief Technology Officer due to his track record of bringing new companies to commercial success.

Kevin P. Kavanaugh, CPA is our Vice President, Secretary and Chief Financial Officer. Mr. Kavanaugh has over 25 years’ experience in the accounting field in both corporate and public accounting settings. Most recently, Kevin has served as Comera’s Controller since its founding in 2014 and has served as Comera’s Chief Financial Officer since October 2021. Previously, Kevin was the Controller of Soane Labs, Transform Materials and Crop Enhancement where he engaged in multiple successful license and business agreements. Kevin has also held management roles at Burst Media, State Street Bank and Iron Mountain, following several years in public accounting, including Ernst & Young. Mr. Kavanaugh is qualified to serve as our Vice President, Secretary and Chief Financial Officer due to his professional qualification and experience in business accounting in varied industries. Mr. Kavanaugh has resigned, effective April 13, 2022. Following his resignation, Michael Campbell will serve as interim Chief Financial Officer and will be replaced by a candidate to be identified by Comera’s ongoing search.

Michael G. Campbell, CPA is a consultant through Monomoy Advisors LLC and will serve upon Mr. Kavanaugh’s resignation as the interim Chief Financial Officer of Comera. Previously, Mr. Campbell filled several senior finance leadership roles at Ortho Clinical Diagnostics (OCDX) from 2014 to 2021, including serving in the Office of the CFO and as Vice President, Corporate Controller and Head of Global Tax. From 1995 to 2014, Mr. Campbell held various senior leadership positions across the Global Finance organization within Boston Scientific Corporation (BSX), including Vice President of Investor Relations between 2012 and 2014 and regional CFO as Vice President of Finance, Asia Pacific and Emerging Markets based in Singapore from 2008 to 2012. In this position, he was responsible for the financial leadership and oversight of all business segments covering more than 40 countries, including start-up organizations in China and India. Prior to Boston

Scientific, Mr. Campbell worked as a Financial and Information Systems Assurance Manager at Ernst & Young. Mr. Campbell received a B.S. degree in Accountancy from Bentley University and is a Certified Public Accountant. Mr. Campbell is qualified to act in the capacity of Chief Financial Officer of the company due to his professional qualifications, prior leadership positions and 30 plus years’ experience in business finance and accounting across the medical device and medical diagnostics industries.

Board of Directors

In addition to Mr. Hackman, our directors, consist of Roopom Banerjee PhD, Barbara Fink MD, Kirsten Flowers, Zach Jonasson, Bryan Lawlis, Stuart Randle, Jim Sherblom, Edward Sullivan, and John Yee. All have extensive expertise in the fields of life sciences, business, or finance.

Roopom Banerjee MPP, has over 25 years of experience spanning corporate strategy, investment banking, private equity, company formation, operating leadership and scientific research. Mr. Banerjee is the Founder and Managing Partner of WhiteLeaf Advisors since 2017, a Senior Advisor to Bain Capital, since 2020 and an Operating Partner at CRG Investments since 2018. Previously, Mr. Banerjee was President and CEO of Raindance Technologies from 2010 to 2016 which pioneered the first liquid biopsy blood tests for noninvasive cancer detection, Director of Investment Banking at Leerink Swann from 2005 to 2009, a Management Consultant at McKinsey from 1999 to 2005, and a Summer Associate at Goldman Sachs in 1998. Mr. Banerjee started his career as a scientist at the Dana Farber Cancer Institute, Whitehead Institute/MIT Center for Genome Research, and Massachusetts General Hospital. Mr. Banerjee holds dual B.S. degrees in Biology and Economics from MIT, and a Master’s in Public Policy from Harvard University. Mr. Bannerjee is well-qualified to serve as our director due to his extensive management, strategic, and investment experience.

Barbara Finck MD, has been the Chief Medical Officer of Coherus BioSciences, Inc. since 2013 and was instrumental in the development and approval of UDENYCA®, a biosimilar for pegfilgrastim (FDA and EMA approved in 2018) and a biosimilar for adalibumab (Humira®) recently FDA approved in December, 2021. Dr. Finck attended the University of California, San Francisco medical school where she subsequently trained in Internal Medicine and Rheumatology and was board certified in both. She has more than 25 years of preclinical and clinical drug development experience in academic and biopharmaceutical settings. Dr. Finck, whose drug development activities have spanned multiple therapeutic areas, started her pharmaceutical career at ALZA as medical director for early clinical development of Ditropan-XL®, to treat spasms of the bladder. At Immunex Corporation (Nasdaq: IMNX) (later acquired by Amgen Inc. (Nasdaq AMGN)) she was lead medical director from 1995 to 2000 and directed the Phase III clinical development of Enbrel® in early rheumatoid arthritis and juvenile idiopathic arthritis. She subsequently held senior level positions at several innovative biopharmaceutical companies. At Eos Biotechnology, she was Vice President for Clinical Development from 2000 to 2003 and following the acquisition of Eos Biotechnology by PDL Biopharma, Inc. (Nasdaq: PDLI) in 2003 she was Vice President, Clinical Development at PDLI until 2007 when she joined Osprey Pharmaceuticals USA as Senior Vice President, Research and Development and Chief Medical Officer from 2007 to 2010. From 2010 to 2012, Dr. Finck served as Chief Medical Officer of NKT Therapeutics, Inc. prior to joining Coherus BioSciences, where she was Chief Medical Officer from 2013 to December 2018. After a brief semi-retirement during which she was instrumental in the foundation of NVasc, a start-up biotech company focused on ischemic retinal diseases, she returned to Coherus as the acting Chief Medical Officer. Dr. Finck is well-qualified to serve as our director due to her extensive drug development and regulatory approval experience.

Kirsten Flowers, CCO Kura Oncology, Inc. (Nasdaq: Kura), brings more than 15 years of pharmaceutical and biotech experience. She has been the Chief Commercial Officer for Kura since January 2020 and previously served as Senior Vice President of Commercial Operations at Array Biopharma Inc. (Nasdaq: ARRY) from 2017 to 2019 where she built and led the commercial organization that delivered the successful launch of Braftovi® + Mektovi® for patients with BRAF-mutant melanoma. Before joining Array, Kirsten was with Pfizer Inc. (NYSE: PFE) where she held several leadership positions, including the U.S. commercial lead for the launch of the blockbuster drugs IBRANCE® in breast cancer and INLYTA® in renal cell carcinoma. Ms. Flowers also serves on the board of directors for PMV Pharmaceuticals, Inc. (Nasdaq: PMVP). Ms. Flowers earned her MBA from

Harvard Business School, and her BS in Molecular & Cellular Biology and Psychology from the University of Arizona. Ms. Flowers is well-qualified to serve as our director due to her extensive industry commercialization and launch experience.

Zach Jonasson, Ph.D., has over 23 years of research, business development, company founding, and venture capital investment experience in life sciences companies. In 2010, he co-founded Phoenix Venture Partners LP. where he has served in various capacities since and is currently serving as a Managing General Partner, leading the firm’s investment strategy in the life science and healthcare verticals. He was a co-founder and initial CEO of Comera and a co-founder of Crop Enhancement. Earlier in his career, he was a General Partner and Kauffman Fellow at Seaflower Ventures from 2003 to 2009. Dr. Jonasson’s current venture capital investments include Lucira Health (LHDX), AbSci (ABSI), L7 Informatics, Xandar Kardian, Valence Discovery, and Eclipse Bioinnovations. He serves as a board member for several companies, including Absci (ABSI), L7 Informatics, Xandar Kardian, Crop Enhancement, and ReForm Biologics. Dr. Jonasson’s prior investments include Totient (acquired by Absci), Sentinel Monitoring Systems (acquired), Serenex (acquired by Pfizer), MetaWorks (acquired by UBC), TelMed IQ (acquired by PerfectServe), and Dark Vision (acquired by Koch Industries). In addition to his investment and associate board roles via Phoenix Venture Partners, Dr. Jonasson serves on the board of the Oregon Translational Research and Development Institute (OTRADI). Dr. Jonasson earned a B.S. from Georgetown University’s Honors Program and an A.M. and Ph.D. from Harvard University, where he was a Sackler Scholar. Dr. Jonasson is well-qualified to serve as our director due to his extensive life sciences investment experience.

Virgil Bryan Lawlis, Ph.D., is a leader in developing and commercializing biologic therapeutics. Besides his role on our Advisory Board, he currently serves as a director for BioMarin Pharmaceutical Inc. (Nasdaq: BMRN), Coherus BioSciences, Inc. (Nasdaq: CHRS), Geron Corporation (Nasdaq: GERN), and several privately-held biotechnology companies. In addition, he is President, Chief Executive Officer and co-founder of Itero Biopharmaceuticals LLC. Prior to this, he served as COO, CEO, and President at Aradigm Corp. Earlier, Dr. Lawlis co-founded and piloted Covance Biotechnology Services. Previously, he worked for fifteen years at Genencor Inc. and Genentech Inc. in various executive roles. Dr. Lawlis earned his Ph.D. in biochemistry from Washington State University. Dr. Lawlis is well-qualified to serve as our director due to his long industry executive and development experience.

Stuart Randle has 30 years of biomedical experience including as Division President of Baxter Healthcare and its spin-off Allegiance Healthcare from 1993 to 1998, President and CEO of ACT Medical from 1998 to 2001, President and CEO of GI Dynamics Inc. (ASX: GID) from 2004 to 2014, and most recently, President and CEO of Ivenix, Inc. from 2015 to 2018. He serves on the Board of Directors of Teleflex (NYSE: TFX) and Beacon Roofing Supply (Nasdaq: BECN) and was previously on the Boards of Flex Pharma (Nasdaq: FLKS), Specialized Health Products International, Inc. (OTCBB: SHPI), and GI Dynamics Inc. (ASX: GID). He was also an Entrepreneur-in-Residence for Advanced Technology Ventures, LP, a healthcare and IT venture capital firm. Mr. Randle holds a BS from Cornell University and MBA from Northwestern University. Mr. Randle is well-qualified to serve as our director due to his extensive experience in industry senior management.

Rev. Dr. Jim Sherblom joined us as Executive Chairman and Director in January 2021 to lead our corporate reorganization, Series B fundraising effort, reposition our mission and vision, recruit a new senior management team, build out a diverse and inclusive board of directors, and seek future funding and served as Executive Chairman until February 2022. We are proud to have such an unusual and timely set of skills and life experiences available as we enter this compassionate new era in medicine. From 1980 to 1983 he worked for Bain and Company in Boston, London, and Munich. From 1984 to 1989 he served as Senior Vice President and Chief Financial Officer of Genzyme Corporation (Nasdaq: GENZ) and successfully transitioned Genzyme from a private to a public company. From 1989 to 1993 Dr. Sherblom served as Chairman and CEO of Transgenic Sciences Inc. (Nasdaq: TSI) which he also transitioned to public company status. For fifteen years from 1996 to 2011 he was the founding Managing Partner of Seaflower Ventures, a life sciences venture fund. From 2005 to 2015 he also served as Senior Minister at First Parish Unitarian Universalist in Brookline, MA. Since 2016 Dr. Sherblom has been focused on his investments in three private technology oriented social impact companies: GrainPro Inc. producing and distributing hermetic post- harvest solutions addressing hunger and extreme poverty in the developing world; Connected Homecare utilizing proprietary software and smart phones to monitor and provide better care for patients at home; and Comera Life Sciences utilizing proprietary technology to help develop and lead a new era in compassionate medicine. Dr. Sherblom holds a BA from Yale, an MBA from Harvard, and a Master’s in Divinity and Doctor of Ministry from Andover Newton Theological School. Dr. Sherblom is well-qualified to serve as our director due to his extensive experience in senior management, finance, strategy, and investment, as well as the compassionate vision he brings to the industry.

Edward Sullivan, CPA began his career with KPMG in 1985 as an auditor and retired from KPMG in 2020. He is a comprehensive business strategist and financial expert with 35 years of experience advising public and private companies at all stages of development from early stage, pre-IPO businesses to multi-billion-dollar market cap public companies. He has counselled multinational corporations in various industries and advised businesses through years of growth and transformational change. Mr. Sullivan holds a B.S. in Accounting from Bryant University. Mr. Sullivan is well-qualified to serve as our director due to his extensive strategic, and financial experience.

John Yee MD, MPH, is Chief Medical Officer at Sobi North America, where he has served since 2020. Prior to joining Sobi, he served in senior medical leadership roles at several companies: Senior Vice President, Medical Affairs at Flexion Therapeutics, Inc. (2019 – 2020); Senior Vice President and Global Head of Medical Affairs at Vertex Pharmaceuticals, Inc. (2017 – 2019); Vice President, Medical Affairs, Safety and Operations at Intarcia Therapeutics, Inc. (2016 – 2017); and Vice President, US Head Medical Officer and Vice President and Head of Medical Affairs for the US Diabetes franchise at AstraZeneca Pharmaceuticals (2011 – 2016); and progressive medical leadership roles at Genzyme Corporation from 2003 to 2011, including Vice President, US Medical Affairs, Vice President, Global Medical Affairs, and Vice President, Global Head, Evidence-Based Medicine and Health Outcomes Research. Dr. Yee earned his MD at Harvard Medical School and MPH in Health Care Management from the Harvard T.H. Chan School of Public Health. He completed his pediatric residency and fellowship training at Boston Children’s Hospital. Prior to joining the industry, Dr. Yee held leadership roles at Boston Children’s Hospital and was a faculty member at Harvard Medical School. Dr. Yee is well-qualified to serve as our director due to his long experience in senior medical roles.

Advisory Board

In addition to Dr. David Soane, one of our founders and Chief Technology Officer, and Robert Mahoney, PhD, our Chief Science Officer, Comera’s current advisory board consists of leaders in the fields of biologic protein chemistry and manufacturing, biosimilar development, business development and commercialization. The advisory board provides insight and objective advice to solve scientific & business problems and will help guide the development of our biologic pipeline for our scientific, manufacturing and commercialization initiatives.

John Carpenter Ph.D. is Professor of Pharmaceutical Sciences at the University of Colorado School of Pharmacy, and a Co-Founder and Co-Director of the University of Colorado Center for Pharmaceutical Biotechnology. His research interests include mechanisms for protein degradation and protein stabilization in pharmaceutical formulations during bioprocessing and delivery. He has published more than 230 peer-reviewed papers and is an inventor on 30 issued patents. Dr. Carpenter is Editor for Reviews and Commentaries for the Journal of Pharmaceutical Sciences and serves on the Editorial Advisory Boards for Pharmaceutical Research, The AAPS Journal, Journal of Pharmaceutical Sciences, Current Pharmaceutical Biotechnology, Molecular Pharmaceutics, and BioPharm International. He is a Fellow of the American Association for Advancement of Science (AAAS) and the American Association of Pharmaceutical Scientists (AAPS) and has received the AAPS Research Achievement Award in Biotechnology. Dr. Carpenter holds a B.S. in biology from Duke University, a M.S. in zoology from Oregon State University, and a Ph.D. in biology from the University of Southwest Louisiana.

Alan Herman, Ph.D. has over 35 years of experience in the life sciences sector and is an expert in protein characterization. He was most recently Chief Scientific Officer at Coherus BioSciences, Inc. a leading biopharmaceutical company developing safe, high-quality biosimilar therapeutics. Previously, he was Vice President of Product Development and Chief Scientific Officer at Althea Technologies, Inc. and President of WindRose Analytica, Inc. Dr. Herman worked at several other biotech companies, including Genentech and Amgen Inc. He has a Ph.D. in Protein Chemistry from Duke University.

Andrew Jones, D.Phil., has over 35 years’ experience in biochemistry, protein chemistry, and biophysics. He currently also serves on the Scientific Advisory Boards of Coherus BioSciences, Inc. and Versartis Inc. (Nasdaq: VSAR) Most of his career was spent at Genentech, where he founded and directed its Medical and Analytic Chemistry department and filled various other management roles there. Since leaving Genentech, Dr. Jones has worked as a consultant to several other biopharmaceutical companies. Dr. Jones earned his D. Phil. degree in Biology from the University of York and received his post-doctoral training at McMaster University and at Cornell University.

John M. Sorvillo, Ph.D., Chair of Advisory Board, joined Comera as President & CEO in 2016 and during his tenure the company partnered with leading pharmaceutical companies to improve their formulations with our excipients, and he led the company in advancing its understanding of protein-protein and protein-solvent interactions. Dr. Sorvillo has over 30 years of biotech and pharma expertise with extensive experience in business development, strategic planning, project and alliance management, and technology transfer. Before joining Comera, Dr. Sorvillo was Director of Business Development & Licensing at Amgen Inc. (Nasdaq: AMGN). In previous roles, he was responsible for business development for Genocea Biosciences, Inc. (Nasdaq: GNCA), Altus Pharmaceuticals Inc., and ArQule Inc. Previously, he headed the research division at OSI Pharmaceuticals, Inc. and he was CEO of Bionaut Pharmaceuticals Inc. He earned a Ph.D. in Immunology from the New York University Medical Center and received postdoctoral training at Memorial Sloan Kettering Cancer Center.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION OF COMERA

Unless the context otherwise requires, all references in this “Executive Compensation of Comera” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

This section discusses the material components of the executive compensation program for Comera’s executive officers who are named in the “2021 Summary Compensation Table” below. As an emerging growth company, Comera complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Comera’s principal executive officer and the two most highly compensated executive officers other than Comera’s principal executive officer. These four current and former officers are referred to as Comera’s named executive officers.

In 2021, Comera’s “named executive officers” and their positions were as follows:

•	Jeffrey Hackman, Chief Executive Officer and President

•	John Sorvillo, PhD, Former Chief Executive Officer and President

•	Neal Muni, MD, Chief Operating Officer and Executive Vice President

•	Robert Mahoney, PhD, Chief Scientific Officer

This discussion may contain forward-looking statements that are based on Comera’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Comera adopts following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of Comera’s named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Jeffrey Hackman Chief Executive Officer(3)	2021	132,543	—	161,640	—	294,183
John Sorvillo, PhD Former Chief Executive Officer(4)	2021	233,224	20,000	150,403	—	403,627
Neal Muni, MD Chief Operating Officer(5)	2021	106,178	—	121,230	—	227,408
Robert Mahoney, PhD Chief Scientific Officer	2021	239,319	—	72,984	—	312,303

(1)

Annual bonus amounts for 2021 have not yet been determined by our board of directors and therefore are not presently known. We will supplement this disclosure with appropriate filings with the SEC at such time as the annual bonus determinations are made.

(2)	Amounts reflect the full grant-date fair value of stock options granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual.
(3)	Mr. Hackman became our Chief Executive Officer on September 1, 2021.
(4)	Mr. Sorvillo served as our Chief Executive Officer until August 31, 2021.
(5)	Mr. Muni became our Chief Operating Officer on September 13, 2021.

Narrative to Summary Compensation Table

2021 Base Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2021 annual base salaries for Comera’s named executives officers were:

Name	2021 Annual Base Salary ($)
Jeffrey Hackman	400,000
John Sorvillo, PhD	270,000
Neal Muni, MD	350,000
Robert Mahoney, PhD	240,000

2021 Bonuses

Comera has historically not paid discretionary annual bonuses but expects to pay a prorated annual bonus to certain of its named executive officers in the first quarter of calendar year 2022.

Equity Compensation

Comera offers stock options to Comera’s employees, including Comera’s named executive officers, as the long-term incentive component of Comera’s compensation program. Comera’s stock options generally allow employees to purchase shares of Comera Common Stock at a price equal to the fair market value of Comera Common Stock on the date of grant, as determined by the Comera Board of Directors. Comera’s stock options typically vest as to 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following three years, subject to the holder’s continued employment with us. From time to time, the Comera Board of Directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees. Historically, Comera’s stock options have been intended to qualify as “incentive stock options” to the extent permitted under the Code.

Awards of stock options were made under Comera’s 2021 Stock Option and Grant Plan, or the 2021 Plan. The 2021 Plan is administered by the Comera Board of Directors or a committee appointed by it to administer the plan. Options granted under the 2021 Plan have an exercise price that the 2021 Plan administrator determined is not less than the fair market value of the underlying stock on the date of grant. Options generally expire ten years from the date of grant. Following the consummation of the Business Combination, and provided that the 2022 Plan is approved as described under “Proposal No. 3 — The Equity Incentive Award Plan Proposal,” no new awards will be granted under the 2021 Plan.

The following table sets forth the stock options granted to Comera’s named executive officers during 2021. These options were granted under Comera’s 2021 Stock Option and Grant Plan, with exercise prices equal to the fair market value of Comera Common Stock on the date of grant, as determined by the Board of Directors.

Named Executive Officer	2021 Stock Options Granted
Jeffrey Hackman	360,000	(1)
John Sorvillo, PhD	375,223	(2)
Neal Muni, MD	270,000	(1)
Robert Mahoney, PhD	172,485	(3)

(1)	The option vests (subject to continued service) as to 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following three years.

(2)

Consists of two option grants. The first option grant for 153,001 shares which were immediately vested upon grant. The second option grant for 222,222 shares includes 148,753 shares which were immediately vested upon grant and the remaining 73,459 shares vests (subject to continued service) in 36 equal monthly installments on each anniversary of the award’s vesting commencement date.

(3)

Consists of two option grants. The first option grant for 20,000 shares vests (subject to continued service) as to 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following three years. The second option grant for 152,485 shares includes 133,685 shares which were immediately vested upon grant and the remaining 18,800 shares vests (subject to continued service) in 36 equal monthly installments on each anniversary of the award’s vesting commencement date.

Other Elements of Compensation — Employee Benefits and Perquisites

Health/Welfare Plans. During their employment, Comera’s named executive officers are eligible to participate in Comera’s employee benefit plans and programs, including medical and dental benefits, to the same extent as Comera’s other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table summarizes the number of shares of Comera Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021.

			Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jeffrey Hackman	9/16/21(1)		—	360,000	$0.45	9/16/2031
John Sorvillo, PhD	6/8/21(3)		161,006	61,216	$0.45	6/8/2031
	6/8/21(1)		153,001	—	$0.45	6/8/2031
Neal Muni, MD	9/16/21(1)		—	270,000	$0.45	9/16/2031
Robert Mahoney, PhD	6/8/21(2)		136,818	15,667	$0.45	6/8/2031
	12/14/21	(1)	—	20,000	$0.45	12/14/2031

(1)	The option vests (subject to continued service) vest 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following three years.
(2)

The option includes 133,685 shares which were immediately vested upon grant and the remaining 18,800 shares vests (subject to continued service) in 36 equal monthly installments on each anniversary of the award’s vesting commencement date.

(3)

The option includes 148,763 shares which were immediately vested upon grant and the remaining 73,459 shares vests (subject to continued service) in 36 equal monthly installments on each anniversary of the award’s vesting commencement date.

Executive Officer Letters

Each of the current named executive officers has entered into an offer letter agreement with Comera. The employment of each officer is “at will” and the agreement may be terminated by either party, with or without cause, without the payment of any severance.

Pursuant to Mr. Hackman’s offer letter, Mr. Hackman is entitled to an initial annual base salary of $400,000. Mr. Hackman is also eligible for a performance-based cash bonus of up to $140,000, the exact amount of which will be determined by Comera’s board of directors based on a review of his performance for the year ended December 31, 2021.

Pursuant to Dr. Muni’s offer letter, Mr. Muni is entitled to an initial annual base salary of $350,000. Mr. Muni is also eligible for a performance-based cash bonus of up to $140,000, the exact amount of which will be determined by Comera’s board of directors based on a review of his performance for the year ended December 31, 2021.

Pursuant to Dr. Mahoney’s offer letter and subsequent promotion to Chief Scientific Officer, Mr. Mahoney is entitled to an initial annual base salary of $240,000. Mr. Mahoney is also eligible for a performance-based cash bonus of up to $60,000, the exact amount of which will be determined by Comera’s board of directors based on a review of his performance for the year ended December 31, 2021.

Executive Employment Agreements

The Combined Company intends on negotiating new employment agreements with Mr. Hackman and Dr. Muni upon Closing of the Business Combination. The terms of any such agreements will not be known prior to the Closing and such agreements will be entered into only with the approval of the Combined Company Board’s compensation committee.

Director Compensation

During 2021, Comera’s non-employee directors received the following cash and equity compensation for their service in such capacity.

Name	Fees Earned or Paid ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Barbara Finck, MD	50,000	29,680(2)	—	79,680
Edward Sullivan, CPA	15,000	31,290(3)	—	46,290
James Sherblom	135,000	201,009(4)	—	336,009
John Yee, MD	35,000	29,820(3)	—	64,820
Kirsten Flowers	15,000	31,290(3)	—	46,290
Roopom Banerjee, PhD	15,000	31,290(3)	—	46,290
Stuart Randle	15,000	31,290(2)	—	46,290

(1)

Amounts reflect the full grant-date fair value of stock options granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. See Note 11 to the Notes to Financial Statements of Comera included elsewhere herein for the basis of calculating these grant date fair values.

(2)

The options were granted under Comera’s 2021 Stock Option and Grant Plan, with exercise prices equal to the fair market value of Comera Common Stock on the date of grant, as determined by the board of directors. Of the total shares of Comera Common Stock subject to the named directors’ option award granted in 2021, 5,832 shares were immediately vested upon grant and the remaining 64,168 shares vest in 44 equal monthly installments on each anniversary of the award’s vesting commencement date.

(3)

The options were granted under Comera’s 2021 Stock Option and Grant Plan, with exercise prices equal to the fair market value of Comera Common Stock on the date of grant, as determined by the board of directors. The shares of Comera Common Stock subject to the named directors’ option award granted in 2021 vest in 48 equal monthly installments on each anniversary of the award’s vesting commencement date.

(4)

The options were granted under Comera’s 2021 Stock Option and Grant Plan, with exercise prices equal to the fair market value of Comera Common Stock on the date of grant, as determined by the board of directors. Of the total shares of Comera Common Stock subject to the named directors’ option award granted in 2021, 410,966 shares were immediately vested upon grant and the remaining 64,232 shares vest in 41 equal monthly installments on each anniversary of the award’s vesting commencement date.

COMERA MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this “Comera Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements and the related notes and unaudited condensed financial statements and related notes appearing elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this proxy statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Comera is a pre-clinical biotechnology company dedicated to promoting a compassionate new era in medicine by applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous to subcutaneous forms. Although Comera’s product candidates are at the pre-clinical stage and none have been approved for commercial sale, Comera’s internal portfolio of proprietary techniques known as the SQore™ platform, is designed to potentially transform essential biologic medicines from IV to SQ forms, optimize current versions of subcutaneous biologics, and produce biosimilar versions of existing subcutaneous products. If successful, this transformation in administration could provide patients using biological products through intravenous infusion, and their families, the freedom of self- injectable care which, Comera believes, would allow them to enjoy both the potential benefits of biologic treatments and the potential of their own lives while simultaneously lowering healthcare costs. To accomplish this, Comera is developing an internal portfolio of proprietary therapeutic product candidates using its innovative proprietary formulation platform, SQore™. Comera also collaborates with pharmaceutical and biotechnology companies, applying the SQore™ platform to our partners’ biologic medicines to deliver enhanced SQ formulations.

SQore™ Platform

Comera’s SQore™ platform, supported by an extensive patent portfolio and encompassing years of development and experience, is designed to enable the conversion of IV biologics to SQ versions. We believe that our team of experienced scientists includes industry-leading experts in polymer engineering and interfacial dynamics who are inventors on dozens of patents and have published widely-cited research in their fields. This expertise complements our solid grounding in traditional protein chemistry. Our combined polymer and small molecule capability allows us to leverage a mechanistic understanding of protein-protein and protein-solvent interactions to tailor excipient selection for specific formulation needs. This scientific foundation supports the SQoreTM platform for our formulation work. Based on this platform, our technology has the potential to lower healthcare costs, increase patient compliance and enhance patient lives – all major factors which we believe will help set Comera apart from its peers in the years ahead.

Liquidity

Since our inception, we have incurred significant operating losses. We do not have any products approved for sale and have not generated any revenue from product sales. Through December 31, 2021, we have generated revenue from research agreements with various partners. Our ability to generate revenue sufficient to achieve profitability will depend heavily on the successful development and eventual licensing and/or commercialization of one or more of our current or future pipeline programs as well as continued successful execution of pharmaceutical research collaborations and subsequent execution of collaboration programs. Our net losses were $5.5 million and $2.1 million for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, we had an accumulated deficit of $16.9 million. We expect to continue to incur significant expenses for at least the next several years as we continue to develop our technology platform and conduct research and development activities on our pipeline programs. In addition, we expect our expenses to significantly increase as our pipeline programs advance into clinical development and eventual regulatory approval stages. If we obtain marketing approval for any of our pipeline programs, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from partner research arrangements or product licensing and/or product sales, if ever, we expect to finance our operations with proceeds from outside sources. We may be unable to raise additional funds or enter into other financing agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialization of our pipeline programs or delay our pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

COVID-19

In March 2020, COVID-19 was declared a global pandemic by the World Health Organization and continues to present a substantial public health and economic challenge around the world. The length of time and full extent to which the COVID-19 pandemic may directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain, subject to change and difficult to predict.

We plan to continue to closely monitor the ongoing impact of the COVID-19 pandemic on our employees and our other business operations. In an effort to provide a safe work environment for our employees, we have, among other things, limited employees in our office and lab facilities to those where on-site presence is needed for their job activities, implemented various social distancing measures in our offices and labs including replacing all in-person meetings with virtual interactions, and are providing personal protective equipment for our employees present in our office and lab facilities. We continue to monitor the impact and effects of the COVID-19 pandemic and our response to it, and we expect to continue to take actions as may be required or recommended by government authorities or as we determine are in the best interests of our employees and other business partners in light of the pandemic.

Recent Developments

On January 7, 2022, we changed our name to Comera Life Sciences, Inc. from ReForm Biologics, Inc. to emphasize our vision of a compassionate new era in medicine.

On April 30, 2021, we completed a corporate reorganization to convert from a limited liability company to a corporation. As part of the transaction each issued and outstanding capital unit of ReForm Biologics LLC as of the date of the reorganization was exchanged for shares of convertible preferred stock and previously outstanding incentive units of ReForm Biologics LLC were cancelled. The financial statements as of December 31, 2021 and for the year then ended reflects the exchange of capital units to convertible preferred stock.

Proposed Business Combination Transaction

See the section entitled “The Business Combination” for information regarding the proposed Business Combination.

Financial Overview

Revenue

Through December 31, 2021, we have generated revenue from research agreements with various partners. These arrangements generally represent formulation development collaborations with rights to negotiate product-specific licenses for a broad spectrum of protein-based therapeutics. Initially, arrangements have provided compensation for research efforts. The arrangements also provide that if the research efforts are successful, additional development and commercialization arrangements may be separately negotiated and executed, which may include upfront payments, milestones, and royalties on commercial sales. We generally expect revenue to increase as we execute additional research agreements and as planned development and collaboration arrangements are executed.

We have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products in the near future. If development efforts for our pipeline programs are successful and result in regulatory approval, we may generate product revenue in the future.

Cost of Revenue

Cost of revenue generally consists of personnel expenses (comprised of salaries, bonuses, employee benefits and stock-based compensation expenses), and direct materials costs, third-party laboratory costs, and other costs necessary to complete the research arrangements. In addition, costs include allocated depreciation of laboratory equipment and amortization of leasehold improvements, and certain overhead expenses including facilities costs. Costs associated with revenue are recorded as the research is performed. We generally expect cost of revenue to increase as revenue increases, however margin on our customer contracts may vary widely.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the enhancement of our product platform and with the discovery and development of our pipeline programs. We expense research and development costs as incurred. These expenses include:

•

expenses incurred under agreements with contract research organizations, and contract manufacturing organizations, as well as consultants that conduct research and development activities on our behalf;

•	employee-related expenses, including salaries, related benefits, travel and stock-based compensation expense for employees engaged in research and development functions;

•	costs related to compliance with regulatory requirements; and

•	allocated facilities costs, depreciation and other expenses, which include rent and utilities.

We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers.

Research and development activities are central to our business model. Current activities primarily relate to the enhancement of our SQore technology platform and research activities in support of partner programs, as well as initiation of formulation development work and manufacturing activities for our pipeline programs. We expect that our research and development expenses will increase substantially over the next several years including increased costs related to the development of pipeline programs, particularly as we increase personnel costs, including stock-based compensation, contractor costs and facilities costs and direct costs paid to contract research, development, and manufacturing organizations to conduct pipeline research and development activities on our behalf. In addition, if we elect to in-license or otherwise acquire additional pipeline products or additional intellectual property, we will also incur additional expenses which may include upfront, milestone and royalty payments payable to third parties.

The successful discovery, development and commercialization of our pipeline programs is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the discovery or development of any of our potential pipeline programs or when, if ever, material net cash inflows may commence from any of our pipeline programs.

Our research and development expenses are not currently tracked on a program-by-program basis. Our research and development expenses consist primarily of external costs, such as fees paid to outside consultants, contract research organizations, contract manufacturing organizations, and central laboratories, and internal costs such as employee costs and facility expenses, including depreciation or other indirect costs.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, related benefits, travel and stock-based compensation expense for personnel in executive, finance and administrative functions. General and administrative expenses also include professional fees for legal, consulting, accounting and audit services.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities. We also anticipate that we will incur increased accounting, audit, legal, regulatory, and compliance, costs as we continue to grow our operations. We anticipate the additional costs for these services will substantially increase our general and administrative expenses. Additionally, if and when we believe a regulatory approval of a pipeline programs appears likely, we anticipate an increase in payroll and expense as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of our pipeline programs.

Other Income, Net

Other income, net primarily comprises change in fair value of convertible notes, gain on debt extinguishment and interest income from bank deposits. Interest income has not historically been material. On January 14, 2021, we entered into convertible promissory note agreements for aggregate cash receipts of $750 thousand. These notes bore interest at a rate of 6.5% per annum. On May 26, 2021, the outstanding convertible promissory notes and accrued, unpaid interest were converted into 403,287 shares of Comera Series B-2 Preferred Stock. On April 24, 2020, we entered into a promissory note for aggregate cash proceeds of $161 thousand. These notes bore interest at a rate of 1.0% per annum. On January 7, 2021, the outstanding principal and accrued, unpaid interest was forgiven.

Results of Operations

Comparison of the Years Ended December 31, 2021 and 2020

The following table summarizes our results of operations for the years ended December 31, 2021 and 2020:

	Year Ended December 31,		Change
	2021	2020	Dollar	Percent
Revenue	$319,832	$442,919	$(123,087)	(28%)
Cost of revenue	161,008	104,407	56,601	54%
Operating expenses
Research and development	1,752,669	1,261,747	490,922	39%
General and administrative	3,941,783	1,204,285	2,737,498	227%

Total operating expenses	5,694,452	2,466,032	3,228,420	131%
Loss from operations	(5,535,628)	(2,127,520)	(3,408,108)	(160%)
Other income, net	83,850	2,033	81,817	40,244%

Net loss and comprehensive loss	$(5,451,778)	$(2,125,487)	$(3,326,291)	(156%)

Revenue

Revenue was $320 thousand for the year ended December 31, 2021, compared to $443 thousand for the year ended December 31, 2020. The decrease of $123 thousand was primarily due to a decrease in research activities performed under customer contracts during the year ended December 31, 2021.

Cost of Revenue

Cost of revenue was $161 thousand for the year ended December 31, 2021, compared to $104 thousand for the year ended December 31, 2020. The increase of $57 thousand is primarily due to higher direct labor costs incurred during the year ended December 31, 2021.

Research and Development Expenses

The following table summarizes our research and development expenses for the years ended December 31, 2021 and 2020:

	Year Ended December 31,		Change
	2021	2020	Dollar	Percent
Employee related	$1,257,232	$736,776	$520,456	71%
Occupancy and facility related	250,622	252,205	(1,583)	(1%)
Lab supplies and materials	153,608	134,603	19,005	14%
Other	91,207	138,163	(46,956)	(34%)

Total research and development expense	$1,752,669	$1,261,747	$490,922	39%

Research and development expenses were $1.8 million for the year ended December 31, 2021, compared to $1.3 million for the year ended December 31, 2020. The increase of $491 thousand is primarily due to higher employee related expenses, specifically an increase of $380 thousand in stock-based compensation expense, and other personnel related costs due to expanding research activities in the year ended December 31, 2021.

General and Administrative Expenses

General and administrative expenses were $3.9 million for the year ended December 31, 2021, compared to $1.2 million for the year ended December 31, 2020. The increase of $2.7 million is primarily due to an increase in administrative costs to support the Company’s planned growth, including salaries and stock-based compensation expense of $1,034 thousand, consulting fees of $920 thousand, patent costs of $300 thousand, recruiting expenses of $153 thousand, and accounting related expenses of $137 thousand.

Other Income, Net

Other income, net for the year ended December 31, 2021 primarily relates to forgiveness of a note payable under the Paycheck Protection Program administered by the U.S. Small Business Administration of $161 thousand and partially offset by the change in fair value of convertible promissory notes of $77 thousand.

On April 24, 2020, the Company entered into a loan transaction pursuant to which it received $161 thousand under the Paycheck Protection Program administered by the U.S. Small Business Administration. On January 7, 2021, the Company received notice that forgiveness of all principal and accrued interest was approved and the Company recorded the amounts as other income. On January 14, 2021, the Company entered into convertible promissory note agreements for aggregate cash receipt of $750 thousand and were accounted for at fair value. On May 26, 2021, the outstanding convertible notes and accrued, unpaid interest were converted into 403,287 shares of Comera Series B-2 Preferred Stock.

Other income, net for the year ended December 31, 2020 was not material and consists primarily of interest income on bank deposits.

Liquidity and Capital Resources

Since our inception, we have not generated sufficient revenue to support our operations and have incurred significant operating losses and negative cash flows from our operations. We have historically funded our operations primarily with proceeds from the issuance of capital units, convertible notes, and preferred stock.

Cash Flows

The following table summarizes our cash flows for each of the years presented:

	Year Ended December 31,
	2021	2020
Net cash used in operating activities	$(3,757,949)	$(1,804,104)
Net cash used in investing activities	(142,013)	(12,366)
Net cash provided by financing activities	10,279,675	1,552,330

Net increase (decrease) in cash, cash equivalents and restricted cash	$6,379,713	$(264,140)

Operating Activities

During the year ended December 31, 2021, operating activities used $3.8 million of cash and cash equivalents, primarily due to funding our net loss of $5.5 million and partially offset by non-cash stock-based compensation expense of $1.1 million and $0.6 million in net cash inflows associated with changes in operating assets and liabilities. The net cash outflows associated with changes in operating assets and liabilities were primarily due to increases of $400 thousand in accrued expenses and other current liabilities and $319 thousand in accounts payable, partially offset by inflows of $231 thousand in prepaid expenses and other current assets.

During the year ended December 31, 2020, operating activities used $1.8 million of cash and cash equivalents, primarily due to funding our net loss of $2.1 million and partially offset by non-cash expenses related to stock-based compensation expense of $101 thousand and consulting expense of $171 thousand.

Investing Activities

Investing activities in both years presented relates to purchases of property and equipment. We purchased property and equipment for $142 thousand and $12 thousand in the years ended December 31, 2021 and 2020, respectively.

Financing Activities

Financing activities during the year ended December 31, 2021 relates to $9.3 million for the issuance of convertible preferred stock, $750 thousand related to the issuance of convertible notes, and $180 thousand from the exercise of stock options.

Financing activities during the year ended December 31, 2020 relates to $1.4 million for the issuance of capital units and $161 thousand of proceeds from a Payment Protection Program loan.

Funding Requirements

We expect our expenses to increase substantially in connection Payment Protection Program with our ongoing activities, particularly as we increase the level of effort on the discovery and development of our own internal pipeline programs and advance these pipeline programs into later stages of development. We believe that the cash and cash equivalents on hand as of December 31, 2021 will enable us to fund our operating expenses and capital expenditure requirements into the second half of 2022. We have based these estimates on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect.

Until such time, if ever, that we can generate product revenue sufficient to achieve profitability, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaboration agreements, government and other third-party funding, strategic alliances, licensing arrangements or marketing and distribution arrangements. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government and other third-party funding, collaboration agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue streams, pipeline programs or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or pipeline programs that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments

We have entered into a noncancelable operating lease agreement for office and laboratory space in Woburn, Massachusetts. We executed an extension to the lease on March 10, 2021, which extended the lease through June 2024. Effective July 1, 2021, the lease payments were $12 thousand per month, subject to annual rent increases based on changes in the consumer price index.

We enter into contracts in the normal course of business with contract research organizations, contract manufacturing organizations and other third parties for clinical trials, testing and manufacturing services. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. The amount and timing of such payments are not known.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Stock-Based Compensation

We account for stock-based compensation in accordance with FASB ASC Topic 718, “Stock Compensation”. We measure stock options and other equity-based awards granted based on the fair value on the date of the grant and recognize the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. We have only issued equity-based awards with service-based vesting conditions and record the expense for these awards using the straight-line method.

Prior to April 30, 2021, we were organized as a limited liability company and issued incentive units. On April 30, 2021, we completed a series of reorganizational transactions. As part of the transactions each previously outstanding incentive unit of Reform Biologics LLC was cancelled and options to purchase common stock of Reform Biologics, Inc. were issued. If outstanding incentive units were subject to vesting at the time of the reorganization, then the options issued by Reform Biologics, Inc. were subject to continued vesting pursuant to the same terms.

We estimate the fair value of each incentive unit utilizing an option pricing model and stock option grant using the Black-Scholes option-pricing model, which uses as inputs the estimated fair value the underlying equity and assumptions we make for the volatility of our equity, the expected term of our equity awards, the risk-free interest rate for a period that approximates the expected term of our equity awards and our expected dividend yield.

We determined the assumptions for the Black-Scholes option-pricing model as discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

•	Fair Value of Our Equity. Our equity was not publicly traded, and therefore we estimated the fair value of our equity, as discussed in “Determination of the Fair Value of Common Stock” below.

•

Expected Term. The expected term represents the period that the awards are expected to be outstanding. The expected term of awards granted has been determined using the simplified method, which uses the midpoint between the vesting date and the contractual term.

•

Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury constant maturity notes with terms approximately equal to the equity-based award’s expected term.

•

Expected Volatility. Because we do not have a trading history of our equity, the expected volatility was derived from the average historical stock volatilities of several public companies within our industry that we consider to be comparable to our business over a period equivalent to the expected term of the awards.

•	Dividend Rate. The expected dividend is zero as we have not paid and do not anticipate paying any dividends in the foreseeable future.

If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously.

Determination of the Fair Value of Common Stock

As there has been no public market for our equity to date, the estimated fair value of our equity has been determined by our board of directors as of the date of each option grant, with input from management, considering third-party valuations of Comera Common Stock as well as our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent third-party valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Once a public trading market for Comera Common Stock has been established, it will no longer be necessary for our board of directors to estimate the fair market value of Comera Common Stock in connection with our accounting for granted equity awards.

For financial reporting purposes, we performed valuations, with the assistance of a third-party specialist, at various dates. In conducting the valuations, our board of directors, with input from management, considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•

the prices at which we sold preferred stock and the superior rights and preferences of the capital units or preferred stock relative to our incentive units or Comera Common Stock at the time of each grant;

•	the progress of our research and development programs, including the status of preclinical studies and planned clinical trials for our pipeline programs;

•	our stage of development and commercialization and our business strategy;

•	external market conditions affecting the biotechnology industry, and trends within the biotechnology industry;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the lack of an active public market for our equity;

•	the likelihood of achieving a liquidity event or a sale of our company in light of prevailing market conditions; and

•	the analysis the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different.

The dates of our valuations have not always coincided with the dates of our stock option grants. In determining the fair value of the shares underlying options set forth in the table above, we considered, among other things, the most recent contemporaneous valuations of our ordinary shares and our assessment of additional objective and subjective factors we believed were relevant as of the grant date. The additional factors considered when determining any changes in fair value between the most recent contemporaneous valuation and the grant dates included our stage of development and commercialization and our business strategy, our operating and financial performance and current business conditions.

Our valuations were prepared using the option-pricing method, or OPM, which treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The future value of the common stock is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Risk

As of December 31, 2021, we had cash, cash equivalents, and restricted cash of $6.6 million. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in interest rates would not have a material impact on our cash, cash equivalents, and restricted cash, financial position or results of operations.

Foreign Currency Exchange Risk

We are not exposed to significant foreign exchange rate risk. Our headquarters are located in the United States, where the majority of our general and administrative expenses and research and development costs are incurred in U.S. dollars. A limited amount of our contracts may be denominated in foreign currencies. We believe that a 10% change in the foreign currency exchange rates would not have a material impact on our financial position or results of operations.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in the notes to our financial statements appearing elsewhere in this prospectus.

CERTAIN COMERA RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless the context otherwise requires, all references in this “Certain Comera Relationships and Related Party Transactions” section to “we,” “us,” “our,” or the “Company” refer to Comera Life Sciences, Inc. prior to the consummation of the Business Combination.

Stockholder Support Agreement

On January 31, 2022, Comera, OTR and certain Key Comera Stockholders entered into the Stockholder Support Agreement, whereby the Key Comera Stockholders agreed to vote all of their shares of Comera Common Stock and Comera Preferred Stock in favor of the approval and adoption of the Business Combination Agreement and the approval of the Proposed Transactions. Additionally, such stockholders agreed not to (a) transfer any of their shares of Comera Common Stock or Comera Preferred Stock (or enter into any arrangement with respect thereto) or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. Collectively, as of January 31, 2022, the Key Comera Stockholders held approximately 69.0% of the outstanding shares of Comera Capital Stock.

Indemnification Agreements

Comera has entered into contractual indemnification agreements with its directors and officers, including James Sherblom, David Soane, Barbara Finck, Jeffrey Hackman, John Yee, Bryan Lawlis, Zachariah Jonasson, Stuart Randle, Kirsten Flowers, Edward Sullivan, and Sirshendu Roopom Banerjee, in addition to the indemnification provided for in the Certificate of Incorporation of Comera. These agreements, among other things, require Comera to indemnify the indemnitees for (a) attorneys’ fees, judgments, penalties, fines, and settlement amounts incurred by an indemnitee in any proceeding other than a proceeding by or in the right of Comera; and (b) subject to certain limitations, attorneys’ fees and certain expenses incurred by these individuals in any proceedings by or in the right of Comera.

Similarly, the Combined Company intends to enter into separate indemnification agreements with its directors and executive officers, and to amend and restate any existing indemnification agreements with them, in addition to the indemnification provided for in the Holdco Charter and the Amended and Restated Bylaws of Holdco (the “Holdco Bylaws”). These agreements, among other things, will require Holdco to indemnify New Comera directors and executive officers for certain expenses, including attorneys; fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of Holdco’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at Holdco’s request. Holdco believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Holdco Charter and the Holdco Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Holdco and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Equity Financings

Series B Preferred Stock Financing

From May 26, 2021 through July 15, 2021, Comera sold an aggregate of 3,970,465 shares of Comera Series B-1 Preferred Stock at a purchase price of $2.37 per share for an aggregate purchase price of $9.4 million, and issued 403,287 shares of Comera Series B-2 Preferred Stock to settle outstanding convertible notes with a principal balance of $750,000.

In connection with the Series B preferred stock financing, Comera also entered into the following agreements with investors, including each of Phoenix Venture Partners LP, The Soane Family Trust, Charles Cherington, and Cherington Holdings LLC:

•

an investor rights agreement which grants registration rights, certain financial information rights and the right to examine the books and records of Comera. The agreement also grants to Phoenix Venture Partners LP and Cherington Holdings LLC the right to send a representative to attend meetings of the Comera Board of Directors in a nonvoting observer capacity; and

•	a voting rights agreement which provides for the election of board members, the increase of authorized common stock, and drag-along rights; and

•	a right of first refusal and co-sale agreement which grants the right to purchase stock that is part of a transfer and the right to sell stock as part of a transfer.

The following table summarizes issuances of Comera Series B Preferred Stock by related persons and their affiliated entities. None of Comera’s executive officers were issued shares of Comera Series B Preferred Stock.

Stockholder	Shares of Series B-1 Preferred Stock	Shares of Series B-2 Preferred Stock(1)	Total Purchase Price
Phoenix Venture Partners, LP(2)	—	134,429	$255,415.10
The Soane Family Trust(3)	210,971	134,429	$755,416.37
Cherington et al(4)	210,971	134,429	$755,416.37
The Stuart A. Randle Trust of 1998(5)	42,194	—	$99,999.78

(1)	The purchase price for each investor includes $250,000 plus accrued interest associated with convertible notes that were settled for shares of Comera Series B-2 Preferred Stock.
(2)	Zachariah Jonasson is a former member of the Comera Board of Directors and is affiliated with Phoenix Venture Partners LP.
(3)	The Soane Family Trust is owned and controlled by David Soane, the founder of Comera and a former board member and Chief Executive Officer.
(4)

Cherington et al includes Charles Cherington, Cherington Holdings LLC, the Ashley S. Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington, the Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus B. Cherington, and the Ashley S. Pettus 2012 Irrevocable Trust FBO Henry S. Cherington. Cherington et al is a principal owner of Comera.

(5)	Stuart Randle is a member of the Comera Board of Directors and is affiliated with The Stuart A. Randle Trust of 1998.

Conversion from LLC to Corporation

On April 30, 2021, Comera filed a Certificate of Conversion with the Secretary of State of Delaware converting from a limited liability company to a corporation. Upon conversion, the Capital Units issued and outstanding were converted into the same number of shares of Comera Series A Preferred Stock. Each Incentive Unit issued and outstanding was cancelled upon the conversion.

The following table summarizes the converted Comera Series A Preferred Stock by related persons and their affiliated entities.

Stockholder	Capital Units in the LLC	Shares of Series A Preferred Stock
Phoenix Venture Partners, LP(1)	3,935,845	3,935,845
Soane et al(2)	3,169,699	3,169,699
Cherington et al(3)	1,517,490	1,517,490

(1)

Zachariah Jonasson is a member of the Comera Board of Directors and is affiliated with Phoenix Venture Partners LP. The shares of Series A Preferred Stock include 3,000,000, 333,333, 91,777, 333,334, 147,834, and 29,567 shares of Comera Series A-1 Preferred Stock, Comera Series A-2 Preferred Stock, Comera Series A-3 Preferred Stock, Comera Series A-4 Preferred Stock, Comera Series A-5 Preferred Stock, and Comera Series A-6 Preferred Stock, respectively, held by Phoenix Venture Partners LP.

(2)

Soane et al includes The Soane Family Trust, The Alexander V. Soane 2019 Irrevocable Trust, and The Nicholas V. Soane 2019 Irrevocable Trust. The shares of Series A Preferred Stock include (a) 3,000,000, 918, 16,667, 89,287, 17,857, 210,971, and 134,429 shares of Comera Series A-1 Preferred Stock, Comera Series A-3 Preferred Stock, Comera Series A-4 Preferred Stock, Comera Series A-5 Preferred Stock, and Comera Series A-6 Preferred Stock, respectively, held by The Soane Family Trust, (b) 22,485 shares of Comera Series A-3 Preferred Stock held by The Alexander V. Soane 2019 Irrevocable Trust, and (c) 22,485 shares of Comera Series A-3 Preferred Stock held by The Nicholas V. Soane Irrevocable Trust.

(3)

Cherington et al includes Charles Cherington, Cherington Holdings LLC, the Ashley S. Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington, the Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus B. Cherington, and the Ashley S. Pettus 2012 Irrevocable Trust FBO Henry S. Cherington. Cherington et al is a principal owner of Comera. The shares of Series A Preferred Stock include (a) 933,334, 73,421, 29,477, 147,834, and 29,567 shares of Comera Series A-2 Preferred Stock, Comera Series A-3 Preferred Stock, Comera Series A-4 Preferred Stock, Comera Series A-5 Preferred Stock, and Comera Series A-6 Preferred Stock, respectively, held by Cherington Holdings LLC, (b) 101,286 shares of Comera Series A-4 Preferred Stock held by Ashley S. Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington, (c) 101,285 shares of Comera Series A-4 Preferred Stock held by Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus B. Cherington, and (d) 101,286 shares of Comera Series A-4 Preferred Stock held by Ashley S. Pettus 2012 Irrevocable Trust FBO Henry S. Cherington.

Convertible Debt Financing

On January 14, 2021, Comera entered into a Convertible Promissory Note Purchase Agreement with Phoenix Venture Partners LP, The Soane Family Trust, and Cherington Holdings LLC for an aggregate principal amount of up to $1,000,000. The notes under this agreement provided for conversion into capital units upon a financing at 80% of the per unit price sold in the financing.

On January 19, 2021, Comera entered into Convertible Promissory Note agreements with each of Phoenix Venture Partners LP, The Soane Family Trust, and Cherington Holdings LLC for principal amounts of $250,000 each. These arrangements were modified upon the completion of the corporate reorganization to, among other things, adjust for the conversion to be into preferred stock. These convertible notes accrued interest at an annual rate of 6.5%. On May 26, 2021, these convertible notes converted into 403,287 shares of Comera Series B-2 Preferred Stock.

Class B1 Capital Unit Financing

From February 19, 2020 to August 4, 2020, Comera sold an aggregate of 514,932 Class B1 Capital Units in the LLC at a purchase price of $2.80 per unit, for an aggregate purchase price of $1.4 million; and in connection with the issuance of Class B1 Capital Units, Comera issued 102,986 units of Class B1-A Capital Units that were subject to a distribution threshold value of $2.80 per unit.

The following table summarizes purchases of Comera Class B1 Capital Units by related persons and their affiliated entities. None of Comera’s executive officers purchased Comera Class B1 Capital Units, nor were they issued Comera Class B1-A Capital Units.

Unit Holder	Class B1 Capital Units	Class B1-A Capital Units	Total Purchase Price
Phoenix Venture Partners, LP(1)	147,834	29,567	$413,935.20
The Soane Family Trust(2)	89,287	17,857	$250,003.60
Cherington Holdings LLC(3)	147,834	29,567	$413,935.20

(1)	Zachariah Jonasson is a member of the Comera Board of Directors and is affiliated with Phoenix Venture Partners LP.
(2)	The Soane Family Trust is owned and controlled by David Soane, the founder of Comera and a former board member and Chief Executive Officer.
(3)	Cherington Holdings LLC is owned and controlled by Charles Cherington, a principal owner of Comera.

Comera Stockholder Agreements

Comera entered into an amended and restated investors’ rights agreement, an amended and restated right of first refusal and co-sale agreement and an amended and restated voting agreement, each dated May 26, 2021 (collectively, the “Comera Stockholder Agreements”), which granted rights to certain holders of its stock, including Phoenix Venture Partners, LP of which Zachariah Jonasson, a member of the Comera Board of Directors, is affiliated, and Soane Family et al, of which David Soane, is affiliated and Cherington et al, of which Charles Cherington is affiliated (collectively, the “Agreement Parties”). Pursuant to the Comera Stockholder Agreements, certain holders of Comera Capital Stock, including the Agreement Parties, agreed to vote in a certain way on certain matters, including with respect to the election of directors of Comera. The Comera Stockholder Agreements also provide the parties thereto with certain registration rights, pre-emptive rights, information and inspection rights, drag-along rights, right of first refusal and co-sale rights, among other rights. The Comera Stockholder Agreements will terminate upon the consummation of the Business Combination.

Transactions with Executive Officers

In 2021, Comera granted stock options to its executive officers to purchase shares of Comera Common Stock at an exercise price of $0.45 per share. All such grants were incentive stock options except for one grant to John Sorvillo, our former Chief Executive Officer, which were non-qualified stock options. All grants were subject to vesting on various schedules. The following table summarizes all such grants during the year ended December 31, 2021.

Name	Grant Date		Number of Securities Underlying Award	Option Exercise Price ($)	Option Expiration Date
Jeffrey Hackman(1)	9/16/21		360,000	$0.45	9/16/2031
Neal Muni, MD(2)	9/16/21		270,000	$0.45	9/16/2031
Robert Mahoney, PhD	6/8/21	(3)	152,485	$0.45	6/8/2031
	12/14/21	(4)	20,000	$0.45	12/14/2031
Kevin Kavanaugh, CPA	6/8/21	(5)	23,395	$0.45	6/8/2031
	9/16/21	(6)	42,000	$0.45	9/16/2031
John Sorvillo	6/8/21	(7)	222,222	$0.45	6/8/2031
	6/8/21	(8)	153,001	$0.45	6/8/2031

(1)	Consists of incentive stock options of which 25% vest on September 1, 2022 and the remaining shares vest in 36 equal monthly installments.

(2)	Consists of incentive stock options of which 25% vest on September 13, 2022 and the remaining shares vest in 36 equal monthly installments.
(3)	Consists of incentive stock options of which 133,685 shares vested immediately and the remaining shares vest in 36 equal monthly installments.
(4)	Consists of incentive stock options of which 25% vest on October 1, 2022 and the remaining shares vest in 36 equal monthly installments.
(5)	Consists of incentive stock options of which 17,128 shares vested immediately and the remaining shares vest in 36 equal monthly installments.
(6)	Consists of incentive stock options of which 25% vest on October 1, 2022 and the remaining shares vest in 36 equal monthly installments.
(7)	Consists of incentive stock options of which 148,763 shares vested immediately and the remaining shares vest in 36 equal monthly installments.
(8)	Consists of fully-vested non-qualified stock options.

Comera reimburses its executive for reasonable travel related expenses incurred while conducting business on behalf of Comera.

Employment Agreements

Comera has entered into offer letter agreements with each of its executive officers. See “Executive Officer and Director Compensation of Comera — Executive Offer Letters.”

Transactions with Board Members and Major Investors

In 2021, Comera granted stock options to its directors and certain investors to purchase shares of Comera Common Stock at an exercise price of $0.45 per share. All such grants were non-qualified stock options and were subject to vesting on various schedules. The following table summarizes all such grants during the year ended December 31, 2021.

Name	Grant Date		Number of Securities Underlying Award	Option Exercise Price ($)	Option Expiration Date
Zachariah Jonasson	6/8/21	(1)	167,106	$0.45	6/8/2031
David Soane	6/8/21	(1)	626,650	$0.45	6/8/2031
Charles Cherington	6/8/21	(1)	400,000	$0.45	6/8/2031
James Sherblom	6/8/21	(2)	475,198	$0.45	6/8/2031
V. Bryan Lawlis	6/8/21	(3)	96,946	$0.45	6/8/2031
Barbara Finck, MD	6/8/21	(4)	70,000	$0.45	6/8/2031
John Yee, MD	6/8/21	(5)	70,000	$0.45	6/8/2031
Edward Sullivan, CPA	9/16/21	(5)	70,000	$0.45	9/16/2031
Roopom Banerjee, PhD	9/16/21	(5)	70,000	$0.45	9/16/2031
Kirsten Flowers	9/16/21	(5)	70,000	$0.45	9/16/2031
Stuart Randle	9/16/21	(5)	70,000	$0.45	9/16/2031

(1)	The shares were fully vested upon grant.
(2)	410,966 shares vested immediately and the remaining shares vest in 41 equal monthly installments. On August 18, 2021, Dr. Sherblom exercised his option to purchase 400,000 shares of Common Stock.
(3)	29,018 shares vested immediately and the remaining shares vest in 36 equal monthly installments.
(4)	5,832 shares vested immediately and the remaining shares vest in 44 equal monthly installments.
(5)	The shares vest in 48 equal monthly installments.

Soane Related Company Activities

The Company obtains services from certain entities affiliated with David Soane and the Company provides administrative services to an entity affiliated with David Soane. The related parties are affiliated entities through common equity ownership with financial and operational interests.

During the year ended December 31, 2020, the Company recognized $3 thousand and $3 hundred of general and administrative expense and research and development expense related to these contracts, respectively. The agreement related to these services was terminated on March 31, 2020.

During the year ended December 31, 2021 and 2020, the Company recognized $8 thousand and $21 thousand, respectively, as a reduction to general and administrative expense related to these contracts.

INFORMATION ABOUT OTR

In this section, references to “we,” “us,” “OTR” and “our” are intended to refer to OTR and its subsidiaries, unless the context clearly indicates otherwise.

Overview

We are a blank check company formed under the laws of the State of Delaware on July 23, 2020. We were formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.” We may pursue a business combination opportunity in any business or industry we choose. Prior to executing the Business Combination Agreement, our efforts have been primarily limited to organizational activities as well as activities related to our IPO.

The registration statement on Form S-1 for our initial public offering (the “IPO”) was declared effective on November 17, 2020. On November 19, 2020, we consummated the IPO of 10,000,000 OTR Units, at $10.00 per OTR Unit, generating gross proceeds of $100.0 million. The underwriters were granted a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 1,500,000 additional Over-Allotment Units to cover over-allotments, if any, at $10.00 per OTR Unit. On November 19, 2020, the underwriters partially exercised their over-allotment option resulting in the purchase of an additional 447,350 OTR Units. The underwriters waived their right to exercise the remaining over-allotment option on December 21, 2020.

Simultaneously with the closing of the IPO, we consummated the private placement (“Private Placement”) of 5,650,000 Private Warrants to our Sponsor, each exercisable to purchase one share of OTR Class A Common Stock at $11.50 per share, at a price of $1.00 per Private Warrant, generating gross proceeds to us of $5.7 million. In connection with the partial exercise of the underwriter’s over-allotment option, our Sponsor purchased an additional 167,757 Private Warrants at a price of $1.00 per Private Warrant, generating additional gross proceeds of $167,757.

Upon the closing of the IPO and the Private Placement (including the additional OTR Units and additional Private Warrants sold in connection with the partial exercise of the underwriters’ over-allotment option), $107.1 million ($10.25 per OTR Unit) of the net proceeds of the IPO and the Private Placement were placed in the Trust Account located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee.

We may withdraw from the Trust Account interest earned on the funds held therein necessary to pay our income or other taxes, if any. Except as described in the subsection below entitled “— OTR Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and our redemption of 100% of the outstanding Public Shares upon our failure to consummate a business combination within the required time period.

The remaining proceeds from our IPO and simultaneous Private Placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Initial Business Combination

The target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. Our board of directors determined that this test was met in connection with the Business Combination with Comera as described in the section entitled “The Business Combination Proposal” above.

Submission of Our Initial Business Combination to a Stockholder Vote

The Sponsor has agreed (1) to vote any shares of OTR Common Stock owned by it in favor of any proposed business combination, (2) not to convert any shares of OTR Common Stock in connection with a stockholder vote to approve a proposed initial business combination and (3) not sell any shares of OTR Common Stock in any tender in connection with a proposed initial business combination. As a result, we would need only 4,009,171 or approximately 37.7%, of the 10,630,179 Public Shares sold in the IPO to be voted in favor of a transaction in order to proceed with the initial business combination.

Permitted Purchases of Our Securities

None of the Sponsor, our executive officers, directors or their affiliates has indicated any intention to purchase OTR Units or shares of OTR Common Stock from persons in the open market or in private transactions. The Sponsor, our directors, executive officers, advisors or any of their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. None of the funds held in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. There is no limit on the number of shares or warrants such persons may purchase, or any restriction on the price that they may pay. Any such price per share may be different than the amount per share a Public Stockholder would receive if it elected to convert its shares in connection with our initial business combination. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.

In the event the Sponsor, our directors, executive officers, advisors or any of their affiliates determine to make any such purchases of Public Shares at the time of a stockholder vote relating to our initial business combination, such purchases could have the effect of influencing the vote necessary to approve such transaction. If any of the Sponsor, our directors, executive officers, advisors or any of their affiliates engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares or if such purchases are prohibited by Regulation M under the Exchange Act. We cannot currently determine whether any of our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as that would be dependent upon several factors, including but not limited to the timing and size of any such purchase. Depending on the circumstances, any of our insiders may decide to make purchases of our securities pursuant to a Rule 10b5-1 plan or may determine that acting pursuant to such a plan is not required under the Exchange Act.

The Sponsor, our executive officers, directors and their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that the Sponsor, our executive officers, directors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to convert their shares for a pro rata share of the Trust Account or vote against the business combination.

We do not currently anticipate that purchases of our Public Shares or Public Warrants by the Sponsor, our directors, executive officers, advisors or any of their affiliates, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the Sponsor, our directors, officers, advisors or any of their affiliates will purchase shares of OTR Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Our amended and restated certificate of incorporation provides that we will have until May 19, 2022, to complete an initial business combination. If, as a result of the termination of the Business Combination Agreement or otherwise, OTR is unable to complete a business combination by May 19, 2022 or obtain the approval of OTR stockholders to extend the deadline for OTR to consummate an initial business combination, OTR’s amended and restated certificate of incorporation provides that OTR will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to OTR but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of OTR’s remaining stockholders and OTR’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the OTR Warrants, which will expire worthless if we fail to complete our initial business combination within the 18-month time period.

The Sponsor and our officers and directors have agreed that they will not propose any amendment to our amended and restated certificate of incorporation that would affect the Public Stockholders’ ability to convert or sell their shares to us in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete a business combination within 18 months from the closing of the IPO unless we provide the Public Stockholders with the opportunity to convert their Public Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding Public Shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, executive officers, directors or any other person.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of 100% of our outstanding Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. It is our intention to redeem our Public Shares as soon as reasonably possible following our 18th month, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of 100% of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the Delaware General Corporation Law, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Because we will not be complying with Section 280 of the Delaware General Corporation Law, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We are required to seek to have all third parties (including any vendors or other entities we engage after the closing of the IPO) and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to the Public Stockholders. Nevertheless, WithumSmith+Brown, PC (“Withum”), our independent registered public accounting firm, and the underwriters in the IPO, will not execute agreements with us waiving such claims to the monies held in the Trust Account. Furthermore, there is no guarantee that other vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account. The Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.25 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but we cannot assure you that it will be able to satisfy its indemnification obligations if it is required to do so. We have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we believe it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, the agreement the Sponsor entered into specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act. As a result, if we liquidate, the per-share distribution from the Trust Account could be less than $10.25 due to claims or potential claims of creditors.

We anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after our 18th month and anticipate it will take no more than 10 business days to effectuate such distribution. The holders of the Founders Shares have waived their rights to participate in any liquidation distribution from the Trust Account with respect to such shares. There will be no distribution from the Trust Account with respect to the OTR Warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the Trust Account. If such funds are insufficient, the Sponsor has contractually agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and has contractually agreed not to seek repayment for such expenses.

If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per-share redemption price would be $10.25. As discussed above, the proceeds deposited in the Trust Account could become subject to claims of our creditors that are in preference to the claims of Public Stockholders.

The Public Stockholders are entitled to receive funds from the Trust Account only in the event of our failure to complete a business combination within the required time period, if the stockholders seek to have us convert or purchase their respective shares upon a business combination which is actually completed by us or upon certain amendments to our amended and restated certificate of incorporation prior to consummating an initial business combination. In no other circumstances shall a stockholder have any right or interest of any kind to or in the Trust Account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to the Public Stockholders at least $10.25 per share.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after 18 months from the closing of the IPO, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Facilities

We currently maintain our principal executive offices at 1395 Brickell Avenue, Suite 800, Miami, Florida 33131. The cost for this space is included in the $10,000 per-month fee an affiliate of Sponsor charges us for office space, utilities and secretarial and administrative services. We believe, based on rents and fees for similar services, that the fee charged is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Upon consummation of the Business Combination, the principal executive offices of the Combined Company will be those of Comera, at which time nothing more will be paid to such affiliate of Sponsor.

Employees

We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our current directors and executive officers are listed below.

Name	Age	Position
Nicholas J. Singer	42	Chairman and Chief Executive Officer
Douglas B. Anderson	52	Chief Financial Officer and Director
David Neithardt	52	Director
Glenn Gray	67	Director
Nadav Besner	42	Director
Amir Rozwadowski	43	Director

Nicholas J. Singer, our Chairman and Chief Executive Officer, has over 20 years of experience in finance and investment. Mr. Singer is the Founder of Purchase Capital LLC, an investment firm that serves as his family office and Sponsor to leading institutional investors and third-party family offices. Since Mr. Singer became Managing Member in 2013, Purchase Capital has provided patient capital for private and public companies that have significant potential for long-term value creation. From March 2021 through April 2021 Mr. Singer served on the board of directors of Brooklyn ImmunoTherapeutics, Inc. (Nasdaq: BTX) and as a member of that board’s audit committee. He is also the Founder & Executive Chairman of United Parks, the Chairman of Only What You Need, Inc., the Executive Chairman of IntegriCo Composites, and a Trustee of the Pérez Art Museum Miami. From 2007 to 2013, Mr. Singer was the Co-Founder & Co-Managing Member of Standard General, an SEC registered investment advisor which managed over $1 billion of assets during his tenure. In 2019, one of the portfolio companies managed by United Parks, Standard Amusements LLC (“Standard Amusements”) filed a petition for bankruptcy under Chapter 11 of the Bankruptcy Code (Case No. 19-23061, S.D.N.Y.). Prior to that, he was a Co-Founder of Cyrus Capital Partners, a Principal at Och-Ziff Capital Management, and an Analyst in High Yield Trading and in the Principal Investment Area at Goldman Sachs & Co. He graduated summa cum laude with a B.S. in Economics from the Wharton School and a B.A.S. in Electrical Engineering from the School of Engineering and Applied Science at the University of Pennsylvania. We believe this experience makes us well suited to identify, source, negotiate and execute an initial business combination.

Douglas B. Anderson has served as our Chief Financial Officer since September 2020 and as one of our directors since November 17, 2020. Mr. Anderson has over 25 years of financial and operational business experience. He currently serves as the Chief Financial Officer of United Parks. United Parks, a portfolio company of Purchase Capital, is the owner and operator of amusement parks and water parks throughout the U.S. Since joining the organization in 2017, he has led the financial planning, treasury management and financial reporting functions at United Parks. From 2014 to 2017, Mr. Anderson served as the Chief Financial Officer of Healthcare Clinical Informatics Limited (HCI Group), an international provider of healthcare IT solutions. From 2009 to 2014, he served as the President and Chief Financial Officer of Parc Entertainment, a national operator of amusement parks, water parks and family entertainment centers. From 1998 to 2009, Mr. Anderson held a variety of senior executive roles at ATS Services, a U.S. recruiting and staffing firm, where he served in a variety of roles including Chief Executive Officer, President and Chief Financial Officer. Mr. Anderson started his professional career in 1994 at Ernst & Young. Mr. Anderson graduated from the University of North Florida with a B.B.A. in Accounting. He is a certified public accountant licensed in the state of Florida and a chartered global management accountant. Mr. Anderson is well qualified to serve as our Chief Financial Officer and as a director due to his extensive industry and management experience.

David W. Neithardt has served as one of our directors since November 17, 2020. Mr. Neithardt is the Founder & Managing Partner of Hammock Park Capital LLC, a private equity firm formed in April 2020, which pursues turnaround and special situation investment opportunities. Since 2015, Mr. Neithardt has also been a Co-Founder & Senior Partner of General American Capital Partners, LLC (GACP), an independent private equity Sponsor focused on partnering with management teams to create long term shareholder value. Mr. Neithardt serves on the board of directors and investment committee of Quintasen Real Estate Master Fund,

LP, an investment fund co-managed by GACP, focused on acquiring single family rental homes. Prior to 2015, Mr. Neithardt was a Co-Founder & Senior Partner of 1848 Capital Partners LLC, an independent private equity Sponsor focused on turnaround investments and special situations. Prior to that, Mr. Neithardt was an Associate at Maplewood Partners LP, and an Analyst and Associate in the corporate finance group at Smith Barney Inc. Mr. Neithardt graduated from the Tuck School at Dartmouth College with an M.B.A. and graduated from Stanford University with a B.S. in Industrial Engineering. We believe that Mr. Neithardt is well qualified to serve as a director due to his extensive investment and private equity experience.

Glenn E. Gray has served as one of our directors since November 17, 2020. Mr. Gray has 40 years of experience in commercial lending and specialty finance, within banks and non-bank lenders, approximately 20 years of which involved positions of executive leadership. Most recently, Mr. Gray was the Chief Executive Officer of CalWest Bank from 2012 to 2020, a $225 million asset commercial bank based in Orange County, CA. Mr. Gray was hired to lead the turn-around of the bank, including a recapitalization in 2015, and ultimately sold the bank in the midst of the COVID pandemic for 1.3x tangible book value. Prior to joining CalWest Bank, from 2005 to 2012 Mr. Gray was the Chief Executive Officer of Sunwest Bank, a commercial bank with operations in California and Arizona. During his tenure, the bank doubled in size to $660 million in assets through a combination of organic growth and three FDIC-assisted acquisitions. From 1995 to mid-2005 Mr. Gray held senior executive positions with the FINOVA Group, at the time a $12 billion asset diversified commercial finance company controlled by Berkshire Hathaway and Leucadia National. Mr. Gray ultimately was appointed Chief Operating Officer reporting to the Board of Directors. Prior to joining FINOVA Group, Mr. Gray held various positions with Wells Fargo Bank, Bessemer Trust, Bankers Trust and Foothill Capital. Mr. Gray is currently a Trustee for the Laguna Playhouse and the Pacific Marine Mammal Center, and a member of the audit committee for the city of Laguna Beach. Mr. Gray graduated with a B.S. in Business Administration from the University of Illinois. Mr. Gray is qualified to serve as a director due to his extensive operations, management and business background.

Nadav Besner has served as one of our directors since November 17, 2020. Mr. Besner is an investor with approximately two decades of experience in both public and private markets. He joined SoundPoint Capital in February 2018, an institutional credit investing and hedge fund platform, where he is currently a Principal focusing on financial investments with over $20 billion of assets under management. From February 2005 to December 2017 Mr. Besner served as Director at Taconic Capital, a global institutional investment firm covering credit and equity investments with a focus on distressed opportunities, which has over $5 billion of assets under management. Prior to his work at Taconic Capital, between September 2002 and December 2004 Mr. Besner was an associate, focusing on hedge fund strategies, at Goldman Sachs & Co. He holds an M.B.A. from the Wharton School of the University of Pennsylvania, and dual B.S.E. degrees in Finance and Systems Engineering from the University of Pennsylvania. Mr. Besner is well qualified to serve as a director due to his extensive investment and advisory experience.

Amir Rozwadowski has served as one of our directors since July 30, 2021. Mr. Rozwadowski is the Senior Vice President of Finance and Investor Relations for AT&T since June 2020, in which role he is responsible for designing and leading the company’s investor relations strategy across the portfolio of AT&T’s operations. Prior to this position, Mr. Rozwadowski worked as a Partner at Softbank Investment Advisors and Softbank Group Corp. from January 2019 to June 2020. Previously, he also served as a Managing Director and Senior Equity Research Analyst at Barclays from 2009 to 2018. Mr. Rozwadowski presently serves on the Board of Directors of Virtual Health Partners, a position he has held since December 2020. Mr. Rozwadowski graduated from the University of Pennsylvania in 2000 with a Bachelor of Arts in Economics and International Relations. Mr. Rozwadowski is well qualified to serve as a director due to his extensive analytical, investment and advisory experience.

Strategic Advisory Board

We have established a strategic advisory board to assist our management team in search of suitable acquisition targets following the consummation of this offering. The members of our strategic advisory board are as follows:

James D. Fielding has served as a member of strategic advisory board since November 17, 2020. Mr. Fielding has over 30 years of experience in operations, product development, brand management, licensing and retail. Since August 2020, he has been a partner at Archer Gray, a hybrid production, finance, and venture investment company. Between January 2017 and August 2020, he was a Founder and Managing Partner of Intersected Stories, a global, multi-disciplinary strategic consulting and advisory firm. From May 2019 to July 2020, he was Co-Founder and Managing Partner, and since July 2020 is now an advisor to ThenWhat Inc., a brand, creative and experiences agency for clients, including Jimmy Choo, GoldieBlox and Starbucks. Between January 2017 and May 2019, Mr. Fielding served as President, Consumer Products and Innovation at 20th Century Fox, where he developed and executed licensing and merchandising strategies for 20th Century Fox Film Studio, Fox Networks Group and FX Networks. From February 2015 to January 2017, he served as global head of consumer products and retail at Dreamworks Animation LLC. From June 2012 to April 2014, Mr. Fielding served as Chief Executive Officer of Claire’s, Inc., a retailer of accessories, jewelry and toys. Prior to this, between 2001 and 2012, he served in multiple progressive roles including as Vice President of Catalog and disneystore.com, Vice President of Merchandising for the Disney Stores, Senior Vice President of Merchandising and Marketing for the Disney Stores North America, Senior Vice President of Disney Consumer Products, Executive Vice President of global retail sales and marketing for Disney Consumer Products, and culminating in his role as President of Disney Retail for Disney Stores Worldwide, all at the Walt Disney Company (NYSE: DIS). From 1999 to 2001, he was a Vice President and General Merchandise Manager at Land’s End, Inc. Between 1997 and 1999, he served as Vice President and General Merchandise Manager of J. Peterman Company. From 1990 to 1997, he was a Merchandise Manager at Gap Inc. (NYSE: GPS). Mr. Fielding started his career in 1987 at Dayton Hudson Corporation (a predecessor of Target Corporation (NYSE: TGT)), where he served in multiple positions, culminating in a role as Group Selling Manager until 1990. Mr. Fielding earned a B.A. in Political Science from Indiana University.

William A. Wexler has served as a member of our strategic advisory board since November 17, 2020. Over the course of his career, Mr. Wexler has worked on over 150 individual projects, serving in various capacities including as Chairman, Chief Executive Officer, Chief Restructuring Officer and other designated roles of senior responsibility. Since April 2017, he has served as Chairman of the Board and in August 2017 he was also appointed Chief Executive Officer of Homer City Holdings, LLC, a holding company which owns and operates a multiple unit merchant power plant located in Pennsylvania. From July 2012 to December 2019 he served in various roles, including as Chairman of the Board, interim Chief Executive Officer, Chief Executive Officer and sole director and shareholder representative of Upstate New York Power Producers, Inc., a holding company that owned and operated power plants throughout upstate New York. In May 2016, he helped facilitate a sale of the company to an energy-specific hedge fund, generating a significant aggregate return to shareholders. From January 2012 to April 2013, Mr. Wexler served as Chief Restructuring Officer of VMR Electronics, LLC, a manufacturer of cable assembly products for the electronics interconnect industry. Between 2006 and 2011, he served as a Managing Director and national finance practice lead at BBK, Ltd., a turn-around advisory firm. From 2002 to 2005, he served as group Managing Director of corporate restructuring at Huron Consulting Group, LLC. From 2000 to 2002, he was a Managing Director at Berenson Minella & Co., a boutique investment-banking firm. Between 1986 and 2000 he served as a Senior Director at BNP Paribas, where he established and led Paribas Properties, Inc., a real estate investment arm of the bank, and also where he was a lead officer of the then newly created US asset workout group. Mr. Wexler started his professional career in 1981 in commercial lease brokerage, asset management and investment sales at Jones Lang Wootton (now Jones Lang LaSalle) where he worked until 1986. He earned a B.A. in Political Science from Johns Hopkins University.

Andrew V. La Stella has served as a member of our strategic advisory board since November 17, 2020. Mr. La Stella has over 30 years of aircraft finance and leasing experience. Over his professional career, Mr. La

Stella has developed highly sophisticated equipment management functions for all asset management related issues, as well as having created several lease investment structures to create value for investors. Since 2001, he has been a Principal of AirCapital Aviation Services LLC, an asset management and advisory services firm to financial institutions, in matters relating to aviation investments. From 1997 to 2000 he served as Director of Aircraft and Portfolio Acquisitions at Republic Financial Corporation. From 1991 to 1997, Mr. La Stella was a Managing Director in charge of asset-oriented transactions at Parrish Leasing Corporation, where he originated and closed one of the first aircraft structured finance transactions, the 1995 Pendulum Investment Trust. Between 1977 and 1991, he served as Senior Vice President in charge of equipment management for CIT Group. Mr. La Stella earned an M.B.A. with a concentration in Finance from Fairleigh Dickenson University and a B.S. in Business Management from Pennsylvania Military College (now Widener University).

Number and Terms of Office of Directors

We have six directors. Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Gray, Rozwadowski and Besner, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Singer, Anderson and Neithardt, will expire at the second annual meeting of stockholders.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Neithardt, Gray, Rozwadowski and Besner are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Gray, Neithardt, Rozwadowski and Besner serve as members of our audit committee, and Mr. Gray chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Gray, Neithardt, Rozwadowski and Besner meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Gray qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

During the fiscal year ended December 31, 2021, our audit committee held seven meetings.

Compensation Committee

We have established a compensation committee of the board of directors. Messrs. Neithardt, Rozwadowski and Besner serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Neithardt, Rozwadowski and Besner are independent and Mr. Neithardt chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officers’ compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of Sponsor of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

During the fiscal year ended December 31, 2021, our compensation committee did not hold any meetings.

Nominating and Corporate Governance Committee

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Neithardt, Rozwadowski, Gray and Besner. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of OTR Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2021 there were no delinquent filers.

Code of Ethics

Upon completion of the IPO, we adopted a code of ethics that applies to all of our officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will provide, without charge, upon request, a copy of our code of ethics.

Executive Compensation

Other than as described below, no executive officer has received any cash compensation for services rendered to us. Commencing on November 17, 2020 through the acquisition of a target business or our liquidation of the Trust Account, we will pay an affiliate of Sponsor, $10,000 per month for providing us with office space, utilities and secretarial and administrative support. However, this arrangement is solely for our benefit and is not intended to provide our officers or directors compensation in lieu of a salary.

Other than the $10,000 per month administrative fee and any payment of consulting, success or finder fees to our Sponsor, officers, directors, initial stockholders or their affiliates in connection with the consummation of our initial business combination, no compensation or fees of any kind will be paid to our Sponsor, initial stockholders, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

Audit Fees

Withum acts as our independent registered public accounting firm. The following is a summary of fees paid or to be paid to Withum for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees billed by Withum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2021 totaled $87,550. The aggregate fees billed by Withum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from July 23, 2020 (inception) through December 31, 2020 totaled $78,280. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Withum for consultations concerning financial accounting and reporting standards for the year ended December 31, 2021 and for the period from July 23, 2020 (inception) through December 31, 2020.

Tax Fees. We did not pay Withum for tax planning and tax advice for the year ended December 31, 2021 and for the period from July 23, 2020 (inception) through December 31, 2020.

All Other Fees. We did not pay Withum for other services for the year ended December 31, 2021 and for the period from July 23, 2020 (inception) through December 31, 2020.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

OTR MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Information About OTR” and the audited financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “the Company” or “OTR” refer to OTR Acquisition Corp.

Overview

We were formed on July 23, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar initial business combination with one or more target businesses. We intend to effectuate our initial business combination using cash from the proceeds from the IPO and the sale of the Private Warrants that occurred simultaneously with the completion of the IPO, our securities, debt or a combination of cash, securities and debt, in effecting our initial business combination.

The issuance of additional shares of OTR Common Stock or preferred stock:

•

may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the OTR Class B Common Stock resulted in the issuance of shares of OTR Class A Common Stock on a greater than one-to-one basis upon conversion of the OTR Class B Common Stock;

•	may subordinate the rights of holders of shares of OTR Common Stock if we issue shares of preferred stock with rights senior to those afforded to shares of OTR Common Stock;

•

will likely cause a change in control if a substantial number of shares of OTR Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities, it could result in

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations

•

acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

As indicated in the accompanying financial statements, we had investments held in the Trust Account of $107.1 million at December 21, 2020. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

We are an emerging growth company as defined in the JOBS Act. As an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Recent Developments

Proposed Business Combination

See “The Business Combination” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

The Business Combination Agreement

See “The Business Combination Agreement” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

Convertible Promissory Note

See “The Business Combination Agreement” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

On March 1, 2022, OTR entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan OTR up to an aggregate principal amount of $0.5 million (the “Note”). The Note is non-interest bearing and payable upon the date on which OTR consummates a Business Combination. If OTR does not consummate a Business Combination, OTR may use a portion of any funds held outside the Trust Account to repay the Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $0.5 million of the Note may be converted into Holdco Warrants at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Warrants. As of March 1, 2022, the outstanding balance under the Note amounted to an aggregate of $0.1 million.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from July 23, 2020 (inception) through December 31, 2021 were organizational activities and those necessary to prepare for the IPO, described below, and, after our IPO, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2021, we had a net income of $4.69 million, which consisted of interest income earned on marketable securities held in our Trust Account of $37,679 and a change in fair value of derivative warrant liabilities of $5.70 million, offset by operating costs of $1.05 million.

For the period from July 23, 2020 (inception) through December 31, 2020, we had a net loss of $3.28 million, which consisted of interest income earned on marketable securities held in our Trust Account of $9,155, offset by operating costs of $0.21 million, a change in the fair value of the warrants of $2.77 million and offering costs associated with warrants recorded as liabilities of $0.31 million.

Liquidity and Capital Resources

On November 19, 2020, we consummated the IPO of 10,447,350 OTR Units, which includes the partial exercise by the underwriters of the over-allotment option to purchase an additional 447,350 OTR Units, at $10.00 per OTR Unit, generating gross proceeds of $104.5 million. Simultaneously with the closing of the IPO, we consummated the sale of 5,817,757 Private Warrants, at $1.00 per Private Warrant, to our Sponsor, generating gross proceeds of $5.8 million.

Transaction costs amounted to $7.1 million, consisting of $1.8 million of the fair value of the shares issued to Maxim for acting as the representative of the several underwriters in connection with the IPO, $1.3 million in cash underwriting fees, $3.4 million of deferred underwriting fees and $546,907 of other offering costs.

For the year ended December 31, 2021, cash used in operating activities was $0.78 million. Net income of $4.69 million was affected by interest earned on marketable securities held in the Trust Account of $37,679 and a change in the fair value of the warrants of $5.70 million. Changes in operating assets and liabilities used $0.28 million of cash.

For the year ended December 31, 2020, cash used in operating activities was $0.38 million. Net loss of $3.28 million was affected by interest earned on marketable securities held in the Trust Account of $9,155, a change in the fair value of the warrants of $(2.77) million and offering costs associated with warrants recorded as liabilities of $(0.31) million. Changes in operating assets and liabilities used $(0.18) million of cash.

As of December 31, 2021, we had cash and marketable securities held in the Trust Account of $107.09 million (including approximately $46,834 of interest earned) consisting of mutual funds with a maturity of 185 days or less, compared to $107.10 million (including approximately $9,155 of interest earned) at December 31, 2020. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions) to complete an initial business combination. We may withdraw interest to pay taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete an initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business.

As of December 31, 2021, we had cash of $0.26 million held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate prospective acquisition candidates, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses, review corporate documents and material agreements of prospective target businesses, select the target business to acquire and structure, negotiate and complete an initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, our initial stockholders, officers and directors or their affiliates may, but are not obligated to, loan us funds from time to time or at any time, as may be required. If we complete an initial business combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that an initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $2.5 million of such loans may be convertible into Private Warrants at a price of $1.00 per private warrant at the option of the lender. Such private warrants would be identical to the Private Warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amounts necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative services. We began incurring these fees on November 17, 2020 and will continue to incur these fees monthly until the earlier of the completion of an initial business combination and OTR’s liquidation.

Registration Rights

The holders of Founder Shares, Private Warrants and OTR Warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of OTR Class A Common Stock issuable upon the exercise of the Private Warrants and OTR Warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), are entitled to certain registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.125 per unit, or $1.3 million in the aggregate (reflecting the partial exercise by the underwriters of their over-allotment option), paid at the closing of the IPO. $0.325 per unit, or $3.4 million in the aggregate (reflecting the partial exercise by the underwriters of their over-allotment option), will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the IPO underwriting agreement.

Related Party Transactions

On August 3, 2020, we issued an aggregate of 7,187,500 Founder Shares to the Sponsor for an aggregate purchase price of $25,000 in cash. In October and November 2020, the Sponsor returned to us, at no cost, an aggregate of 3,881,250 and 431,250 Founder Shares, respectively, which we cancelled, resulting in an aggregate of 2,875,000 Founder Shares outstanding and held by the Sponsor. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the IPO. The underwriters waived their right to exercise the remaining over-allotment option and a total of 263,162 shares of OTR Class B Common Stock were forfeited on December 21, 2020, resulting in an aggregate of 2,611,838 shares of OTR Class B Common Stock issued and outstanding, representing approximately 20% of the OTR Common Stock issued and outstanding after the IPO.

The Sponsor purchased an aggregate of 5,817,757 Private Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $5,817,757. The Private Warrants are identical to the Public Warrants underlying the OTR Units except that the Private Warrants, so long as they are held by the Sponsor, the underwriters or their permitted transferees, (i) will not be redeemable by us, (ii) may not (including the OTR Class A Common Stock issuable upon exercise of the Private Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The Private Warrants (including the shares of OTR Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

If any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Commencing on November 17, 2020, we agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

On July 23, 2020, the Sponsor issued us an unsecured promissory note to borrow up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2020 or the closing of the IPO. The total outstanding balance of $205,991 was paid in full on November 19, 2020.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we will repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $2,500,000 of such working capital loans may be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued warrants to purchase 2,500,000 shares if $2,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the Private Warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by our Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

On November 17, 2020, we entered into a registration rights agreement with respect to the Founder Shares, the Private Warrants, the securities issuable upon conversion of working capital loans (if any) and the shares of OTR Class A Common Stock issuable upon exercise or conversion of the foregoing, which requires us to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of OTR Class A

Common Stock). Pursuant to such registration rights agreement, the holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that we register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

We account for the warrants issued in connection with our IPO in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model, and subsequently measured based on the listed market price of such warrants, whereas the fair value of the Private Placement Warrants was initially measured using a Black-Scholes option pricing model, and continue to be measured at fair value using a Black-Scholes model.

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our OTR Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, 10,447,350 shares of OTR Class A Common Stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the balance sheet.

Effective with the closing of the IPO, OTR recognized the accretion from initial book value to redemption amount, which, resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Deferred Offering Costs Associated with the IPO

Deferred offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that were directly related to the IPO. A portion of the deferred offering costs was expensed and the remaining was charged to stockholders’ equity upon the completion of the IPO in November 2020.

Net income (loss) per share of common stock

We comply with accounting and disclosure requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from EPS as the redemption value approximates fair value.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). Adoption of the ASU did not have any material effect on the Company’s financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Following the consummation of our IPO, the net proceeds of our IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

CERTAIN OTR RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On August 3, 2020, we issued an aggregate of 7,187,500 Founder Shares to the Sponsor for an aggregate purchase price of $25,000 in cash. In October and November 2020, the Sponsor returned to us, at no cost, an aggregate of 3,881,250 and 431,250 Founder Shares, respectively, which we cancelled, resulting in an aggregate of 2,875,000 Founder Shares outstanding and held by the Sponsor. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the IPO. The underwriters waived their right to exercise the remaining over-allotment option and a total of 263,162 shares of OTR Class B Common Stock were forfeited on December 21, 2020, resulting in an aggregate of 2,611,838 shares of OTR Class B Common Stock issued and outstanding, representing approximately 20% of the OTR Common Stock issued and outstanding after the IPO.

The Sponsor purchased an aggregate of 5,817,757 Private Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $5,817,757. The Private Warrants are identical to the Public Warrants underlying the OTR Units except that the Private Warrants, so long as they are held by the Sponsor, the underwriters or their permitted transferees, (i) will not be redeemable by us, (ii) may not (including the OTR Class A Common Stock issuable upon exercise of the Private Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The Private Warrants (including the shares of OTR Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

If any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Commencing on November 17, 2020, we agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

On July 23, 2020, the Sponsor issued us an unsecured promissory note to borrow up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2020 or the closing of the IPO. The total outstanding balance of $205,991 was paid in full on November 19, 2020.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we will repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $2,500,000 of such working capital loans may be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued warrants to purchase 2,500,000 shares if $2,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the Private Warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by our Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

On November 17, 2020, we entered into a registration rights agreement with respect to the Founder Shares, the Private Warrants, the securities issuable upon conversion of working capital loans (if any) and the shares of OTR Class A Common Stock issuable upon exercise or conversion of the foregoing, which requires us to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of OTR Class A Common Stock). Pursuant to such registration rights agreement, the holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that we register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Policy

We have not adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

Prior to the consummation of the IPO, we adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, our audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our initial business combination is fair to our company from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by us to our Sponsor, officers or directors, or any affiliate of our Sponsor or officers, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, the following payments will be made to the Sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of the IPO held in the Trust Account prior to the completion of our initial business combination:

•	Payment to an affiliate of our Sponsor of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support;

•	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•

Repayment of loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $2,500,000 of such working capital loans may be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued 2,500,000 warrants if $2,500,000 of notes were so converted), at the option of the lender.

Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates.

MANAGEMENT OF HOLDCO FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and the “Company” generally refer to the Combined Company and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

The following table sets forth the persons Holdco, OTR and Comera anticipate will become the executive officers and directors of the Combined Company. For biographical information, see “Executive Officers, Directors and Advisory Board of Comera,” except for biographical information concerning William A. Wexler, see “Information about OTR — Directors and Executive Officers.”

Name	Age	Position
Executive Officers:
Jeffrey S. Hackman	62	Chairman, President and Chief Executive Officer
Neal Muni, MD	48	Executive Vice President and Chief Operating Officer
Dr. Robert Mahoney	57	Chief Scientific Officer
Michael G. Campbell, CPA	54	Interim Chief Financial Officer

Class I Directors:
Rev. Dr. Jim Sherblom	66	Director
Barbara Finck, MD	74	Director
Stuart Randle	62	Director

Class II Directors:
Jeffrey S. Hackman	62	Chairman, President and Chief Executive Officer
Edward Sullivan, CPA	59	Director
John Yee, MD, MPH	58	Director

Class III Directors:
Roopom Banerjee, MPP	45	Director
Kirsten Flowers	47	Director
William A. Wexler	62	Director

Corporate Governance

We will structure our corporate governance in a manner OTR and Comera believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•

we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	we will implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Combined Company Board After the Business Combination

Our business and affairs are managed under the direction of our board of directors. Our board of directors will be staggered in three classes, with three directors in Class I (expected to be Rev. Dr. Jim Sherblom, Barbara

Finck, MD, and Stuart Randle), three directors in Class II (expected to be Jeffrey S. Hackman, Edward Sullivan, and John Yee, MD, MPH), and three directors in Class III (expected to be Roopom Banerjee, MPP, Kirsten Flowers and William A. Wexler).

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. After the Business Combination, we will have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

The Combined Company’s audit committee is expected to consist of Edward Sullivan (Chair), Kirsten Flowers, and Roopom Banerjee. The Board has determined each proposed member is independent under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The Board has determined that Edward Sullivan is an “audit committee financial expert” within the meaning of SEC regulations. The Board has also determined that each member of the proposed audit committee has the requisite financial expertise required under the applicable Nasdaq requirements. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to the Combined Company’s accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Combined Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Combined Company’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee is expected to consist of Roopom Banerjee (Chair), Stuart Randle, and John Yee. The Board has determined that each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.

Specific responsibilities of the compensation committee will include:

•	reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;

•	reviewing and recommending to our Board the compensation of our directors;

•	reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•

reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of our employees; and

•	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is expected to consist of Stuart Randle (Chair), Edward Sullivan, and William A. Wexler. The Board has determined each proposed member is independent under the Nasdaq listing standards.

Specific responsibilities of our nominating and corporate governance committee include:

•	identifying, evaluating and selecting, or recommending that our Board approve, nominees for election to our Board;

•	evaluating the performance of our Board and of individual directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	reviewing management succession plans; and

•	developing and making recommendations to our Board regarding corporate governance guidelines and matters.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on the corporate governance section of our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation of Directors and Officers

Following the Closing of the Business Combination, we expect the Combined Company’s executive compensation program to reflect Comera’s compensation policies and philosophies, as they may be modified and updated from time to time.

Following the Closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the Holdco Board. Comera’s executive compensation programs for 2021 are further described above under “Executive Officer and Director Compensation of Comera.”

DESCRIPTION OF HOLDCO’S SECURITIES

The following summary of the capital stock of Holdco is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or DGCL, and the Holdco Charter to be in effect on the effective date of the mergers. Prior to the consummation of the mergers, Holdco will adopt the Holdco Charter and amended and restated bylaws (the “Holdco Bylaws”). The following discussion is a summary of the Holdco Charter and Holdco Bylaws that will be in effect following the consummation of the Mergers and is qualified by reference to the forms thereof as of the effective time of the mergers attached as Annex B and Annex C, respectively, to this proxy statement/prospectus.

General

Upon consummation of the mergers, the total number of authorized shares of capital stock of Holdco will consist of 150 million shares of Holdco Common Stock, par value of $0.001 per share, and 1 million shares of Holdco preferred stock, par value of $0.001 per share.

Preferred Stock

The board of directors of Holdco is authorized, subject to any limitations prescribed by law, to provide by resolution for the issuance of authorized and unissued shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, which certificate is referred to in this proxy statement/prospectus as a “preferred stock designation,” to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights, including voting rights and rights upon any liquidation of Holdco, of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the board, without a separate class vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation. Except as otherwise provided in any preferred stock designation: (a) any new series of preferred stock may be designated, fixed and determined as provided herein by the Holdco board without approval of the holders of Holdco Common Stock or the holders of preferred stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Holdco Common Stock, the preferred stock or any future class or series of preferred stock or common stock.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Holdco Common Stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law. Unless specified in the Holdco Charter or Holdco Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of Holdco shares of Holdco Common Stock that are voted is required to approve any such matter voted on by Holdco stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Holdco stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

The shares of Holdco Common Stock to be issued in the mergers will be duly authorized, validly issued, fully paid and non-assessable. Except as otherwise required by applicable law and subject to the rights of the holders of any series of preferred stock, each registered holder of Holdco Common Stock will be entitled to one vote for each share of Holdco Common Stock held by such holder on each matter properly submitted to the stockholders of Holdco for their vote; provided, however, that, except as otherwise required by applicable law, holders of Holdco Common Stock will not be entitled to vote on any amendment to the Holdco Charter (including any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of that affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote thereon by law or pursuant to the Holdco Charter (including any preferred stock designation). The number of authorized shares of Holdco Common Stock may be increased or decreased (but not below the number of shares of Holdco Common Stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Holdco entitled to vote thereon, without a separate class vote of the holders of the Holdco Common Stock.

Subject to any preferential rights with respect to any series of outstanding preferred stock and any restrictions that may be imposed by instruments governing any indebtedness of Holdco or its subsidiaries, holders of Holdco Common Stock are entitled to receive dividends when and as declared by board of directors of Holdco at its discretion out of legally available funds. On liquidation, dissolution, sale or winding up of Holdco, holders of Holdco Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights.

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control

Classified Board of Directors

The Holdco Charter divides the Holdco board into three classes with three directors being elected in each year and each class (except for those directors initially appointed as Class I and Class II directors) serving a three-year term. The initial Class I directors term will expire at the annual general meeting for the fiscal year ended in 2023, the initial Class II directors term will expire at the annual general meeting for the fiscal year ended in 2024, and the initial Class III directors term will expire at the annual general meeting for the fiscal year ended in 2025.

Removal of Directors

The Holdco Charter provides that a director may be removed from office only for cause and by the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class. Subject to applicable law, however, if the board of directors were to establish a series of preferred stock and provide that series with the right to elect a director in the preferred stock designation, that director could be removed only by the holders of a majority of the shares of that series of preferred stock.

Exclusive forum for certain lawsuits

The Holdco Charter provides that unless Holdco consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Holdco, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Holdco to Holdco or the Holdco stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Holdco Charter and Holdco Bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then the United States District Court for the District of Delaware or another court of the State of Delaware). The Holdco Charter also provides that, unless Holdco consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Special meeting of stockholders

Subject to the special rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders may be called only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, and not by any other person or persons.

Advance notice requirements for stockholder proposals and director nominations

The Holdco Bylaws provide that stockholders seeking to bring business before the annual meeting of stockholders, or to nominate candidates for election as directors at the annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at Holdco’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Holdco’s annual proxy statement must comply with the notice periods contained therein. The Holdco Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Holdco stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders.

Action by written consent

The Holdco Charter provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent except that any preferred stock designation may provide that holders of the designated series of preferred stock may act by written consent.

Authorized but Unissued Shares of Common Stock and Preferred Stock

Holdco’s authorized but unissued Holdco Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Holdco Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Directors and Officers

The Holdco Charter provides that no director will be personally liable to Holdco or its stockholders, to the fullest extent permitted by the DGCL, for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to further eliminate or limit the liability of directors, then the liability of Holdco’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision of the Holdco Charter will be prospective only and not adversely affect any right or protection of a director with respect to events occurring prior to the time of such repeal or modification.

The Holdco Bylaws also will permit Holdco to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Holdco will purchase a policy of directors’ and officers’ liability insurance that insures Holdco’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures Holdco against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against Holdco directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Holdco and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Holdco pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Holdco believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Holdco pursuant to the foregoing provisions, or otherwise, Holdco has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The provisions of the Holdco Charter and Holdco Bylaws (1) create a classified board of directors, (2) confer on the Holdco board of directors the full authority to issue preferred stock, (3) limit the right to remove a director elected by the holders of any series of preferred stock, (4) require that stockholders act at a duly called meeting and (5) prohibit stockholders holding less than fifty percent (50%) of Holdco Common Stock from calling a special meeting, in certain instances could have the effect of delaying, deferring or preventing a change in control of Holdco or the removal of existing management.

COMPARISON OF STOCKHOLDER RIGHTS

General

OTR and Comera are incorporated under the laws of the State of Delaware and the rights of OTR and Comera stockholders are governed by the laws of the State of Delaware, including the DGCL. The rights of OTR stockholders are further governed by OTR’s Amended and Restated Certificate of Incorporation and OTR’s Amended and Restated Bylaws. The rights of Comera’s stockholders are further governed by Comera’s Amended and Restated Certificate of Incorporation and Comera’s Amended and Restated Bylaws.

As a result of the Mergers, OTR and Comera stockholders who receive shares of Holdco common stock will become Holdco stockholders. Holdco is incorporated under the laws of the State of Delaware and the rights of Holdco stockholders are governed by the laws of the State of Delaware, including the DGCL, the Holdco Charter and Holdco Bylaws. Thus, following the Mergers, the rights of OTR and Comera stockholders who become Holdco stockholders will continue to be governed by Delaware law but will no longer be governed by the Amended and Restated Certificates of Incorporation or Amended and Restated Bylaws of OTR or Comera, respectively, and instead will be governed by the Holdco Charter and Holdco Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences: (i) between the rights of OTR stockholders under OTR’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (left column), and the rights of Holdco’s stockholders under the Holdco Charter and Holdco Bylaws (center column), and (ii) between the rights of Comera stockholders under Comera’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (right column), and the rights of Holdco’s stockholders under the Holdco Charter and Holdco Bylaws (center column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of OTR’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the Holdco Charter and Holdco Bylaws, as well as the relevant provisions of the DGCL.

OTR	Holdco	Comera

Authorized Capital Stock
110 million shares of common stock 1 million shares of preferred stock	150 million shares of common stock 1 million shares of preferred stock	20 million shares of common stock 14,051,702 shares of preferred stock

Rights of Preferred Stock
As authorized by OTR’s board of directors and contained in the preferred stock designation filed with the Delaware Secretary of State.	As authorized by the board of directors and contained in the preferred stock designation filed with the Delaware Secretary of State.	As authorized by the board of directors and contained in the preferred stock designation filed with the Delaware Secretary of State. Comera’s Amended and Restated Certificate of Incorporation authorizes eight separate series’ of preferred stock with varying rights as to voting, dividends, liquidation, dilution, optional and automatic conversion into common stock, and other matters.

OTR	Holdco	Comera

Number and Qualification of Directors
The number of directors is set by resolution of OTR’s board of directors.	Subject to the Holdco Charter, the number of directors is set by resolution of the board.	Comera’s Amended and Restated Certificate of Incorporation provides for a minimum of seven directors. Holders of Comera common stock are entitled to appoint one director and the holders of preferred stock are entitled to appoint an aggregate of six directors. The size of the board of directors may be increased or decreased (but not below seven) by the board of directors.

Classified Board of Directors
The OTR board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.	Holdco’s board of directors is divided into three classes with three directors being elected in each year and each class (except for those directors initially appointed as Class I and Class II directors) serving a three-year term.	The Comera board is not divided into classes.

Election of Directors
The election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.	Holdco stockholders elect directors at each annual meeting to replace directors whose term expires at that annual meeting, each of whose term of office expires at the third succeeding annual meeting of stockholders after their election and until their successors have been elected and qualified or until his or her earlier resignation, removal or death. A director elected to fill a vacancy resulting from the death, resignation or removal of a director serves for the remainder of the full term of the director whose death, resignation or removal created such vacancy and until his or her successor has been elected and qualified.	Holders of Comera common stock are entitled to appoint one director and the holders of preferred stock are entitled to appoint an aggregate of six directors. Upon any failure to appoint a director by any class or series of capital stock, the corresponding seat on the Comera board of directors will remain vacant until such time as the holders of the preferred stock, or any series of preferred stock, entitled to elect such director, elect a person to fill such directorship, provided that if there is no common stock outstanding, the holders of preferred stock, voting as a single class, will appoint the director otherwise appointed by holders of common stock.

	If the number of directors is changed, any increase or decrease will be apportioned by the board of directors among the classes so as to maintain the number of	Upon any increase in the number of directors, vacancies occurring between annual meetings of

OTR	Holdco	Comera
	directors in each class as nearly equal as possible, and any additional director elected to fill any newly created directorship holds office for a term coinciding with the remaining term of that class, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.	stockholders are filled by the board of directors.

The election of directors is determined by a plurality of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Removal of Directors
Directors may be removed only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of OTR entitled to vote generally in the election of directors, voting together as a single class.	Subject to the rights of the holders of any series of preferred stock, any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the voting power of all outstanding shares of voting stock with the power to vote at an election of directors, voting as a single class.	Any director may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

Voting
Other than with respect to the election of directors, which is described above, and an amendment to OTR’s amended and restated certificate of incorporation prior to completion of an initial business combination, which must be approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of OTR Common Stock, all other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.	Except as required by law or provided in any preferred stock designation, the holders of common stock exclusively possess all voting power, and each holder of common stock has one vote for each share of stock held on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders.	The holders of the common stock are entitled to one vote for each share held; provided, that, except as otherwise required by law, holders of common stock are not be entitled to vote on any amendment to Comera’s Amended and Restated Certificate of Incorporation that relates solely to the terms of a series of preferred stock if the holders of such preferred stock are entitled to vote on such amendment, either separately or together with the holders of another series.

OTR	Holdco	Comera
Holders of preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote. Except as provided by law or by the other provisions of Comera’s Amended and Restated Certificate of Incorporation, holders of preferred stock vote together with the holders of common stock as a single class and on an as-converted to common stock basis.

Cumulative Voting
No stockholder has cumulative voting rights.	The Holdco Charter provides that no stockholder shall have cumulative voting rights.	Delaware law allows for cumulative voting only if provided for in the amended and restated certificate of incorporation; however, the amended and restated certificate of incorporation does not authorize cumulative voting.

Vacancies on the Board of Directors
Vacancies, created either by a newly created directorship or the death, resignation, retirement, disqualification, removal or other cause of a director may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).	Except as the DGCL may otherwise require, and subject to the rights of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director	Upon any failure to appoint a director by any class or series of capital stock, the corresponding seat on the Comera board of directors will remain vacant until such time as the holders of the preferred stock, or any series of preferred stock, entitled to elect such director, elect a person to fill such directorship, provided that if there is no common stock outstanding, the holders of preferred stock, voting as a single class, will appoint the director otherwise appointed by holders of common stock.

OTR	Holdco	Comera
A director elected to fill a vacancy resulting from the death, resignation or removal of a director serves for the remainder of the full term of the director whose death, resignation or removal created such vacancy and until his or her successor has been elected and qualified.

Special Meeting of the Board of Directors
Special meetings of OTR’s board of directors (a) may be called by the Chairman of the Board or the President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office.	Special meetings of the board of directors may be called by the Chairman of the Board, President or a majority of directors then in office.	Special meetings of the board of directors may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by Comera’s President.

Stockholder Action by Written Consent
Other than with respect to certain actions taken by the holders of OTR Class B Common Stock, any action required or permitted to be taken by OTR’s stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.	Any action by the stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent except that any preferred stock designation may provide that holders of the designated series of preferred stock may act by written consent.	Any action required to be taken by stockholders may be taken without a meeting, prior notice or a vote, if passed by the written consent of holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment to Certificate of Incorporation
Prior to the completion of an initial business combination, an amendment to OTR’s amended and restated certificate of incorporation must be approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of OTR Common Stock. After the completion of an initial business combination, an amendment to OTR’s amended and restated certificate of incorporation must be approved in the manner prescribed by law.

Holdco reserves the right under the Holdco Charter, to amend, alter, change or repeal any provision contained in the Holdco Charter, and any other provisions authorized by the DGCL may be added or inserted, in the manner prescribed by law.

Notwithstanding any provision of law that might otherwise permit a lesser vote or no vote, in addition to any affirmative vote of the holders of any series of preferred stock required by law, by the Holdco Charter or by any preferred stock designation, the

No amendment, alteration or repeal of any provision of the Amended and Restated Certificate of Incorporation that adversely affects the powers, preferences or rights of the preferred stock is permitted, except with the consent of a majority of the outstanding shares of preferred stock, provided that this restriction ends if the number of outstanding shares of preferred stock falls below a specified amount.

OTR	Holdco	Comera

affirmative vote of the holders of a majority in voting powe

r of the stock of the corporation entitled to vote thereon will be required to amend, alter, change or repeal any provision of, or adopt any new provision of, the Holdco Charter; provided, however, that the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, is required to amend in any respect or repeal Paragraph B of Article IV, Article V, Article VI, Article VII, Article VIII or this Article I of the Holdco Charter. Any amendment, repeal or modification of such portions shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

Amendment of the Bylaws
OTR’s bylaws may be amended by the affirmative vote of a majority of the members of OTR’s board of directors or by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of OTR entitled to vote generally in the election of directors, voting together as a single class.

The board of directors is authorized to adopt, amend or repeal the Holdco bylaws, without any action on the part of the stockholders, by the vote of at least a majority of the directors then in office.

In addition to any vote of the holders of any class or series of Holdco stock required by applicable law or the Holdco Charter (including any preferred stock designation), the Holdco Bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares of Holdco capital stock entitled to vote in the election of directors, voting as one class.

The board of directors is authorized to adopt, amend or repeal Comera’s Amended and Restated Bylaws, without any action on the part of the stockholders, by the vote of at least a majority of the directors then in office, except that no amendment, alteration or repeal of any provision of Comera’s Amended and Restated Bylaws that adversely affects the powers, preferences or rights of the preferred stock is permitted, except with the consent of a majority of the outstanding shares of preferred stock, provided that this restriction ends if the number of outstanding shares of preferred stock falls below a specified amount.

OTR	Holdco	Comera

Stockholder Quorum
The holders of shares of outstanding capital stock of OTR representing a majority of the voting power of all outstanding shares of capital stock of OTR entitled to vote at such meeting.	Except as otherwise provided by applicable law, the Holdco Charter or Holdco Bylaws, at each meeting of stockholders, the presence, in person or by proxy, of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of Holdco capital stock constitutes a quorum for the transaction of business, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series constitutes a quorum of such class or series for the transaction of such business.	The holders of a majority of the voting power of all of the shares of stock entitled to vote at a meeting, present in person or by proxy, constitutes a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy constitutes a quorum entitled to take action with respect to that vote on that matter.

Corporate Opportunity
Under OTR’s amended and restated certificate of incorporation, the doctrine of corporate opportunity does not apply with respect to OTR or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have.	None.	Comera’s Amended and Restated Certificate of Incorporation provides that Comera renounces, to the fullest extent permitted by law, any interest or expectancy in, or in being offered an opportunity to participate in certain excluded opportunities. An excluded opportunity is any business opportunity presented to or involving any non-employee director or any holder of preferred stock or any of their respective related persons (except for employees of Comera or its subsidiaries) unless the opportunity arose expressly and solely in the director’s capacity as a director while performing services for Comera. Any repeal or modification of this provision will only be prospective and will not affect any rights in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.

OTR	Holdco	Comera

Special Stockholder Meetings
Special meetings of OTR’s stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or OTR’s board of directors pursuant to a resolution adopted by a majority of the board.	Subject to the special rights, if any, of the holders of any series of preferred stock, special meetings of stockholders may be called at any time only by the board of directors, the Chairperson of the board of directors or the Chief Executive Officer.	Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the board of directors or the chief executive officer.

Notice of Stockholder Meetings
Notice shall be provided to each stockholder entitled to vote at a stockholder meeting not less than 10 nor more than 60 days before the date of the meeting.	Written notice of each stockholders meeting, stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at the meeting and the record date for determining the stockholders entitled to vote at the meeting (if different from the record date for determining stockholders entitled to notice of the meeting), must be given by Holdco to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If not for an annual meeting, the notice must also state the purposes of the meeting and the business to be transacted will be limited to the matters stated in the notice of meeting

Except as otherwise provided by law (now or hereinafter existing), notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Notice may be mailed, postage prepaid, directed to the stockholder at such stockholder’s address as it appears in Comera’s records, or may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Whenever notice is required to be given to any stockholder, it may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a

OTR	Holdco	Comera
form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
A stockholder’s notice to OTR’s Secretary with respect to such business, to be timely, must be received by the Secretary at OTR’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by OTR. To be in proper written form, the stockholder’s notice must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is

No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in Holdco’s notice of meeting (or any supplement thereto), (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any Holdco stockholder who is entitled to vote at the meeting, who complies with the notice procedures in the Holdco Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of Holdco.

The Holdco stockholder must (i) give timely notice thereof in proper written form to the Secretary of Holdco and (ii) the business must be a proper matter for stockholder action. To be timely, a Holdco stockholder’s notice must be received at Holdco’s principal executive offices not later than 5:00 p.m. Eastern Time on the 90th day nor earlier than 5:00 p.m. Eastern Time on the 120th day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered no earlier than 5:00 p.m. Eastern Time on the 120th day before the meeting and no later than 5:00 p.m. Eastern Time on the later of the 90th day before the meeting or the 10th day following

No business may be transacted at a special meeting of stockholders, other than business that is prescribed in the notice of meeting. Neither Comera’s Amended and Restated Certification nor Amended and Restated Bylaws include specific provisions regarding stockholder proposals.

OTR	Holdco	Comera
made, (C) the class or series and number of shares of capital stock of OTR that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.	the day on which public announcement of the date of the annual meeting is first made. The public announcement of an adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice or extend any time period. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Amended and Restated Bylaws.

Stockholder Nominations of Persons for Election as Directors
A stockholder’s notice to OTR’s Secretary must be received by the Secretary at OTR’s principal executive offices (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by OTR; and (ii) in the case of a special

Nominations of persons for election to the Holdco board may be made by any Holdco stockholder who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.

To give timely notice, a stockholder’s notice must be given to the Secretary of Holdco at Holdco’s principal executive officers either (i) in the case of an election of directors at an annual meeting, not later than 5:00 p.m. Eastern Time on the 90th day nor earlier than 5:00 p.m. Eastern Time on the 120th day before the anniversary date of the immediately preceding annual

Comera’s Amended and Restated Certificate of Incorporation provides that holders of Comera common stock are entitled to appoint one director and the holders of preferred stock are entitled to appoint an aggregate of six directors.

OTR	Holdco	Comera
meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by OTR. To be in proper written form, such notice must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of OTR that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on OTR’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of OTR that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in	meeting (in most cases) or (ii) in the case of a special meeting of stockholders, (a) not later than 5:00 p.m. Eastern Time on the 10th day following the day on which Holdco first makes public announcement of the date of the special meeting. In no event will an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for providing such notice.

OTR	Holdco	Comera
person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Limitation of Liability of Directors and Officers
OTR has agreed to hold harmless its officers and directors to the fullest extent permitted by law	The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

	The Holdco Charter provides that no director will be personally liable to Holdco or its stockholders, to the fullest extent permitted by the DGCL, for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to further eliminate or limit the liability of directors, then the liability of Holdco’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision of the Holdco Charter will be prospective only and not adversely affect any right or protection of a director with respect to events occurring prior to the time of such repeal or modification.	Comera’s Amended and Restated Certificate of Incorporation provides that Comera’s directors, to the fullest extent permitted by law, shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to further eliminate or limit the liability of directors, then the liability of Holdco’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision of the Comera Amended and Restated Certificate of Incorporation will be prospective only and not adversely affect any right or protection of a director with respect to events occurring prior to the time of such repeal or modification.

OTR	Holdco	Comera

Indemnification of Directors, Officers
OTR has agreed to indemnify its officers and directors to the fullest extent permitted by law.	The Holdco Charter requires Holdco to indemnify and advance expenses to each person who is or was a director or officer of the Corporation, in accordance with the Bylaws, to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits broader indemnification rights), or any other applicable laws as presently or hereinafter in effect.	Comera’s Amended and Restated Certificate of Incorporation authorizes Comera to indemnify and advance expenses to each person who is or was a director or officer of the Corporation, in accordance with Comera’s Amended and Restated Bylaws or contractual provisions or stockholder vote or otherwise. Any repeal or modification of this provision of the Comera Amended and Restated Certificate of Incorporation will be prospective only and not adversely affect any right or protection of a director or officer with respect to events occurring prior to the time of such repeal or modification.

	The Holdco Bylaws provides that Holdco will indemnify each director and officer to the fullest extent permitted by applicable law.	Comera’s Amended and Restated Bylaws provides that Comera will indemnify each director and officer to the fullest extent permitted by Delaware law.

Anti-Takeover Provisions and Other Stockholder Protections

OTR’s amended and restated certificate of incorporation contains provisions that may discourage unsolicited takeover proposals. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage takeover transactions.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Under the amended and restated certificate of incorporation, we have not opted out of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with: (i) a

	The anti-takeover provisions and other stockholder protections in the Holdco Charter include a staggered board, a prohibition on stockholder action by written consent and blank check preferred stock. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of Holdco’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of Holdco’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

OTR	Holdco	Comera
stockholder who owns 15% or more of OTR’s outstanding voting stock (otherwise known as an “interested stockholder”); (ii) an affiliate of an interested stockholder; or (iii) an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of OTR’s assets, subject to certain exceptions.

Preemptive Rights and Share Transfer Restrictions
There are no preemptive rights or transfer restrictions relating to the shares of OTR Common Stock.	There are no preemptive rights or transfer restrictions relating to the shares of Holdco common stock.	Comera’s Amended and Restated Bylaws provide that no direct or indirect transfers of Comera stock can take place without the prior written consent of Comera’s board of directors, which can be withheld in the board’s sole discretion. Certain transfers incident to estate planning or on the stockholder’s death or, in the case of a stockholder that is an entity, transfers without consideration to the transferring stockholder’s stockholders, members, partners, other equity holders, or affiliates are excluded from the requirement for board consent.

Inspection of Books and Records
A stockholder may inspect OTR’s books and records upon providing documentary evidence of beneficial ownership of shares of OTR Common Stock.	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. The Holdco Bylaws permit Holdco’s books and records to be kept within or outside the state of Delaware.	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

OTR	Holdco	Comera

Choice of Forum
OTR’s amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in its name, actions against its directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of OTR’s capital stock shall be deemed to have notice of and consented to the forum provisions in OTR’s amended and restated certificate of incorporation. This choice of forum provision may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with OTR or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations	The Holdco Charter provides that unless Holdco consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Holdco, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of Holdco to Holdco or the Holdco stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Holdco Charter or Holdco Bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then the United States District Court for the District of Delaware or another court of the State of Delaware). The Holdco Charter also provides that, unless Holdco consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.	Comera’s Amended and Restated Certificate of Incorporation provides that unless Comera consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for any stockholder to bring (1) any derivative action or proceeding brought on behalf of Comera, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Comera, (3) any action asserting a claim against Comera, its directors, officers or employees arising pursuant to any provision of the DGCL, Comera’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware.

OTR	Holdco	Comera
thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, OTR’s amended and restated certificate of incorporation provides that, unless OTR consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, Holdco will have 150,000,000 shares of Holdco Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, and assuming no shares of OTR Class A Common Stock are redeemed in connection with the Business Combination, up to 28,992,017 shares of Holdco Common Stock issued and outstanding. Subject to the Registration Rights and Lock-Up Agreement discussed below, all of the shares of Holdco Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Holdco’s, OTR’s and Comera’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Holdco Common Stock in the public market could adversely affect prevailing market prices of the Holdco Common Stock.

Registration Rights and Lock-Up Agreement

In connection with the Business Combination, OTR, Holdco and the Holders will enter into the Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Holdco will be obligated to file a registration statement to register the resale of 5,917,757 warrants convertible into shares, and approximately 19,169,698 shares (including 5,917,757 shares issuable upon exercise of the warrants), of Holdco Common Stock held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, certain Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30 million. The Registration Rights and Lock-Up Agreement will also provide certain Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the Holdco Common Stock held by the Holders to be locked-up until the Lock-Up Period expires. Notwithstanding the Lock-Up Period, in the event that $25 million or more remains in the Trust Account, for any Comera Holders owning less than 4% of the outstanding shares of Holdco Common Stock as of immediately after the Closing, with respect to 50% of the shares of Holdco Common Stock owned by such Holder immediately following the Closing, the Lock-Up Period will end on the date that is 180 days after the Closing.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Rule 144

A person who has beneficially owned restricted shares of Holdco Common Stock or restricted Holdco Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Holdco Common Stock or restricted Holdco Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

•

1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal 258,420 shares of Holdco Common Stock (assuming no redemptions) and 110,414 Holdco Warrants; or

•

the average weekly trading volume of Holdco Common Stock of the same class or Holdco Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Holdco under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Holdco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Comera’s employees, consultants or advisors who purchases equity shares from Holdco in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF OTR AND HOLDCO

OTR

The following table sets forth information regarding the beneficial ownership of OTR Common Stock by:

•	each person known by OTR to beneficially own more than 5% of the issued and outstanding shares of OTR Common Stock;

•	each of OTR’s current executive officers and directors;

•	all executive officers and directors of OTR as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, OTR believes that all persons named in the table have sole voting and investment power with respect to all shares of OTR Common Stock beneficially owned by them.

Unless otherwise indicated below, we have based our calculation of the percentage of beneficial ownership on 10,630,179 shares of OTR Class A Common Stock issued and outstanding as of March 7, 2022.

Unless otherwise indicated, OTR believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
OTR Acquisition Sponsor LLC(2)	2,611,838	19.7%**
Nicholas J. Singer(2)	2,611,838	19.7%**
Douglas B. Anderson(3)	—	—
Glenn Gray(3)	—	—
David Neithardt(3)	—	—
Nadav Besner(3)	—	—
Amir Rozwadowski(3)	—	—
All executive officers and directors as a group (6 individuals)	2,611,838	19.7%**
Karpus Investment Management(4)	968,945	9.11%
Polar Asset Management Partners Inc(5)	595,000	5.60%
Hudson Bay Capital Management LP(6)	800,000	7.53%
Shaolin Capital Management LLC(7)	645,996	6.10%
Boothbay Absolute Return Strategies, LP(8)	990,957	9.32%
ATW SPAC Management LLC(9)	990,957	9.32%
Bank of Montreal(10)	574,136	5.40%
Arena Investors(11)	536,880	5.05%

*	Less than 1%.
**

We have based our calculation of the percentage of beneficial ownership on 13,242,017 shares of OTR Common Stock issued and outstanding on March 7, 2022, consisting of 10,630,179 shares of OTR Class A Common Stock and 2,611,838 shares of OTR Class B Common Stock.

(1)	Unless otherwise indicated, the business address of each of the persons and entities listed above is 1395 Brickell Avenue, Suite 800, Miami, FL, 33131.

(2)

Interests shown consist solely of Founder Shares, which are convertible into shares of OTR Class A Common Stock on a one-for-one basis, subject to adjustment. Represents shares held by Sponsor. An entity controlled by Nicholas J. Singer is the managing member of the Sponsor and, as such, Mr. Singer may be deemed to have beneficial ownership of the common stock held directly by the Sponsor. Mr. Singer disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)	This individual is a member of our Sponsor but does not have voting or dispositive control over shares held by the Sponsor.
(4)

Based solely on the jointly Schedule 13G filed with the SEC on February 14, 2022. The OTR Class A Common Stock is directly held by Karpus Management, Inc., d/b/a Karpus Investment Management (“Karpus”). Karpus is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. Karpus is controlled by City of London Investment Group plc (“CLIG”), which is listed on the London Stock Exchange. However, in accordance with SEC Release No. 34-39538 (January 12, 1998), effective informational barriers have been established between Karpus and CLIG such that voting and investment power over the subject securities is exercised by Karpus independently of CLIG, and, accordingly, attribution of beneficial ownership is not required between Karpus and CLIG. The address of the reporting person is 183 Sully’s Trail, Pittsford, New York 14534.

(5)

Based solely on the jointly Schedule 13G/A filed with the SEC on February 10, 2022. The OTR Class A Common Stock is directly held by Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”). Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, which serves as the investment advisor to PMSMF. The address of the business office of each of the PMSMF and Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(6)

Based solely on the jointly Schedule 13G filed with the SEC on February 10, 2021 by Hudson Bay Capital Management LP (the “Investment Manager”) and Mr. Sander Gerber (“Mr. Gerber”). The Investment Manager serves as the investment manager to HB Strategies LLC, in whose name the securities reported above are held. As such, the Investment Manager may be deemed to be the beneficial owner of all securities held by HB Strategies LLC. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Mr. Gerber disclaims beneficial ownership of these securities. The address of the business office of each of the PMSMF and Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(7)

Based solely on the jointly Schedule 13G filed with the SEC on February 10, 2022 by Shaolin Capital Management LLC (“Shaolin”), a company incorporated under the laws of the State of Delaware, which serves as the investment advisor to Shaolin Capital Partners Master Fund, Ltd. a Cayman Islands exempted company and MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, a managed account advised by the Shaolin Capital Management LLC in whose name the securities above are held. The address of the business office of Shaolin Capital Management LLC is 7610 NE 4th Court, Suite 104 Miami FL 33138.

(8)

Based solely on the jointly Schedule 13G/A filed with the SEC on February 10, 2022 by Boothbay Absolute Return Strategies, LP, a Delaware limited partnership, (the “Fund”), Boothbay Fund Management, LLC, a Delaware limited liability company (the “Adviser”), and Ari Glass. The Adviser, in its capacity as the investment manager of the Fund, has the power to vote and the power to direct the disposition of all Units held by the Fund. Ari Glass is the Managing Member of the Adviser. Accordingly, for the purposes of Rule 13d-3, the reporting persons may be deemed to beneficially own the shares set forth above and each of the reporting persons disclaims beneficial ownership of the shares reported herein except to the extent of the reporting person’s pecuniary interest therein. The address of the reporting persons is 140 East 45th Street, 14th Floor, New York, NY 10017.

(9)

Based solely on the jointly Schedule 13G filed with the SEC on February 14, 2022 by ATW SPAC Management LLC (“ATW”), a Delaware limited liability company, and Antonio Ruiz-Gimenez. ATW has been delegated exclusive authority to vote and/or direct the disposition of the beneficially held shares held by separately managed accounts, which are sub-accounts of one or more pooled investment vehicles managed by a Delaware limited liability company, and Antonio Ruiz-Gimenez is the Managing Member of the ATW. The address of the business office of the reporting persons is 7969 NW 2nd Street, #401 Miami, Florida 33126.
(10)

Based solely on the jointly Schedule 13G filed with the SEC on February 14, 2022. The address of the business office of the reporting persons is 100 King Street West, 21st Floor, Toronto, M5X 1A1, Ontario, Canada.

(11)

Based solely on the jointly Schedule 13G filed with the SEC on February 18, 2022 by Arena Investors, LP (the “Investment Manager”), Arena Investors GP, LLC (the “IM General Partner”), Arena Finance Markets, LP (“AFM”), Arena Finance Markets GP, LLC (the “AFM General Partner”), Arena Special Opportunities (Offshore) Master, LP (“ASOFM”, and together with AFM, the “Arena Funds”) and Arena Special Opportunities Fund (Offshore) II GP, LLC (the “ASOFM General Partner”). The Arena Funds are private investment vehicles that directly own the common stock reported above. Investment Manager serves as investment manager to the Arena Funds and IM General Partner serves as the general partner of the Investment Manager. AFM General Partner and serves as the general partner of AFM and ASOFM serves as the general partner of ASOFM. The address of the business office of the reporting persons is 100 King Street West, 21st Floor, Toronto, M5X 1A1, Ontario, Canada.

Holdco

The following table shows the expected beneficial ownership of Holdco Common Stock immediately following the consummation of the Business Combination by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Holdco Common Stock;

•	each person who is expected to become an executive officer or a director of Holdco upon the consummation of the Business Combination; and

•	all executive officers and directors of Holdco as a group upon the consummation of the Business Combination.

The expected beneficial ownership of Holdco Common Stock post-Business Combination has been determined based upon the following: (i) no additional equity securities of OTR are issued at or prior to Closing, (ii) no person or entity set forth in the table below has purchased or purchases shares of OTR Common Stock, (iii) that 15,750,000 shares of Holdco Common Stock are issued to the Comera Stockholders, (iv) that 13,242,017 shares of Holdco Common Stock are issued to the OTR Stockholders and (v) there will be an aggregate of 28,992,017 shares of Holdco Common Stock issued and outstanding at Closing.

	Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner(1)	Amount	Percentage	Amount	Percentage
Expected Executive Officers and Directors
Rev. Dr. James Sherblom	406,632	1.40%	406,632	2.21%
Jeffrey S. Hackman	0	*	0	*
Neal Muni, MD	0	*	0	*
Dr. Robert Mahoney	138,907	*	138,907	*
Michael G. Campbell, CPA	0	*	0	*
Barbara Finck	20,416	*	20,416	*
Stuart Randle(2)	50,293	*	50,293	*
Edward Sullivan, CPA	10,208	*	10,208	*
John Yee, MD, MPH	14,583	*	14,583	*
Roopom Banerjee, MPP	10,208	*	10,208	*
Kirsten Flowers	10,208	*	10,208	*
William A. Wexler	0	*	0	*
All expected executive officers and directors as a group (12 persons)	661,455	2.28%	661,455	3.60%

Expected 5% or More Holders
David Soane et al.(3)	3,923,273	13.53%	3,923,273	21.37%
Phoenix Venture Partners LP	3,866,760	13.34%	3,866,760	21.06%
OTR Acquisition Sponsor LLC	2,611,838	9.01%	2,611,838	14.22%
Cherington et al.(4)	2,169,746	7.48%	2,169,746	11.82%

(1)	Unless otherwise noted, the business address of each of our shareholders listed is 12 Gill Street, Suite 4650, Woburn, Massachusetts 01801
(2)	Consists of shares held by Mr. Randle and by The Stuart A. Randle Trust of 1998.
(3)	David Soane et al. includes David Soane, the founder of Comera and a former board member and Chief Executive Officer and the Soane Family Trust, which is controlled by Mr. Soane.
(4)

Cherington et al. includes Charles Cherrington, Cherington Holdings LLC, the Ashley S. Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington, the Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus B. Cherington, and the Ashley S. Pettus 2012 Irrevocable Trust FBO Henry S. Cherington.

MARKET PRICE AND DIVIDEND INFORMATION

OTR

Market Price of OTR Common Stock, Warrants and Units

The OTR Common Stock, OTR Warrants and OTR Units are currently listed on the Nasdaq under the symbols “OTRA,” “OTRAW” and “OTRAU,” respectively.

The closing price of the OTR Common Stock, OTR Warrants and OTR Units on January 28, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.15, $0.3994 and $10.24, respectively. As of April 11, 2022, the record date for the special meeting, the most recent closing price for the OTR Common Stock, OTR Warrants and OTR Units was $10.22, $0.2296 and $10.27, respectively.

Holders

As of April 11, 2022, the record date for the special meeting, there was one holder of record of OTR Units, three holders of record of OTR Common Stock, and two holders of record of OTR Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose OTR Units, OTR Common Stock and OTR Warrants are held of record by banks, brokers and other financial institutions.

Dividends

OTR has not paid any cash dividends on the OTR Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Comera

Historical market price information regarding Comera is not provided because there is no public market for its securities. See “Comera Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

ADDITIONAL INFORMATION

Legal Matters

The validity of the shares of Holdco Common Stock to be issued in connection with the Business Combination will be passed upon by Loeb & Loeb LLP.

Experts

The financial statements of Comera as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, included in this proxy statement/prospectus, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, which contains an explanatory paragraph regarding Comera’s ability to continue as a going concern. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of OTR as of December 31, 2021 and 2020 and for the period from July 23, 2020 (inception) to December 31, 2020, and the year ended December 31, 2021, included in this proxy statement/prospectus have been audited by Withum, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Submission of Future Stockholder Proposals

OTR’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

OTR does not expect to hold a 2022 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if OTR does not consummate a business combination by May 19, 2022 or obtain the approval of OTR stockholders to extend the deadline for OTR to consummate an initial business combination, OTR will be required to dissolve and liquidate and will conduct no annual meetings thereafter.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, OTR and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, OTR will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify OTR of their requests by calling or writing OTR at its principal executive offices at (305) 697-9600 and 1395 Brickell Avenue, Suite 800, Miami, Florida 33131.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the Holdco Common Stock and the warrant agent for the Holdco Warrants is Continental Stock Transfer & Trust Company. Holdco has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Holdco will be required to file its annual report on Form 10-K with the SEC no later than four months following its fiscal year end. OTR files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read OTR’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact OTR by telephone or in writing:

OTR Acquisition Corp.

1395 Brickell Avenue

Suite 800

Miami, FL 33131

Telephone: (305) 697-9600

Attention: Peter Concilio

You may also obtain these documents by requesting them in writing or by telephone from OTR’s proxy solicitor at:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

(833) 757-0712

Email: OTRA@allianceadvisors.com

If you are a stockholder of OTR and would like to request documents, please do so by one week prior to the meeting date to receive them before the OTR special meeting of stockholders. If you request any documents from OTR, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

None of OTR, Holdco or Comera has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

OTR ACQUISITION CORP.

For the Year Ended December 31, 2021

COMERA LIFE SCIENCES, INC.

Audited Financial Statements as of December 31, 2021 and 2020 and for the Years Then Ended

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

OTR Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of OTR Acquisition Corp. (the “Company”) as of December 31, 2021, and 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2021 and the period from July 23, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from July 23, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by May 19, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 8, 2022

PCAOB ID Number 100

OTR ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2021	2020
Assets
Current assets
Cash	$261,696	$991,720
Prepaid expenses	76,081	333,208

Total Current Assets	337,777	1,324,928
Cash and marketable securities held in Trust Account	107,086,513	107,094,493

Total Assets	$107,424,290	$108,419,421

Liabilities and Stockholders’ Deficit
Current Liabilities
Accrued expenses	$176,887	$155,524

Total Current Liabilities	176,887	155,524

Deferred underwriting fee payable	3,395,389	3,395,389
Derivative warrant liabilities	5,520,716	11,224,383

Total Liabilities	9,092,992	14,775,296

Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 10,447,350 shares issued and outstanding (at redemption value approximately $10.25 per share)	107,085,338	107,085,338

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 182,829 shares issued and outstanding (excluding 10,447,350 shares subject to possible redemption)	18	18
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,611,838 shares issued and outstanding	262	262
Additional paid-in capital	—	—
Accumulated deficit	(8,754,320)	(13,441,493)

Total Stockholders’ Deficit	(8,754,040)	(13,441,213)

Total Liabilities and Stockholders’ Deficit	$107,424,290	$108,419,421

The accompanying notes are an integral part of these financial statements.

OTR ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the period from July 23, 2020 (inception) through December 31, 2020
Operating costs	$1,054,173	$208,689

Loss from operations	(1,054,173)	(208,689)
Other income:
Interest earned on cash and marketable securities held in Trust Account	37,679	9,155
Change in fair value of derivative warrant liabilities	5,703,667	(2,771,405)
Offering costs associated with warrants recorded as liabilities	—	(309,851)

Net income (loss)	$4,687,173	$(3,280,790)

Basic and diluted weighted average shares outstanding of redeemable Class A common stock	10,447,350	2,725,396

Basic and diluted net income (loss) per share, redeemable Class A common stock	$0.35	$(0.61)

Basic and diluted weighted average shares outstanding of non-redeemable common stock	2,794,667	2,659,533

Basic and diluted net income (loss) per share, non-redeemable common stock	$0.35	$(0.61)

The accompanying notes are an integral part of these financial statements.

OTR ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock				Additional Paid-in Capital		Total Stockholders’ Deficit
	Class A		Class B			Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance – July 23, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	2,875,000	288	24,712	—	25,000
Formation cost adjustment	—	—	—	—	2,179	—	2,179
Excess of cash received from private placement warrants	—	—	—	—	1,268,886	—	1,268,886
Issuance of Representative Shares	182,829	18	—	—	(18)	—	—
Forfeiture of Class B common stock	—	—	(263,162)	(26)	26	—	—
Accretion for Class A common stock to redemption amount	—	—	—	—	(1,295,785)	(10,160,703)	(11,456,488)
Net loss	—	—	—	—	—	(3,280,790)	(3,280,790)

Balance - December 31, 2020	182,829	18	2,611,838	262	—	(13,441,493)	(13,441,213)
Net income	—	—	—	—	—	4,687,173	4,687,173

Balance – December 31, 2021	182,829	$18	2,611,838	$262	$—	$(8,754,320)	$(8,754,040)

The accompanying notes are an integral part of these financial statements.

OTR ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2021	For the period from July 23, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income / (loss)	$4,687,173	$(3,280,790)
Adjustments to reconcile net income / (loss) to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(37,679)	(9,155)
Change in fair value of derivative warrant liabilities	(5,703,667)	2,771,405
Offering costs associated with warrants recorded as liabilities	—	309,851
Changes in operating assets and liabilities:
Prepaid expenses	257,127	(333,208)
Accrued expenses	21,363	155,524

Net cash used in operating activities	(775,683)	(386,373)

Cash Flows from Investing Activities:
Investment of cash and marketable securities in Trust Account	—	(107,085,338)
Transfer from Trust Account	45,659	—

Net cash provided by/(used in) investing activities	45,659	(107,085,338)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	103,169,760
Proceeds from sale of Private Placement Warrants	—	5,817,757
Proceeds from promissory note – related party	—	205,991
Repayment of promissory note – related party	—	(205,991)
Payment of offering costs	—	(549,086)

Net cash provided by financing activities	—	108,463,431

Net Change in Cash	(730,024)	991,720
Cash - Beginning of period	991,720	—

Cash - End of period	$261,696	$991,720

Non-cash investing and financing activities:
Deferred underwriting fee payable	$—	$3,395,389

Initial classification of derivative warrant liabilities	$—	$8,452,978

The accompanying notes are an integral part of these financial statements.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS OPERATIONS

OTR Acquisition Corp. (the “Company”) was incorporated in Delaware on July 23, 2020. The Company was formed for the purpose of entering into an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, however, the Company intends to concentrate its efforts to initially focus on identifying businesses within North America.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from July 23, 2020 (inception) through December 31, 2021, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is OTR Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement on Form S-1 for the Company’s Initial Public Offering was declared effective on November 17, 2020. On November 19, 2020, the Company consummated its Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units offered in the Initial Public Offering, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $100.0 million. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The underwriters’ over-allotment option was partially exercised, resulting in the purchase of an additional 447,350 Units, resulting into incremental gross proceeds of approximately $4.5 million. On December 21, 2020, the underwriters waived their right to exercise the remaining over-allotment option.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,650,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor, each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $5.7 million. In connection with the partial exercise of the underwriters’ over-allotment option, the Sponsor purchased an additional 167,757 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating additional gross proceeds of $0.17 million (Note 4).

Transaction costs amounted to $7.1 million consisting of $1.8 million of the fair value of the shares issued to Maxim Group LLC for acting as the representative of the several underwriters in connection with the Initial Public Offering, $1.3 million in cash underwriting fees, $3.4 million of deferred underwriting fees and $0.55 million of other offering costs. In addition, as of December 31, 2021, cash of $0.26 million was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Upon the closing of the Initial Public Offering and the Private Placement, an amount of $107.1 million ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (“Trust Account”) located in the United States at JP Morgan Chase

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS OPERATIONS (Continued)

Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and are invested only in U.S. government securities, within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve a Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.25 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC Topic 480, “Distinguishing Liabilities from Equity”.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS OPERATIONS (Continued)

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until 18 months from the closing of the Initial Public Offering, or May 19, 2022, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.25.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.25 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS OPERATIONS (Continued)

due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

Going Concern

As of December 31, 2021, the Company had $0.26 million in operating cash and working capital of $0.16 million.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until May 19, 2022 to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company until one year from the issuance of these financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 19, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.

Marketable Securities Held in Trust Account

At December 31, 2021, substantially all of the assets held in the Trust Account were held in Treasury Bills.

Common Stock Subject to Possible Redemption

There were 10,447,350 shares of Class A common stock sold as part of the Units in the Initial Public Offering that contain a redemption feature. In accordance with the Accounting Standards Codification 480-10-S99-3A, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares of Class A common stock resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

Common Stock Subject to Possible Redemption (Continued)

As of December 31, 2021, the shares of Class A common stock reflected on the balance sheet are reconciled in the following table:

Gross proceeds	$104,473,500
Less:
Proceeds allocated to public warrants	(3,904,107)
Class A shares issuance costs	(4,940,543)
Plus:
Accretion of carrying value to redemption value	11,456,488

Class A common stock subject to possible redemption	$107,085,338

Offering Costs

Offering costs consist of legal, accounting, underwriting fees, and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expenses as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $0.31 million is included in the offering costs associated with warrants recorded as liabilities in the statement of operations and approximately $8.5 million is included in the stockholders’ equity.

Net Income / (Loss) Per Share of Common Stock

The Company applies the two-class method in calculating earnings per share. The contractual formula utilized to calculate the redemption amount approximates fair value. The Class feature to redeem at fair value means that there is effectively only one class of stock. Changes in fair value are not considered a dividend of the purposes of the numerator in the earnings per share calculation. Net income (loss) per common stock is computed by dividing the pro rata net income (loss) between the Class A common stock and the Class B common stock by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted income (loss) per common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering since the exercise of the warrants is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable for 11,041,432 shares of Class A common stock in the aggregate.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Income / (Loss) Per Share of Common Stock (Continued)

	For the year ended December 31, 2021	For the Period from July 23, 2020 (inception) through December 31, 2020
Common stock subject to possible redemption
Numerator:
Net income / (loss) allocable to Class A common stock subject to possible redemption	$3,697,967	$(1,660,459)
Denominator:
Weighted average shares outstanding, redeemable Class A common stock	10,447,350	2,725,396

Basic and diluted net income / (loss) per share, redeemable Class A common stock	$0.35	$(0.61)

Non-redeemable common stock
Numerator:
Net income / (loss) allocable to non-redeemable common stock	$989,206	$(1,620,331)
Denominator:
Weighted average shares outstanding, non-redeemable common stock	2,794,667	2,659,533

Basic and diluted net income / (loss) per share, non-redeemable common stock	$0.35	$(0.61)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the federal depository insurance corporation limit of $250,000. At December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•

Level 1 - Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 - Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3 - Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments (Continued)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2021, the carrying values of cash and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s marketable securities held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days. The fair value of marketable securities held in Trust Account is determined using quoted prices in active markets.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 5,223,675 Public Warrants (defined in Note 4) and the 5,817,757 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model, and subsequently measured based on the listed market price of such warrants, whereas the fair value of the Private Placement Warrants was initially measured using a Black-Scholes option pricing model, and continue to be measured at fair value using a Black-Scholes model.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of December 31, 2020. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncement

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 10,447,350 Units, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 447,350 Units, at a purchase price of $10.00 per Unit, generating gross proceeds of $104.5 million. Each Unit consists of one share of Class A common stock and one-half warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share the Company’s Class A common stock at an exercise price of $11.50 per share (see Note 7).

NOTE 4 — PRIVATE PLACEMENT WARRANTS

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,817,757 Private Placement Warrants, including 167,757 Private Placement Warrants purchased in connection with the underwriters’ partial over-allotment option ( each exercisable to purchase one share of Class A common stock at $11.50 per share) at a price of $1.00 per Private Placement Warrant, generating gross proceeds to us of $5.8 million.

The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On August 3, 2020, the Sponsor purchased 7,187,500 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000.

On October 25, 2020, the Sponsor effected a surrender of 3,881,250 shares of Class B common stock to the Company for no consideration, resulting in a decrease in the total number of shares of Class B common stock outstanding from 7,187,500 to 3,306,250.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 5 — RELATED PARTY TRANSACTIONS (Continued)

Founder Shares (Continued)

A further surrender of 431,250 shares of Class B common stock was effected on November 17, 2020 by the Sponsor to the Company for no consideration, resulting in a decrease in the total number of shares of Class B common stock outstanding from 3,306,250 to 2,875,000.

All shares and associated amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included an aggregate of up to 375,000 Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. On November 19, 2020, the underwriters partially exercised their over-allotment option. On December 21, 2020, the underwriters waived their right to exercise the remaining over-allotment option and the forfeiture of 263,162 Founder Shares. Forfeiture of 263,162 Founder Shares resulted in an aggregate of 2,611,838 Founders Shares issued and outstanding, so that the number of shares of Class B common stock collectively equaled 20% of the Company’s issued and outstanding common stock after the Initial Public Offering.

Founder Shares are subject to lock-up until the earlier of (A) one year after the completion of the Company’s Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Company’s Business Combination that results in all of the Company’s public stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period 150 days after an initial Business Combination, the Founder Shares will be released.

Promissory Note – Related Party

On July 23, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could have borrowed up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and was payable on the earlier of December 31, 2020 or the consummation of the Initial Public Offering. The total outstanding balance of $205,991 was paid in full on November 19, 2020.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021, no Working Capital Loans were outstanding.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 5 — RELATED PARTY TRANSACTIONS (Continued)

Administrative Support Agreement

Commencing on the effective date of the Initial Public Offering, the Company pays the Sponsor a total of $10,000 per month in the aggregate for 18 months for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021, the Company incurred $0.12 million for these services, of which such amount is included in the operating costs on accompanying statement of operations. For the year ended December 31, 2021, there were no fees outstanding.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to certain registration rights pursuant to a registration rights agreement entered into on November 17, 2020, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to any registration statements filed subsequent to the completion of an initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters partially exercised the over-allotment option on November 17, 2020. The underwriters waived their right to exercise the remaining over-allotment option on December 21, 2020.

The underwriters were paid an underwriting discount of $0.125 per unit, or $1.3 million in the aggregate. In addition, the underwriters are entitled to a deferred fee of $0.325 per unit, or $3.4 million in the aggregate which will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement entered into in connection with the Initial Public Offering.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 6 — COMMITMENTS AND CONTINGENCIES (Continued)

Representative’s Common Stock

The Company issued to the underwriters from the Initial Public Offering, 182,829 shares of Class A common stock upon the consummation of the Initial Public Offering. The underwriters agreed not to transfer, assign or sell any such shares until the completion of the Company’s initial Business Combination. In addition, the underwriters have agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within 18 months from the closing of the Initial Public Offering. Based on the Initial Public Offering price of $10.00 per Unit, the fair value of the 182,829 shares of Class A common stock was $1.8 million, which was an expense of the Initial Public Offering, resulting in a charge directly to stockholders’ equity upon the completion of the Initial Public Offering.

The shares received by the underwriters described immediately above have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement on Form S-1 filed with the SEC in connection with the Initial Public Offering (the “Registration Statement”) pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the Registration Statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the Registration Statement of except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

NOTE 7 — STOCKHOLDERS’ DEFICIT

Common Stock

Preferred Stock - The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per preferred share. As of December 31, 2021, there are no preferred shares issued or outstanding.

Class A Common Stock - The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2021, there were 182,829 shares of Class A common stock issued or outstanding, which are non-redeemable. This number excludes 10,447,350 shares of Class A common stock that are subject to possible redemption amounting to $107.09 million, that were issued as part of the Units sold at the Initial Public Offering.

Class B Common Stock - The Company is authorized to issue 10,000,000 shares of Class B common stock, with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each share. At December 31, 2021 there were 2,611,838 shares of Class B common stock issued and outstanding. Holders of Class A common stock and holders of Class B common stock, voting together as a single class, for the election of directors on all other matters submitted to a vote of the Company’s stockholders except as otherwise required by law. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 7 — STOCKHOLDERS’ DEFICIT (Continued)

Common Stock (Continued)

outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination. In addition, the calculation mentioned above will be subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations, and the like. In no event will the Class B common stock convert into Class A common stock at a rate of less than one to one.

NOTE 8 — DERIVATIVE WARRANT LIABILITIES

As of December 31, 2021, the Company has 5,223,675 and 5,817,757 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00 —once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like).

In addition, if (x) the Company issues additional shares of common stock or equity- linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any Founder Shares held by our Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial business combination on the date of the consummation of the Company’s initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 8 — DERIVATIVE WARRANT LIABILITIES (Continued)

the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger. price described above in this section will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Private Placement Warrants

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9 — INCOME TAX

The following table presents the current and deferred income tax provision (benefit) for federal, state and foreign income taxes:

	December 31, 2021	December 31, 2020
Current tax provision (benefit):
Federal	$—	$—
State	—	—

	—	—

Deferred tax provision (benefit):
Federal	(215,225)	40,502
State	(35,306)	6,666
Change in valuation allowance	250,531	(47,168)

	—	—

Total provision for income taxes:	$—	$—

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 9 — INCOME TAX (Continued)

Significant components of the Company’s net deferred tax asset or liability at December 31, 2021 and 2020 as follows:

	December 31, 2021	December 31, 2020
Deferred tax assets
Net operating loss	$50,765	$—
Start up costs	246,934	—
Other	—	47,168

Total gross deferred tax assets	297,699	47,168
Valuation allowance	(297,699)	(47,168)

Net deferred tax assets	—	—

Deferred tax liabilities

Total deferred tax liabilities	—	—

Total	$—	$—

As of December 31, 2021, the Company has a $241,740 U.S. federal and state net operating loss carryover available to offset future taxable income. The net operating loss carryforwards are subject to 80% income limitation.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $250,531.

In accordance with authoritative guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company has no uncertain tax positions as of December 31, 2021.

The Company recognizes interest and penalties related to unrecognized tax positions within the income tax expense line in the accompanying statements of operations. There were no accrued interest and penalties associated with uncertain tax position as of December 31, 2021 or December 31, 2020.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 9 — INCOME TAX (Continued)

A reconciliation of the expected tax computed at the U.S. statutory federal income tax rate to the total benefit for the income taxes at December 31, 2021 and 2020 follows:

	December 31, 2021	December 31, 2020
Expected tax at 21%	21.00%	21.00%
State income tax, net of federal tax	(0.75)%	3.52%
Change in fair value of the derivate warrant liabilities	0.00%	(17.70)%
Non-deductible expenses/excludable P&L items	(25.55)%	0.00%
True up	(0.04)%	0.00%
Offering costs	0.00%	(2.00)%
Change in valuation allowance	5.34%	(4.82)%

Provision for income taxes	0.00%	0.00%

The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions and is subject to examination by the various taxing authorities for tax years ending December 31, 2021 and 2020.

NOTE 10 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•

Level 1 - Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 - Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3 - Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The Public Warrants issued in connection with the Initial Public Offering were initially measured at fair value using a Monte Carlo simulation model, and subsequently measured based on the listed market price of such warrants, whereas the fair value of the Private Placement Warrants was initially measured using a Black-Scholes option pricing model, and continue to be measured at fair value using a Black-Scholes model. For the year ended December 31, 2021, the Company recognized income resulting from decrease in the fair value of liabilities of $5.7 million presented as change in fair value of derivative warrant liabilities in the accompanying statement of operations.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 10 — FAIR VALUE MEASUREMENTS (Continued)

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$107,086,423	$—	$—

	$107,086,423	$—	$—

Liabilities:
Derivative warrant liabilities — Public	$2,611,838	$—	$—
Derivative warrant liabilities — Private	—	—	2,908,878

	$2,611,838	$—	$2,908,878

As of December 31, 2021, there was $90 of cash that was held in the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$106,966,830	$—	$—

	$106,966,830	$—	$—

Liabilities:
Derivative warrant liabilities — Public	$—	$—	$5,284,490
Derivative warrant liabilities — Private	—	—	5,939,893

	$—	$—	$11,224,383

As of December 31, 2020, there was $127,663 of cash held in the Trust Account.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. Public Warrants were transferred from Level 3 to Level 1 during the year ended December 31, 2021. With respect to the period ended December 31, 2020, there were no transfers between levels.

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 10 — FAIR VALUE MEASUREMENTS (Continued)

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of December 31, 2021	As of December 31, 2020
Exercise price	$11.50	$11.50
Stock price	10.13	10.30
Volatility	8.0%	15.1%
Probability of completing a Business Combination	90.0%	88.3%
Term (in years)	5.32	5.88
Risk-free rate	1.28%	0.49%

The change in the fair value of the level 3 derivative warrant liabilities for the year ended December 31, 2021 is summarized as follows:

Level 3 derivative warrant liabilities at December 31, 2020	$11,224,383
Change in fair value of derivative warrant liabilities	(5,148,350)
Transfer of Public Warrants to Level 1 measurements	(3,167,155)

Level 3 derivative warrant liabilities at December 31, 2021	$2,908,878

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Business Combination

On January 31, 2022, the Company, and Comera Life Sciences, Inc., a Delaware corporation (“Comera”), jointly issued a press release announcing the execution of a business combination agreement (the “Business Combination Agreement”) among OTR, Comera, Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), CLS Sub Merger 1 Corp., a Delaware corporation and newly formed, wholly-owned subsidiary of Holdco (“Comera Merger Sub”), and CLS Sub Merger 2 Corp., a Delaware corporation and newly formed,

OTR ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 11 — SUBSEQUENT EVENTS

Business Combination (Continued)

wholly-owned subsidiary of Holdco (“OTR Merger Sub”), pursuant to which (i) Comera Merger Sub will be merged with and into Comera, with Comera surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Comera Merger”) and (ii) OTR Merger Sub will be merged with and into OTR, with OTR surviving such merger as a direct wholly-owned subsidiary of Holdco (the “OTR Merger”) (collectively with the other transactions described in the Business Combination Agreement, the “Proposed Business Combination”).

For additional information regarding the Business Combination and the Merger Agreement and related agreements, see the Current Reports on Form 8-K filed by the Company with the SEC on January 31, 2022 and on February 4, 2022.

Working Capital Loan

On March 1, 2022, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $0.5 million (the “Note”). The Note is non-interest bearing and payable upon the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Note; however, no proceeds from the Trust Account may be used for such repayment.

Up to $0.5 million of the Note may be converted into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants. As of March 1, 2022, the outstanding balance under the Note amounted to an aggregate of $0.1 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Comera Life Sciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Comera Life Sciences, Inc. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations and comprehensive loss, convertible preferred stock, stockholders’ deficit and members’ equity, and cash flows, for each of the two years in the period ended December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses since inception, and has an accumulated deficit as of December 31, 2021. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Baker Tilly US, LLP

We have served as the Company’s auditor since 2021.

Tewksbury, Massachusetts

March 8, 2022

COMERA LIFE SCIENCES, INC.

BALANCE SHEETS

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$6,510,140	$155,427
Accounts receivable	—	109,868
Due from related parties	286	5,400
Prepaid expenses and other current assets	270,648	39,693

Total current assets	6,781,074	310,388
Restricted cash	50,000	25,000
Property and equipment, net	234,167	178,290
Right of use asset	320,373	—
Security deposit	32,200	32,200

Total assets	$7,417,814	$545,878

Liabilities, Convertible Preferred Stock, Stockholders’ Deficit and Members’ Equity
Current liabilities:
Accounts payable	$416,941	$97,616
Accrued expenses and other current liabilities	506,611	106,810
Deferred revenue	—	28,949
Lease liability - current	121,552	—

Total current liabilities	1,045,104	233,375
Note payable	—	160,588
Lease liability - noncurrent	201,504	—

Total liabilities	1,246,608	393,963

Commitments and contingencies (Note 17)
Convertible preferred stock (Note 9)	20,857,453	—

Stockholders’ deficit and members’ equity:
Capital units	—	10,681,040
Common stock, $0.001 par value; 20,000,000 shares authorized as of December 31, 2021; 400,000 shares issued and outstanding as of December 31, 2021; no shares authorized, issued and outstanding as of December 31, 2020.	400	—
Additional paid-in capital	2,213,178	918,922
Accumulated deficit	(16,899,825)	(11,448,047)

Total stockholders’ deficit and members’ equity	(14,686,247)	151,915

Total liabilities, convertible preferred stock, stockholders’ deficit and members’ equity	$7,417,814	$545,878

The accompanying notes are an integral part of these financial statements.

COMERA LIFE SCIENCES, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2021	2020
Revenue	$319,832	$442,919
Cost of revenue	161,008	104,407

Operating expenses:
Research and development	1,752,669	1,261,747
General and administrative	3,941,783	1,204,285

Total operating expenses	5,694,452	2,466,032

Loss from operations	(5,535,628)	(2,127,520)
Gain on debt extinguishment	160,588	—
Change in fair value of convertible notes	(76,738)	—
Other income (expense), net	—	2,033

Net loss and comprehensive loss	$(5,451,778)	$(2,125,487)

Net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	$(1.40)	$(0.19)
Weighted-average number of common shares or units used in computing net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	3,906,889	11,050,904

The accompanying notes are an integral part of these financial statements.

COMERA LIFE SCIENCES, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK, STOCKHOLDERS’ DEFICIT AND MEMBERS’ EQUITY

	Convertible Preferred Stock		Capital Units		Incentive Units		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit or Members’ Equity
	Shares	Amount	Units	Amount	Units	Amount	Shares	Amount
Balance as of January 1, 2020	—	$—	8,748,276	9,118,198	1,823,017	—	—	$—	$817,882	$(9,322,560)	$613,520
Issuance of capital units, net of issuance costs of $50,068	—	—	680,730	1,562,842	—	—	—	—	—	—	1,562,842
Vesting of incentive units	—	—	—	—	164,457	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	101,040	—	101,040
Net loss	—	—	—	—	—	—	—	—	—	(2,125,487)	(2,125,487)

Balance as of December 31, 2020	—	$—	9,429,006	$10,681,040	1,987,474	$—	—	$—	$918,922	$(11,448,047)	$151,915
Vesting of incentive units	—	—	—	—	32,939	—	—	—	—	—	—
Conversion of capital units into convertible preferred stock	9,429,006	10,681,040	(9,429,006)	(10,681,040)	—	—	—	—	—	—	(10,681,040)
Cancellation of incentive units upon corporate reorganization	—	—	—	—	(2,020,413)	—	—	—	—	—	—
Issuance of convertible preferred stock, net of issuance costs of $60,327	4,373,752	10,176,413	—	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	400,000	400	179,600	—	180,000
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,114,656	—	1,114,656
Net loss	—	—	—	—	—	—	—	—	—	(5,451,778)	(5,451,778)

Balance as of December 31, 2021	13,802,758	$20,857,453	—	$—	—	$—	400,000	$400	$2,213,178	$(16,899,825)	$(14,686,247)

The accompanying notes are an integral part of these financial statements.

COMERA LIFE SCIENCES, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(5,451,778)	$(2,125,487)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,114,656	101,040
Depreciation expense	86,136	89,749
Loss on disposal of equipment	—	1,392
Noncash consulting expense	—	171,100
Noncash lease expense	2,683	—
Gain on debt extinguishment	(160,588)	—
Change in fair value of convertible notes	76,738	—
Changes in operating assets and liabilities:
Accounts receivable	109,868	(113,068)
Prepaid expenses and other current assets	(230,955)	(583)
Due from related parties	5,114	(5,400)
Accounts payable	319,325	20,981
Accrued expenses and other current liabilities	399,801	82,223
Deferred revenue	(28,949)	(26,051)

Net cash used in operating activities	(3,757,949)	(1,804,104)

Cash flows from investing activities:
Purchases of property and equipment	(142,013)	(12,366)

Net cash used in investing activities	(142,013)	(12,366)

Cash flows from financing activities:
Proceeds from issuance of capital units, net of issuance costs	—	1,391,742
Proceeds from issuance of convertible preferred stock, net of issuance costs	9,349,675	—
Proceeds from issuance of promissory note	—	160,588
Proceeds from issuance of convertible notes	750,000	—
Proceeds from exercise of stock options	180,000	—

Net cash provided by financing activities	10,279,675	1,552,330

Net increase (decrease) in cash, cash equivalents and restricted cash	6,379,713	(264,140)
Cash, cash equivalents and restricted cash at beginning of year	180,427	444,567

Cash, cash equivalents, and restricted cash at end of year	$6,560,140	$180,427

Supplemental disclosures of non-cash activities:
Issuance of capital units in exchange for services	$—	$171,100
Conversion of capital units into convertible preferred stock	$10,681,040	$—
Settlement of convertible notes for convertible preferred stock	$826,738	$—

The accompanying notes are an integral part of these financial statements.

COMERA LIFE SCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

1. Nature of the Business

Comera Life Sciences, Inc. (“Comera” or “Company”) was formed in the state of Delaware on January 2, 2014 as ReForm Biologics, LLC. On April 30, 2021, the Company completed a corporate reorganization and changed its name to ReForm Biologics, Inc. As part of the transaction each issued and outstanding capital unit of the Company as of the date of the reorganization was exchanged for shares of convertible preferred stock and previously outstanding incentive units of the Company were cancelled. On January 7, 2022, the Company changed its name to Comera Life Sciences, Inc. to emphasize the Company’s vision of a compassionate new era in medicine.

Comera is a biotechnology company dedicated to promoting a compassionate new era in medicine. The Company applies a deep knowledge of formulation science and technology to transform essential biologic medicines from IV to subcutaneous (“SQ”) forms. This revolutionary technology provides patients and families with the freedom of self-injectable care, allowing them to realize the potential of these life changing therapies, and to unlock the vast potential of their own lives while simultaneously lowering healthcare costs. To accomplish this, Comera is developing an internal portfolio of proprietary therapeutics that incorporate the Company’s innovative proprietary formulation platform, SQore™. Comera also collaborates with pharmaceutical and biotechnology companies, applying the SQore™ platform to the Company’s partners’ biologic medicines to deliver enhanced formulations that facilitate self-injectable care.

2. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Risks and Uncertainties

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including but not limited to, risks associated with completing preclinical studies and clinical trials, receiving regulatory approvals for product candidates, development by competitors of new biopharmaceutical products, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Significant discovery, research and development efforts, including clinical testing and regulatory approval, are required prior to commercialization of any potential product candidates. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize revenue from product sales.

Through December 31, 2021, the Company has funded its operations primarily with proceeds from the issuance of capital units, convertible notes, and preferred stock. The Company has incurred recurring losses since its inception, including net losses of $5.5 million and $2.1 million for the years ended December 31, 2021 and 2020, respectively. In addition, as of December 31, 2021, the Company had an accumulated deficit of $16.9 million. The Company expects to continue to generate operating losses for the near future. The future viability of the Company is dependent on its ability to raise additional capital to finance its operations. The Company’s inability to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies. There can be no assurance that the current operating plan will be achieved or that additional funding will be available on terms acceptable to the Company, or at all.

The Company does not believe the cash and cash equivalents on hand as of December 31, 2021 of $6.5 million will be sufficient to fund its operations and capital expenditure requirements for the next twelve months from the date the financial statements are issued. The Company will be required to raise additional capital to continue to fund operations and capital expenditures. Such funding may not be available on acceptable terms, or at all. If the Company is unable to access additional funds when needed, it may not be able to continue operations or the Company may be required to delay, scale back or eliminate some or all of its ongoing research and development efforts and other operations. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm its business, financial condition and results of operations. These uncertainties create substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

COVID-19

In March 2020, COVID-19 was declared a global pandemic by the World Health Organization and continues to present a substantial public health and economic challenge around the world. The length of time and full extent to which the COVID-19 pandemic may directly or indirectly impact the Company’s business, results of operations and financial condition will depend on future developments that are highly uncertain, subject to change and difficult to predict.

The Company plans to continue to closely monitor the ongoing impact of the COVID-19 pandemic on the Company’s employees and other business operations. In an effort to provide a safe work environment for the Company’s employees, the Company has, among other things, limited employees in the Company’s office and lab facilities to those where on-site presence is needed for their job activities, implemented various social distancing measures in the Company’s offices and labs including replacing all in-person meetings with virtual interactions, and are providing personal protective equipment for the Company’s employees present in the Company’s office and lab facilities. The Company is continuing to monitor the impact and effects of the COVID-19 pandemic and the Company’s response to it, and the Company expects to continue to take actions as may be required or recommended by government authorities or that are determined to be in the best interests of the Company’s employees and other business partners in light of the pandemic.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions, based on judgments considered reasonable, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. The Company bases its estimates and assumptions on historical experience, known trends and events and various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuation of the Company’s common stock, capital and incentive units and stock-based compensation. Changes in estimates are recorded in the period in which they become known. Due to the risks and uncertainties involved in the Company’s business and evolving market conditions and, given the subjective element of the estimates and assumptions made, actual results may differ from estimated results.

Fair Value Measurements

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 - Inputs to the valuation methodology observable inputs, other than those in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or that can be corroborated by observable market data.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Due primarily to their short-term nature, certain financial instruments have fair values that approximate their carrying values. These instruments include accounts receivable, due from related parties, accounts payable, and accrued expenses. The fair value of long-term debt approximates its carrying value and has been estimated based on interest rates being offered for similar debt having the same or similar remaining maturities and terms of repayment.

Concentrations of Credit Risk

The Company has no significant off-balance sheet risk, such as foreign exchange contracts, option contacts, or other foreign hedging arrangements. Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents, restricted cash and accounts receivable. The Company maintains its cash, cash equivalents and restricted cash with high-credit quality financial institutions which, at times, may exceed federally insured limits. The Company believes it is not exposed to any significant losses due to credit risk on cash, cash equivalents and restricted cash. Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company performs ongoing credit evaluations of the Company’s customers and generally requires no collateral to secure accounts receivable. The Company maintains an allowance for potentially uncollectible accounts receivable. Consequently, the Company believes that its exposure to losses due to credit risk on net accounts receivable is limited.

Segments

Operating segments are defined as components of an entity for which separate discrete financial information is made available and that is regularly evaluated by the chief operating decision maker, or CODM, in making decisions regarding resource allocation and assessing performance. The Company’s CODM is the chief executive officer and our operations are managed as a single segment for the purposes of assessing performance and making operating decisions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents. The Company maintains its cash and cash equivalents at accredited financial institutions, in amounts that may exceed federally insured limits.

Restricted Cash

Restricted cash relates to amounts that are held on deposit by a financial institution for a specific purpose and are not available to the Company for immediate or general business use. Amounts are reported as current or noncurrent based on when the cash is expected to become available to the Company for its general business use.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for credit losses is provided for amounts considered to be uncollectible based upon management’s assessment of the collectability, which considers historical write-off experience and any specific risks identified in customer collection matters. Credit losses are written off against the allowance when identified. As of December 31, 2021 and 2020, there was no allowance for credit losses or bad debt, respectively

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Laboratory equipment	5 Years
Leasehold improvements	Lesser of lease term or 10 years
Computer equipment	3 Years
Other equipment	5 Years

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, which consist of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. The Company did not record any impairment loss during the years ended December 31, 2021 and 2020.

Leases

Effective January 1, 2021, the Company adopted ASU 2016-02, Leases (Topic 842). The Company determines if an arrangement is a lease at inception and the classification of such lease. Operating leases include right-of-use assets and operating lease liabilities, which are recorded in the Company’s balance sheets.

Right of use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right of use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company uses the implicit rate when readily determinable or an incremental borrowing rate applicable to the Company based on the information available at the commencement date, if an implicit rate is not readily available, in determining the present value of lease payments. As the Company has no existing or proposed collateralized borrowing arrangements, to determine a reasonable incremental borrowing rate, the Company considers collateral assumptions, the lease term, the Company’s current credit risk profile, and rates for existing borrowing arrangements for comparable peer companies. The Company accounts for the lease and fixed non-lease components as a single lease component for real estate leases. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.

Fair Value Option for Convertible Notes

As permitted under ASC 825, Financial Instruments (“ASC 825”), the Company elected the fair value option to account for its convertible notes issued during 2021 (the “Notes”). The Company recorded the convertible notes at fair value subsequently remeasured them to fair value at each reporting date and upon settlement. Changes in fair value were recognized as a component of other income, net in the statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the issuance of the convertible notes were recognized as expense as incurred.

Convertible Preferred Stock

The Company accounts for convertible preferred stock subject to possible redemption in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity. The convertible preferred stock is only redeemable upon the occurrence of certain deemed liquidation events. As the preferred stock is considered to be contingently redeemable, the preferred stock has been classified outside of permanent equity. The preferred stock will be accreted to its redemption value if the deemed liquidation events are considered probable of occurring.

Income Taxes

From inception through April 30, 2021, the Company was a Delaware limited liability company for federal and state tax purposes and, therefore, all items of income or loss through April 30, 2021 flowed through to the members of the limited liability company. Accordingly, the Company did not record deferred tax assets or liabilities or have net operating loss carryforwards. Effective April 30, 2021, the Company converted from an LLC to a C corporation for federal and state income tax purposes. The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic 740, Income Taxes (“ASC 740”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. At December 31, 2021, the Company has concluded that a full valuation allowance is necessary for its deferred tax assets.

The Company assesses the recording of uncertain tax positions by evaluating the minimum recognition threshold and measurement requirements a tax position must meet before being recognized as a benefit in the financial statements. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in the Company’s statements of operations and comprehensive loss.

Revenue and Contract Balances

Effective January 1, 2019 and January 1, 2021, the Company adopted FASB ASU No. 2014-09 (Topic 606), Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”) and ASU No. 2018-18, Clarifying the Interaction between Topic 808 (Collaborative Arrangements) and Topic 606 (Revenue from Contracts with Customers), respectively. The Company’s principal sources of revenue during the years ended December 31, 2021 and 2020, were derived from research and development service agreements with customers.

At inception, management determines whether contracts are within the scope of ASC 606 or other topics, including ASC 808, Collaborative Arrangements (“ASC 808”). For contracts or units of account that are determined to be within the scope of ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which management expects to be entitled to receive in exchange for these goods and services. To achieve this core principle, management applies the following five steps (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when or as a performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

Identification of Performance Obligations. Performance obligations promised in a contract are identified at contract inception based on the goods and services that are both capable of being distinct and are distinct in the context of the contract. To the extent a contract includes multiple promised goods and services, the Company applies judgment to determine whether promised goods and services are both capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised goods and services are accounted for as a combined performance obligation. In general, the Company’s contracts typically contain one performance obligation to perform research services on behalf of its customers, which are generally performed over a short period of time, typically less than twelve months. These contracts typically include rights to negotiate for a license or other products and services upon completion of the research services.

Transaction Price. The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods and services to the customer. The Company’s contracts typically contain upfront payments or fees for research services.

Research and Development Services. The promises under the Company’s arrangements generally include research and development services to be performed by the Company on behalf of the counterparty. Payments or reimbursements from customers resulting from the Company’s research and development efforts are recognized as the services are performed and presented on a gross basis because the Company is the principal for such efforts. The Company uses an input method, according to the ratio of direct labor hours incurred to the total direct labor hours expected to be incurred in the future to satisfy the performance obligation. In management’s judgment, this input method is the best measure of the transfer of control of the performance obligation. Amounts received prior to revenue recognition are recorded as deferred revenue. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current portion of deferred revenue in the accompanying consolidated balance sheets. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, net of current portion. Reimbursements from and payments to the counterparty that are the result of a collaborative relationship, instead of a customer relationship, such as co-development activities, are recognized as the services are performed and presented as a reduction to research and development expense. To date, the Company has determined that all arrangements which include research and development services have been transacted with customers and recognized on a gross basis using ASC 606.

Customer Options. If an arrangement is determined to contain customer options that allow the customer to acquire additional goods or services, the goods and services underlying the customer options that are not determined to be material rights are not considered to be performance obligations at the outset of the arrangement, as they are contingent upon option exercise. The Company evaluates the customer options for material rights, or options to acquire additional goods or services for free or at a discount. If the customer options are determined to represent a material right, the material right is recognized as a separate performance obligation at the outset of the arrangement. The Company allocates the transaction price to material rights based on the relative standalone selling price, which is determined based on the identified discount and the probability that the customer will exercise the option. Amounts allocated to a material right are not recognized as revenue until, at the earliest, the option is exercised.

Contract Balances. The Company classifies the right to consideration in exchange for deliverables as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional (i.e., only the passage of time is required before payment is due). Such receivables are presented in accounts receivable in the accompanying balance sheets at their net estimated realizable value. An allowance for credit losses is maintained to provide for the estimated amount of receivables and contract assets that may not be collected. The allowance is based upon an assessment of customer creditworthiness, historical payment experience, the age of outstanding receivables and other applicable factors. Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period. Contract assets include unbilled amounts from contracts when revenue recognized exceeds the amount billed to the customer, and right to payment is not solely subject to the passage of time. Contract assets are included in prepaid expenses and other current assets in the accompanying balance sheets. Contract liabilities, which are presented as deferred revenue, consist of advance payments and billings in excess of revenue recognized. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current portion of deferred revenue in the accompanying balance sheets. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, net of current portion.

Cost of Revenue

Cost of revenue primarily represents payroll and related personnel costs as well as allocated overhead, including occupancy and information technology expenses.

Research and Development Expense

Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries, stock-based compensation and benefits, facilities costs, depreciation, and external costs of outside vendors. Non-refundable prepayments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized. Such amounts are recognized as an expense as the goods are delivered or the related services are performed or until it is no longer expected that the goods will be delivered or the services rendered.

The Company has entered into various research and development related contracts. The Company records accrued liabilities for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the underlying activities.

Stock-Based Compensation Expense

Stock-based payments are accounted for in accordance with the provisions of ASC 718, Compensation – Stock Compensation. The Company measures the estimated fair value of the stock-based award on the date of grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock options, and formerly incentive units, with only service-based vesting conditions and records the expense for these awards using the straight-line method. The Company has not issued any stock-based awards with performance- or market-based vesting conditions. The Company accounts for forfeitures as they occur.

The Company classifies stock-based compensation expense in its statements of operations and comprehensive loss in the same manner in which the award recipient’s cash compensation costs are classified.

Given the absence of an active market for the Company’s equity, the Company and the board of directors were required to estimate the fair value of the Company’s common stock and incentive units at the time of each grant. The Company and the board of directors determined the estimated fair value of the Company’s equity instruments based on a number of factors, including external market conditions affecting the biotechnology industry sector. The Company and the board of directors utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its equity instrument. Each valuation methodology includes estimates and assumptions that require the Company’s judgment.

Comprehensive Loss

Comprehensive loss is defined as the change in equity from transactions and other events or circumstances from non-owner sources. Comprehensive loss includes net loss as well as other changes in stockholders’ deficit and members’ equity that result from transactions and economic events other than those with stockholders and members. For the years ended December 31, 2021 and 2020, comprehensive loss is equal to net loss.

Net Loss per Share or Unit

The Company calculates basic and diluted net loss per share or unit in conformity with the two-class method required for participating securities. Under the two-class method, net loss is allocated between common stock or member units and other participating securities based on their participation rights.

Diluted net loss per unit is computed using the more dilutive of (a) the two-class method, (b) treasury stock method, or (c) if-converted method. as applicable, to potentially dilutive instruments. Potentially dilutive instruments consist of unvested incentive units and the potential issuance of common stock upon exercise of outstanding stock options or conversion of preferred stock. The dilutive effect of the convertible preferred stock is assessed by application of the “if-converted” method in periods where such application would be dilutive.

Subsequent Event Considerations

The Company considers events or transactions that occur after the balance sheet date but prior to the date the financial statements are issued to provide additional evidence for certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated as required.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). The guidance in ASU 2016-02 supersedes the prior leasing guidance, which requires lessees to recognize right-of use assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. The Company adopted ASU 2016-02, as amended, as of January 1, 2021 by applying the modified retrospective approach for leases existing at, and entered into after, January 1, 2021. In addition, the standard allows for certain practical expedients in transition to ASU 2016-02, including the package of practical expedients. The Company utilized the package of practical expedients which allowed the Company to not reassess the following: (i) whether any expired or existing contracts contained leases; (ii) the lease classification for any expired or existing leases; and (iii) the treatment of initial direct costs for any existing leases. The adoption of this standard resulted in the recognition of a right of use asset and corresponding operating lease liability of $66 thousand upon adoption.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326)—Measurement of Credit Losses on Financial Instruments, which has been subsequently amended (“ASU 2016-13”). The provisions of ASU 2016-13 modify the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology and require a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company early adopted ASU 2016-13, as amended, as of January 1, 2021. The adoption of this standard did not have a material effect on the Company’s financial statements upon adoption.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606 (“ASU 2018-18”). ASU 2018-18 provides guidance on whether certain transactions between collaborative arrangement participants should be accounted for with revenue under Topic 606. The Company early adopted this guidance as of January 1, 2021. The adoption of this standard did not have a material effect on the Company’s financial statements upon adoption.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This ASU simplifies the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. More specifically, the amendments focus on the guidance for convertible instruments and derivative scope exceptions for contracts in an entity’s own equity. Under ASU 2020-06, certain features, including beneficial conversion features, are no longer required to be separately accounted for. The new guidance also requires the if-converted method to be applied for all convertible instruments and requires additional disclosures. The Company early adopted this standard as of January 1, 2021. The adoption of this standard did not have a material effect on the Company’s financial statements upon adoption.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial statements and disclosures.

Reclassification of Prior Year Presentation

Certain immaterial prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

3. Fair Value of Financial Assets and Liabilities

As of December 31, 2021 and 2020, the Company did not hold any financial assets or liabilities that were measured at fair value on a recurring or nonrecurring basis. There were no assets or liabilities for which fair value was required to be disclosed. During the years ended December 31, 2021 and 2020, there were no transfers between Level 1, Level 2 and Level 3.

Valuation of Convertible Notes

During the year ended December 31, 2021, the Company issued convertible notes to certain existing investors. The Company has elected to account for these instruments utilizing the fair value option as permitted under ASC 825. Management believes the fair value option more closely reflects the economics of the transaction from the perspective of the counterparties. At issuance the Notes were considered to have a fair value equal to the principal of the Notes and at settlement the Notes were considered to have a fair value equal to the fair value of the convertible preferred stock that was issued in settlement of the Notes. The fair value of the convertible preferred stock that was issued in settlement of the Notes was based on an option pricing model. The option pricing model utilized an enterprise value that was determined utilizing a backsolve method based on the issuance of a new class of preferred stock in an arms-length transaction. The enterprise value was then allocated to the various outstanding classes of equity. This model utilizes unobservable inputs. The change in fair value for the year ended December 31, 2021 was $77 thousand which was recorded as change in fair value of convertible notes in the Company’s statements of operations and comprehensive loss.

The following table sets forth a summary of changes in the fair value of the Company’s Notes for which fair value is determined by Level 3 inputs:

Convertible Notes
Value as of December 31, 2020	$—
Issuance of convertible notes	750,000
Change in fair value of convertible notes	76,738
Settlement into convertible preferred stock	(826,738)

Value as of December 31, 2021	$—

4. Cash, Cash Equivalents and Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the balance sheet and included in the statement of cash flows:

	December 31,
	2021	2020
Cash and cash equivalents	$6,510,140	$155,427
Restricted cash	50,000	25,000

Cash, cash equivalents, and restricted cash	$6,560,140	$180,427

Amounts included in restricted cash as of December 31, 2021 and 2020 consist of cash held to collateralize a letter of credit issued as a security deposit in connection with the Company’s lease on its corporate facility and for certain credit cards.

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2021	2020
Contract assets	$85,018	$—
Insurance recovery receivable	136,250
Prepaid employee benefits	2,000	10,722
Prepaid rent	—	11,201
Other	47,380	17,770

Prepaid expenses and other current assets	$270,648	$39,693

6. Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31,
	2021	2020
Lab equipment	$587,650	$463,817
Leasehold improvements	17,973	11,258
Computer equipment	21,747	10,282
Other equipment	9,411	9,411

	636,781	494,768
Less accumulated depreciation	(402,614)	(316,478)

Property and equipment, net	$234,167	$178,290

Depreciation expense for the years ended December 31, 2021 and 2020 was $86 thousand and $90 thousand, respectively.

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2021	2020
Accrued bonus	$349,000	$—
Professional fees	123,756	85,088
Accrued vacation	25,945	20,328
Other	7,910	1,394

Accrued expenses and other current liabilities	$506,611	$106,810

8. Members’ Equity and Corporate Reorganization

On April 30, 2021, the Company completed a reorganizational transaction (the “Corporate Reorganization”). As part of the Corporate Reorganization each issued and outstanding capital unit of ReForm Biologics, LLC as of the date of the reorganization was exchanged for shares of convertible preferred stock and previously outstanding incentive units of ReForm Biologics, LLC were cancelled. The financial statements as of and for the year ended December 31, 2021, reflect the exchange of capital units to convertible preferred stock.

The following summarizes the activity of Capital Units for the year ended December 31, 2021:

	Class A1 Capital Units		Class B1 Capital Units		Class B1-A Capital Units		Total Capital Units
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance as of December 31, 2020	8,811,088	$9,289,298	514,932	$1,329,024	102,986	$62,718	9,429,006	$10,681,040
Conversion of capital units into convertible preferred stock	(8,811,088)	(9,289,298)	(514,932)	(1,329,024)	(102,986)	(62,718)	(9,429,006)	(10,681,040)

Balance as of December 31, 2021	—	$—	—	$—	—	$—	—	$—

The following summarizes the activity of Capital Units for the year ended December 31, 2020:

	Class A1 Capital Units		Class B1 Capital Units		Class B1-A Capital Units		Total Capital Units
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance as of January 1, 2020	8,748,276	$9,118,198	—	$—	—	$—	8,748,276	$9,118,198
Issuance of capital units, net of issuance costs of $50,068	62,812	171,100	514,932	1,329,024	102,986	62,718	680,730	1,562,842

Balance as of December 31, 2020	8,811,088	$9,289,298	514,932	$1,329,024	102,986	$62,718	9,429,006	$10,681,040

During 2020, the Company issued an aggregate of 62,812 Class A Capital Units in exchange for services rendered in the amount of $171 thousand. Additionally, during 2020 the Company issued 514,932 Class B1 Capital Units and 102,986 Class B1-A Capital Units in exchange for gross cash proceeds of $1.4 million. The proceeds were allocated to the B1 and B1-A Capital Units utilizing a relative fair value basis.

9. Convertible Preferred Stock

As of December 31, 2021, the authorized capital stock of the Company included 14,051,702 shares of $0.001 par value preferred stock, of which 9,429,006 shares have been designated as series A convertible preferred stock (“Series A Preferred Stock”) and 4,622,696 shares have been designated as series B convertible preferred stock (“Series B Preferred Stock”).

Convertible preferred stock consisted of the following as of December 31, 2021:

	Par Value	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Convertible Preferred Stock	$0.001	6,000,000	6,000,000	$2,972,028	$18,000,000	6,000,000
Series A-2 Convertible Preferred Stock	$0.001	1,266,667	1,266,667	$1,865,374	$3,800,001	1,266,667
Series A-3 Convertible Preferred Stock	$0.001	527,752	527,752	$1,416,519	$1,583,256	527,752
Series A-4 Convertible Preferred Stock	$0.001	1,016,669	1,016,669	$3,035,377	$3,050,007	1,016,669
Series A-5 Convertible Preferred Stock	$0.001	514,932	514,932	$1,329,024	$2,162,714	514,932
Series A-6 Convertible Preferred Stock	$0.001	102,986	102,986	$62,718	$144,180	102,986
Series B-1 Convertible Preferred Stock	$0.001	4,219,409	3,970,465	$9,352,627	$9,410,002	3,970,465
Series B-2 Convertible Preferred Stock	$0.001	403,287	403,287	$823,786	$766,245	403,287

		14,051,702	13,802,758	$20,857,453	$38,916,405	13,802,758

The following summarizes the activity of the Series A convertible preferred stock for the year ended December 31, 2021:

	Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series A-3 Convertible Preferred Stock		Series A-4 Convertible Preferred Stock		Series A-5 Convertible Preferred Stock		Series A-6 Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—
Conversion of capital units into convertible preferred stock	6,000,000	2,972,028	1,266,667	1,865,374	527,752	1,416,519	1,016,669	3,035,377	514,932	1,329,024	102,986	62,718

Balance as of December 31, 2021	6,000,000	$2,972,028	1,266,667	$1,865,374	527,752	$1,416,519	1,016,669	$3,035,377	514,932	$1,329,024	102,986	$62,718

The following summarizes the activity of the Series B convertible preferred stock for the year ended December 31, 2021:

	Series B-1 Convertible Preferred Stock		Series B-2 Convertible Preferred Stock
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	—	$—	—	$—
Issuance of convertible preferred stock, net of issuance costs of $60,327	3,970,465	9,352,627	403,287	823,786

Balance as of December 31, 2021	3,970,465	$9,352,627	403,287	$823,786

In April 2021, the Company issued 6,000,000, 1,266,667, 527,752, 1,016,669, 514,932, and 102,986 shares of Series A-1, A-2, A-3, A-4, A-5, and A-6 Preferred Stock, respectively. The Series A Preferred Stock was issued in settlement of previously outstanding capital units of ReForm Biologics, LLC as part of the Corporate Reorganization.

In connection with the series B preferred stock purchase agreement dated May 26, 2021 (the “Series B Purchase Agreement”), the Company initially issued 2,240,507 shares of Series B-1 convertible preferred stock (the “Series B-1 Preferred Stock”) at an initial issuance price of $2.37 per share for total gross proceeds of $5.3 million. Concurrent with the issuance of these shares, the Company also issued 403,287 shares of Series B-2 preferred stock that were issued to settle the Notes. The Series B Purchase Agreement provided for the issuance of up to an additional 1,978,902 shares of Series B-1 Preferred Stock at the same terms to new investors. This provision does not create any enforceable rights or obligations related to the issuance of additional shares.

In a second closing associated with the Series B Purchase Agreement, during June 2021, the Company issued an additional 843,882 shares of Series B-1 Preferred Stock at an initial issuance price of $2.37 per share for total gross proceeds of $2.0 million. In a third closing associated with the Series B Purchase Agreement, during July 2021, the Company issued an additional 886,076 shares of Series B-1 Preferred Stock at an initial issuance price of $2.37 per share for total gross proceeds of $2.1 million.

As of December 31, 2021, the holders of the preferred stock have the following rights and preferences:

Voting Rights—

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to the stockholders for a vote and are entitled to the number of votes equal to the number of whole shares of common stock into which such holders of preferred stock could convert on the record date for determination of stockholders entitled to vote. Except for the actions requiring the approval or consent of the holders of preferred stock, the holders of preferred stock shall vote together with the holders of common stock and vote as a single class.

Dividends—

The holders of the preferred stock are entitled to receive dividends when, as and if declared by the Board. The Company may not pay any dividends on shares of common stock of the Company unless the holders of preferred stock also receive a corresponding dividend. As of December 31, 2021, no cash dividends have been declared or paid.

Liquidation Rights—

In the event of any voluntary or involuntary liquidation event, dissolution, winding up of the Company or upon the occurrence of certain events considered to be a deemed liquidation events, each holder of the then outstanding Series B Preferred Stock will be entitled to receive a preferential payment, prior and in preference to any distributions to the holders of the Series A Preferred Stock and common stock. After payments have been made in full to the holders of the Series B Preferred Stock, then, to the extent available, each holder of the then outstanding Series A Preferred Stock will be entitled to receive a preferential payment, prior and in preference to any distributions to the holders common stock. After payments have been made in full to the holders of the preferred stock, then, to the extent available, the remaining amounts will be distributed among the holders of the preferred stock and common stock, pro rata based on the number of shares held by each holder.

Conversion—

Each share of preferred stock is convertible into common stock, at any time, at the option of the holder, and without the payment of additional consideration, at the applicable conversion ratio then in effect for each series of preferred stock, initially set at the initial issuance price (i.e., one-for-one), and subject to adjustment in accordance with specified anti-dilution provisions. In addition, each share of preferred stock will be automatically converted into common stock at the applicable conversion ratio then in effect for each series of preferred stock upon the earlier of (i) a qualified initial public offering as defined, (ii) the closing of a business combination pursuant to which the Corporation is merged into, or otherwise combines with, a public company or a special purpose acquisition company listed on a “national securities exchange or (iii) upon a vote of the holders of a majority of the outstanding preferred stock.

The Company evaluated each series of its preferred stock and determined that each individual series is considered an equity host. In making this determination, the Company’s analysis followed the whole instrument approach which compares an individual feature against the entire preferred stock instrument which includes that feature. The Company’s analysis was based on a consideration of the economic characteristics and risks of each series of preferred stock. More specifically, the Company evaluated all of the stated and implied substantive terms and features, including: (1) whether the preferred stock included redemption features, (2) how and when any redemption features could be exercised, (3) whether the holders of preferred stock were entitled to dividends, (4) the voting rights of the preferred stock and (5) the existence and nature of any conversion rights. As a result of the Company’s conclusion that the preferred stock represents an equity host, the conversion feature of all series of preferred stock is considered to be clearly and closely related to the associated preferred stock host instrument. Accordingly, the conversion feature of all series of preferred stock is not considered an embedded derivative that requires bifurcation.

Redemption—

The preferred stock is only redeemable upon the occurrence of certain deemed liquidation events, as discussed above. As the preferred stock is considered to be contingently redeemable, the preferred stock has been classified outside of permanent equity. The preferred stock will be accreted to its redemption value if the deemed liquidation events are considered probable of occurring. Through December 31, 2021, the deemed liquidation events have not been considered probable of occurring, and therefore the preferred stock has not been accreted.

10. Common Stock

As of December 31, 2021, the authorized capital stock of the Company included 20,000,000 shares of common stock, $0.001 par value. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth above.

Each share of common stock entitles the holder to one vote, together with the holders of the preferred stock, on all matters submitted to the stockholders for a vote. Common stockholders are entitled to receive dividends, as may be declared by the Board, if any, subject to the preferential dividend rights of the preferred stock. Through December 31, 2021, no cash dividends have been declared or paid.

As of December 31 2021, the Company has reserved the following shares of common stock for future issuance:

Shares reserved for conversion of preferred stock	14,051,702
Shares reserved for exercise of outstanding stock options	3,488,407
Shares reserved for issuance under equity compensation plans	340,570

Total shares of authorized common stock reserved for future issuance	17,880,679

11. Stock-Based Compensation

2014 Restricted Unit Plan

On March 4, 2014, the Company established the 2014 Restricted Unit Plan (the “2014 Plan”). A total of 2,500,000 incentive units were authorized as part of the 2014 Plan, under which participants would receive membership interests in the Company. Under the terms of the 2014 Plan, Incentive Units could be granted to a participant by the Company’s board of directors. The strike price of the Incentive Units is determined by the Company’s board of directors at the time of grant. The Company has certain repurchase rights for issued Incentive Units in the event of termination of the participant’s employment or consulting relationship. As of December 31, 2020, there were 82,563 Incentive Units available for future grant. The plan was extinguished on April 30, 2021 as a result of the corporate reorganization.

2021 Stock Option and Grant Plan

On April 30, 2021, the Company established the 2021 Stock Option and Grant Plan (the “2021 Plan”), which provides for the Company to issue restricted stock awards, unrestricted stock awards and restricted stock units, or to grant incentive stock options or non-statutory stock options. Incentive stock options may be granted only to the Company’s employees, including officers. Restricted stock awards, unrestricted stock awards and restricted stock units and non-statutory stock options may be granted to employees, directors, consultants and key persons of the Company.

The total number of common shares authorized to be issued under the 2021 Plan was 4,228,977 shares as of December 31, 2021, of which 340,570 shares remained available for future grant.

Shares underlying awards that are forfeited, cancelled, reacquired by the Company prior to vesting, satisfied without the issuance of common stock, or are otherwise terminated under the 2021 Plan without having been fully exercised will be available for future awards.

Incentive Unit Valuation

Each Incentive Unit represents a non-voting equity interest in the Company that entitles the holder to a percentage of the profits and appreciation in the Company’s equity value arising after the date of grant and after such time as the strike price is met. Incentive Units are granted at no less than fair value on the date of grant as determined by the board of directors and typically vest over four years.

The Company measures and records the expense related to Incentive Units based on the fair value of those awards as determined on the date of grant. The Company used an option pricing model (OPM) to determine the total equity value of the Company at various dates and allocated that value to the outstanding Units, including Incentive Units. The OPM requires the use of subjective assumptions, which determine the fair value of equity-based awards, including the value of the Company’s equity, volatility, time to liquidity and risk-free rate. Once the enterprise value has been allocated to each class of Unit, the value attributed to the Incentive Units is then discounted for a lack of marketability. The Company and the board of directors considers changes in facts and circumstances between valuation dates to determine the fair value of Incentive Units on each date of grant.

The following table summarizes the inputs used in the OPM:

Year Ended December 31,
2020
Company equity value (in millions)	$3.6 - $10.7
Volatility	90.00%
Time to liquidity	3 Years
Risk-free rate	0.15% - 0.22%

Incentive Unit Activity

The following table summarizes the Company’s Incentive Unit activity for the year ended December 31, 2021:

	Unvested Incentive Units	Weighted-Average Grant Date Fair Value Per Unit
Unvested as of December 31, 2020	429,963	$0.19
Vested	(32,939)	0.43
Forfeited	(4,428)	0.66
Cancelled	(392,596)	0.10

Unvested as of December 31, 2021	—	$—

Stock Option Valuation

The assumptions that the Company used to determine the grant-date fair value of stock options granted were as follows, presented on a weighted-average basis:

Year Ended December 31,
2021
Expected option life (years)	5.58
Risk-free interest rate	0.90%
Expected volatility	62.84%
Expected dividend yield	—%

Stock Option Activity

The following table summarizes the Company’s stock option activity for the year ended December 31, 2021:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2020	—	$—		$—
Granted	3,958,407	0.45
Exercised	(400,000)	0.45		88
Cancelled or forfeited	(70,000)	0.45

Outstanding as of December 31, 2021	3,488,407	$0.45	9.52	$767

Exercisable as of December 31, 2021	2,123,125	$0.45	9.44	$467

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the Company’s common stock for those stock options that had exercise prices lower than the estimated fair value of the Company’s common stock.

The weighted-average grant-date fair value of the Company’s stock options granted during the year ended December 31, 2021 was $0.41.

As of December 31, 2021, total unrecognized compensation cost related to the unvested stock options was $569 thousand, which is expected to be recognized over a weighted-average period of 3.52 years.

Stock-Based Compensation

Stock-based compensation expense was allocated as follows:

	Year Ended December 31,
	2021	2020
Cost of revenue	$19,876	$2,924
Research and development	414,322	36,961
General and administrative	680,458	61,155

Total stock-based compensation	$1,114,656	$101,040

12. Related Party Transactions

The Company provides administrative services to certain related parties that are affiliated entities through common equity ownership with financial and operational interests in the Company. During the years ended December 31, 2021 and 2020, the Company recognized $5 thousand and $21 thousand as a reduction to general and administrative expense related to these contracts, respectively. As of December 31, 2021, the Company had a minimal amount of receivables related to these arrangements. As of December 31, 2020, the Company had $5 thousand of receivables related to these arrangements.

13. Concentrations of Risk

The Company has certain customers whose revenue individually represented 10% or more of the Company’s total revenue or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable.

For the years ended December 31, 2021 and 2020, two customers accounted for all revenue recognized in the period.

As of December 31, 2021, there were no customer concentrations in accounts receivable. As of December 31, 2020, one customer accounted for 97% of accounts receivable.

14. Note Payable

On April 24, 2020, the Company executed a promissory note pursuant to which it received proceeds of $161 thousand under the Paycheck Protection Program. The program was established as part of the Coronavirus Aid, Relief and Economic Security Act and is administered by the U.S. Small Business Administration.

The note had a two-year term, accrued interest at the rate of 1.0% per annum, and was prepayable at any time without payment of any premium. No payments of principal or interest were due during the six-month period beginning on the date of the note. The Paycheck Protection Program Flexibility Act of 2020 extended the deferral period for borrower payments of principal, interest, and fees on the note to the date of the U.S. Small Business Administration forgiveness.

Under the terms of the program, the Company could apply for and be granted forgiveness for all or a portion of the loan, with such forgiveness to be determined, subject to limitations, based on the use of the loan proceeds for payment of payroll costs and any payments of mortgage interest, rent and utilities. The Company applied for forgiveness on November 23, 2020. On January 7, 2021, the Company received notice that the forgiveness had been approved and recorded a gain on debt extinguishment in the amount of $161 thousand.

15. Income Tax

From inception through April 30, 2021, the Company was a Delaware limited liability company for federal and state tax purposes and, therefore, all items of income or loss through April 30, 2021 flowed through to the members of the limited liability company. Accordingly, the Company did not record deferred tax assets or liabilities or have net operating loss carryforwards. Effective April 30, 2021, the Company converted from an LLC to a C corporation for federal and state income tax purposes.

For the period from May 1, 2021 to December 31, 2021, the Company did not record a current or deferred income tax expense or benefit due to current and historical losses incurred by the Company. The Company’s operations are based in the United States.

A reconciliation of income tax expense computed at the statutory federal income tax rate to the Company’s effective tax rate as reflected in the financial statements is as follows:

Year Ended December 31,
2021
Income tax at federal statutory tax rate	21.0%
State income taxes, net of federal benefit	5.3%
Income tax rate differential	(3.0)%
Stock-based compensation	(0.9)%
Permanent differences	(0.3)%
Research and development tax credits	0.9%
Change in valuation allowance	(23.0)%

Effective income tax rate	—%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities are comprised of the following:

December 31,
2021
Deferred tax assets:
Net operating loss carryforwards	$885,617
R&D credit carryforwards	63,406
Lease liabilities	88,259
Stock-based compensation	173,069
Accrued expenses and other	176,231

1,386,582
Valuation allowance	(1,235,082)

151,500
Deferred tax liabilities:
Property and equipment and right of use assets	(151,500)

Net deferred tax assets	$—

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. As of December 31, 2021, based on the Company’s history of operating losses, the Company has concluded that it is not more likely than not that the benefit of its deferred tax assets will be realized. Accordingly, the Company has provided a full valuation allowance for deferred tax assets as of December 31, 2021. The valuation allowance increased $1.2 million during the year ended December 31, 2021 due primarily to net operating losses generated.

As of December 31, 2021, the Company had U.S. federal and state net operating loss carryforwards of $3.2 million, that may be available to offset future income tax liabilities. The U.S. federal tax operating loss carryforwards are not subject to expiration and can be carried forward indefinitely while the state net operating loss carryforwards begin to expire in 2042.

As of December 31, 2021, the Company has federal and state research and development tax credit carryforwards of $48 thousand and $15 thousand, respectively. The Company generated research credits but has not conducted a study to document the qualified activities. This study may result in an adjustment to the Company’s research and development credit carryforwards.

Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50 percentage points, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has completed numerous financings since its inception, which may have resulted in a change in control as defined by Sections 382 and 383 of the Internal Revenue Code, or could result in a change in control in the future.

The Company follows the provisions of ASC 740-10, “Accounting for Uncertainty in Income Taxes,” which specifies how tax benefits for uncertain tax positions are to be recognized, measured, and recorded in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. As of December 31, 2021, the Company has not recorded any amounts for uncertain tax positions. The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its statements of income. For the year ended December 31, 2021, no estimated interest or penalties were recognized on uncertain tax positions.

The Company’s corporate tax returns for the year ended December 31, 2021 remain open and subject to examination by the Internal Revenue Service and state taxing authorities.

16. Net Loss per Share or Unit – Basic and Diluted

For the years ended December 31, 2021 and 2020, basic net loss per share or unit was computed by dividing the net loss attributable to common stockholders or unit holders by the weighted average number of common shares and member units outstanding. Prior to April 30, 2021, undistributed losses were allocated equally to each class of member units, including vested incentive units, since they share equally in the residual net assets of the Company upon liquidation, subject to their different distribution participation rights. Subsequent to April 30, 2021, the Company did not have any participating securities as the convertible preferred stock is not required to share in the losses of the Company.

For the years ended December 31, 2021 and 2020, diluted net loss per share or unit is the same as basic net loss per share or unit since the effect of considering unvested incentive units, stock options, and convertible preferred stock in the calculation would be anti-dilutive.

The following potentially dilutive common stock or member unit equivalents, presented based on amounts outstanding at each year end, were excluded from the computation of diluted net loss per share or unit because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2021	2020
Options to purchase common stock	3,488,407	—
Unvested incentive units	—	429,963
Convertible preferred stock (as converted to common stock)	13,802,758	—

The following table sets forth the calculation of basic and diluted net loss per share or unit:

	Year Ended December 31,
	2021	2020
Net loss available to common stockholders or members — basic and diluted	$(5,451,778)	$(2,125,487)

Weighted-average number of common shares or units used in computing net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	3,906,889	11,050,904

Net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	$(1.40)	$(0.19)

17. Commitments and Contingencies

Leases

On March 8, 2018, the Company entered into a noncancelable operating lease agreement for office and laboratory space in Woburn, Massachusetts. The lease agreement required monthly lease payments as well as payment of a proportional share of operating costs. On March 10, 2021, the Company extended the lease agreement through June 30, 2024 at a monthly lease rate of $12 thousand, subject to annual increases in January based on changes in the consumer price index.

The maturities and balance sheet presentation under all non-cancelable operating leases as of December 31, 2021, are as follows:

Operating Leases
Maturity of lease liabilities
2022	$143,004
2023	143,004
2024	71,502

Total lease liabilities	357,510
Less: imputed interest	(34,454)

Present value of operating lease liability as of December 31, 2021	$323,056

Reported as of December 31, 2021
Lease liabilities — current	$121,552
Lease liabilities — noncurrent	201,504

$323,056

As of December 31, 2021, the Company maintained a Right-Of-Use asset with a corresponding operating lease liability of approximately $323 thousand, based on the present value of the minimum rental payments in accordance with ASC 842, Leases. As the Company’s lease does not provide an implicit rate, the Company estimated its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of the lease payments. The weighted average discount rate used for leases as of December 31, 2021 is 8.0%. The weighted average lease term as of December 31, 2021 is 2.5 years. During the year ended December 31, 2021 operating cash flows used for operating leases was $136 thousand. During the year ended December 31, 2021, lease cost was $139 thousand. During the year ended December 31, 2020, rent expense incurred under this agreement was $134 thousand under previous accounting guidance.

Legal Proceedings

The Company, from time to time, may be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the years ended December 31, 2021 and 2020, and, to the best of the Company’s knowledge, no material legal proceedings are currently pending or threatened.

Indemnification Agreements

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to the agreements, the Company agrees to indemnify, hold harmless, and to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s business partners, in connection with any U.S. patent or any copyright or other intellectual property infringement claim by any third-party with respect to the Company’s products. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. Through December 31, 2021, the Company had not experienced any losses related to these indemnification agreements and no material claims were outstanding.

Other Matters

In February 2022, the Company determined it was affected by a business email compromise fraud which resulted in a diversion of the Company’s capital to unknown parties. This incident led to a loss of $136 thousand of cash for the year ended December 31, 2021 which was recorded within other income (expense), net in the Company’s statements of operations and comprehensive loss. Subsequent to December 31, 2021, an additional $590 thousand of cash was lost through the same incident. The Company implemented a variety of measures to further enhance its cybersecurity protections and minimize the impact of any future cyber incidents. The Company has insurance related to this event and expects to recover $300 thousand of losses in total. As of and for the year ended December 31, 2021, the Company recorded a $136 thousand insurance recovery receivable within prepaid expenses and other current assets in the Company’s balance sheet and a corresponding recovery of losses which offset the loss within other income (expense), net in the Company’s statement of operations and comprehensive loss since the recovery of losses was considered probable. The remaining insurance recovery amount of $164 thousand relates to losses incurred subsequent to year end and will be recorded in the Company’s financial statements for the year ending December 31, 2022.

18. Subsequent Events

The Company has completed an evaluation of all subsequent events after the balance sheet date of December 31, 2021 through March 8, 2022, the date the financial statements were issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2021, and events which occurred subsequently but were not recognized in the financial statements. The Company has concluded that no subsequent events have occurred that require disclosure, except as disclosed within the financial statements.

(a)	Stock-based Compensation Activity

Through the date the financial statements were issued, the Company has issued 899,137 shares of common stock in connection with exercises of stock options for gross proceeds of $404 thousand.

(b)	Business Combination Agreement

On January 31, 2022, Comera, OTR Acquisition Corp., a Delaware corporation (“OTR”), Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), CLS Sub Merger 1 Corp., a Delaware corporation and newly formed subsidiary of Holdco (“Comera Merger Sub”) and CLS Sub Merger 2 Corp., a Delaware corporation and newly formed subsidiary of Holdco (“OTR Merger Sub”), entered into an agreement and plan of merger (the “Business Combination Agreement”), pursuant to which (i) Comera Merger Sub will be merged with and into Comera (the “Comera Merger”), with Comera surviving the Comera Merger as a direct wholly-owned subsidiary of Holdco and (ii) immediately following the consummation of the Comera Merger, OTR Merger Sub will be merged with and into OTR (the “OTR Merger”), with OTR surviving the OTR Merger as a direct wholly-owned subsidiary of Holdco. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions and other terms relating to the Comera Merger and OTR Merger and the other transactions contemplated thereby which are expected to close in May 2022, contingent upon approval of OTR stockholders.

Immediately prior to the Comera Merger, each share of Comera Preferred Stock that is issued and outstanding immediately prior to the Comera Merger will be converted into an equal number of shares of Comera Common Stock (the “Conversion”). Following the Conversion, all shares of Comera Common Stock issued and outstanding immediately prior to the Comera Merger will be canceled and converted into the right to receive common stock of Holdco (the “Holdco Common Stock” or “Comera Consideration”) and the portion of the Earn-Out Shares (defined below), if released from escrow in accordance with the Business Combination Agreement. Each vested stock option outstanding immediately prior to the Comera Merger will be canceled and converted into the right to receive the number of shares of Holdco Common Stock in accordance with the Business Combination Agreement (together with the Comera Consideration, the “Aggregate Comera Consideration”).

In addition to the Aggregate Comera Consideration and as part of the overall consideration payable to the Company’s stockholders, Holdco shall place 3,150,000 shares of Holdco Common Stock (the “Earn-Out Shares”) into escrow. If, at any time prior to the second anniversary of the merger, either (i) the volume-weighted-average-price of Holdco Common Stock shall be equal to or greater than $12.50 for twenty trading days within a thirty-trading day period, or (ii) upon a change of control with aggregate consideration in excess of $12.50 per share, then the Earn-out Shares will be delivered to the Company’s stockholders in accordance with the Business Combination Agreement.

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

OTR Acquisition Corp.,

Comera Life Sciences Holdings, Inc.,

CLS Sub Merger 1 Corp.,

CLS Sub Merger 2 Corp.

and

Comera Life Sciences, Inc.

Dated as of January 31, 2022

-i-

-ii-

-iii-

BUSINESS COMBINATION AGREEMENT, dated as of January 31, 2022 (this “Agreement”), by and among OTR Acquisition Corp., a Delaware corporation (“SPAC”), Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), CLS Sub Merger 1 Corp., a Delaware corporation (“Company Merger Sub”), CLS Sub Merger 2 Corp., a Delaware corporation (“SPAC Merger Sub” and, together with Company Merger Sub, the “Merger Subs”), and Comera Life Sciences, Inc., a Delaware corporation (the “Company”). Each of SPAC, the Company, Holdco and the Merger Subs shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, Holdco is a wholly owned direct subsidiary of the Company, and each of Company Merger Sub and SPAC Merger Sub is a wholly owned direct subsidiary of Holdco;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), SPAC, Holdco, the Merger Subs and the Company will enter into a business combination transaction pursuant to which (a) Company Merger Sub will merge with and into the Company (the “Company Merger”), with the Company surviving the Company Merger as a direct wholly owned subsidiary of Holdco, and (b) immediately following the Company Merger, SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger” and, together with the Company Merger, the “Mergers”), with SPAC surviving the SPAC Merger as a direct wholly owned subsidiary of Holdco;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Company Merger is fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”) and has approved and adopted this Agreement and declared its advisability and approved the Company Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Transactions, including the Company Merger, by the Company Stockholders;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the SPAC Merger is fair to, and in the best interests of, SPAC and its stockholders (the “SPAC Stockholders”) and has approved and adopted this Agreement and declared its advisability and approved the SPAC Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Transactions, including the SPAC Merger, by the SPAC Stockholders;

WHEREAS, the Board of Directors of Holdco (the “Holdco Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, Holdco and its sole stockholder and has approved and adopted this Agreement and the Transactions, including approval of the A&R Holdco Organizational Documents, and (b) recommended the approval and adoption of the A&R Holdco Organizational Documents by the sole stockholder of Holdco;

WHEREAS, the Board of Directors of Company Merger Sub (the “Company Merger Sub Board”) has unanimously (a) determined that the Company Merger is fair to, and in the best interests of, Company Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Company Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Company Merger by the sole stockholder of Company Merger Sub;

WHEREAS, the Board of Directors of SPAC Merger Sub (the “SPAC Merger Sub Board”) has unanimously (a) determined that the SPAC Merger is fair to, and in the best interests of, SPAC Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the SPAC Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the SPAC Merger by the sole stockholder of SPAC Merger Sub;

WHEREAS, SPAC, Holdco, the Company and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, and as an inducement for the Parties to enter into the Transactions, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support

Agreement”), pursuant to which the Key Company Stockholders have agreed, among other things, to upon the terms and subject to the conditions set forth in the Stockholder Support Agreement, to vote all of their shares of Company Common Stock and Company Preferred Stock (including by delivery of the Written Consent) in favor of this Agreement and the Transactions, including the Company Merger;

WHEREAS, the Sponsor, the Company and SPAC, concurrently with the execution and delivery of this Agreement, and as an inducement for the Parties to enter into the Transactions, are entering into a letter agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, upon the terms and subject to the conditions set forth in the Sponsor Support Agreement, to (a) vote all of its shares of SPAC Class B Common Stock in favor of the Transactions, the SPAC Proposals and the SPAC Extension Proposal (if applicable), (b) abstain from exercising any Redemption Rights in connection with the Transactions and (c) waive the provisions of Section 4.3(b)(ii) of the SPAC Certificate of Incorporation;

WHEREAS, in connection with the Closing, Holdco, the Company Stockholders and Sponsor shall enter into a Registration Rights and Lock-Up Agreement of Holdco (the “Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit A; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Company Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, (ii) the SPAC Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, and (iii) taken together, the Mergers and any Qualifying Private Placement will qualify as an exchange under Section 351 of the Code, and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, ((a) and (b), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Company Consideration” means a number of shares of Holdco Common Stock equal to the quotient of (a) the Company Value divided by (b) $10.00.

“Aggregate SPAC Consideration” means a number of shares of Holdco Common Stock equal to the number of shares of SPAC Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time, payable to the SPAC Stockholders in connection with the SPAC Merger.

“Aggregate Transaction Consideration” means the Aggregate Company Consideration and the Aggregate SPAC Consideration.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement, the subscription agreements in connection with any Qualifying Private Placement, and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, the Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq., as may be amended or succeeded from time to time, and the regulations promulgated thereunder.

“Business Data” means all business information and data, excluding Personal Information that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company.

“Change of Control” means (a) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of Holdco and its subsidiaries, taken as a whole; (b) a merger, consolidation or other business combination of Holdco resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of Holdco or the surviving Person outstanding immediately after such combination (for the avoidance of doubt, excluding any Earn-out Shares that may be issued in connection with such transaction(s) pursuant to Section 3.04); or (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting shares of Holdco representing more than fifty percent (50%) of the voting power of the share capital of Holdco entitled to vote for the election of directors of Holdco.

“Company Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company dated May 26, 2021, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s common stock, with a par value of $0.001 per share.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or US GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure by the Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case, which SPAC has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is disproportionately affected thereby as compared to other participants in the industries in which the Company operates.

“Company Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Company Merger Sub, as amended, modified or supplemented from time to time.

“Company Merger Sub Requisite Approval” means the resolutions of the sole stockholder of Company Merger Sub approving and adopting (a) this Agreement and the Transactions, including the Company Merger and (b) any other proposals the Parties deem in good faith are necessary or desirable to effect the Transactions.

“Company Option Plan” means the ReForm Biologics, Inc. 2021 Stock Option and Grant Plan, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the Company Option Plan or otherwise, that are outstanding immediately prior to the Closing.

“Company Organizational Documents” means the Company Certificate of Incorporation and the bylaws of the Company, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Company Preferred Stock” means the shares of the Company’s preferred stock, including the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock.

“Company Stockholder Rights Agreements” means, collectively, (i) that certain amended and restated Investors’ Rights Agreement, dated as of May 26, 2021, by and among the Company and certain of the Company Stockholders party thereto, (ii) that certain amended and restated Voting Agreement, dated as of May 26, 2021, by and among the Company and certain of the Company Stockholders party thereto and (iii) that certain Right of First Refusal and Co-Sale Agreement, dated as of May 26, 2021, by and among the Company and certain of the Company Stockholders party thereto, in each case, as such may have been amended, supplemented or modified from time to time.

“Company Unvested Options” means a Company Option that has not vested immediately prior to the Company Merger Effective Time.

“Company Value” means an amount equal to (a) one hundred twenty-six million dollars ($126,000,000) less (b) any Leakage since the Most Recent Balance Sheet Date.

“Company Vested In-the-Money Option” means a Company Option that has vested prior to the Company Merger Effective Time and has an exercise price per share of Company Common Stock subject thereto that is less than the value of the Aggregate Company Consideration being paid per share of Company Common Stock hereunder.

“Company Vested Out-of-the-Money Option” means a Company Option that has vested prior to the Company Merger Effective Time and has an exercise price per share of Company Common Stock subject thereto that is equal to or greater than the value of the Aggregate Company Consideration being paid per share of Company Common Stock hereunder.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or SPAC or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to the coronavirus (COVID-19) pandemic, including the CARES Act.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Earn-Out Shares” means three million one hundred fifty thousand (3,150,000) shares of Holdco Common Stock.

“Environmental Laws” means any United States federal, state or local laws relating to: (a) releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

“Escrow Agent” means a mutually satisfactory escrow agent under the Escrow Agreement, it being agreed that Continental Stock Transfer and Trust Company is satisfactory to all Parties.

“Escrow Agreement” means an escrow agreement, in form and substance to be mutually agreed upon by the Parties, to be entered into by SPAC, Holdco, the Company and the Escrow Agent, pursuant to which the Earn-Out Shares will be placed into escrow and distributed in accordance with the provisions of this Agreement and such Escrow Agreement.

“FDA” means the United States Food and Drug Administration.

“FDA Legal Requirements” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Chapter 9), the Public Health Service Act, their applicable implanting regulations, and any orders issued thereunder by FDA, and other statute, Law, or regulation administered, promulgated, or enforced by FDA, and all comparable state and foreign Laws, and order issues by any other comparable Governmental Authority including, but not limited to, those requirements related to manufacturing, facility registration, record keeping and all other material requirements.

“Governmental Program” means any program, fund, scheme, or benefit administered by or on behalf of any governmental authority, and in which program, fund, scheme, or benefit the Company participates or has applied to participate.

“Governmental Program Cash” means any cash, cash equivalents, or marketable securities paid to the Company prior to the Closing in connection with any Governmental Program, including, for the avoidance of doubt, in connection with the CARES Act or any other stimulus or relief program of the Department of Health and Human Services or the Paycheck Protection Program administered by the U.S. Small Business Administration.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.

“Holdco Organizational Documents” means the certificate of incorporation and bylaws of Holdco, as amended, modified or supplemented from time to time.

“Holdco Requisite Approval” means the resolutions of the sole stockholder of Holdco approving and adopting (a) the A&R Holdco Organizational Documents and (b) any other proposals the Parties deem in good faith are necessary or desirable to effect the Transactions.

“Indebtedness” means an amount equal to, without duplication, (a) indebtedness for borrowed money of the Company, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) net obligations of the Company in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange, (c) obligations of the Company under capitalized leases, (d) any deferred purchase price liabilities of the Company related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (e) obligations of the Company under or in connection with off balance sheet financing arrangements, (f) any deferred payroll Taxes under any Governmental Program, including any portion of any employee’s share of payroll Taxes which has been deferred pursuant to IRS Notice 2020-65 and any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) unpaid as of the Closing Date that would have been due on or before the Closing Date but for Section 2302(a)(1) of the CARES Act, (g) any liability in connection with any Governmental Program Cash and (h) all obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, trade payables arising in the ordinary course of business shall not be deemed to be Indebtedness.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof

(“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity; (g) all other intellectual property or proprietary rights of any kind or description; (h) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including Software and Technology; and (i) all legal rights arising from items (a) through (g), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of SPAC, the actual knowledge of Nicholas J. Singer and David Neithardt after reasonable inquiry.

“Leakage” shall mean (a) any dividend or distribution (whether in cash or in kind) declared, paid, made, agreed or obligated to be made by the Company to or for the benefit of the Company Stockholders or any affiliate of the Company Stockholders, (b) any management, service or other charges or fees (including out of ordinary course directors’ fees and any monitoring fees) paid by the Company to, on behalf of, or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (c) any return of capital (whether by reduction of capital or redemption or purchase of shares or otherwise) by the Company or any amount payable on the repurchase, repayment, redemption, reduction or cancellation of any share capital, loan capital or other securities of the Company, in each case, to or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (d) any waiver, deferral or release by the Company of any amount or obligation owed or due to the Company from any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (e) any payment of any costs, bonuses or other sums by the Company (excluding salary, bonuses or other benefits paid to any such person in his or her capacity as an officer or employee of the Company in the ordinary course of business and consistent with past practice), on behalf of or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (f) any assumption or discharge by the Company of any liability (including in relation to any recharging of costs of any kind) on behalf of or for the benefit of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, (g) any guarantee, indemnity or security provided by the Company in respect of the obligations or liabilities of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company (that is not released effective as of Closing), (h) any transfer or disposal of any asset to any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, for consideration which is less than market value, (i) any acquisition of any asset from any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company for consideration which is more than market value, (j) any payment by the Company of any Taxes imposed on any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company (other than any Taxes for which the Company is primarily liable), or any agreement or obligation of any of the Company to make such payment, or (k) any payment by the Company of any personal expenses of any stockholder(s) of the Company or any affiliate of any stockholder(s) of the Company, other than reimbursement of reasonable and documented out-of-pocket expenses incurred in any such person’s capacity as a director or officer of the Company in the ordinary course of business and consistent with past practice.

“Leased Real Property” means the real property leased by the as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data.

“Product” mean any product or product candidate that is being researched, tested, developed, manufactured, licensed, sold, distributed or otherwise made available by or on behalf of the Company, from which the Company has derived previously, is currently deriving or expect to derive, revenue from the sale or provision thereof, including products currently under development by the Company.

“Qualifying Private Placement” means a private placement or placements of shares of SPAC Class A Common Stock, pursuant to customary subscription agreement(s) with investor(s), to be consummated substantially simultaneously with the Closing, in which no shares of SPAC Class A Common Stock are sold to investors at a price of less than ten dollars ($10.00) per share.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the SPAC Certificate of Incorporation.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite Approval” means the adoption of this Agreement by the affirmative vote of the holders of at least (a) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class, on an as-converted to Company Common Stock basis and (b) a majority of the outstanding shares of Company Preferred Stock voting separately as a class.

“Series A-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-1 Preferred Stock in the Company Certificate of Incorporation.

“Series A-2 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-2 Preferred Stock in the Company Certificate of Incorporation.

“Series A-3 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-3 Preferred Stock in the Company Certificate of Incorporation.

“Series A-4 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-4 Preferred Stock in the Company Certificate of Incorporation.

“Series A-5 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-5 Preferred Stock in the Company Certificate of Incorporation.

“Series A-6 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A-6 Preferred Stock in the Company Certificate of Incorporation.

“Series B-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series B-1 Preferred Stock in the Company Certificate of Incorporation.

“Series B-2 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.001 per share, designated as Series B-2 Preferred Stock in the Company Certificate of Incorporation.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC Certificate of Incorporation” means the Amended and Restated SPAC Certificate of Incorporation dated November 17, 2020.

“SPAC Class A Common Stock” means the Class A Common Stock of SPAC, par value $0.0001 per share.

“SPAC Class B Common Stock” means the Class B Common Stock of SPAC, par value $0.0001 per share.

“SPAC Common Stock” means the SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Extension Proposal” means the proposal to be submitted to the SPAC Stockholders pursuant to a definitive proxy statement filed by SPAC with the SEC and provided to the SPAC Stockholders for the purpose of amending the SPAC Organizational Documents to extend the time period for SPAC to consummate a business combination (currently May 19, 2022).

“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC; or (b) would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or the consummation of the Mergers and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or US GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction, or (viii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industry in which SPAC operate.

“SPAC Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of SPAC Merger Sub, as amended, modified or supplemented from time to time.

“SPAC Merger Sub Requisite Approval” means the written consent of the sole stockholder of SPAC Merger Sub approving and adopting (a) this Agreement and the Transactions, including the SPAC Merger and (b) any other proposals the Parties deem in good faith are necessary or desirable to effect the Transactions.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, bylaws, and Trust Agreement of SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Unit” means one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated November 17, 2020 by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.

“Sponsor” means OTR Acquisition Sponsor LLC.

“subsidiary” or “subsidiaries” of the Company, Holdco, the Surviving Corporations, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Trading Day” means any day on which shares of Holdco Common Stock are actually traded on the Trading Market.

“Trading Market” means Nasdaq or such other stock market on which the Holdco Common Stock shall be trading at the time of determination of VWAP.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, the Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“US GAAP” means accounting principles generally accepted in the United States.

“VWAP” means, for each Trading Day, the daily volume-weighted average price for shares of Holdco Common Stock on the Trading Market during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
10-K/10-Q Amendments	§ 5.07(a)
280G Approval	§ 7.04
280G Waiver	§ 7.04
A&R Holdco Organizational Documents	§ 2.04(c)
Action	§ 4.10
Agreement	Preamble
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 8.13
Certificate of Company Merger	§ 2.02(b)
Certificate of SPAC Merger	§ 2.02(c)
Claims	§ 7.03
Closing	§ 2.02(a)
Closing Date	§ 2.02(a)
Closing Form 8-K	§ 8.01(e)
Closing Press Release	§ 8.01(e)
Code	§ 3.05(g)
Collective Bargaining Agreement	§ 4.12(e)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Entities	§ 7.03
Company Merger	Recitals

Defined Term	Location of Definition
Company Merger Effective Time	§ 2.02(b)
Company Merger Sub	Preamble
Company Merger Sub Board	Recitals
Company Merger Sub Common Stock	§ 3.02(e)
Company Merger Surviving Corporation	§ 2.01
Company Permits	§ 4.06
Company Stockholders	Recitals
Confidentiality Agreement	§ 8.04(b)
Continuing Employees	§ 8.05(a)
Conversion	§ 3.02(a)
Data Security Requirements	§ 4.14(h)
Delayed 10-Q Filing	§ 5.07(a)
DGCL	Recitals
Dissenting Shares	§ 3.07(a)
D&O Tail	§ 8.06(b)
Earn-Out Period	§ 3.04(a)
Earn-Out Trigger	§ 3.04(a)
Employment Matters	§ 4.12(a)
Environmental Permits	§ 4.16
Exchange Act	§ 4.22
Exchange Agent	§ 3.05(a)
Exchange Fund	§ 3.05(a)
Exchanged Options	§ 3.02(f)
Financial Statements	§ 4.08(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.11(k)
Holdco	Preamble
Holdco Board	Recitals
Holdco Common Stock	§ 6.03(a)
Holdco Warrant	§ 3.08
Intended Tax Treatment	§ 8.10(a)
IRS	§ 4.11(b)
Law	§ 4.05(a)
Lease	§ 4.13(b)
Lease Documents	§ 4.13(b)
Letter Agreement	§ 9.02(h)
Material Contracts	§ 4.17(a)
Merger Subs	Preamble
Mergers	Recitals
Most Recent Balance Sheet	§ 4.08(b)
Most Recent Balance Sheet Date	§ 4.08(b)
Outside Date	§10.01(b)
Outstanding Company Transaction Expenses	§ 3.06(a)
Outstanding SPAC Transaction Expenses	§ 3.06(b)
Party	Preamble
Payment Spreadsheet	§ 3.01
PCAOB 2021 Audited Financials	§ 8.12
Plans	§ 4.11(a)
PPACA	§ 4.11(k)
Proxy Statement	§ 8.01(a)
Reform	Article IV

Defined Term	Location of Definition
Registered IP	§ 4.14(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 8.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 8.04(a)
SEC	§ 5.07(a)
SEC Guidance	§ 5.07(a)
Section 6226 Election	§ 8.10(b)
Securities Act	§ 5.07(a)
Service Agreement	§ 4.11(a)
Signing Form 8-K	§ 8.09
SPAC	Preamble
SPAC Board	Recitals
SPAC Class B Conversion	3.03(a)
SPAC Merger	Recitals
SPAC Merger Effective Time	§ 2.02(c)
SPAC Merger Sub	Preamble
SPAC Merger Sub Board	Recitals
SPAC Merger Sub Common Stock	§ 3.03(e)
SPAC Merger Surviving Corporation	§ 2.01(b)
SPAC Preferred Stock	§ 5.03(a)
SPAC Proposals	§ 8.01(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Stockholders	Recitals
SPAC Stockholders’ Meeting	§ 8.01(a)
SPAC Warrant Amendment	§ 3.08
Sponsor Support Agreement	Recitals
Stock Incentive Plan	§ 8.15
Stockholder Support Agreement	Recitals
Surviving Corporations	§ 2.01(b)
Tax	§ 4.15(n)
Tax Return	§ 4.15(n)
Terminating Company Breach	§ 10.01(f)
Terminating SPAC Breach	§ 10.01(g)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12
Unit Separation	§ 3.03(b)
Waived 280G Benefits	§ 7.04
WARN Act	§ 4.12(f)
Written Consent	§ 8.03(a)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto provided such amendments may be executed without the prior consent of the Parties or such consent is obtained; (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (x) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (xi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under US GAAP.

(e) Whenever this Agreement states that documents or other information have been “made available” or “provided” to SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room managed by or on behalf of the Company or shall have been transmitted to SPAC or one or more of its Representatives in writing or by electronic transmission, in each case, at least two (2) Business Days prior to the date hereof.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the DGCL, at the Company Merger Effective Time, Company Merger Sub shall be merged with and into the Company. As a result of the Company Merger, the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving corporation of the Company Merger (the “Company Merger Surviving Corporation”) and a wholly owned subsidiary of Holdco.

(b) Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the DGCL, at the SPAC Merger Effective Time, SPAC Merger Sub shall be merged with and into SPAC. As a result of the SPAC Merger, the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving corporation of the SPAC Merger (the “SPAC Merger Surviving Corporation” and, together with the Company Merger Surviving Corporation, the “Surviving Corporations”) and a wholly owned subsidiary of Holdco.

Section 2.02 Merger Effective Times; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Transactions shall be consummated (the “Closing”) remotely by electronic exchange of executed documents, or in such other manner as the Parties shall mutually agree. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(b) On the Closing Date, upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Company Merger to be consummated by filing a certificate of merger (a “Certificate of

Company Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the date and time of the filing of such Certificate of Company Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of Company Merger) being the “Company Merger Effective Time”).

(c) On the Closing Date, upon the terms and subject to the conditions of this Agreement, immediately following the Company Merger Effective Time, the Parties shall cause the SPAC Merger to be consummated by filing a certificate of merger (a “Certificate of SPAC Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties (the date and time of the filing of such Certificate of SPAC Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of SPAC Merger) being the “SPAC Merger Effective Time”).

Section 2.03 Effect of the Mergers.

(a) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Company Merger Sub shall vest in the Company Merger Surviving Corporation, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Company Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Merger Surviving Corporation.

(b) At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and SPAC Merger Sub shall vest in the SPAC Merger Surviving Corporation, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and SPAC Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the SPAC Merger Surviving Corporation.

Section 2.04 Certificate of Incorporation; Bylaws.

(a) At the Company Merger Effective Time, the certificate of incorporation of Company Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of incorporation of the Company Merger Surviving Corporation, except such certificate of incorporation shall be amended to change the name of the Company Merger Surviving Corporation to the name of the Company, until thereafter amended as provided by applicable Law and the such certificate of incorporation. At the Company Merger Effective Time, the bylaws of Company Merger Sub, as in effect at the Company Merger Effective Time, shall be the bylaws of the Company Merger Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of Company Merger Surviving Corporation and such bylaws, as applicable.

(b) At the SPAC Merger Effective Time, the certificate of incorporation of SPAC Merger Sub, as in effect immediately prior to the SPAC Merger Effective Time, shall be the certificate of incorporation of the SPAC Merger Surviving Corporation, except such certificate of incorporation shall be amended to change the name of the SPAC Merger Surviving Corporation to the name of SPAC, until thereafter amended as provided by applicable Law and such certificate of incorporation. At the SPAC Merger Effective Time, the bylaws of SPAC Merger Sub, as in effect immediately prior to the SPAC Merger Effective Time, shall be the bylaws of the SPAC Merger Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of SPAC Merger Surviving Corporation and such bylaws, as applicable.

(c) On the Closing Date, Holdco shall amend and restate, effective as of immediately prior to the Company Merger Effective Time, the bylaws of Holdco to be as set forth on Exhibit B, and the certificate of incorporation of Holdco to be as set forth on Exhibit C (collectively, the “A&R Holdco Organizational Documents”).

Section 2.05 Directors and Officers.

(a) The Parties shall cause the initial directors of Company Merger Surviving Corporation and the initial officers of Company Merger Surviving Corporation immediately following the Company Merger Effective Time to be comprised of the individuals set forth on Exhibit D hereto unless otherwise mutually agreed by the Parties, each to hold office in accordance with the organizational documents of the Company Merger Surviving Corporation.

(b) The Parties shall cause the initial directors of SPAC Merger Surviving Corporation and the initial officers of SPAC Merger Surviving Corporation immediately following the SPAC Merger Effective Time to be comprised of the individuals set forth on Exhibit D hereto unless otherwise mutually agreed by the Parties, each to hold office in accordance with the organizational documents of the SPAC Merger Surviving Corporation.

(c) The Parties shall cause the initial directors of Holdco and the initial officers of Holdco as of immediately following the SPAC Merger Effective Time to be comprised of the individuals set forth on Exhibit D unless otherwise mutually agreed by the Parties, each to hold office in accordance with the A&R Holdco Organizational Documents.

ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01 Payment Spreadsheet. Not less than five (5) Business Days prior to the Company Merger Effective Time, the Company shall deliver to SPAC a schedule (the “Payment Spreadsheet”), certified by an appropriate officer of the Company, setting forth (i) the calculation of the Aggregate Company Consideration (including the amount of Leakage, together with reasonable supporting information with respect thereto), (ii) the allocation of the Aggregate Company Consideration and the Earn-Out Shares, if released from escrow in accordance with Section 3.04, among the holders of Company Common Stock and the holders of Company Vested In-the-Money Options (taking into account, with respect to the holders of Company Vested In-the-Money Options, the aggregate exercise price of all such Company Options), (iii) the portion of the Aggregate Company Consideration and the Earn-Out Shares, if released from escrow in accordance with Section 3.04, payable to each holder of Company Common Stock and each holder of Company Vested In-the-Money Options and (iv) the number of shares of Holdco Common Stock that can be purchased under the Exchanged Options. The allocation of the Aggregate Company Consideration and Earn-Out Shares and the information with respect to the exchange of Company Options into Exchanged Options set forth in the Payment Spreadsheet shall be binding on all Parties and shall be used by Holdco for purposes of issuing the Aggregate Company Consideration and allocating the Earn-Out Shares, if released from escrow in accordance with Section 3.04, to the holders of Company Common Stock and Company Vested In-the-Money Options and the conversion of the remaining Company Options into Exchanged Options pursuant to this Article III, absent manifest error. In issuing the Aggregate Company Consideration and allocating the Earn-Out Shares, if released from escrow in accordance with Section 3.04, and converting Company Options into Exchanged Options pursuant to this Article III, Holdco and SPAC shall be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

Section 3.02 Company Merger. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Holdco, Company Merger Sub or the holders of any of the following securities:

(a) immediately prior to the Company Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Company Merger Effective Time will be automatically converted into a number of shares of Company Common Stock in accordance with the Written Consent and with the terms of Article Fourth, Section (B)(5) of the Company Certificate of Incorporation (the “Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock;

(b) following the Conversion, each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (excluding Dissenting Shares) shall be canceled and converted into the right to receive, in accordance with the Payment Spreadsheet, the number of shares of Holdco Common Stock and the portion of the Earn-Out Shares, if released from escrow in accordance with Section 3.04, set forth in the Payment Spreadsheet, with each holder of Company Common Stock to receive the number of shares of Holdco Common Stock and the portion of the Earn-Out Shares, if released from escrow in accordance with Section 3.04, set forth opposite such holder’s name as set forth on the Payment Spreadsheet;

(c) each Company Vested In-the-Money Option outstanding immediately prior to the Company Merger Effective Time shall be canceled and converted into the right to receive, in accordance with the Payment Spreadsheet, the number of shares of Holdco Common Stock set forth in the Payment Spreadsheet, with each holder of Company Vested In-the-Money Options to receive the number of shares of Holdco Common Stock set forth opposite such holder’s name as set forth on the Payment Spreadsheet;

(d) all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(e) each share of common stock, par value $0.0001 per share, of Company Merger Sub (the “Company Merger Sub Common Stock”) issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Company Merger Surviving Corporation;

(f) each Company Unvested Option and each Company Vested Out-of-the-Money Option that is outstanding immediately prior to the Company Merger Effective Time shall be converted into the number of options to purchase shares of Holdco Common Stock (such options, the “Exchanged Options”), in each case as is set forth on the Payment Spreadsheet, with each holder of Company Unvested Options and Company Vested Out-of-the-Money Options to receive options to purchase the number of shares of Holdco Common Stock set forth opposite such holder’s name on the Payment Spreadsheet; provided that the exercise price and the number of shares of Holdco Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, provided further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Holdco Common Stock purchasable pursuant to the Exchanged Options shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a). Except as specifically provided above, following the Company Merger Effective Time, the Exchanged Options shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option(s) immediately prior to the Company Merger Effective Time. At or prior to the Company Merger Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.

Section 3.03 SPAC Merger. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of the SPAC, Holdco, SPAC Merger Sub or the holders of any of the following securities:

(a) immediately prior to the SPAC Merger Effective Time, all shares of SPAC Class B Common Stock shall be converted into shares of SPAC Class A Common Stock in accordance with Section 4.3(b) of the SPAC Certificate of Incorporation (“SPAC Class B Conversion”);

(b) immediately prior to the SPAC Merger Effective Time, the shares of SPAC Class A Common Stock and the SPAC Warrants comprising each issued and outstanding SPAC Unit immediately prior to the SPAC Merger Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half of one SPAC Warrant, provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants;

(c) following the SPAC Class B Conversion and the Unit Separation, each share of SPAC Class A Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into and become the right to receive one (1) share of Holdco Common Stock;

(d) all shares of SPAC Common Stock held in the treasury of SPAC shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(e) each share of common stock, par value $0.0001 per share, of SPAC Merger Sub (the “SPAC Merger Sub Common Stock”) issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the SPAC Merger Surviving Corporation.

Section 3.04 Earn-Out.

(a) At the Closing, in addition to the consideration to be received pursuant to Section 3.02 and as part of the overall consideration payable to the holders of Company Common Stock and holders of Company Vested In-the-Money Options pursuant to this Agreement, Holdco shall place the Earn-Out Shares into escrow with the Escrow Agent pursuant to the Escrow Agreement. If, at any time during the period beginning on the Closing Date and expiring at the close of business on the second anniversary of the Closing Date (the “Earn-Out Period”), the VWAP of Holdco Common Stock shall be equal to or greater than $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Earn-Out Trigger”), then within ten (10) Business Days following the achievement of the Earn-Out Trigger, Holdco shall instruct the Escrow Agent to deliver the Earn-Out Shares to the holders of Company Common Stock and holders of Company Vested In-the-Money Options, in each case in accordance with the Payment Spreadsheet.

(b) If a Change of Control occurs during the Earn-Out Period that results in the holders of shares of Holdco Common Stock receiving consideration equal to or in excess of $12.50 per share, then, immediately prior to the consummation of such Change of Control, (i) the Earn-Out Trigger, to the extent that it has not been previously satisfied, shall be deemed to be satisfied, and (ii) Holdco shall promptly instruct the Escrow Agent to deliver the Earn-Out Shares to the holders of Company Common Stock and holders of Company Vested In-the-Money Options, in each case in accordance with the Payment Spreadsheet.

(c) If the Earn-Out Trigger shall not be achieved during the Earn-Out Period, then, upon expiration of the Earn-Out Period, the obligations in this Section 3.04 shall terminate and no longer apply and Holdco shall instruct the Escrow Agent to deliver the Earn-Out Shares to Holdco for cancellation.

(d) The Earn-Out Shares and the Earn-Out Trigger shall be adjusted, and additional shares of Holdco Common Stock shall be delivered to the Escrow Agent as necessary, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Common Stock, occurring on or after the date hereof and prior to the time any such Earn-Out Shares are delivered to the holders of Company Common Stock and Company Vested In-the-Money Options.

Section 3.05 Exchange.

(a) Exchange Agent. On the Closing Date, Holdco shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by the Company and is reasonably satisfactory to SPAC (the “Exchange Agent”), it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all Parties, for the benefit of the holders of Company Common Stock and SPAC CommonStock, for exchange in accordance with this Article III, the number of shares of Holdco Common Stock sufficient to deliver the Aggregate Transaction Consideration payable pursuant to this Agreement (such shares of Holdco Common Stock being hereinafter referred to as the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Aggregate Transaction Consideration out of the Exchange Fund in accordance with this Agreement.

(b) Exchange Procedures. As promptly as practicable after the SPAC Merger Effective Time, Holdco shall cause the Exchange Agent to deliver (i) to each holder of Company Common Stock and each holder of Company Vested In-the-Money Options immediately prior to the Company Merger Effective Time whose Company Common Stock or Company Vested Company Vested In-the-Money Options were converted pursuant to Section 3.01 into the right to receive shares of Holdco Common Stock, the applicable portion of the Aggregate Company Consideration via book-entry issuance in accordance with the Payment Spreadsheet pursuant to the provisions of Section 3.01, subject to any adjustments pursuant to Section 3.05(d) and any Tax withholdings pursuant to Section 3.05(g), and (ii) to each holder of SPAC Common Stock immediately prior to the SPAC Merger Effective Time, whose SPAC Common Stock were converted pursuant to Section 3.01 into the right to receive shares of Holdco Common Stock, the applicable portion of the Aggregate SPAC Consideration via book-entry issuance pursuant to the provisions of Section 3.01, subject to any adjustments pursuant to Section 3.05(d) and any Tax withholdings pursuant to Section 3.05(g).

(c) No Further Rights. The Aggregate Transaction Consideration payable upon conversion of the Company Common Stock, Company Vested In-the-Money Options and/or SPAC Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock, Company Vested In-the-Money Options and/or SPAC Common Stock and there shall be no further registration of transfers on the records of (i) the Company Merger Surviving Corporation of the shares of Company Common Stock or and/or Company Vested In-the-Money Options that were outstanding prior to the Company Merger Effective Time, or (ii) the SPAC Merger Surviving Corporation of the shares of SPAC Common Stock that were outstanding prior to the SPAC Merger Effective Time.

(d) Adjustments to Aggregate Transaction Consideration. The Aggregate Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to (i) Company Common Stock occurring on or after the date hereof and prior to the Company Merger Effective Time to provide the holders of shares of Company Common Stock immediately prior to the Company Merger Effective Time the same economic effect as contemplated by this Agreement prior to such event, and (ii) SPAC Common Stock occurring on or after the date hereof and prior to the SPAC Merger Effective Time to provide the holders of shares of SPAC Common Stock immediately prior to the SPAC Merger Effective Time the same economic effect as contemplated by this Agreement prior to such event; and in each case such items so adjusted shall, from and after the date of such event, be the relevant portion of the Aggregate Transaction Consideration.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock, Company Vested In-the-Money Options or SPAC Common Stock for

one (1) year after the SPAC Merger Effective Time shall be delivered to Holdco. Any holders of Company Common Stock, Company Vested In-the-Money Options or SPAC Common Stock who have not theretofore complied with this Section 3.05 shall thereafter look only to Holdco for payment of the applicable portion of the Aggregate Transaction Consideration, without interest. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock, Company Vested In-the-Money Options or SPAC Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, Holdco or the Surviving Corporations shall be liable to any holder of Company Common Stock, Company Vested In-the-Money Options or SPAC Common Stock (or dividends or distributions with respect thereto) for any such Company Common Stock, Company Vested In-the-Money Options or SPAC Common Stock delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.05.

(g) Withholding Rights. Holdco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Vested In-the-Money Options, SPAC Common Stock or SPAC Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Holdco and timely remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Vested In-the-Money Options, SPAC Common Stock or SPAC Warrants (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by Holdco.

(h) Fractional Shares. No fraction of a share of Holdco Common Stock will be issued by virtue of the Mergers, and any time that shares of Holdco Common Stock are distributed to any Person pursuant to this Agreement, such amount of shares (after aggregating all fractional shares of Holdco Common Stock that otherwise would be received by such Person in connection with such distribution) shall be rounded-down to the nearest whole number.

Section 3.06 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company, Holdco or the Merger Subs in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company, Holdco or the Merger Subs incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company, Holdco or the Merger Subs in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company Stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, SPAC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of SPAC for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of SPAC in connection with the Transactions or otherwise in connection with SPAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding SPAC Transaction Expenses”); provided that the Outstanding SPAC Transaction Expenses directly related to legal fees, accounting fees and due diligence costs shall not exceed $1,500,000 unless otherwise agreed by SPAC and the Company. On the Closing Date following the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SPAC Transaction Expenses.

Section 3.07 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, the shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Company Merger Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Company Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock or Company Preferred Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such Company Stockholders shall have no right to receive, the applicable portion of the Aggregate Company Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Company Merger Effective Time, the right to receive the applicable portion of the Aggregate Company Consideration, without any interest thereon, in the manner provided in Section 3.05.

(b) Prior to the Closing, the Company shall give SPAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.08 SPAC Warrants. At the SPAC Merger Effective Time, each whole SPAC Warrant that is outstanding immediately prior to the SPAC Merger Effective Time shall, pursuant to the SPAC Warrant Agreement, cease to represent a right to acquire the number of shares of SPAC Class A Common Stock set forth in such SPAC Warrant and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the SPAC Merger Effective Time, into a right to acquire one (1) share of Holdco Common Stock (a “Holdco Warrant” and collectively, the “Holdco Warrants”) on substantially the same terms as were in effect immediately prior to the SPAC Merger Effective Time under the terms of the SPAC Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.08, including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.08, including adding Holdco as a party thereto, such amendment to be in substantially the form attached hereto as Exhibit E (the “SPAC Warrant Amendment”).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC as follows. For purposes of the following representations and warranties, references to the Company shall include all predecessors of the Company, including, but not limited to, ReForm Biologics, LLC, a Delaware limited liability company (“Reform”).

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each jurisdiction in which the Company is so qualified or licensed is listed in Section 4.01(a) of the Company Disclosure Schedule.

(b) Holdco and the Merger Subs are the only direct or indirect subsidiaries of the Company. Except with respect to Holdco, Company Merger Sub and SPAC Merger Sub, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to SPAC complete and correct copies of the Company Organizational Documents as amended to date. The Company Organizational Documents are in full force and effect. The Company is not in material violation of any of the provisions of the Company Organizational Documents.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 14,051,702 shares of Company Preferred Stock. As of the date hereof, (i) 400,000 shares of Company Common Stock are issued and outstanding, (ii) 6,000,000 shares of Series A-1 Preferred Stock are issued and outstanding, (iii) 1,266,667 shares of Series A-2 Preferred Stock are issued and outstanding, (iv) 527,752 shares of Series A-3 Preferred Stock are issued and outstanding, (v) 1,016,669 shares of Series A-4 Preferred Stock are issued and outstanding, (vi) 514,932 shares of Series A-5 Preferred Stock are issued and outstanding; (vii) 102,986 shares of Series A-6 Preferred Stock are issued and outstanding; (viii) 3,970,465 shares of Series B-1 Preferred Stock are issued and outstanding; (ix) 403,287 shares of Series B-2 Preferred Stock are issued and outstanding; (x) 3,488,407 shares of Company Common Stock are reserved for issuance upon the exercise of the outstanding Company Options, and (xi) 340,570 shares of Company Common Stock are reserved for future grants under the Company Option Plan.

(b) (i) Other than awards granted under the Company Option Plan, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, (ii) other than awards granted under the Company Option Plan, the Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) to the knowledge of the Company, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company. The Company does not own any equity interests in any person.

(c) As of the date of this Agreement, the Company has furnished or made available to SPAC the following information with respect to each outstanding Company Option: (i) the name of the Company Option recipient; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price per share of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule applicable to such Company Option; and (vi) the date on which such Company Option expires. The Company has made available to SPAC accurate and complete copies of the

Company Option Plan pursuant to which Company has granted the Company Options that are currently outstanding and all forms of award agreements evidencing such Company Options. No Company Option was granted to a United States employee with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option or has any feature for the deferral of compensation within the meaning of Section 409A of the Code. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option solely as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company and all outstanding Company Options have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(f) The Company Stockholders collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company Common Stock and Company Preferred Stock held by the Company Stockholders and Company Options, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(g) All outstanding shares of Company Common Stock and Company Preferred Stock have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company is a party.

(h) Subject to and upon receipt of the Requisite Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and, subject to receiving the Requisite Approval, to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the other Transaction Documents to which it is or will be a party, or to consummate the Transactions (other than, (a) with respect to the Company Merger and the Conversion, the Requisite Approval, which the Written Consent shall satisfy, and (b) the filing and recordation of appropriate merger documents as required by the DGCL). Each of this Agreement and the other Transaction Documents to which the Company is or will be a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and Merger Sub, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Company Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Company Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.06 Permits; Compliance. The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not, individually or in the aggregate, reasonably be expected to be material to the Company. No suspension, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. The Company is not in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.07 Regulatory Matters.

(a) The Company is in compliance in all material respects with all applicable Laws including the FDA Legal Requirements. The Company has not received any notice or other communication from any applicable Governmental Authority alleging any material violation of any applicable law relating to any FDA regulated Product.

(b) All studies and clinical trials performed in connection with existing products or as the basis for future product development have been conducted in all material respects in accordance with applicable requirements or have employed in all material respects the procedures and controls generally used by qualified experts. The Company has not received any notice or other written communication from a Government Authority requiring the suspension or termination of any study or clinical trial.

(c) The Company has not been a party to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental

Authority, and no action is currently pending. The Company is not subject to any material enforcement, regulatory or administrative proceedings against the Company relating to or arising under any FDA Legal Requirements.

Section 4.08 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of the audited balance sheet of the Company as of and for the years ended December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited statements of operations, statements of changes in members’ equity and statements of cash flows of the Company for each of the years then ended, which, in the case of those financial statements as of and for the years ended December 31, 2019 and December 31, 2020, have been audited in accordance with the auditing standards of the PCAOB and are accompanied by an unqualified audit report thereon from the auditor (collectively, the “Financial Statements”). Each of the Financial Statements were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated and fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and the absence of notes and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date hereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company has made available to SPAC a true and complete copy of the unaudited balance sheet of the Company (the “Most Recent Balance Sheet”) as of September 30, 2021 (the “Most Recent Balance Sheet Date”), and the related unaudited statements of operations and cash flows of the Company for the 9-month period then ended. Such unaudited financial statements were prepared in accordance with US GAAP applied on a consistent basis throughout the period indicated and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) Except as and to the extent set forth on the Financial Statements or the Most Recent Balance Sheet, the Company does not have any Indebtedness, liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Most Recent Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party or (iii) liabilities and obligations which are not, individually or in the aggregate, reasonably expected to be material to the Company.

(d) The Company has established and maintained a system of internal accounting controls. Such internal controls are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with US GAAP and to maintain accountability for the Company’s assets. Since January 1, 2019, (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor, to the knowledge of the Company, any officer, employee or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company reflected on the Most Recent Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with US GAAP. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the Most Recent Balance Sheet Date, the Company has not modified or changed in any material respect its sales practices or methods including such practices or methods in accordance with which the Company sells goods, fills orders or records sales.

(g) All accounts payable of the Company reflected on the Most Recent Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the Most Recent Balance Sheet Date, the Company has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

(h) The PCAOB 2021 Audited Financials, when delivered by the Company, shall (i) be true and complete, (ii) be prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein. The PCAOB 2021 Audited Financials shall be substantially similar to the Financial Statements in respect of the presentation of cash, accounts receivable, operating liabilities and billings.

(i) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j) (i) Since the Most Recent Balance Sheet Date, there has not been any Leakage, and (ii) there are no arrangements or agreements that would reasonably be likely to result in any Leakage prior to the Closing.

Section 4.09 Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date, except as expressly contemplated by this Agreement, (a) the Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company has not sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

Section 4.10 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any Governmental Authority. Neither the Company nor any material property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule lists all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all bonus, equity compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick paid and vacation and other material employee benefit plans, programs or arrangements, in each case, which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, the “Plans”). In addition, all employment and consulting contracts or agreements to which the Company or any subsidiary is a party, with respect to which the Company or any subsidiary has any severance obligation have been made available to SPAC (each, a “Service Agreement”) and set forth on Section 4.11(a) of the Company Disclosure Schedule.

(b) With respect to each Plan, the Company has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding.

(c) Neither the Company nor any ERISA Affiliate currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d) The Company is not and will not be obligated, whether under any Plan, Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director and/or independent contractor directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans nor Service Agreements provides, nor does the Company have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f) Each Plan and each Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or Service Agreement and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except as would not result in material liability to the Company.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan and each Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

Section 4.12 Labor and Employment Matters.

(a) The Company is and during the past three (3) years has been in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all contractual commitments and all such laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors, as applicable; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).

(b) The Company (i) has taken reasonable steps to properly classify and treat all of its employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of its employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by law or by agreement to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(c) There are no, and in the past four (4) years there have been no pending or, to the knowledge of the Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee against the Company by any of its current or former employees or independent contractors of the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

(d) There are no, and in the past three (3) years there have been no, pending, or to the knowledge of the Company, threatened investigations or audits by any Governmental Authority relating to any Employment Matters of the Company. The Company is not a party to, and it not otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Employment Matters.

(e) The Company is not, and has not been for the past four (4) years, a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization (collectively, a “Collective Bargaining Agreement”). To the knowledge of the Company, there are not any activities or proceedings of any labor union to organize any such employees. No labor union, trade union, labor organization or group of employees of the Company has made a pending demand in writing for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. In the past four (4) years, there has not been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute against the Company.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company is and, in the past four (4) years, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (“WARN Act”)); or a (ii) “mass layoffs” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No employee of the Company has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.

(g) Each employee of the Company is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company has completed a Form I-9 (Employment Eligibility Verification) for each employee hired after November 6, 1986 and each such Form I-9 has since been updated as required by applicable law and, to the knowledge of the Company, is correct and complete. For each employee of the Company employed in the United States subject to Employment Eligibility Verification, an authorized official of the Company has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable Law and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation.

(h) To the knowledge of the Company, (i) no employee or independent contractor of the Company is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company of its respective employees, and the performance of the contracts with the Company by its respective independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred within the past four (4) years.

(i) Section 4.12(i)(x) of the Company Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual employed by the Company, together with such employee’s position or function; annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; accrued leave as of the date specified therein; any incentive or bonus arrangements with respect to such employee; and any severance potentially payable to such employee upon termination of employment. Section 4.12(i)(y) of the Company Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual engaged by the Company as an independent contractor, together with such individual’s compensation arrangement with the Company and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as set forth in Section 4.12(i)(z) of the Company Disclosure Schedule, the employment of each employee of the Company and the engagement of each independent contractor of the Company is terminable at will by the Company without any penalty, liability or severance obligation incurred by the Company.

Section 4.13 Real Property; Title to Assets.

(a) The Company has not owned and does not presently own any real property.

(b) Section 4.13(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than the Company the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. The Company has not subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. There are no material latent defects or adverse physical conditions affecting the Leased Real Property or the improvements thereon.

(d) The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned, used or held for use by the Company (“Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software, Technology, or Business Systems of any other persons that are material to the Products or manufacture thereof, that are material to the business of the Company as currently conducted (other than (x) unmodified, commercially available, “off-the-shelf” Software or (y) Software, Technology or Business Systems with a replacement cost and/or aggregate annual license and maintenance fees of less than $100,000); and (iii) any material unregistered Trademarks or Copyrights owned or purported to be owned by the Company; and (iv) all Contracts as of the date hereof pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Company-Owned IP. The Company IP specified on Section 4.14(a) of the Company Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of the Company and is sufficient for the conduct of the business as currently conducted and contemplated to be conducted as of the date hereof.

(b) The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP that is material to the business of, the Company as currently conducted is subsisting and, to the knowledge of the Company, valid and enforceable. No issuance or registration obtained and no application filed by the Company for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. No loss or expiration of any Company-Owned IP is threatened or pending. Each Product has not been created pursuant to or subject to, any collaboration or funding agreement with any Governmental Authority or any third party, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any applicable Law

(c) The Company has taken and takes commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Company has not disclosed any such trade secrets or Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims properly filed with a Governmental Authority and served on the Company, or threatened in writing (including email) to be filed, against the Company with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company as currently conducted or contemplated to be conducted (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) the Company has not received any formal written opinions of counsel regarding any of the foregoing. None of the Company-Owned IP and, to the Company’s knowledge, none of the Company-Licensed IP is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company-Owned IP.

(e) Except as would not, individually or in the aggregate, be material to the Company, all current and past founders, officers, management employees, consultants, and contractors who have independently or jointly contributed, developed, conceived, contributed to or otherwise participated in the authorship, creation, improvement, modification or development of any Company-Owned IP have executed valid, written agreements with the Company, substantially in the form made available to SPAC, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company and to assign to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) To the Company’s knowledge, no event has occurred or condition or state of facts exists which would form a reasonable basis for product liability related, in whole or in part, to any of the Products. There is no complaint, claim, litigation or other suit pending or threatened in writing against the Company related to product liability for the Products.

(g) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2019, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. The Company has purchased a sufficient number of seat licenses for its Business Systems.

(h) The Company currently and previously since January 1, 2019 has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) industry standards to which the Company is legally bound, and (iii) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy and/or data security of Personal Information and/or Business Data held or processed by or on behalf of the Company (collectively, the “Data Security Requirements”). The Company has implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by, via contractual commitments, or on behalf of the Company, including implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices. The Company has not inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems. Since January 1, 2019 (x) to the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of the Company; and (y) the Company has not been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

(i) The Company has all rights to use the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit SPAC from receiving or using Personal Information held or processed by or on behalf of the Company, in a materially similar manner to which the Company receives and uses such Personal Information and Business Data prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

Section 4.15 Taxes. The Company: (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Company Merger Effective Time; (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) The Company is not a party to, is not bound by, and has no obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement

(including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) and has no potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) The Company has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) The Company has no material liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(g) The Company has no request for a material ruling in respect of Taxes pending between the Company and any Tax authority.

(h) The Company has made available to SPAC true, correct and complete copies of the final filed U.S. federal income Tax Returns filed by the Company for each tax year since its formation.

(i) The Company has not within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing with respect to the Company any deficiency or claim for any material Taxes that has not been resolved.

(l) There are no material Tax Liens upon any assets of the Company except for Permitted Liens.

(m) The Company has not taken any action, nor to the knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(n) From the date of its formation until the date that it converted to a corporation for United States federal income Tax purposes, Reform was treated as a partnership for United States federal income Tax purposes.

(o) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

Section 4.16 Environmental Matters. (a) To the knowledge of the Company, the Company is not, or has not been since January 1, 2019, in violation in any material respect of any applicable Environmental Law; (b) to the knowledge of the Company, the Company has not released or caused any release of Hazardous Substances on or from any property currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) in violation in any material respect of any Environmental Law or in a manner or quantity which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, the Company has not transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances at any real property not owned, operated or leased by the Company, in violation in any material respect of any Environmental Law or otherwise in a manner or quantity that has resulted or would reasonably be expected to result in a material liability to the Company under any Environmental Law; (d) the Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) the Company is in compliance in all material respects with the terms and conditions of its Environmental Permits; and (f) the Company has delivered to SPAC true and complete copies of (x) all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company (or by a third-party of which the Company has knowledge) in relation to the current or prior business of the Company or any real property presently or formerly owned, leased, or operated by the Company (or its or their predecessors) that are in possession, custody or control of the Company and (y) any written reports, notices of violation, orders, decrees, injunctions or other arrangements with any Governmental Authority, in the possession, custody or control of the Company, relating to environmental conditions in, on or about, properties currently leased or operated by the Company, or otherwise related to the Company’s compliance with Environmental Laws.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are set forth on Section 4.17(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to or by the Company of more than $100,000, in the aggregate, over the 12-month period ended December 31, 2021;

(ii) each contract and agreement with Suppliers to the Company for expenditures paid or payable by the Company of more than $100,000, in the aggregate, over the 12-month period ended December 31, 2021;

(iii) each contract and agreement with customers of the Company that involves consideration payable to the Company of more than $100,000, in the aggregate, over the 12-month period ended December 31, 2021;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party that are material to the business of the Company;

(v) all Service Agreements and management contracts, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any Product of the Company to which the Company is a party;

(vi) all contracts and agreements evidencing Indebtedness (or any guaranty therefor) for borrowed money;

(vii) any guaranty, direct or indirect, by the Company of any obligation of a third party (other than the Company);

(viii) any change in control, retention, sale bonus or similar agreements;

(ix) any employment or consulting agreements to which the Company or any subsidiary is a party and which provides for annual base cash compensation in excess of $100,000;

(x) any contract (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(xi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other Persons;

(xii) all partnership, joint venture or similar agreements that are material to the business of the Company;

(xiii) all contracts and agreements with any Governmental Authority to which the Company is a party, other than any Company Permits;

(xiv) all contracts and agreements that limit, or purport to limit, the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person,

(xv) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company that relates to the Company or its business;

(xvi) all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xvii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.14(a) of the Company Disclosure Schedule;

(xviii) contracts which involve the license or grant of rights to Company-Owned IP by the Company, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted: (A) to customers or distributors in the ordinary course of business consistent with past practice; (B) to vendors and service providers for the purpose of providing the applicable services to the Company; or (C) in the ordinary course of business for the use of a Trademark of the Company for marketing or similar purposes; and

(xix) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms and the Company is not in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract; and (iv) no party to any Material Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company. The Company has furnished or made available to SPAC or its legal advisors true and complete copies of all Material Contracts without redaction, including amendments thereto that are material in nature.

Section 4.18 Insurance.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, and the principal insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.19 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Company Merger are fair to and in the best interests of the Company and the Company Stockholders, (b) approved this Agreement and the Company Merger and declared their advisability, and (c) recommended that the Company Stockholders approve and adopt this Agreement and approve the Company Merger and directed that this Agreement and the Transactions (including the Company Merger) be submitted for consideration by the Company Stockholders. The Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, will qualify as the Requisite Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company will then be necessary to adopt this Agreement and consummate the Transactions.

Section 4.20 Certain Business Practices. Since January 1, 2019, none of the Company nor, to the Company’s knowledge, any directors or officers, agents or employees of the Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 4.21 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company, other than customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21. The Company has not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.22 Exchange Act. The Company is not currently (or has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.23 Brokers. Except for Maxim Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. SPAC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.02 Certificate of Incorporation and Bylaws. SPAC has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. SPAC is not in material violation of any of the provisions of the SPAC Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Class A Common Stock, (ii) 10,000,000 shares of SPAC Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (A) 10,630,179 shares of SPAC Class A Common Stock and 2,611,838 shares of SPAC Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) no shares of SPAC Common Stock are held in the treasury of SPAC, (C) SPAC Warrants to purchase 10,873,675 shares of SPAC Class A Common Stock are issued and outstanding and (D) 10,873,675 shares of SPAC Class A Common Stock are reserved for future issuance pursuant to the SPAC Warrants. There are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.

(b) All outstanding SPAC Units, shares of SPAC Common Stock and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(c) Except for securities issued by SPAC as permitted by this Agreement and the SPAC Warrants, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. All shares of SPAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. SPAC is not a party to, or otherwise bound by, and SPAC has not granted, any equity appreciation rights, participations, phantom equity or similar rights. SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. There are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. SPAC has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is or will be a party by SPAC, and the consummation by SPAC of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC are necessary to authorize this Agreement and the other Transaction Documents to which it is or will be a party, or to consummate the Transactions (other than with respect to the SPAC Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of SPAC Common Stock as of the record date for the SPAC Stockholders’ Meeting, and the filing and recordation of appropriate merger documents as required by the DGCL. Each of this Agreement and the other Transaction Documents to which SPAC is or will be a party has been, or will be, has been duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Company, Holdco and the Merger Subs, constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the SPAC Merger, this Agreement, the Sponsor Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the SPAC, no other state takeover statute is applicable to the SPAC Merger or the other Transactions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by SPAC does not, and the performance of this Agreement by SPAC will not, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to SPAC or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have an SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by SPAC does not, and the performance of this Agreement by SPAC Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC from performing its material obligations under this Agreement.

Section 5.06 Compliance. SPAC is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or by which any property or asset of SPAC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any property or asset of SPAC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an SPAC Material Adverse Effect. SPAC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed or furnished, as applicable all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) since November 17, 2020, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, except as to the SEC Guidance (as hereinafter defined), the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made as to any statement or information that relates to (i) the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued by SEC staff on April 12, 2021, (ii) the classification of shares of the SPAC Common Stock as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the SEC or its staff, whether formally or informally, publicly or privately, including guidance, statements or interpretations relating to the foregoing or to other accounting matters, including matters relating to initial public offering securities or expenses (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the SPAC SEC Reports due to the SEC Guidance shall be deemed to be a breach of any representation or warranty by SPAC. As a result of the SEC Guidance, SPAC was unable to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (the “Delayed 10-Q Filing”) and filed the Delayed 10-Q Filing on May 25, 2021. In addition, as a result of the SEC Guidance, (x) on each of May 18, 2021 and on December 13, 2021, SPAC filed an amendment to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and (y) on December 13, 2021, SPAC filed an amendment to its Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2021 (collectively, the “10-K/10-Q Amendments”).

(b) To SPAC’s knowledge, each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(c) After giving effect to the 10-K/10-Q Amendments, each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with US GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and after giving effect to the 10-K/10-Q Amendments, each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by US GAAP to be included in the consolidated financial statements of SPAC.

(d) Except as and to the extent set forth in the SPAC SEC Reports, SPAC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(e) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(f) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(g) Except as described in the 10-K/10-Q Amendments, SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with US GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since December 31, 2019, there have been no material changes in SPAC internal control over financial reporting, except as described in the 10-K/10-Q Amendments.

(h) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, except as described in the 10-K/10-Q Amendments, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(j) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since November 17, 2020, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any SPAC Material Adverse Effect.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and the SPAC Stockholders, (ii) approved this Agreement, the Transactions and declared their advisability, (iii) recommended that the SPAC Stockholders approve and adopt this Agreement and the SPAC Merger, and directed that this Agreement and the SPAC Merger, be submitted for consideration by the SPAC Stockholders at the SPAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock.

Section 5.11 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

Section 5.12 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $107,000,000 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of November 17, 2020, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of SPAC, that would entitle any person (other than any SPAC Stockholders who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the SPAC Merger Effective Time shall be paid as and when due, including all amounts payable (a) to SPAC Stockholders who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Mergers (including fees owed by SPAC to Maxim Group LLC, pursuant to that certain Underwriting Agreement, dated November 17, 2020, between Maxim Group LLC and SPAC). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the SPAC Merger Effective Time.

Section 5.13 Employees. Other than any officers as described in the SPAC SEC Reports, SPAC has never employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the SPAC or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which SPAC is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 5.14 Taxes.

(a) SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that SPAC is otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with US GAAP in the most recent consolidated financial statements of SPAC, for any material Taxes of SPAC that have not been paid, whether or not shown as being due on any Tax Return.

(b) SPAC is not a party to, bound by or have any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes and which is not entered into with any affiliate or direct or indirect owner of SPAC.

(c) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) SPAC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f) SPAC does not have any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) SPAC does not have any request for a material ruling in respect of Taxes pending between SPAC, on the one hand, and any Tax authority, on the other hand.

(h) SPAC has not within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) SPAC has not taken any action, nor to the knowledge of SPAC are there any facts or circumstances, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Section 5.15 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “OTRAU.” The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “OTRA”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “OTRAW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Common Stock, or SPAC Warrants or terminate the listing of SPAC on Nasdaq. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of SPAC Class A Common Stock, or the SPAC Warrants under the Exchange Act.

Section 5.16 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Section 5.17 Certain Business Practices. Since July 23, 2020, none of SPAC nor, to SPAC’s knowledge, any directors or officers, agents or employees of SPAC has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 5.18 Investment Company Act. SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND THE MERGER SUBS

Each of Holdco and the Merger Subs hereby represents and warrants to SPAC as follows:

Section 6.01 Corporate Organization. Each of Holdco and the Merger Subs is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.02 Certificate of Incorporation and By-laws. Each of Holdco, Company Merger Sub and SPAC Merger Sub has heretofore furnished to SPAC complete and correct copies of the Holdco Organizational Documents, the Company Merger Sub Organizational Documents and the SPAC Merger Sub Organizational Documents, respectively. Each of the Holdco Organizational Documents, the Company Merger Sub Organizational Documents and the SPAC Merger Sub Organizational Documents are in full force and effect and neither Holdco nor the Merger Subs is in violation of any of the provisions of such organizational documents.

Section 6.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of Holdco consists of 1,000 shares of common stock, par value $0.0001 per share (the “Holdco Common Stock”). As of the date hereof, one share of Holdco Common Stock is issued and outstanding. The Company is the sole stockholder of Holdco.

(b) As of the date hereof, the authorized capital stock of Company Merger Sub consists of 1,000 shares of Company Merger Sub Common Stock. As of the date hereof, one share of Company Merger Sub Common Stock is issued and outstanding. Holdco is the sole stockholder of Company Merger Sub.

(c) As of the date hereof, the authorized capital stock of SPAC Merger Sub consists of 1,000 shares of SPAC Merger Sub Common Stock. As of the date hereof, one share of SPAC Merger Sub Common Stock is issued and outstanding. Holdco is the sole stockholder of SPAC Merger Sub.

(d) The outstanding shares of Holdco Common Stock, Company Merger Sub Common Stock and SPAC Merger Sub Common Stock have been duly authorized, validly issued, full paid and non-assessable and have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents, Company Merger Sub Organizational Documents and SPAC Merger Sub Organizational Documents, as applicable.

(e) The shares constituting the Aggregate Transaction Consideration being delivered by Holdco hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents. The shares of Holdco Common Stock constituting the Aggregate Transaction Consideration being delivered by Holdco hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(f) Except as contemplated by this Agreement, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Holdco or the Merger Subs or obligating Holdco or the Merger Subs to issue or sell any shares of capital stock of, or other equity interests in, Holdco or the Merger Subs, (ii) none of Holdco or the Merger Subs is a party to, or otherwise bound by, and Holdco and the Merger Subs have not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Holdco Common Stock, Company Merger Subs Common Stock or SPAC Merger Sub Common Stock or any of the equity interests or other securities of Holdco or the Merger Subs. As of the date hereof, (x) except for the Merger Subs, Holdco does not own any equity interests in any person and (y) the Merger Subs do not own any equity interests in any person.

Section 6.04 Authority Relative to this Agreement. Each of Holdco and the Merger Subs have all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and such Ancillary Agreements by each of Holdco and the Merger Subs and the consummation by each of Holdco and the Merger Subs of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or the Merger Subs are necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than (a) with respect to the Transactions, the approval and adoption of this Agreement by the Company, as the sole stockholder of Holdco, and by Holdco, as the sole stockholder of Company Merger Sub and SPAC Merger Sub, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Holdco Common Stock and the amendment and restatement of the Holdco Organizational Documents pursuant to this Agreement, the approval of the Company, as the sole stockholder of Holdco). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by Holdco and the Merger Subs and, assuming due authorization, execution and delivery by the Company and SPAC, constitutes a legal, valid and binding obligation of Holdco or the Merger Subs, enforceable against Holdco or the Merger Subs in accordance with its terms subject to the Remedies Exceptions.

Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Holdco and the Merger Subs of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco and the Merger Subs will not, (i) conflict with or violate the Holdco Organizational Documents, the Company Merger Sub Organizational Documents or the SPAC Merger Sub Organizational Documents (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdco or the Merger Subs or by which any of their respective property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco or the Merger Subs pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Holdco or the Merger Subs is a party or by which Holdco or the Merger Subs or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b) The execution and delivery by Holdco and the Merger Subs of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco or the Merger Subs, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco and the Merger Subs from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 6.06 Compliance. Neither Holdco nor the Merger Subs is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Holdco or the Merger Subs or by which any property or asset of Holdco or the Merger Subs is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdco or the Merger Subs is a party or by which Holdco or the Merger Subs or any property or asset of Holdco or the Merger Subs is bound. Holdco and the Merger Subs are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Holdco and the Merger Subs to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

Section 6.07 Board Approval; Vote Required.

(a) The Holdco Board, by resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are in the best interests of Holdco and (ii) approved this Agreement and the Transactions.

(b) The only vote of the holders of any class or series of capital stock of Holdco that is necessary to approve this Agreement and the Transactions is the Holdco Requisite Approval.

(c) The Company Merger Sub Board, by resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Company Merger Sub and Holdco (as the sole stockholder of Company Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Holdco (as the sole stockholder of Company Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Holdco (as the sole stockholder of Company Merger Sub).

(d) The only vote of the holders of any class or series of capital stock of Company Merger Sub that is necessary to approve this Agreement and the Transactions is the Company Merger Sub Requisite Approval.

(e) The SPAC Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC Merger Sub and Holdco (as the sole stockholder of SPAC Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Holdco (as the sole stockholder of SPAC Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Holdco (as the sole stockholder of SPAC Merger Sub).

(f) The only vote of the holders of any class or series of capital stock of SPAC Merger Sub that is necessary to approve this Agreement and the Transactions is the SPAC Merger Sub Requisite Approval.

Section 6.08 No Prior Operations of Holdco or the Merger Subs; Post-Closing Operations. Holdco and the Merger Subs were formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which they are party and engaging in the Transactions. Since the date of the Holdco Organizational Documents, the Company Merger Sub Organizational Documents and the SPAC Merger Sub Organizational Documents, as the case may be, neither Holdco nor the Merger Subs has engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Neither Holdco nor the Merger Subs has any employees or liabilities under any Plan. Holdco and Company Merger Sub are qualified and able to acquire and hold or control each Company Permit necessary for the conduct of the business of the Company after the Closing under applicable Law, including the rules and regulations of the Governmental Authority that issued such Company Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude SPAC’s ability to obtain any Company Permits necessary for Holdco to conduct the business of the Company.

Section 6.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or the Merger Subs.

Section 6.10 Registration Statement. None of the information relating to Holdco or the Merger Subs supplied by Holdco or the Merger Subs (or by the Company on their behalf) in writing for inclusion in the Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the SPAC Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.11 Tax Matters. To the knowledge of Holdco and the Merger Subs, there is no plan or intention to liquidate the Company or SPAC (including a liquidation for Tax purposes) following the Transactions.

ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by the Company, Holdco and the Merger Subs Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01(a) of the Company Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the current business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with customers, Suppliers and other persons with which the Company has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01(b) of the Company Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), the Company shall not, and shall cause each of Holdco and the Merger Subs not to, between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) form or create any subsidiaries;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company; provided that none of the following shall require the consent of SPAC: (1) the exercise or settlement of any outstanding Company Options as of the date hereof, (2) the grants of Company Options, or (3) the issuance of Company Common Stock in connection with the Conversion; or (B) any material assets of the Company;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) (A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vii) (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of and grants of bonuses to employees in the ordinary course of business, (B) enter into any new, or materially amend any existing Service Agreement or severance or termination agreement with any current or former director, officer, employee or consultant whose compensation would exceed, on an annualized basis, $200,000, (C) except as required under the terms of any Plan disclosed in Section 4.11(a) of the Company Disclosure Schedule, accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits including any Company Options, amend the period of exercisability of Company Options or reprice Company Options granted or authorize cash payments in exchange for any Company Options granted, in each case with respect to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any new employment, consulting or similar arrangement with any person or terminate any current or former director, officer, employee or consultant whose compensation would exceed, on an annualized basis, $200,000;

(viii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.11(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of the Company;

(ix) adopt, amend and/or terminate any Plan except (x) as may be required by applicable Law or is necessary in order to consummate the Transactions or (y) in the event of annual renewals of health and welfare programs;

(x) except in the ordinary course of business, make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(xi) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, except in the ordinary course of business, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xii) transfer or exclusively license to any person Company IP or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

(xiii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;

(xiv) except as required by law or US GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(xv) make capital expenditures in excess of previously budgeted amounts;

(xvi) take, agree to take, or fail to take, any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment; or

(xvii) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02 Conduct of Business by SPAC Pending the Mergers. Except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into any subscription agreement in connection with, and the consummation of, a Qualifying Private Placement), (2) set forth on Schedule 6.02, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the SPAC Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into any subscription agreement in connection with, and the consummation of, a Qualifying Private Placement), (B) set forth on Schedule 6.02, or (C) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), SPAC shall not, between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the SPAC Organizational Documents (other than in connection with a SPAC Extension Proposal, if any) or form any subsidiary of SPAC;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC, except for a Qualifying Private Placement;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (i) in the ordinary course of business consistent with past practice (ii) for working capital loans from Sponsor to SPAC in the aggregate amount of up to $2,500,000 and convertible into SPAC Warrants at a price of $1.00 per SPAC Warrant, in accordance with the SPAC Warrant Agreement and the prospectus filed in connection with the SPAC’s initial public offering;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in US GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC;

(j) amend the Trust Agreement or any other agreement related to the Trust Account;

(k) enter into, renew or amend in any material respect any transaction, agreement arrangement or understanding with any (i) present or former executive officer or director of SPAC, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of SPAC or (iii) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing;

(l) take, agree to take, or fail to take, any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment; or

(m) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.03 Claims Against Trust Account. Each of the Company, Holdco and the Merger Subs (collectively, the “Company Entities”) agrees that, notwithstanding any other provision contained in this Agreement, none of the Company Entities now have, and shall not at any time prior to the SPAC Merger

Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company Entities on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company Entities hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit any of the Company Entities from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC (or any successor entity) in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that any of the Company Entities commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from each of the Company Entities the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Section 7.04 280G Matters. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payments or benefits in connection with the Transactions, the Company will (a) no later than two (2) Business Days prior to soliciting approval from the Company Stockholders, as set forth in clause (b) below, obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) who may receive any payments or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) so that all remaining payments and/or benefits, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) solicit with respect to each individual who provides a duly executed 280G Waiver, approval of the Company Stockholders (in a manner satisfying the requirements of Section 280G(b)(5)(A)(ii) and Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, in particular, Treasury Regulation Section 1.280G-1, Q/A- 7) of the rights of any such “disqualified individual” to receive the Waived 280G Benefits. As promptly as practicable prior to soliciting 280G Waivers from the “disqualified individuals,” the Company shall provide drafts of such waivers and disclosure materials to SPAC for its review and approval (which approval will not be unreasonably withheld, conditioned or delayed). If any of the Waived 280G Benefits fail to be approved by the Company Stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing Date, the Company shall deliver to SPAC evidence reasonably acceptable to SPAC that a vote of the Company Stockholders was solicited in accordance with the foregoing provisions of this Section 7.04 and that either (i) the requisite number of votes of the Company Stockholders was obtained with respect to any Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, any Waived 280G Benefits shall not be made or provided.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

Section 8.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (i) SPAC and the Company shall prepare, and Holdco shall file, with the SEC a joint proxy statement/information statement (as amended or supplemented, the “Proxy Statement”) to be sent to the SPAC Stockholders and to the Company Stockholders relating to (A) with respect to the Company Stockholders, the action taken by certain Company Stockholders pursuant to the Written Consent and (B) with respect to SPAC’s stockholders, the special meeting of SPAC’s stockholders (the “SPAC Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the SPAC Merger and (2) any other proposals the Parties deem necessary to effectuate the Transactions (collectively, the “SPAC Proposals”) and (ii) SPAC and the Company shall prepare and Holdco shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of (A) the shares of Holdco Common Stock to be issued to the Company Stockholders that did not execute the Written Consent, (B) the shares of Holdco Common Stock to be issued to the SPAC Stockholders and issuable upon exercise of the Holdco Warrants and (C) the Holdco Warrants to be issued to the SPAC Stockholders pursuant to this Agreement. SPAC, the Company and Holdco each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Holdco, the Company and the SPAC as and if applicable shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Holdco Common Stock and Holdco Warrants, in each case to be issued or issuable to the Company Stockholders and the SPAC Stockholders pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, each of the Company and SPAC shall mail the Proxy Statement to their respective stockholders. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by SPAC, the Company or Holdco without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, prior to filing with the SEC, Holdco and the Company will make available to SPAC drafts of the Registration Statements, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide SPAC with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC, the Company and Holdco each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Holdco Common Stock to be issued or issuable to the Company Stockholders and the SPAC Stockholders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of SPAC, the Company and Holdco shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c) SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Stockholders and the Company Stockholders, (iii) the time of the SPAC Stockholders’ Meeting, and (iv) the SPAC Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the SPAC Merger Effective Time, any event or circumstance relating to SPAC, or its respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the SPAC Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Stockholders and the Company Stockholders, (iii) the time of the SPAC Stockholders’ Meeting, and (iv) the Company Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to the Company, Holdco or the Merger Subs, or their officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform SPAC. All documents that each of the Company and Holdco is responsible for filing with the SEC in connection with the Company Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) At least five (5) days prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). Concurrently with the Closing, Holdco shall distribute the Closing Press Release, and within four (4) Business Days after the Closing, Holdco shall file the Closing Form 8-K with the SEC.

Section 8.02 SPAC Stockholders’ Meetings. SPAC shall call and hold the SPAC Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to the SPAC Stockholders). SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from the SPAC Stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of the SPAC Stockholders. The SPAC Board shall recommend to the SPAC Stockholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement.

Section 8.03 Company Stockholders’ Written Consent; Holdco and Merger Sub Stockholder Approval.

(a) Within two (2) hours following the execution and delivery of this Agreement, the Company shall deliver to SPAC an irrevocable written consent, in form and substance reasonably acceptable to SPAC, containing the Requisite Approval in favor of the approval and adoption of this Agreement, the Company Merger, the Conversion and all other Transactions (the “Written Consent”).

(b) Promptly following the execution of this Agreement, (i) the Company shall approve and adopt this Agreement and approve the A&R Holdco Organizational Documents and the other Transactions, as the sole stockholder of Holdco, and (ii) Holdco shall approve and adopt this Agreement and approve each of the Mergers and the other Transactions, as the sole stockholder of each of the Merger Subs.

Section 8.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the SPAC Merger Effective Time or the earlier termination of this Agreement, the Company and SPAC shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof, provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 7.08, neither the Company nor SPAC shall be required to provide access to or disclose information to the extent such Party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 8.04 shall be kept confidential in accordance with the confidentiality agreement, dated May 17, 2021 (the “Confidentiality Agreement”), between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.05 Employee Benefits Matters.

(a) Holdco shall, or shall cause the Company Merger Surviving Corporation, to provide the employees of the Company who remain employed immediately after the Company Merger Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by Holdco or the Company Merger Surviving Corporation (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Company Merger Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Holdco shall, and shall cause the Company Merger Surviving Corporation to, use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by Company Merger Surviving Corporation that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Company Merger Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(b) Holdco shall, or shall cause the Company Merger Surviving Corporation to, assume, honor and fulfill all of the Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Plans may be modified or terminated from time to time in accordance with their terms.

(c) The provisions of this Section 8.05 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require Holdco or the Company Merger Surviving Corporation to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 8.06 Directors’ and Officers’ Indemnification; D&O Tail.

(a) The certificates of incorporation and bylaws of the Company Merger Surviving Corporation and the SPAC Merger Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Organizational Documents and the SPAC Organizational Documents, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the SPAC Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the SPAC Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or SPAC, as applicable, unless such modification shall be required by applicable Law.

(b) Each of the Company Merger Surviving Corporation and the SPAC Merger Surviving Corporation shall purchase (which shall be paid for in full by Holdco or the Surviving Corporations) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company or SPAC as of the Closing with respect to matters occurring prior to the Company Merger Effective Time or SPAC Merger Effective Time, as applicable. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Company Merger Effective Time or SPAC Merger Effective Time, as applicable, for the benefit of the directors and officers of the Company and of SPAC, and shall remain in effect for the six-year period following the Closing.

Section 8.07 Notification of Certain Matters.

(a) The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

(b) No notification given by the Company under this Section 7.08 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

Section 8.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the SPAC Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. As promptly as practicable following the execution of this Agreement, but no later than four (4) Business Days thereafter, SPAC shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”). Prior to filing with the SEC, SPAC will make available to the Company a draft of the Signing Form 8-K and will provide the Company with a reasonable opportunity to comment on such draft and shall consider such comments in good faith. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party; provided, however, that each of SPAC and the Company may make any such announcement or other communication if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the fullest extent permitted by applicable Law, first allow the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith. Furthermore, nothing contained in this Section 8.09 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 8.10 Tax Matters.

(a) The Parties shall use their respective reasonable best efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge would reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. None of the Parties knows of any fact or circumstance, or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Mergers to fail to qualify for the Intended Tax Treatment. The Mergers shall be reported by the Parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment of the Mergers, including providing factual support letters.

(b) With respect to any Tax proceeding relating to a Tax year for which the Company and/or any predecessors (including Reform) was treated as a partnership for U.S. federal income tax purposes and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. laws) is available (such election, a “Section 6226 Election”), the Company and/or any predecessors (including Reform) shall make such Section 6226 Election in accordance with applicable laws. The Company and/or any predecessors (including Reform) and their respective “partnership representatives” and “designated individuals” under Code Section 6223 and Treasury Regulations thereunder shall take such actions or cause such actions to be taken as may be required to make such Section 6226 Election available to the maximum extent permitted by applicable law and to give effect to such Section 6226 Election.

Section 8.11 Stock Exchange Listing. The Company, Holdco and SPAC will use their respective reasonable best efforts to cause the Aggregate Transaction Consideration issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Class A Common Stock and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

Section 8.12 PCAOB Audited Financials. The Company shall use commercially reasonable efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2021, and the related audited consolidated statements of income and cash flows of the Company for the year then ended, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor (collectively, the “PCAOB 2021 Audited Financials”) not later than February 18, 2022.

Section 8.13 Exclusivity. From and after the date hereof until the SPAC Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, SPAC shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its stockholders and its affiliates and Representatives. SPAC shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 8.14 Trust Account. As of the SPAC Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in SPAC’s Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Mergers or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the SPAC Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the SPAC Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash on the balance sheet of SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.15 Stock Incentive Plan. Holdco shall, prior to the Company Merger Effective Time, approve and adopt a new equity incentive plan (the “Stock Incentive Plan”) to be effective in connection with the Closing, which shall be in such form as the Company and SPAC shall mutually determine and which shall provide for an aggregate share reserve thereunder equal to ten percent (10%) of the number of shares of Holdco Common Stock on a fully diluted basis at the Closing, inclusive of the number of shares of Holdco Common Stock subject to the Exchanged Options.

Section 8.16 Leakage. The Company covenants and agrees that (a) there shall be no Leakage prior to the Closing and (b) no arrangements or agreements shall be made that would reasonably be expected to result in any Leakage prior to the Closing. The Company shall notify SPAC in writing promptly after becoming aware of anything which would constitute a breach of this Section 8.16 (including the specific amount of any Leakage, if known, or a reasonable estimate thereof).

Section 8.17 Qualifying Private Placement. Notwithstanding anything to the contrary in this Agreement, SPAC shall be permitted to enter into customary subscription agreements with one or more financing sources with respect to, and to consummate, a Qualifying Private Placement transaction. To the extent SPAC enters into such subscription agreements, SPAC agrees to deliver to the Company true, correct and complete copies of each such subscription agreement and any agreements related thereto (e.g., registration rights agreements) entered into by SPAC with investors party thereto. SPAC agrees that any subscription agreements will provide that the Company is a third party beneficiary thereof and is entitled to enforce such agreements against the investor.

Section 8.18 SPAC Extension Proposal. The Company and SPAC agree that if it is determined by the Parties that it is probable that the Transactions will not be consummated by May 19, 2022, the Parties will cooperate with the preparation, filing and mailing of proxy materials to be sent to the SPAC Stockholders seeking approval of the SPAC Extension Proposal.

ARTICLE IX.

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, Holdco and the Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to SPAC.

(b) SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the SPAC Stockholders in accordance with the Proxy Statement, the DGCL, the SPAC Organizational Documents and the rules and regulations of Nasdaq.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC and not withdrawn.

(e) Net Tangible Assets. Upon the Closing, after giving effect to any Redemption Rights, SPAC shall have net tangible assets of at least $5,000,001.

(f) Stock Exchange Listing. The Holdco Common Stock comprising the Aggregate Transaction Consideration to be issued pursuant to this Agreement and any Holdco Common Stock to be issued in connection with a Qualifying Private Placement, if applicable, shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

Section 9.02 Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.09(c) (Absence of Certain Changes or Events) and Section 4.23 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 4.03 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(ii) The representations and warranties of Holdco and the Merger Subs contained in Section 6.01 (Corporate Organization), Section 6.04 (Authority Relative to this Agreement) and Section 6.09 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 6.03 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, would not be materially adverse to Holdco or the Merger Subs.

(b) Agreements and Covenants. Each of Company, Holdco and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the SPAC Merger Effective Time.

(c) Officer Certificate. The Company, Holdco and the Merger Subs shall have delivered to SPAC a certificate, dated the date of the Company Merger Effective Time, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Registration Rights and Lock-Up Agreement. All Company Stockholders and Holdco shall have delivered, or caused to be delivered, to SPAC a copy of the Registration Rights and Lock-Up Agreement duly executed by all Company Stockholders and Holdco.

(f) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to SPAC a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(g) Payment Spreadsheet. The Company shall have delivered to SPAC the Payment Spreadsheet in accordance with Section 3.01.

(h) Letter Agreement. The Company shall have delivered a copy of the letter agreement between Holdco and the Sponsor, substantially in the form attached hereto as Exhibit F (the “Letter Agreement”), duly executed by Holdco.

(i) Company Merger Sub Requisite Approval. The Company Merger Sub Requisite Approval shall have been obtained and delivered to SPAC in a form and substance reasonably acceptable to SPAC.

(j) SPAC Merger Sub Requisite Approval. The SPAC Merger Sub Requisite Approval shall have been obtained and delivered to SPAC in a form and substance reasonably acceptable to SPAC.

(k) Holdco Requisite Approval. The Holdco Requisite Approval shall have been obtained and delivered to SPAC in a form and substance reasonably acceptable to SPAC.

(l) Termination of Company Stockholder Rights Agreements. All liability and obligations of the Company under each of the Company Stockholder Rights Agreements shall have been terminated and released.

Section 9.03 Conditions to the Obligations of the Company, Holdco and the Merger Subs. The obligations of the Company, Holdco and the Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC contained in Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Absence of Certain Changes or Events) and Section 5.11 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of SPAC contained in Section 5.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of SPAC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the SPAC Merger Effective Time.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Registration Rights and Lock-Up Agreement. Sponsor shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by Sponsor.

(f) Resignations. The officers of SPAC and the directors of SPAC that are not listed on Exhibit D hereto shall have executed written resignations effective as of the SPAC Merger Effective Time.

(g) Letter Agreement. SPAC shall have delivered a copy of the Letter Agreement, duly executed by the Sponsor.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Company Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company Stockholders or the SPAC Stockholders, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the SPAC Merger Effective Time shall not have occurred prior to May 19, 2022 (the “Outside Date”); provided that if a SPAC Extension Proposal shall be approved at a relevant SPAC Stockholders’ Meeting, the Outside Date shall be the last day of the extended time period for SPAC to consummate a business combination; provided, further, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c) by either SPAC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Mergers;

(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting or any adjournment thereof;

(e) by SPAC if the Company shall have failed to deliver the Written Consent to SPAC within two (2) hours following the execution of this Agreement;

(f) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Holdco or the Merger Subs set forth in this Agreement, or if any representation or warranty of the Company, Holdco or the Merger Subs shall have become untrue, in either case such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such

Terminating Company Breach is curable by the Company, Holdco or the Merger Subs, SPAC may not terminate this Agreement under this Section 9.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company;

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and none of the Company, Holdco or the Merger Subs is then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 10.01(g) for so long as SPAC continues to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC;

(h) by SPAC if the PCAOB 2021 Audited Financials shall not have been delivered to SPAC by the Company on or before February 25, 2022; or

(i) by the Company if the SPAC Board shall have publicly withdrawn, modified or changed, in a manner that is adverse to the Company, its recommendation to the SPAC Stockholders to approve the SPAC Proposals.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and the Mergers shall be abandoned, except for and subject to the following: (i) Section 7.03 and Article XI shall survive termination of this Agreement, and (ii) there shall be no liability under this Agreement on the part of any Party, except as set forth in this Section 10.02, Article XI, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a Party.

Section 10.03 Expenses. If the Closing occurs, the Outstanding Company Transaction Expenses and Outstanding SPAC Transaction Expenses shall be paid in accordance with Section 3.06. If the Mergers and the other Transactions shall not be consummated, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, SPAC and the Company shall each pay one-half of (a) all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions, (b) all expenses incurred in connection with printing, mailing, and soliciting proxies with respect to the Registration Statement and Proxy Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto), and (c) expenses incurred in connection with any filings with or approvals from Nasdaq in connection with the Transactions, in each case as such expenses shall be incurred or otherwise be due and payable.

Section 10.04 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Company Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 10.05 Waiver. At any time prior to the Company Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, Holdco or the Merger Subs, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company, Holdco or the Merger Subs pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC:

OTR Acquisition Corp.

1395 Brickell Avenue, Suite 800

Miami, FL 33131

Attention: Nicholas Singer

Email: [●]

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Attention:        Alan I. Annex, Esq.

                         Kenneth A. Gerasimovich, Esq.

                         Daniella Silberstein, Esq.

Email:             [●]

if to the Company, Holdco or Merger Subs:

Comera Life Sciences, Inc.

12 Gill Street, Suite 4650

Woburn, MA 01801

Attn: Jeffrey Hackman

Email: [●]

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

Email: [●]

Section 11.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing,(b) this Article XI and (c) any corresponding definitions set forth in Article I.

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.04(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.07 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

Section 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Holdco, Merger Subs and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OTR ACQUISITION CORP.

By	/s/ Nicholas J. Singer
Name:	Nicholas J. Singer
Title:	Chief Executive Officer

COMERA LIFE SCIENCES HOLDINGS, INC.

By	/s/ Jeffrey Hackman
Name:	Jeffrey Hackman
Title:	Chief Executive Officer

CLS SUB MERGER 1 CORP.

By	/s/ Jeffrey Hackman
Name:	Jeffrey Hackman
Title:	Chief Executive Officer

CLS SUB MERGER 2 CORP.

By	/s/ Jeffrey Hackman
Name:	Jeffrey Hackman
Title:	Chief Executive Officer

COMERA LIFE SCIENCES, INC.

By	/s/ Jeffrey Hackman
Name:	Jeffrey Hackman
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

Registration Rights and Lock-Up Agreement

EXHIBIT B

Holdco Amended and Restated Bylaws

EXHIBIT C

Holdco Amended and Restated Certificate of Incorporation

EXHIBIT D

Directors and Officers of Holdco, Company Merger Surviving Corporation and SPAC

Merger Surviving Corporation

Holdco:

Directors:

Class I

Stuart Randall

Barbara Fincke

James Sherblom

Class II

Edward Sullivan

Jeffrey Hackman

John Yee

Class III

Roopom Banerjee

Kirsten Flowers

William A. Wexler

Officers:

Executive Chairman:              James Sherblom

Chief Executive Officer:         Jeffrey Hackmann

Chief Operating Officer:         Neal Muni

Chief Science Officer:            Robert Mahoney

Chief Financial Officer:          Kevin Kavanaugh

Company Merger Surviving Corporation:

Directors:

Stuart Randall

Barbara Fincke

William A. Wexler

Edward Sullivan

Jeffrey Hackman

John Yee

James Sherblom

Roopom Banerjee

Kirsten Flowers

Officers:

Executive Chairman:               James Sherblom

Chief Executive Officer:         Jeffrey Hackman

Chief Operating Officer:         Neal Muni

Chief Science Officer:             Robert Mahoney

Chief Financial Officer:           Kevin Kavanaugh

SPAC Merger Surviving Corporation:

Directors:

Stuart Randall

Barbara Fincke

William A. Wexler

Edward Sullivan

Jeffrey Hackman

John Yee

James Sherblom

Roopom Banerjee

Kirsten Flowers

Officers:

Executive Chairman:                 James Sherblom

Chief Executive Officer:           Jeffrey Hackman

Chief Operating Officer:           Neal Muni

Chief Financial Officer:            Kevin Kavanaugh

EXHIBIT E

SPAC Warrant Amendment

EXHIBIT F

Letter Agreement

SCHEDULE A

Company Knowledge Parties

1) Jeffrey S. Hackman

2) Neal I. Muni

3) Robert Mahoney

4) Kevin P. Kavanaugh

5) Sharon Webb

6) James Sherblom

SCHEDULE B

Key Company Stockholders

1) Phoenix Venture Partners LP

2) The Soane Family Trust

3) James Sherblom

4) Charles Cherington

5) Cherington Holdings LLC

6) Ashley S. Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington

7) Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus P. Cherington

8) Ashley S. Pettus 2012 Irrevocable Trust FBO Henry S. Cherington

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COMERA LIFE SCIENCES HOLDINGS, INC.

                , 2022

Comera Life Sciences Holdings, Inc. (the “Corporation”), a corporation existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is “Comera Life Sciences Holdings, Inc.” The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January [                ], 2022 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”), which amends and restates the Original Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4. This Amended and Restated Certificate shall become effective at 9:00 AM, Eastern Time, on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Original Certificate is hereby amended and restated in its entirety to read in full as follows:

ARTICLE I

NAME

The name of the Corporation is Comera Life Sciences Holdings, Inc.

ARTICLE II

REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is 3411 Silverside Road, Tatnall Building #104, in the City of Wilmington, County of New Castle, State of Delaware 19810. The name of its registered agent at that address is Corporate Creations Network Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV

CAPITALIZATION

A. Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is One Hundred Fifty-One Million (151,000,000), of which One Hundred Fifty Million (150,000,000) shares shall be common stock, $0.0001 par value per share (the “Common Stock”), and One Million (1,000,000) shares shall be Preferred Stock, $.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the provisions established by the Board of Directors in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock and to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”), all to the fullest extent now or hereafter permitted by the DGCL. The Board of Directors is also expressly authorized (unless forbidden in the applicable Preferred Stock Designation) to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as otherwise expressly provided in any Preferred Stock Designation, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise provided herein or expressly required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power, and each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any Preferred Stock Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of outstanding Preferred Stock, holders of the Common Stock shall be entitled, unless otherwise provided by law, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V

BOARD OF DIRECTORS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by written ballot unless the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) so provide.

B. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, without any action on the part of the stockholders, by the vote of at least a majority of the directors of the Corporation then in office. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or this Amended and Restated Certificate (including any Preferred Stock Designation), the Bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws may provide or as may be designated from time to time by the Board of Directors.

D. Except as otherwise expressly provided by the DGCL or this Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock which shall be as provided for or fixed pursuant to a Preferred Stock Designation, voting separately by class or series, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate. Commencing at the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. If the number of directors is changed, any increase or decrease shall be apportioned by resolution or resolutions of the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director elected to fill any newly created directorship resulting from an increase in any such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified or until his or her earlier resignation, removal or death. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been elected and qualified. Notwithstanding any other provision of this Section D, and except as otherwise required by the DGCL, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Section D unless expressly provided by such terms. The election of directors (other than any director elected by the holders of one or more series of Preferred Stock in accordance with the terms of such Preferred Stock) shall be determined by a plurality of the votes cast by the stockholders at a meeting of stockholders at which a quorum is present. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

E. Subject to the special rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Directors chosen pursuant to any of the foregoing provisions shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law or the Bylaws, may exercise the powers of the full Board of Directors until the vacancy is filled.

F. Subject to the special rights, if any, of the holders of any series of Preferred Stock then outstanding, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors, voting as a single class.

ARTICLE VI

STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more such other series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

A. Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to, Section 102(b)(7) of the DGCL), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Paragraph A of Article VII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. Indemnification. Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified and advanced expenses by the Corporation, in accordance with the Bylaws, to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or any other applicable laws as presently or hereinafter in effect.

C. Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such expense, liability or loss under the DGCL.

D. Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE VIII

FORUM SELECTION

A. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII. Notwithstanding the foregoing, the provisions of this Article VIII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE IX

AMENDMENTS

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or other persons whomsoever by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding any other provision of this Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but (i) in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Amended and Restated Certificate or by any Preferred Stock Designation and (ii) the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Amended and Restated Certificate, or to adopt any new provision of this Amended and Restated Certificate; provided, however, that the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal Paragraph B of Article IV, Article V, Article VI, Article VII, Article VIII or this Article I. Any amendment, repeal or modification of any of Paragraph B of Article IV, Article V, Article VI, Article VII, Article VIII or this Article IX shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

B. If any provision or provisions of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be signed by [●], its [●], as of the [●] day of [●], 2022.

Name: [●]
Title: [●]

[Signature Page to Amended and Restated Certificate of Incorporation]

Annex C

AMENDED AND RESTATED BYLAWS

OF

COMERA LIFE SCIENCES HOLDINGS, INC.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, or a Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders’ meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of a Chief Executive Officer or if a Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more such other series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. Every written consent by the holders of any series of Preferred Stock, to the extent permitted, shall bear the date of signature of each stockholder and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders of such series of Preferred Stock entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE III

DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board. The Board may be divided into Classes as more fully described in the Certificate of Incorporation.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors.

Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; or (ii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of a Chief Executive Officer or if a Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it. Notwithstanding the foregoing, no committee shall have the power to approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by law to be submitted to stockholders for approval or to adopt, amend or repeal any bylaw of the corporation.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be one or more Chief Executive Officers, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. Any Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by any Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person and may be held by more than one person.

(b) Chief Executive Officer. One or more Chief Executive Officers shall be the chief executive officer(s) of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, any Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person and may be held by more than one person.

(c) President. The President shall make recommendations to any Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of any Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and a Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, any Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, any Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by any Chief Executive Officer or President may also be removed, with or without cause, by any Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by any Chief Executive Officer or President may be filled by any Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, any Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the

DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least a majority of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the

Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, any Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board , any Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, any Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, any Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, any Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, any Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Annex D

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated [●], 2022, is made by and among OTR Acquisition Corp., a Delaware corporation (the “Company”), Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated November 17, 2020, by and between the Company and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, the Company has issued (i) 5,223,675 Public Warrants, (ii) 5,817,757 Private Placement Warrants and (iii) [●] Working Capital Warrants;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on January 31, 2022, the Company, Holdco, CLS Sub Merger 1 Corp. (“Merger Sub 1”), CLS Sub Merger 2 Corp. (“Merger Sub 2”) and Comera Life Sciences Inc. (“Comera”) entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, (i) Merger Sub 1 will merge with and into Comera (the “Comera Merger”), with Comera surviving the Comera Merger as a direct wholly owned subsidiary of Holdco, and (ii) immediately following the Company Merger, Merger Sub 2 will merge with and into the Company (the “Company Merger” and, together with the Comera Merger, the “Mergers”), with the Company surviving the Company Merger as a direct wholly owned subsidiary of Holdco, and as a result of the Mergers, the holders of shares of common stock of Comera and the Company will become holders of common stock of Holdco (the “Holdco Common Stock”);

WHEREAS, upon consummation of the Mergers, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of common stock of the Company but instead will be exercisable (subject to the terms of the Existing Warrant Agreement as amended hereby) for shares of Holdco Common Stock;

WHEREAS, in connection with the Mergers, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders (i) to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement in connection with the Mergers and the transactions contemplated by the Business Combination Agreement or (ii) as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent.

1.1

Assignment and Assumption. As of and with effect on and from the SPAC Merger Effective Time (as defined in the Business Combination Agreement), the Company hereby assigns to Holdco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and

Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the SPAC Merger Effective Time.

1.2

Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by the Company to Holdco and the assumption of the Existing Warrant Agreement by Holdco from the Company pursuant to Section 1.1, in each case effective as of the SPAC Merger Effective Time, and (ii) the continuation of the Existing Warrant Agreement (as amended hereby) in full force and effect from and after the SPAC Merger Effective Time.

2.	Amendment of Existing Warrant Agreement.

Effective as of the SPAC Merger Effective Time, the Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement (in connection with the Mergers and the transactions contemplated by the Business Combination Agreement).

2.1	References to the Company. All references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to Holdco.

2.2	References to Common Stock. All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to Holdco Common Stock.

2.3

References to Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the SPAC Merger Effective Time.

2.4

References to stockholder. All references to a “stockholder’ of the Company in the Existing Warrant Agreement (including all Exhibits thereto) shall be construed as a reference to a “stockholder” of Holdco.

2.5	Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.6	Post IPO Warrants.

2.6.1	Section 2.8 of the Existing Warrant Agreement is hereby deleted in its entirety.

2.6.2	All references to “Post IPO Warrant” in the Existing Warrant Agreement shall be deleted.

2.7	Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants and Working Capital Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement.”

2.8	Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on Holdco shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by Holdco with the Warrant Agent), as follows:

Comera Life Sciences Holdings, Inc.

c/o Comera Life Sciences, Inc.

12 Gill Street, Suite 4650

Woburn, MA 01801

Attention: Jeffrey Hackman

Email: [●]

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

Email: [●]

and

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Email: [●]

Attention: Daniella G. Silberstein

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

3.	Miscellaneous Provisions.

3.1

Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Mergers and substantially contemporaneous occurrence of the SPAC Merger Effective Time and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2

Successors. All the covenants and provisions of this Agreement by or for the benefit of Holdco, the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3

Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of Holdco and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of Holdco and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

3.4

Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.5	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Assumption and Amendment Agreement to be duly executed as of the date first above written.

OTR ACQUISITION CORP.

By:
Name: Title:

COMERA LIFE SCIENCES HOLDINGS, INC.

By:
Name: Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name: Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

Annex E

COMERA LIFE SCIENCES, INC.

2022 EQUITY AND INCENTIVE PLAN

Section 1.     Purposes of the Plan

The purposes of the Comera Life Sciences, Inc. 2022 Equity and Incentive Plan (the “Plan”) are: (i) to provide long-term incentives and rewards to those employees, officers, directors and other key persons (including consultants) of Comera Life Sciences , Inc. (the “Company”) and its Subsidiaries (as defined below) who are in a position to contribute to the long-term success and growth of the Company and its Subsidiaries, (ii) to assist the Company and its Subsidiaries in attracting and retaining persons with the requisite experience and ability, and (iii) to more closely align the interests of such employees, officers, directors and other key persons with the interests of the Company’s stockholders.

Section 2.     Definitions

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 3(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Dividend Equivalent Rights and Cash Awards.

“Award Agreement” shall mean the agreement, whether in written or electronic form, specifying the terms and conditions of an Award granted under the Plan.

“Board” means the Board of Directors of the Company.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of January 31, 2022, by and among the Company, OTR Acquisition Corp., Comera Life Sciences Holdings, Inc., CLS Sub Merger 1 Corp, and CLS Sub Merger 2 Corp.

“Cash Awards” means Awards granted pursuant to Section 11.

“Change in Control Transaction” is defined in Section 19.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means the closing price for the Stock on any given date during regular trading, or as reported on the principal exchange on which the Stock is then traded, or if not trading on that date, such price on the last preceding date on which the Stock was traded, unless determined otherwise by the Administrator using such methods or procedures as it may establish.

“Grant Date” means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Independent Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Nonstatutory Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 6.

“Reporting Persons” means a person subject to Section 16 of the Exchange Act.

“Restricted Stock Award” means Awards granted pursuant to Section 8.

“Restricted Stock Units” means Awards granted pursuant to Section 9.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, officer, director or consultant of the Company or a Subsidiary.

“Stock” means the common stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 4.

“Stock Appreciation Right” means an Award granted pursuant to Section 7.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company owns at least a 50% interest or controls, either directly or indirectly.

“Substitute Award” means an Award granted pursuant to Section 4(c).

“Termination Date” means the date, as determined by the Administrator, that an individual’s Service Relationship terminates for any reason.

“Unrestricted Stock Award” means any Award granted pursuant to Section 10.

Section 3.    Administration of Plan

(a)    Administrator.    The Plan shall be administered by either the Board or a committee of the Board of not less than two Independent Directors (in either case, the “Administrator”), as determined by the Board from time to time; provided that for purposes of Awards to directors or Reporting Persons of the Company, the Administrator shall be deemed to include only directors who are Independent Directors and no director who is not an Independent Director shall be entitled to vote or take action in connection with any such proposed Award.

(b)    Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)    to select the individuals to whom Awards may from time to time be granted;

(ii)    to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Dividend Equivalent Rights and Cash Awards, or any combination of the foregoing, granted to any one or more grantees;

(iii)    to determine the number of shares of Stock to be covered by any Award;

(iv)    to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards; except that repricing of Stock Options and Stock Appreciation Rights shall not be permitted without shareholder approval and further provided that, other than by reason of, or in connection with. death, disability, retirement, involuntary termination of employment by the Company (without cause), or a Change in Control Transaction, the Administrator shall not accelerate or waive any vesting or restriction period applicable to any outstanding Award to the extent that such acceleration or waiver would cause the Award to violate the minimum restriction period set forth in Section 4(e) below.

(v)    to accelerate at any time the exercisability or vesting of all or any portion of any Award, subject to the limitation set forth in subsection (iv) above;

(vi)    subject to the provisions of Section 6(a)(ii) or Section 7(a)(iii), to extend at any time the period in which Stock Options or Stock Appreciation Rights may be exercised;

(vii)    to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals;

(viii)    at any time to adopt, alter and repeal such rules, guidelines and practices for administration and operation of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration and operation of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan; and

(ix)    to make any adjustments or modifications to Awards granted to participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such participants, to fulfill the purposes of the Plan and/or to comply with applicable laws.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)    Delegation of Authority to Grant Awards.    The Administrator, in its discretion, may delegate to one or more executive officers of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards at Fair Market Value to individuals who are not Reporting Persons. Any such delegation by the Administrator shall include a limitation as to the amount or value of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)    Indemnification.    Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

Section 4.     Stock Issuable Under the Plan; Changes in Stock; Substitution; Director Limits

(a)    Stock Issuable.     The maximum number of shares of Stock reserved and available for issuance under the Plan shall be [•] shares (the “Initial Limit”), plus on January 1, 2023 and on January 1 of each year thereafter, the number of shares reserved and available for issuance under the Plan shall be increased by four percent (4%) of the number of shares of Stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares as approved by the Administrator (the “Annual Increase”), subject to adjustment as provided in Section 4(b) (the “Pool”). Subject to such overall limitation, the maximum aggregate number of shares of Stock that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on January 1, 2023 and on January 1 of each year thereafter by the lesser of (i) the Annual Increase for each year or (ii) [•] shares of Stock, subject to adjustment as provided in Section 4(b). For purposes of this limitation, in respect of any shares of Stock under any Award under the Plan which shares are forfeited, canceled, held back upon the exercise of an Option or settlement of an Award to satisfy the exercise price or tax withholding, satisfied without the issuance of Stock, otherwise terminated, or, for shares of Stock issued pursuant to any unvested full value Award, reacquired by the Company at not more than the grantee’s purchase price (“Unissued Shares”), the number of shares of Stock that were removed from the Pool for such Unissued Shares shall be added back to the Pool and, to the extent consistent with the requirements of Section 422 of the Code such shares may be issued as Incentive Stock Options. The shares available for issuance from the Pool may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury, or shares purchased on the open market. In addition, Substitute Awards shall not reduce the Stock authorized for grant under the Plan, including the shares available to be issued in the form of Incentive Stock Options to the extent consistent with the requirements of Section 422 of the Code; nor shall Stock subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, cancelation, reacquisitions, expiration, termination, cash settlement or non-issuance, as set forth above.

(b)    Changes in Stock.    Subject to Section 19 hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price per share subject to each outstanding Restricted Stock Award, and (iv) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options or Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c)    Substitute Awards.    The Administrator may grant Awards (“Substitute Awards”) under the Plan in substitution for stock and stock-based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the Substitute Awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances.

(d)    Maximum Awards to Independent Directors.    Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Independent Director in any calendar year shall not exceed: (i) $1,000,000 in the first calendar year an individual becomes an Independent Director and (ii) $750,000 in any other calendar year; provided, however, that this limitation shall be determined without regard to amounts paid to an Independent Director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as an Independent Director; and provided further, that the Board may make exceptions to this limit for a non-executive chair of the Board with the approval of a majority of the disinterested directors.

(e)    Minimum Restriction Period.    All Awards must be granted with a vesting schedule or restriction period that that does not provide for such Award, or any portion thereof, to vest or the restrictions on such Award to lapse prior to the first anniversary of such Award’s date of grant, provided that the Administrator may grant Awards that do not satisfy the foregoing requirements in an aggregate amount that does not exceed five percent (5%) of the Pool. Notwithstanding the foregoing, any Awards that are expressly made in lieu of cash compensation shall not be subject to the minimum restriction period of this Section 4(e).

Section 5.    Eligibility

Incentive Stock Options may only be granted to employees (including officers and directors who are also employees) of the Company or a Subsidiary. All other Awards may be granted to employees, officers, directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries.

Section 6.    Stock Options

(a)    Stock Options.    Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and may be either Incentive Stock Options or Nonstatutory Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that an Option does not qualify as an Incentive Stock Option, it shall be deemed a Nonstatutory Stock Option.

(b)    Stock Options granted pursuant to this Section 6 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(i)    Exercise Price.    The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 6 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the Grant Date. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the Grant Date.

(ii)    Option Term.    The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Stock may not be purchased or sold by certain employees or directors of the Company due to a black-out period of a Company policy or a lock-up agreement undertaken in connection with an offering of securities of the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement subject to the requirements of Section 409A.

(iii)    Exercisability; Rights of a Stockholder.    Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the Grant Date, subject to the provisions of Section 4(e) above. Pursuant to Section 3(b)(v) above, the Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)    Method of Exercise.    Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A)    In cash, or by certified or bank check or other instrument acceptable to the Administrator;

(B)    Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(C)    By a “cashless exercise” arrangement pursuant to which the optionee delivers to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure;

(D)    With the consent of the Administrator, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or

(E)    Any other method permitted by the Administrator.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(c)    Annual Limit on Incentive Stock Options.    To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Nonstatutory Stock Option.

(d)    Non-transferability of Incentive Stock Options.    No Incentive Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and Incentive Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity.

Section 7.    Stock Appreciation Rights

(a)    Nature of Stock Appreciation Rights.    A Stock Appreciation Right is an Award entitling the recipient to receive cash or shares of Stock, as determined by the Administrator, having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised. Stock Appreciation Rights shall be subject to the following terms and conditions and shall contain such other terms and conditions as shall be determined from time to time by the Administrator.

(i)    Grant Price of Stock Appreciation Rights.    The grant price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the Grant Date.

(ii)    Grant of Stock Appreciation Rights.    Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 6 of the Plan.

(iii)    Stock Appreciation Right Term.    The term of a Stock Appreciation Right may not exceed ten years. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Appreciation Right (i) the exercise of the Stock Appreciation Right is prohibited by applicable law or (ii) Stock may not be purchased or sold by certain employees or directors of the Company due to a black-out period of a Company policy or a lock-up agreement undertaken in connection with an offering of securities of the Company, the term of the Stock Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement subject to the requirements of Section 409A. The terms and conditions of each such Award shall be determined by the Administrator, subject to the terms of the Plan, including Section 4(e), and such terms and conditions may differ among individual Awards and grantees.

Section 8.    Restricted Stock Awards

(a)    Nature of Restricted Stock Awards.    A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (if any) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on a continuing Service Relationship and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing a Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)    Rights as a Stockholder.    Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to any exceptions or conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 8(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

(c)    Restrictions.    Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a grantee’s Service Relationship terminates for any reason, the Company shall have the right to repurchase Restricted Stock that has not vested as of the Termination Date at its original purchase price, if any, from the grantee or the grantee’s legal representative. Unless otherwise stated in the written instrument evidencing the Restricted Stock Award, any Restricted Stock for which the grantee did not pay any purchase price and which is not vested as of the grantee’s Termination Date shall automatically be forfeited immediately following such termination.

(d)    Vesting of Restricted Stock.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse, in each case subject to Section 4(e) above. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 17 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s Termination Date and such shares shall be subject to forfeiture or the Company’s right of repurchase or forfeiture as provided in Section 8(c) above.

Section 9.     Restricted Stock Units

(a)    Nature of Restricted Stock Units.    A Restricted Stock Unit is a bookkeeping entry representing the right to receive, upon its vesting, one share of Stock (or a percentage or multiple of one share of Stock if so specified in the Award Agreement evidencing the Award) for each Restricted Stock Unit awarded to a grantee and represents an unfunded and unsecured obligation of the Company. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on a continuing Service Relationship and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Agreement shall be determined by the Administrator, subject to the terms of the Plan, including Section 4(e), and such terms and conditions may differ among individual Awards and grantees. At the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Notwithstanding the foregoing, the Administrator, in its discretion, may determine either at the time of grant or at the time of settlement, that a Restricted Stock Unit shall be settled in cash. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b)     Rights as a Stockholder.    A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the unissued shares of Stock underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

(c)    Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate immediately upon termination of the grantee’s Service Relationship for any reason.

Section 10.    Unrestricted Stock Awards

Grant or Sale of Unrestricted Stock.    The Administrator may, in its sole discretion, grant (or sell at a purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee, pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant. The aggregate number of shares of Unrestricted Stock shall be subject to the five percent (5%) limit set forth at Section 4(e) above; provided however that Unrestricted Stock Awards that are expressly made in lieu of cash compensation shall not be subject to such limit.

Section 11.     Cash Awards

The Administrator, in its discretion, may provide for cash payments to be made under the Plan as a form of Award. The Administrator shall determine a cash payment amount, formula or payment range for the Cash Award, the conditions upon which the Cash Award shall become vested or payable, and such other terms and conditions as the Administrator shall determine. Payment, if any, with respect to a Cash Award shall be made in accordance with the terms of the Award.

Section 12.    Dividend Equivalent Rights

(a)    Dividend Equivalent Rights.    A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would be paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant, as a component of another Award (other than an Option or Stock Appreciation Right) or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

Section 13.    Tax Withholding

(a)    Payment by Grantee.    Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes taxable, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and is conditioned on tax obligations being satisfied by the grantee.

(b)    Payment in Stock.    If provided in the instrument evidencing an Award, either the grantee or the Company may elect to have the statutory minimum required tax withholding obligation satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount due, or (ii) allowing a grantee to transfer to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such withholding amount due.

Section 14.    Transferability of Awards

No Award shall be transferable by the grantee otherwise than by will or by the laws of descent and distribution and all Awards shall be exercisable, during the grantee’s lifetime, only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award Agreement regarding a given Award (other than an Incentive Stock Option), or may agree in writing with respect to an outstanding Award, that the grantee may transfer the Award to members of the grantee’s immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

Section 15.    Section 409A Awards

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A, and the Plan and all Award Agreements shall be interpreted accordingly. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated or postponed except to the extent permitted by Section 409A. Notwithstanding the foregoing, neither the Company nor any Subsidiary shall have any liability or obligation to any Award recipient or any other person for any taxes, interests or penalties that may arise as a result of any failure of the Plan or an Award to comply with, or be exempt from, Section 409A.

Section 16.    Termination of Service Relationship

For purposes of the Plan, unless as otherwise set forth in an Award Agreement, the following events shall not be deemed a termination of a Service Relationship:

(a)    a transfer to the employment or service of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another;

(b)    any change in status between full-time and part-time employment, or a change in relationship between employee and consultant; or

(c)    an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

Section 17.    Amendments and Termination

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, or to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders. Nothing in this Section 17 shall limit the Administrator’s authority to take any action permitted pursuant to Sections 3(b) or 4(c).

Section 18.    Status of Plan

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

Section 19.    Change in Control Provisions

(a)    In the event of and subject to the consummation of a Change in Control Transaction as defined in this Section 19, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity or parent thereof, or the substitution of such Awards with new awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Change in Control Transaction do not provide for the assumption, continuation or substitution of Awards, upon the closing of the Change in Control Transaction (the “Closing”) the Plan and all outstanding Awards granted hereunder shall terminate. In each case, the Administrator in its discretion may take one or more of the following actions with respect to outstanding Awards at any time prior to the Closing: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award; (ii) provide for payment to the holder of the Award of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the Change in Control Transaction in exchange for cancellation of the Award; (iii) adjust the terms of the Award in a manner determined by the Administrator to reflect the Change in Control Transaction or (iv) make such other provision as the Administrator may consider equitable to the holders of Awards and in the best interests of the Company.

(b)    “Change in Control Transaction” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

Section 20.    General Provisions

(a)    No Distribution; Compliance with Legal Requirements.    The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements, whether located in the United States or a foreign jurisdiction, have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates, or notations on book records, for Stock and Awards as it deems appropriate. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(b)    Issuance of Stock; Fractional Shares.    To the extent certificated, stock certificates shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(c)    Awards to Non U.S. Recipients.    Notwithstanding anything to the contrary contained in this Plan, Awards may be made to an individual who is a foreign national or employed or performing services outside of the United States on such terms and conditions different from those specified in the Plan as the Administrator considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws. The Administrator may establish subplans with respect to such Awards and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be incorporated into and made part of this Plan). Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

(d)    Other Incentive Arrangements; No Rights to Continued Service Relationship.    Nothing contained in this Plan shall prevent the Board from adopting other or additional incentive arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any grantee any right to continued employment or other Service Relationship with the Company or any Subsidiary.

(e)    Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to such company’s insider trading policy, as in effect from time to time.

(f)    Forfeiture of Awards under Sarbanes-Oxley Act; Clawback Policy.    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, to the extent required by law, any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement. In addition, Awards under the Plan shall be subject to any policy of the Company providing for forfeiture of incentive or performance based compensation in the event of an individual’s misconduct, or certain changes in the financial reporting or financial results of the Company (such policy, a “Clawback Policy”), as may be in effect from time to time.

(g)    Delivery and Execution of Electronic Documents.    To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan and any Award thereunder (including without limitation, prospectuses required by the SEC) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit participants in the Plan to electronically execute applicable Plan documents (including but not limited to, Award Agreements) in a manner prescribed by the Administrator.

Section 21.    Effective Date of Plan, Term of Plan

This Plan shall become effective upon the date immediately preceding the date of the closing of the transactions contemplated by the Business Combination Agreement, subject to prior stockholder approval in accordance with applicable state law, the Company’s by-laws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

Section 22.     Governing Law

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: __________, __ 2022

DATE APPROVED BY STOCKHOLDERS: __________, __ 2022

Annex F

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of January 31, 2022 (this “Agreement”), by and among OTR Acquisition Corp., a Delaware corporation (“SPAC”), Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”) and certain of the stockholders of Comera Life Sciences, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, SPAC, Holdco, CLS Sub Merger 1 Corp., a Delaware corporation (“Company Merger Sub”), CLS Sub Merger 2 Corp., a Delaware corporation (“SPAC Merger Sub” and, together with Company Merger Sub, the “Merger Subs”), and the Company propose to enter into, on the date hereof, a business combination agreement (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, (a) Company Merger Sub will merge with and into the Company (the “Company Merger”), with the Company surviving the Company Merger as a direct wholly owned subsidiary of Holdco, and (b) immediately following the Company Merger, SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger” and, together with the Company Merger, the “Mergers”), with SPAC surviving the SPAC Merger as a direct wholly owned subsidiary of Holdco; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in order to induce SPAC to enter into the BCA and in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 5, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within two (2) hours after the Company requests such delivery), all of the Shares held by such Stockholder at such time (i) in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (ii) against any action, agreement, transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided that the foregoing shall not prohibit the transfer of the Shares by a Stockholder to an affiliate of such Stockholder, but only if such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

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3. Trading Standstill. Each Stockholder, severally and not jointly, agrees that it shall not, without SPAC’s prior written consent, directly or indirectly, sell, assign, transfer or otherwise dispose of any shares of SPAC Common Stock at any time between the date of this Agreement and the earlier of (a) the expiration of the Redemption Rights pursuant to the SPAC Certificate of Incorporation, or (b) the termination of this Agreement in accordance with its terms.

4. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to SPAC as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws and (iii) the Company Certificate of Incorporation and the bylaws of the Company, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

5. Termination. This Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 5 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

6. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following

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addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 6(b)):

If to SPAC, to it at:

OTR Acquisition Corp.

1395 Brickell Avenue, Suite 800

Miami, FL 33131

Attention: Nicholas Singer

Email: [●]

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention: Alan I. Annex, Esq.

 Kenneth A. Gerasimovich, Esq.

 Daniella G. Silberstein, Esq.

Email:       [●]

If to Holdco, to it at:

Comera Life Sciences, Inc.

12 Gill Street, Suite 4650

Woburn, MA 01801

Attn: Jeffrey Hackman

Email: [●]

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

Email: [●]

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

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(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Each Stockholder hereby authorizes the Company, Holdco and SPAC to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s obligations under this Agreement; provided that prior to any such publication or disclosure the Company, Holdco and SPAC have provided such Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company, Holdco and SPAC will consider in good faith.

(k) At the request of SPAC, in the case of any Stockholder, or at the request of the Stockholders, in the case of SPAC, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, Holdco, SPAC and the Merger Subs.

(m) Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and, if applicable, this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of such Stockholder or any of its affiliates in his or her capacity as an officer or director of the Company.

(n) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the

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event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 6(n).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OTR ACQUISITION CORP.

By:	/s/ Nicholas J. Singer
Name:	Nicholas J. Singer
Title:	Chief Executive Officer

COMERA LIFE SCIENCES HOLDINGS, INC.

By:	/s/ Jeffrey Hackman
Name:	Jeffrey Hackman
Title:	Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

F-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ James Sherblom
James Sherblom
Address: [●]
Email: [●]

/s/ Charles Cherington
Charles Cherington
Address: [●]
Email: [●]

PHOENIX VENTURE PARTNERS, LP

By:	/s/ Zachariah Jonasson
Name:	Zachariah Jonasson
Title:	Managing Partner
Address:	[●]
Email:	[●]

THE SOANE FAMILY TRUST

By:	/s/ David Soane
Name:	David Soane
Title:	Trustee
Address:	[●]
Email:	[●]

[Signature Page to Stockholder Support Agreement]

F-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHERINGTON HOLDINGS LLC

By:	/s/ Charles Cherington
Name:	Charles Cherington
Title:	Partner
Address:	[●]
Email:	[●]

ASHLEY S. PETTUS 2012 IRREVOCABLE TRUST FBO BENJAMIN P. CHERINGTON

By:	/s/ Charles Cherington
Name:	Charles Cherington
Title:	Trustee
Address:	[●]
Email:	[●]

ASHLEY S. PETTUS 2012 IRREVOCABLE TRUST FBO CYRUS P. CHERINGTON

By:	/s/ Charles Cherington
Name:	Charles Cherington
Title:	Trustee
Address:	[●]
Email:	[●]

ASHLEY S. PETTUS 2012 IRREVOCABLE TRUST FBO HENRY P. CHERINGTON

By:	/s/ Charles Cherington
Name:	Charles Cherington
Title:	Trustee
Address:	[●]
Email:	[●]

[Signature Page to Stockholder Support Agreement]

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EXHIBIT A

LIST OF STOCKHOLDERS

Name of Stockholder	Number of Shares of Company Common Stock Owned	Number of Shares of Company Preferred Stock Owned
James Sherblom	400,000	—
Charles Cherington LLC	—	1,348,062
Charles Cherington	—	210,971
Ashley S. Pettus 2012 Irrevocable Trust FBO Benjamin P. Cherington	—	101,286
Ashley S. Pettus 2012 Irrevocable Trust FBO Cyrus P. Cherington	—	101,286
Ashley S. Pettus 2012 Irrevocable Trust FBO Henry P. Cherington	—	101,286
Phoenix Venture Partners LP	—	4,070,274
The Soane Family Trust	—	3,470,129

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Annex G

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

SPONSOR SUPPORT AGREEMENT, dated as of January 31, 2022 (this “Agreement”), by and among OTR Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), Comera Life Sciences, Inc., a Delaware corporation (the “Company”) and OTR Acquisition Corp., a Delaware corporation (“SPAC”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company, Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), CLS Sub Merger 1 Corp., a Delaware corporation (“Company Merger Sub”), CLS Sub Merger 2 Corp., a Delaware corporation (“SPAC Merger Sub” and, together with Company Merger Sub, the “Merger Subs”), are entering into a Business Combination Agreement (the “BCA”), dated as of the date hereof, pursuant to which, among other things, (a) Company Merger Sub will merge with and into the Company (the “Company Merger”), with the Company surviving the Company Merger as a direct wholly owned subsidiary of Holdco, (b) immediately following the Company Merger, SPAC Merger Sub will merge with and into SPAC (the “SPAC Merger” and, together with the Company Merger, the “Mergers”), with SPAC surviving the SPAC Merger as a direct wholly owned subsidiary of Holdco;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 2,611,838 shares of SPAC Class B Common Stock, par value $0.0001 per share (“Sponsor SPAC Shares”); and

WHEREAS, in order to induce SPAC and the Company to enter into the BCA, each of Sponsor, SPAC and the Company desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Voting Obligations. Until the earlier of (a) the Closing or (b) termination of the BCA in accordance with Article IX thereof, Sponsor agrees that, at the SPAC Stockholders’ Meeting and in connection with any written consent of the stockholders of SPAC, Sponsor shall vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of the Sponsor SPAC Shares (i) in favor of the approval and adoption of the BCA, the Transactions and any other proposal submitted for approval by the stockholders of SPAC in connection with the Transactions, including the Extension Proposal (if applicable), and (ii) against any action, agreement, transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SPAC under the BCA or that would reasonably be expected to delay the consummation of the Transactions, increase the likelihood of the failure of the consummation of the Transactions or result in the failure of the Transactions from being consummated. This Section 1 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

2. Waiver of Redemption Rights. Sponsor agrees not to (a) demand that SPAC redeem the Sponsor SPAC Shares in connection with the Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor SPAC Shares for redemption. This Section 2 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

3. Waiver of Anti-Dilution Rights. Sponsor hereby waives the provisions of Section 4.3(b)(ii) of the SPAC Certificate of Incorporation relating to the adjustment of the Initial Conversion Ratio (as defined in the SPAC Certificate of Incorporation) in connection with the Transactions. This Section 3 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

4. Working Capital Loans. As contemplated by the SPAC Warrant Agreement and the prospectus filed in connection with SPAC’s initial public offering, Sponsor may (but shall not be required to) make working capital loans to SPAC in the aggregate amount of up to $2,500,000, which shall be convertible, at the option of Sponsor, into SPAC Warrants at a price of $1.00 per SPAC Warrant.

5. Representations and Warranties. Sponsor represents and warrants to the Company and SPAC as follows:

(a) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person, (iii) result in the creation of any encumbrance on any SPAC Common Stock (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if applicable, conflict with or result in a breach of or constitute a default under any provision of Sponsor’s certificate of formation and limited liability company agreement, as amended, modified or supplemented from time to time. For purposes of this Agreement, “person” shall have the meaning ascribed to such term in the BCA.

(b) As of the date of this Agreement, Sponsor (i) owns exclusively of record and has good and valid title 2,611,838 shares of SPAC Class B Common Stock free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (A) this Agreement, (B) applicable securities Laws, and (C) the SPAC Organizational Documents, and (ii) has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such shares of SPAC Class B Common Stock, and Sponsor does not own, directly or indirectly, any other SPAC Common Stock.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor.

6. Termination. This Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the last date on which a party hereto has any obligations hereunder in accordance with the terms hereof; (b) the termination of the BCA in accordance with its terms; and (c) the mutual written agreement of the parties hereto. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for fraud or willful material breach of this Agreement occurring prior to its termination.

7. Miscellaneous.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or email addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(a)):

If to Sponsor or, prior to the Closing, SPAC, to:

OTR Acquisition Corp.

1395 Brickell Avenue, Suite 800

Miami, FL 33131

Attention: Nicholas Singer

Email: [●]

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention:    Alan I. Annex, Esq.

    Kenneth A. Gerasimovich, Esq.

    Daniella G. Silberstein, Esq.

Email:         [●]

If to the Company or, following the Closing, SPAC, to:

Comera Life Sciences, Inc.

12 Gill Street, Suite 4650

Woburn, MA 01801

Attention: Jeff Hackman

Email: [●]

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

Email: [●]

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c) (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender;

(vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; and (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(e) This Agreement (together with the BCA, to the extent referred to in this Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior written consent of the other parties hereto.

(f) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and each of SPAC’s and Sponsor’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(h) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of, under or in connection with this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by SPAC, Holdco, the Merger Subs and the Company.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OTR ACQUISITION SPONSOR LLC

By	/s/ Nicholas J. Singer
Name:	Nicholas J. Singer
Title:	Managing Member

OTR ACQUISITION CORP.

By	/s/ Nicholas J. Singer
Name:	Nicholas J. Singer
Title:	Chief Executive Officer

Signature Page to Sponsor Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMERA LIFE SCIENCES, INC.

By	/s/ Jeffrey Hackman
Name:	Jeffrey Hackman
Title:	Chief Executive Officer

Signature Page to Sponsor Support Agreement

Annex H

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of                 , 2022, is made and entered into by and among, (i) Comera Life Sciences Holdings, Inc., a Delaware corporation (the “Company”), (ii) OTR Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”); (iii) certain holders of securities of OTR Acquisition Corp. designated as Sponsor Equityholders on Schedule A hereto (collectively, the “Sponsor Equityholders”); and (iv) the equityholders designated as Comera Equityholders on Schedule B hereto (collectively, the “Comera Equityholders” and, together with the Sponsor, Sponsor Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, the “Holders” and each individually a “Holder”).

RECITALS

WHEREAS, OTR Acquisition Corp. (“OTR”) and Sponsor are parties to that certain Registration Rights Agreement dated as of November 17, 2020 (the “OTR Prior Agreement”) pursuant to which the Sponsor and its permitted transferee have certain registration rights with respect to its shares of OTR common stock;

WHEREAS, Comera Life Sciences, Inc., a Delaware corporation (“Comera”) and certain Comera Equityholders are party to that certain Amended and Restated Investors’ Rights Agreement dated as of May 26, 2021 (the “Comera Prior Agreement”) pursuant to which, among other things, the Comera Equityholders have certain registration rights with respect to their shares of Comera common stock;

WHEREAS, OTR, the Company, CLS Sub Merger 1 Corp., a Delaware corporation (“Mergers Sub 1”), CLS Sub Merger 2 Corp., a Delaware corporation (“Mergers Sub 2”) and Comera, are party to that certain Business Combination Agreement, dated as of January __, 2022 (the “Business Combination Agreement”), pursuant to which, Mergers Sub 1 will merge (the “Company Mergers”) with and into Comera with Comera surviving the Mergers as a wholly owned subsidiary of the Company and Mergers Sub 2 will merge with and into OTR with OTR surviving the Mergers as a wholly owned subsidiary of the Company (the “SPAC Mergers” and together with the Company Mergers, the “Mergers”);

WHEREAS, the Comera Equityholders are receiving shares of common stock, par value $0.0001 per share of the Company (the “Company Common Stock”) on or about the date hereof, pursuant to the Business Combination Agreement (the “Business Combination Shares”);

WHEREAS, pursuant to the terms of the Business Combination Agreement, the 2,611,838 outstanding shares of the Class B common stock, par value $0.0001 per share of OTR held by the Sponsor ( the “Founder Shares”) will first be converted into an equal number of shares Class A common stock, par value $0.0001 per share of OTR and, at the effective time of the merger with Mergers Sub 2, will be converted into an equal number of shares of Company Common Stock (the “Converted Founder Shares”);

WHEREAS, pursuant to Section 5.5 of the OTR Prior Agreement, the provisions, covenants or conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders, and Sponsor is the sole Holder under the OTR Prior Agreement;

WHEREAS, pursuant to Section 6.6 of the Comera Prior Agreement, the Comera Prior Agreement may be amended with the written consent of Comera and the holders of at least a majority of the Registrable Securities (as defined in the Comera Prior Agreement, the “Comera Registrable Securities”) then outstanding, and the Comera Equityholders hold in the aggregate at least a majority in interest of the Comera Registrable Securities as of the date hereof; and

WHEREAS, in connection with the consummation of the Mergers, the parties to the Prior Agreements desire to amend and restate the Prior Agreements in their entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant certain Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade, underwritten or other coordinated basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Company Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Holders” shall have the meaning given in the Preamble for so long as such person or entity holds any Registrable Securities.

“Lock-up Period” shall have the meaning given in Section 4.1 hereto.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.

“Minimum Takedown Threshold” has the meaning given in Section 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall have the meaning given in Section 4.2.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prior Agreements” shall mean, collectively the OTR Prior Agreement and the Comera Prior Agreement.

“Private Placement Warrants” shall mean the 5,817,757 warrants to purchase shares of Company Common Stock at a per share price of $11.50.

“Pro Rata” shall have the meaning given in Section 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (i) any outstanding shares of Company Common Stock held by a Holder immediately following the Closing, (ii) the Private Placement Warrants, any Working Capital Warrants and any shares of Company Common Stock that may be acquired by Holders upon the exercise of the Private Placement Warrants or the Working Capital Warrants, (iii) any other equity security of the Company (and any equity securities issued or issuable upon the exercise or conversion of such equity securities) held by a Holder immediately following the Closing, and (iv) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i), (ii) or (iii) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedowns, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Company Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement filed by the Company with the Commission (other than a Registration Statement on Form S-4 or Form S-8, or their successors) that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“SEC Guidance” has the meaning given in Section 2.1.6.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any subsequent Shelf Registration.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect)

“Sponsor” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Offering” has the meaning given in Section 2.1.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given to in Section 2.1.3.

“Working Capital Warrants” shall mean any warrants issued in payment for working capital loans from the Sponsor to the Company.

ARTICLE II

REGISTRATIONS

Section 2.1 Shelf Registration.

2.1.1 Filing. The Company shall as soon as reasonably practicable, but in any event within thirty (30) days after the Closing Date, file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering, subject to Section 3.5, the public resale of all of the Registrable Securities owned by (i) the Sponsor, (ii) the Sponsor Equityholders and (iii) the Comera Equityholders listed on Schedule C hereto (the “Eligible Comera Equityholders” and together with the Sponsor and the Sponsor Equityholders, the “Eligible Holders”) (determined as of two business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to cause such Form S-1 Shelf to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) the 60th calendar day (or the 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Form S-1 Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Eligible Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Following the filing of a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as reasonably practicable after the Company is eligible to use Form S-3. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1.1 but in any event within one (1) business day of such date, the Company shall notify the Eligible Holders of the effectiveness of such Registration Statement. The Company’s obligation under this Section 2.1.1 shall, for the avoidance of doubt be subject to Section 3.4 hereto.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Eligible Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the

Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. The Company’s obligation under this Section 2.1.2 shall, for the avoidance of doubt be subject to Section 3.4 hereto.

2.1.3 Requests for Underwritten Shelf Takedowns. Following the expiration of the Lock-Up Period, (A) At any time and from time to time when an effective Shelf is on file with the Commission, (i) Holders of at least a majority in interest of the then outstanding number of Registrable Securities held collectively by the Sponsor and Sponsor Equityholders (the “Demanding Sponsor Holders”) (ii) Holders of at least a majority in interest of the then outstanding number of Registrable Securities held collectively by the Eligible Comera Equityholders (the “Demanding Comera Holders” and together with the Demanding Sponsor Equityholders, the “Demanding Holders” and each, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”) and (B) to the extent the Company is not eligible to use a Registration Statement on Form S-3 after twelve months after the date of this Agreement, the Demanding Holders may require the Company file a Registration on Form S-1 to effect an Underwritten Offering of all or any portion of its Registrable Securities (“Underwritten Demand Offering”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $30 million or (y) all remaining Registrable Securities held by the Demanding Holder (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns or Underwritten Demand Offerings shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering. Subject to Section 2.3.4, the Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Eligible Comera Equityholders, on the one hand, and the Sponsor and Sponsor Equityholders, on the other hand, may each demand not more than two (2) Underwritten Offerings pursuant to this Section 2.1.3 in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown or Underwritten Demand Offering, in good faith, advises the Company and the Demanding Holders in writing that the dollar amount or number of Registrable Securities that the Demanding Holders desire to sell, taken together with all other Company Common Stock or other equity securities that the Company desires to sell and the Company Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Eligible Holders (Pro Rata, based on the respective number of Registrable Securities that each Eligible Holder has so requested) exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Company Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Withdrawal. Prior to the pricing of an Underwritten Shelf Takedown or Underwritten Demand Offering, a majority-in-interest of the Demanding Holders initiating such Underwritten Offering, pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Shelf Takedown for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw provided that the Demanding Comera Equityholder or Demanding Sponsor Equityholder may elect to have the Company continue an Underwritten Offering if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Demanding Comera Equityholders and the Demanding Sponsor Equityholders. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering for purposes of Section 2.1.4, unless either (i) the Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) the Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering; provided that, if an Eligible Comera Equityholder or the Sponsor or a Sponsor Equityholder elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Eligible Comera Equityholders or the Sponsor and the Sponsor Equityholders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Eligible Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.5.

2.1.6 Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Eligible Holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Eligible Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Eligible Holders, subject to a determination by the Commission that certain Eligible Holders must be reduced first based on the number of Registrable Securities held by such Eligible Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses

(i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

2.1.7 Effective Registration. Notwithstanding the provisions of Section 2.1.3 or Section 2.1.4 above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to an Underwritten Demand Registration becomes effective or is subsequently terminated.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.3.3, if, at any time on or after the date the Company consummates a Business Combination, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act) or (v) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Eligible Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Eligible Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Eligible Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Eligible Holders pursuant to this Section 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Eligible Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Eligible Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Company Common Stock that the Company desires to sell, taken together with (i) the

Company Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Eligible Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Company Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Eligible Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Eligible Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Company Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Eligible Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Eligible Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata based on the number of Registrable Securities that each Eligible Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Eligible Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Eligible Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to an Underwritten Shelf Takedown or Underwritten Demand Offering effected under Section 2.1 hereof.

2.3 Block Trades.

2.3.1 Notwithstanding the foregoing, following the expiration of the Lock-Up Period, at any time and from time to time, when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in a Block Trade, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $75 million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder need only to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade provided that any other Demanding Holder(s) may elect to have the Company continue a Block Trade if the Minimum Block Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Block Trade by the Demanding Holder(s). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.3.2.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.3.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Eligible Holders prior to receipt of a demand for an Underwritten Shelf Takedown or Underwritten Demand Offering pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Eligible Holders have requested an Underwritten Registration and the Company and the Eligible Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Eligible Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date the Company consummates a Business Combination the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Eligible Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Eligible Holder of Registrable Securities included in such Registration, and each such Eligible Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Eligible Holder of Registrable Securities included in such Registration or the legal counsel for any such Eligible Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Eligible Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Eligible Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Eligible Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Eligible Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Eligible Holders (such representative to be selected by a majority of the participating Eligible Holders), the Underwriters, if any, and any attorney or accountant retained by such Eligible Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Eligible Holder or Underwriter or any information regarding any Eligible Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Eligible Holder or Underwriter and providing each such Eligible Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Eligible Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Eligible Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Eligible Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Eligible Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Eligible Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Eligible Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Eligible Holders that the Eligible Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Eligible Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Eligible Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Eligible Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Eligible Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Eligible Holders of the expiration of any period during which it exercised its rights under this Section 3.4 and, upon the expiration of such period, the Eligible Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities.

3.5 Reporting Obligations. As long as any Eligible Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Eligible Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Eligible Holder may reasonably request, all to the extent required from time to time to enable such Eligible Holder to sell shares of the Company Common Stock held by such Eligible Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Eligible Holder, the Company shall deliver to such Eligible Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

LOCK-UP

4.1 Lock-up.

4.1.1 Except as permitted by Section 4.1.2 and Section 4.2, for a period of one year from the date hereof, (i) neither the Sponsor nor any Sponsor Equityholder shall Transfer any Converted Founder Shares (the

“Sponsor Lock-Up Shares”) and (ii) none of the Comera Equityholders shall Transfer any shares of Company Common Stock beneficially owned or owned of record by such Holder immediately following the Closing (the “Comera Lock-Up Shares” and together with the Sponsor Lock-Up Shares, the “Lock-Up Shares”), in each case until the date that is the earlier of (x) one year from the date hereof; (y) the date on which the closing price of the Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for any 20 trading days within any 30-trading period commencing 150 days after the Closing or (z) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property (the “Lock-up Period”).

4.1.2. Notwithstanding Section 4.1.1, in the event that $25 million or more remains in the trust account established by OTR containing the proceeds of its initial public offering, for any Comera Equityholder owning less than 4% of the outstanding shares of Company Common Stock as of immediately after the Closing, with respect to 50% of the shares of Company Common Stock owned by such Holder immediately following the Closing, the Lock-up Period will end on the date that is 180 days after the Closing.

4.2 Exceptions. The provisions of Section 4.1 shall not apply to (each a “Permitted Transfer” and the transferee thereof, a “Permitted Transferee”):

4.2.1 transactions relating to shares of Company Common Stock or Warrants acquired in open market transactions;

4.2.2 Transfers of shares of Company Common Stock or any security convertible into or exercisable or exchangeable for Company Common Stock as a bona fide gift;

4.2.3 Transfers of shares of Company Common Stock or any security convertible into or exercisable or exchangeable for Company Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of a Holder or any other person with whom a Holder has a relationship by blood, marriage or adoption not more remote than first cousin;

4.2.4 Transfers by will or intestate succession or the laws of descent upon the death of a Holder;

4.2.5 the Transfer of shares of Company Common Stock or any security convertible into or exercisable or exchangeable for Company Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

4.2.6 if a Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with a Holder (including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (ii) as part of a distribution, transfer or other disposition of shares of Company Common Stock to partners, limited liability company members or stockholders of a Holder;

4.2.7 Transfers to the Company’s or the Holder’s officers, directors, consultants or their affiliates;

4.2.8 Transfers to the Sponsor’s officers or directors, any affiliates or family members of any of the Sponsor’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor;

4.2.9 pledges of shares of Company Common Stock or other Registrable Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers) and any pledgee agrees to be subject to the Lock-Up;

4.2.10 Transfers by any member of the Sponsor to any other member of the Sponsor or such other member’s Permitted Transferees; and

4.2.11 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period provided, that in the case of any transfer or distribution pursuant to sections 4.2.2 through 4.2.10, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

ARTICLE V

INDEMNIFICATION AND CONTRIBUTION

5.1 Indemnification.

5.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

5.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

5.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

5.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to:                 ,                 , and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Prior to the expiration of the Lock-up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile, PDF and electronic signature counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

6.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.6 Other Registration Rights. The Company represents and warrants that no person, other than an Eligible Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. This Agreement supersedes the Prior Agreements.

6.7 Term. This Agreement shall terminate upon the earlier of (i) the fifth (5th ) anniversary of the date of this Agreement or (ii) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) provided that the rights of any Eligible Holder under Article II and III hereunder shall terminate when the Eligible Holder is permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

, a Delaware corporation

By:
Name:
Title: Chief Executive Officer

HOLDER:

OTR ACQUISITION SPONSOR LLC, a Delaware limited liability company

By:
Name:
Title: Managing Member

[COMERA EQUITYHOLDERS AND SPONSOR EQUITYHOLDERS TO BE ADDED]

[Signature Page to Registration Rights and Lock-Up Agreement]

SCHEDULE A

Sponsor Equityholders

None.

SCHEDULE B

All Comera Equityholders

[To include all holders of Comera equity securities at Closing]

SCHEDULE C

Eligible Comera Equityholders

Phoenix Venture Partners LP

The Soane Family Trust

James Sherblom

[Also to include (i) all Comera Equityholders that receive Company Common Stock in the Business Combination and are subject to the transfer restrictions in Rule 145 of the Securities Act because they were an Affiliate of Comera prior to the Closing and (ii) all Comera Equityholders that receive Company Common Stock in the Business Combination and are subject to Rule 144 of the Securities Act because they are Affiliates of the Company immediately following the Closing. “Affiliates” shall mean executive officers, directors and greater than 5% equityholders.]

Annex I

[HOLDCO LETTERHEAD]

[        ], 2022

OTR Acquisition Sponsor LLC

1395 Brickell Avenue, Suite 800

Miami, FL 33131

Attention: Nicholas Singer

Email: [●]

Re:    Board Observer Right

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) will confirm our agreement that OTR Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), shall be entitled to the following contractual board observer rights. Capitalized terms used but not defined in this Letter Agreement have the meanings given to such terms in the Business Combination Agreement, dated as of January 31, 2022, by and among OTR Acquisition Corp., a Delaware corporation, Comera Life Sciences Holdings, Inc., a Delaware corporation (“Holdco”), CLS Sub Merger 1 Corp., a Delaware corporation, CLS Sub Merger 2 Corp., a Delaware corporation, and Comera Life Sciences, Inc., a Delaware corporation.

1.

Board Observer Rights. For so long as William A. Wexler (the “Sponsor Board Nominee”) remains a member of the board of directors of Holdco (the “Board”), Sponsor shall have the right to designate one person (the “Observer”) to attend meetings of the Board and any committees thereof in a nonvoting observer capacity, subject to the terms hereof. As of the date of this Letter Agreement, the Observer shall be [            ].

a.

The Observer shall have the right, along with the members of the Board, to receive, and Holdco shall give to the Observer, notices of Board and committee meetings and copies of Board and committee presentations, consents and all other materials delivered to members of the Board or any committee thereof, as applicable; provided, however, that if the Observer does not, upon the request of Holdco, before attending any meetings of the Board or any committee thereof, execute and deliver to Holdco (i) an agreement, in form reasonably acceptable to Holdco and the Observer, to abide by all of Holdco’s policies applicable to members of the Board, and (ii) a confidentiality agreement, in form reasonably acceptable to Holdco and the Observer, then such Observer may be excluded from access to any materials, meetings, or portions thereof.

b.

The Observer will not have any right to vote at any meeting of the Board or any committee thereof. The Observer will have the right to consult with and advise management of Holdco on significant business issues. The Observer will be bound by all confidentiality duties that apply to members of the Board, including with respect to any materials to which the Observer is granted access.

c.

If upon the reasonable advice of the legal counsel of Holdco, the Board determines in good faith that the presence of the Observer at any Board or committee meeting, or the Observer’s access to any materials related to such Board or committee meeting, would waive attorney-client or similar legal privilege or violate applicable law or regulation, upon notice to the Observer regarding such meeting and such waiver or violation, the Observer shall (a) not be entitled to participate in and shall leave such meeting until such time as his or her presence would no longer result in such waiver or violation and/or (b) not be permitted access to such materials, as applicable.

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d.	Sponsor may, in its sole discretion, decline to appoint an Observer or elect not to continue to exercise its right to maintain an Observer at any time and from time to time following the date hereof.

e.

The Observer will be entitled to reimbursement by Holdco for reasonable out-of-pocket costs and expenses in attending meetings of the Board and any committees thereof, to the same extent as the members of the Board.

2.

Replacement. At any time, so long as the Sponsor Board Nominee continues to be a member of the Board, Sponsor shall be entitled to remove the Observer and appoint another person to serve as the Observer.

3.

No Fiduciary Duty. The parties agree that the Observer will not assume any fiduciary duty toward Holdco or its members, and Holdco acknowledges that the Observer will not be subject to any corporate opportunity doctrines, by virtue of the grant of observer rights to, or exercise of observer rights by, the Observer as set forth in this Letter Agreement.

4.	Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

5.	No Modification; Termination. This Letter Agreement may not be amended or otherwise modified without the prior written consent of the parties hereto.

6.

Miscellaneous. This Letter Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of the other party. Any attempted assignment in violation of this Section 6 shall be null and void. Each party hereby agrees that its respective covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Letter Agreement, and this Letter Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder or any rights to enforce any provision of this Letter Agreement, except that the Observer shall be a third-party beneficiary with respect to, and entitled to enforce, Section 3. This Letter Agreement may be executed in any number of counterparts (including by facsimile or electronic signature), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[Signature page follows]

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Please indicate your acceptance of the terms of this Letter Agreement by returning to Holdco executed counterparts hereof.

Very truly yours,

COMERA LIFE SCIENCES HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Board Observer Rights Letter Agreement]

ACCEPTED AND AGREED as of the date first written above:

OTR ACQUISITION SPONSOR LLC

By:
Name:
Title:

[Signature Page to Board Observer Rights Letter Agreement]